    As filed with the Securities and Exchange Commission on August 15, 1997
                                                     REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                         ------------------------------

                             CNA SURETY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          6331                         36-4144905
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
        Incorporation or          Classification Code Number)         Identification No.)
          Organization)

                                MARK C. VONNAHME
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CNA SURETY CORPORATION
                                   CNA PLAZA
                            CHICAGO, ILLINOIS 60685
                                 (312) 822-2000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                with copies to:

             David S. Stone, Esq.                        Mitchell L. Hollins, Esq.
   Seyfarth, Shaw, Fairweather & Geraldson                 Arthur J. Simon, Esq.
            55 East Monroe Street                      Sonnenschein Nath & Rosenthal
           Chicago, Illinois 60603                            8000 Sears Tower
                (312) 346-8000                            Chicago, Illinois 60603
                                                               (312) 876-8000

                         ------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC As soon as practicable following the effectiveness of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
TITLE OF EACH CLASS                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
OF SECURITIES TO BE                 AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING  AMOUNT OF REGISTRATION
REGISTERED                          REGISTERED(1)          UNIT(2)            PRICE(1)             FEE(1)(3)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
  per share.....................     16,784,371              N/A            $216,098,777            $43,220
==================================================================================================================

(1) CNA Surety Corporation is registering the number of shares of CNA Surety Common Stock issuable to holders of common stock of Capsure, including shares of Capsure Common Stock issuable prior to the Merger upon the exercise of outstanding Capsure Options. The shares held by certain Capsure stockholders being registered for reoffer hereunder are included within the shares being registered hereunder.
(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of $12.875 per share, the average of the high and low sale prices of Capsure Common Stock on August 14, 1997 on the New York Stock Exchange in accordance with Rule 457(c) under the Securities Act of 1933.
(3) Total fees of $39,863 have been previously paid in connection with the filing of a Proxy Statement/Prospectus on Schedule 14A. The remaining registration fee of $3,357 is being paid with this registration statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             CAPSURE HOLDINGS CORP.
                             CNA SURETY CORPORATION
                           PROXY STATEMENT/PROSPECTUS
                           -------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
             SHOWING LOCATIONS IN THE PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART 1 OF FORM S-4

                  FORM S-4 CAPTION                           CAPTION IN PROSPECTUS
                  ----------------                           ---------------------
 1.  Forepart of the Registration Statement and   Forepart of Registration Statement; Cross
     Outside Front Cover Page of Prospectus       Reference Sheet; Outside Front Cover Page.
 2.  Inside Front and Outside Back Cover Pages    Inside Front Cover Page; Available
     of Prospectus                                Information; Documents to Be Incorporated
                                                  By Reference; Table of Contents
 3.  Risk Factors, Ratio of Earnings to Fixed     Risk Factors; Summary; Selected
     Charges, and Other Information               Consolidated Financial Data -- CCC Surety
                                                  Operations; Selected Consolidated Financial
                                                  Data -- Capsure
 4.  Terms of the Transaction                     Summary; Introduction; The Merger; The
                                                  Reorganization Agreement and Other
                                                  Transaction Agreements; Amendment to
                                                  Capsure Certificate of Incorporation;
                                                  Description of CNA Surety Common Stock;
                                                  Comparison of Stockholder Rights
 5.  Pro Forma Financial Information              Summary; Unaudited Pro Forma Consolidated
                                                  Financial Information
 6.  Material Contracts with the Company Being    The Merger; The Reorganization Agreement
     Acquired                                     and Other Transaction Agreements
 7.  Additional Information Required for          Stockholders Registering Shares for Reoffer
     Reoffering by Persons and Parties Deemed to
     Be Underwriters
 8.  Interest of Named Experts and Counsel        Legal Matters; Experts
 9.  Disclosure of Commission Position on         Part II of Proxy Statement/Prospectus
     Indemnification for Securities Act           Indemnification of Officers and Directors
     Liabilities                                  and Undertakings
10.  Information With Respect to S-3 Registrants  Not Applicable
11.  Incorporation of Certain Information by      Not Applicable
     Reference
12.  Information With Respect to S-2 or S-3       Not Applicable
     Registrants
13.  Incorporation of Certain Information By      Not Applicable
     Reference

                  FORM S-4 CAPTION                           CAPTION IN PROSPECTUS
                  ----------------                           ---------------------
14.  Information With Respect to Registrants      Summary; Market for CNA Surety Stock;
     Other Than S-2 or S-3 Registrants            Description of CCC Surety Operations;
                                                  Selected Consolidated Financial Data -- CCC
                                                  Surety Operations; Management's Discussion
                                                  and Analysis of the Statements of Certain
                                                  Assets and Liabilities and the Statements
                                                  of Certain Revenues and Direct Operating
                                                  Expenses of the CCC Surety Operations;
                                                  Description of CNA Surety Common Stock;
                                                  Comparison of Stockholder Rights;
                                                  Management of CNA Surety; Financial
                                                  Statements
15.  Information With Respect to S-3 Companies    Documents to Be Incorporated by Reference;
                                                  Summary; Market for Capsure Common Stock;
                                                  Description of Capsure Business; Comparison
                                                  of Stockholder Rights; Experts
16.  Information With Respect to S-2 or           Not Applicable
     S-3 Companies
17.  Information With Respect to Companies Other  Not Applicable
     Than S-2 or S-3 Companies
18.  Information if Proxies, Consents or          Summary; Introduction; The Merger;
     Authorizations Are to Be Solicited           Amendment to Capsure Certificate of
                                                  Incorporation; Management of CNA Surety;
                                                  Security Ownership of Certain Beneficial
                                                  Owners and Management; Relationships and
                                                  Related Transactions
19.  Information if Proxies, Consents or          Not Applicable
     Authorizations Are Not to Be Solicited

                             CAPSURE HOLDINGS LOGO

                                AUGUST 15, 1997

Dear Stockholder:

     You are invited to attend a Special Meeting of stockholders of Capsure Holdings Corp. ("Capsure") on September 23, 1997 to consider and vote upon a proposal to merge Capsure and the surety business of CNA Financial Corporation ("CNAF") pursuant to a Reorganization Agreement, as amended and related agreements (the "Merger") described in the attached Proxy Statement/Prospectus. If the Merger is approved, you will also be asked to approve an amendment to Capsure's certificate of incorporation, deleting Article Twelfth, which was originally adopted in order to preserve Capsure's net operating tax loss carryforwards ("NOLs") by restricting the ownership or transfer of 5% or more of the outstanding capital stock of Capsure.

     Your Board of Directors has unanimously approved the Merger and supports this combination for several reasons. The Board believes the strategic fit of the respective businesses is very strong: the books of business are complementary with little overlap and the joining of Capsure's vast independent agent force with CNAF's 41 branches nationwide would create a highly competitive distribution network. Your Board is of the view that the new company's higher profile in the marketplace, greater underwriting capacity and other benefits of being the market leader represent a special opportunity for Capsure to more rapidly achieve its profit and growth objectives.

     Central also to your Board's positive view of the Merger are the reinsurance and administrative services agreements negotiated with CNAF for the benefit of the surviving corporation. These agreements are designed to provide continuing underwriting capacity, protect against adverse loss reserve development related to the CNAF surety reserves being transferred, and help preserve, through the year 2000, the profitability of the CNAF surety business being transferred in connection with the Merger. Finally, your Board expects Capsure's stockholders will be well served by the experienced management team of the combined operations and by the new board of CNA Surety Corporation ("CNA Surety"), a newly-formed public holding company for the combined operations. Three members of the CNA Surety board of directors will be Capsure designees.

     The proposed transaction would be accomplished through the Merger of Capsure with a wholly-owned subsidiary of CNA Surety. CNA Surety would be a new publicly-held company which Capsure expects will be listed on the New York Stock Exchange. Pursuant to the Reorganization Agreement, each outstanding share of Capsure would be exchanged, on a tax-free basis, for one share of CNA Surety (the "Exchange Ratio"). Following the Merger, Capsure's existing stockholders and option holders would own 38.25% of CNA Surety's outstanding shares and options, on a fully diluted basis, and CNAF, through its subsidiaries, would own the remaining 61.75%. The Reorganization Agreement provides for a post-closing adjustment to the number of shares of CNA Surety common stock held by a CNAF affiliate (the "Lookback Adjustment") if actual 1997 net written premiums of the CNAF surety operations and/or Capsure vary from certain targets. As a group, Capsure stockholders' relative ownership percentage of CNA Surety may be adjusted from 38.25% to between 36.47% and 46.13% of CNA Surety. Correspondingly, the CNAF affiliate's ultimate ownership of CNA Surety may be adjusted from 61.75% to between 53.87% and 63.53%. The Lookback Adjustment, if any, will be made on March 31, 1998, by either the surrender of shares of CNA Surety common stock by the CNAF affiliate or the issuance of additional shares of CNA Surety common stock to such CNAF affiliate, as the case may be. Because the Lookback Adjustment, if any, will be based upon the results of Capsure and CNA Surety for the year ending December 31, 1997, and will be effected on March 31, 1998, you will not know the ultimate percentage of the CNAF affiliate's ownership either at the time of the Special Meeting or the Merger.

     CNAF would also reinsure and contribute its surety business and certain assets to Capsure's insurance subsidiaries and would contribute capital to the combined insurance operations. Under the Reorganization Agreement, together with the transactions contemplated thereby applicable to the insurance subsidiaries, a total of $102.25 million would be contributed to the capital of the combined insurance operations, consisting of a $52.25 million cash contribution by CNAF and a contribution of the proceeds from $50 million of new borrowings by CNA Surety. When these amounts are considered with the $29 million ceding commission payable by CNA Surety to CNAF under one of the reinsurance agreements, the statutory surplus of the combined insurance operations would be increased by $73.25 million.

     If the Merger is approved, Capsure intends to declare a cash dividend to its stockholders in an aggregate amount equal to the sum of $3.5 million and $58,600 per day from and including June 1, 1997 to the closing of the Merger (the "Closing Dividend"). For example, if the Merger were to be consummated on September 30, 1997, it is anticipated that Capsure stockholders would receive a Closing Dividend of approximately $0.64 per share.

     CNAF's surety operations currently have a leading position in the commercial surety and contract bond market, particularly in the medium and large account segments. Together with Capsure's subsidiaries, Western Surety Company and Universal Surety of America, which specialize in small contract and commercial surety bonds, CNA Surety would be the largest surety company in the United States with the most diverse surety product line and the most extensive distribution system. Based on pro forma figures for 1996, CNA Surety would have approximately $235 million of net written premiums, strong underwriting margins and statutory surplus of approximately $122 million.

     In reaching its recommendation in support of the Merger, your Board considered many issues and risks relating to the Merger, including the significant limitation of Capsure's future utilization of its NOLs as a result of the Merger and the dilution to book value and tangible book value per share of Capsure stockholders. Based upon these and various other factors considered, your Board concluded that these and certain other risks related to the Merger are more than offset by the positive impact on earnings per share and the strategic and operational benefits that the Board believes will accrue to stockholders as a result of the Merger.

     In approving the Merger, your Board of Directors also received the opinion of Capsure's financial advisor, Smith Barney Inc., to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the Capsure stockholders.

     Capsure's Board of Directors recommends that you vote FOR the Merger and FOR the amendment to Capsure's certificate of incorporation.

     Your vote is important. Please date, sign and return promptly the enclosed proxy form whether or not you plan to attend the Special Meeting.

                                          Sincerely,

                                          Samuel Zell Signature
                                          Samuel Zell
                                          Chairman of the Board and
                                          Chief Executive Officer

                                          Bruce A. Esselborn Signature
                                          Bruce A. Esselborn
                                          President

                             CAPSURE HOLDINGS CORP.
                           TWO NORTH RIVERSIDE PLAZA
                            CHICAGO, ILLINOIS 60606
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A Special Meeting of stockholders of Capsure Holdings Corp., a Delaware corporation ("Capsure"), will be held at One North Franklin Street, 3rd floor, Chicago, Illinois on September 23, 1997 starting at 10:00 a.m. for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Reorganization Agreement, dated as of December 19, 1996 and amended as of July 14, 1997 (as amended, the "Reorganization Agreement") by and among Capsure, Continental Casualty Company, an Illinois corporation, and certain of its affiliates (collectively, "CCC"), CNA Surety Corporation, a Delaware corporation ("CNA Surety"), all of whose outstanding shares are owned by CCC, and Surety Acquisition Company, a Delaware corporation ("Acquisition"), and a wholly-owned subsidiary of CNA Surety, pursuant to which Acquisition will be merged with and into Capsure (the "Merger") following which Capsure will be the surviving corporation and a wholly-owned subsidiary of CNA Surety;

     2. If, and only if, the Reorganization Agreement and Merger are approved, to consider and vote upon a proposal to approve and adopt an amendment to Capsure's certificate of incorporation, deleting Article Twelfth (the "Amendment"), which was originally adopted in order to preserve Capsure's net operating tax loss carryforwards and restricts the ownership or transfer of 5% or more of the outstanding capital stock of Capsure; and

     3. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     In the event that a sufficient number of proxies or votes to obtain a quorum or to approve the above-referenced proposals have not been received by the date of the Special Meeting, then it is expected that the Special Meeting will be postponed or adjourned in order to permit additional solicitation of stockholder proxies or votes.

     Stockholders of record at the close of business on August 15, 1997 will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Approval of the Reorganization Agreement and Merger and the Amendment each require the affirmative vote of the holders of a majority of the outstanding shares of the Capsure common stock.

     THE BOARD OF DIRECTORS OF CAPSURE HAS UNANIMOUSLY APPROVED THE PROPOSALS TO APPROVE AND ADOPT THE REORGANIZATION AGREEMENT AND MERGER AND TO APPROVE AND ADOPT THE AMENDMENT AND RECOMMENDS THAT THE CAPSURE STOCKHOLDERS VOTE FOR THE PROPOSALS.

                                          By Order of the Board of Directors,

                                          Samuel Zell Signature
                                          Samuel Zell
                                          Chairman of the Board

Dated: August 15, 1997
                                   IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

                             CAPSURE HOLDINGS CORP.

                                PROXY STATEMENT
                     FOR SPECIAL MEETING OF STOCKHOLDERS OF
                             CAPSURE HOLDINGS CORP.
                        TO BE HELD ON SEPTEMBER 23, 1997
                            ------------------------

                             CNA SURETY CORPORATION
                                   PROSPECTUS
                            ------------------------

     This Proxy Statement/Prospectus is being furnished to holders of common stock of Capsure Holdings Corp., a Delaware corporation ("Capsure"), in connection with the solicitation of proxies by the board of directors of Capsure (the "Capsure Board") for use at the special meeting of Capsure stockholders (the "Special Meeting") and any adjournments or postponements thereof. The Special Meeting will be held on September 23, 1997 beginning at 10:00 a.m. Chicago time. This Proxy Statement/Prospectus is first being mailed to stockholders of Capsure on or about August 19, 1997.

     At the Special Meeting, the stockholders of Capsure will vote upon proposals to approve and adopt (i) the Reorganization Agreement, dated as of December 19, 1996 and amended as of July 14, 1997, by and among Continental Casualty Company, an Illinois corporation, and certain of its affiliates (collectively, "CCC"), CNA Surety Corporation, a Delaware corporation ("CNA Surety"), all of whose outstanding shares are owned by CCC, Surety Acquisition Company, a Delaware corporation ("Acquisition"), and a wholly-owned subsidiary of CNA Surety, and Capsure (as amended, the "Reorganization Agreement"), pursuant to which Acquisition will be merged with and into Capsure (the "Merger"), following which Capsure will be the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of CNA Surety; and (ii) if the Reorganization Agreement and Merger are adopted and approved, an amendment to Capsure's certificate of incorporation, deleting Article Twelfth (the "Amendment"), which was originally adopted in order to preserve Capsure's net operating tax loss carryforwards ("NOLs") and which restricts the ownership or transfer of 5% or more of the outstanding capital stock of Capsure. Approval and adoption of the Amendment is necessary for the consummation of the Merger. The Amendment will be presented to the Capsure stockholders only if the Reorganization Agreement and Merger have been approved and adopted by the Capsure stockholders at the Special Meeting.

     The proposed Merger will be tax-free to the Capsure stockholders, based upon the opinion of tax counsel to Capsure. Each outstanding share of common stock, par value $0.05, of Capsure (the "Capsure Common Stock") will be converted upon the effective time of the Merger (the "Effective Time") into the right to receive one (1) share (the "Exchange Ratio") of CNA Surety common stock, par value $0.01 per share (the "CNA Surety Common Stock"). As of July 31, 1997, an aggregate of up to 16,784,371 shares of CNA Surety Common Stock are being offered for exchange in the Merger. Upon the consummation of the Merger,
                                                        (Continued on next page)

     SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE VOTING UPON THE MATTERS DESCRIBED HEREIN.

     THE SHARES OF CNA SURETY COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is August 15, 1997.

(Continued from previous page)

Capsure stockholders and holders of options to purchase Capsure Common Stock (the "Capsure Options") will own, on a fully-diluted basis, 38.25% of the CNA Surety Common Stock and CCC will own 61.75% of the CNA Surety Common Stock. The Reorganization Agreement provides for a post-closing adjustment to the number of shares of CNA Surety common stock held by CCC (the "Lookback Adjustment") if actual 1997 net written premiums of the CCC Surety Operations and/or Capsure vary from certain targets. After giving effect to the Lookback Adjustment, as more fully described under "The Reorganization Agreement and Other Transaction Agreements -- Lookback Adjustment," the Capsure stockholders' ultimate percentage ownership of CNA Surety may be adjusted. The Capsure stockholders' relative ownership percentage of CNA Surety, as a group, may be adjusted from 38.25% to between 36.47% and 46.13% of CNA Surety. Correspondingly, CCC's ultimate ownership of CNA Surety may be adjusted from 61.75% to between 53.87% and 63.53%. The Lookback Adjustment, if any, will be made on March 31, 1998, by either the surrender of shares of CNA Surety Common Stock by CCC or the issuance of additional shares of CNA Surety Common Stock to CCC, as the case may be. Because the Lookback Adjustment, if any, will be based upon the results of Capsure and CNA Surety for the year ending December 31, 1997 and will be effected on March 31, 1998, Capsure stockholders will not know the ultimate percentage of CCC's ownership either at the time of the Special Meeting or the Merger. The CNA Surety Common Stock will be listed for trading on the New York Stock Exchange ("NYSE") under the symbol SUR, subject to notice of issuance to the NYSE. As of August 5, 1997, the last reported sale price of the Capsure Common Stock on the NYSE was $13 5/16.

     This Proxy Statement/Prospectus also constitutes the prospectus of the Selling Stockholders (as hereinafter defined). CNA Surety will not receive any proceeds from the sale by the Selling Stockholders of the shares of CNA Surety Common Stock registered for reoffer pursuant to this Proxy Statement/Prospectus. See "Stockholders Registering Shares for Reoffer."

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CCC, CNA SURETY OR CAPSURE SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES THEREOF. IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD IN WHICH THIS PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY.

                             AVAILABLE INFORMATION

     Capsure is, and after consummation of the Merger, CNA Surety will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith Capsure files, or CNA Surety will file, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. This material also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Certain information and reports are also available electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval system database, which can be accessed through the Commission's website located at http://www.sec.gov.

     After consummation of the Merger, Capsure will no longer file reports, proxy statements or other information with the Commission. Instead, such information would be provided, to the extent required, in filings made by CNA Surety.

     CNA Surety has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of CNA Surety Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus constitutes the Prospectus of CNA Surety filed as part of the Registration Statement relating to the shares of CNA Surety Common Stock to be issued to Capsure's stockholders in connection with the consummation of the Merger.

     This Proxy Statement/Prospectus does not contain all of the information contained in the Registration Statement filed with the Commission by CNA Surety in connection with the offering of the shares of CNA Surety Common Stock to be issued and exchanged in the Merger, certain portions of which have been omitted in accordance with the Commission's rules and regulations. Such additional information is available for inspection and copying at the offices of the Commission.

     All information in this Proxy Statement/Prospectus concerning CNA Surety has been furnished by CNA Surety, and in certain instances, by CNA Financial Corporation ("CNAF") and CCC, and all information concerning Capsure and its subsidiaries has been furnished by Capsure. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or document are not necessarily complete and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference herein or therein.

     Cautionary Statement Regarding Forward-Looking Information.

     When used in this Proxy Statement/Prospectus, the words "estimate," "targets," "project," "intend," "expect," and similar expressions are intended to identify forward-looking statements. In addition, certain sections of this Proxy Statement/Prospectus refer to financial forecasts for Capsure and CNA Surety which include projected earnings and other forecasted operating data and include forward-looking information. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements. Neither CNAF, CNA Surety, CCC nor Capsure undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                   DOCUMENTS TO BE INCORPORATED BY REFERENCE

     The following documents previously filed by Capsure with the Commission under the Exchange Act are incorporated herein by reference:

     Capsure's Annual Report on Form 10-K/A for the year ended December 31,
1996;

     Capsure's Quarterly Report on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997; and

     Capsure's Current Report on Form 8-K, dated July 16, 1997.

     All documents filed by Capsure pursuant to Sections 12(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to September 22, 1997, shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement/Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Proxy Statement/Prospectus by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available, upon request, in the case of documents relating to Capsure, from Capsure Holdings Corp., Two North Riverside Plaza, Chicago, Illinois 60606, attention: Susan Obuchowski, secretary; telephone number (312) 466-4010; and in the case of documents relating to CNA Surety at CNA Plaza, Chicago, Illinois 60685, attention: Roger Morris; telephone number (312) 822-4195. In order to ensure timely delivery of the documents, any request should be made by September 18, 1997.

                               TABLE OF CONTENTS

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AVAILABLE INFORMATION.......................................      3
DOCUMENTS TO BE INCORPORATED BY REFERENCE...................      4
SUMMARY.....................................................      9
     The Companies..........................................      9
     The Proposed Merger....................................      9
     The Amendment..........................................     10
     The Special Meeting....................................     10
     The Reorganization Agreement...........................     10
     Certain Other Agreements...............................     13
     Tax Consequences to Holders of Capsure Common Stock....     14
     Accounting Treatment...................................     14
     Recommendations of the Capsure Board of Directors......     14
     Opinion of Capsure's Financial Advisor.................     14
     CNA Surety Securities to be Issued.....................     14
     Dissenters' Rights.....................................     14
     Regulatory Filings and Approvals.......................     14
     Risk Factors...........................................     15
     Interest of Certain Persons in the Transaction;
      Severance Benefits; Retention and Transaction
      Arrangements..........................................     15
     Stockholders Registering Shares for Reoffer............     15
     Selected Consolidated Financial Data -- Capsure........     16
     Selected Consolidated Financial Data -- CCC Surety
      Operations............................................     17
     Comparative Pro Forma Consolidated Financial Data......     18
     CNA Surety Merger Strategy.............................     18
     Market for Common Stock................................     19
     Dividends..............................................     19
RISK FACTORS................................................     20
     Integration of the Companies...........................     20
     Controlling Stockholder; Conflict of Interest..........     20
     Immediate Dilution to Stockholders.....................     21
     Holding Company Structure..............................     21
     No Prior Public Market for CNA Surety Common Stock;
      Possible Volatility of Stock Price....................     21
     Shares Eligible for Future Sale........................     22
     Failure to Obtain Consents of Certain Governmental
      Authorities...........................................     22
     Competition and Other Factors..........................     22
     Susceptibility to Changes in Interest Rates and General
      Economic Conditions...................................     22
     Issuance of Preferred Stock............................     23
     Change-in-Control Restrictions.........................     23
     Insurance Ratings......................................     23
     Adequacy of Reserves...................................     24
     Investment Portfolio; Absence of Historical Investment
      Results...............................................     24
     Regulation.............................................     24
     Adverse Legislation....................................     25
INTRODUCTION................................................     26
     General................................................     26
     The Special Meeting....................................     26
     Solicitation, Voting and Revocability of Proxies.......     26
     Recommendation of the Capsure Board....................     28
     Proxy Solicitation.....................................     28

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     Conversion of Shares; Exchange of Stock Certificates...     28
THE MERGER..................................................     29
     Background and Reasons for the Merger..................     29
     Opinion of Capsure's Financial Advisor.................     33
     Certain Federal Income Tax Consequences to Capsure and
      Its Stockholders......................................     37
     Accounting Treatment...................................     38
     Interest of Certain Persons in the Transaction;
      Severance Benefits; Retention and Transaction
      Arrangements..........................................     39
     Certain Regulatory Filings and Approvals...............     40
     NYSE Listing of CNA Surety Common Stock................     41
     Federal Securities Law Consequences....................     41
     Dissenters' Rights.....................................     41
THE REORGANIZATION AGREEMENT AND OTHER TRANSACTION
  AGREEMENTS................................................     42
     The Merger.............................................     42
     Exchange of Capsure Common Stock for CNA Surety Common
      Stock.................................................     42
     Lookback Adjustment....................................     43
     Effective Time.........................................     45
     Terms and Conditions of the Merger.....................     45
     Representations and Warranties.........................     46
     Certain Covenants......................................     46
     No Solicitation........................................     48
     Termination............................................     49
     Termination Fees.......................................     49
     CCC Restrictions.......................................     49
     Closing Dividend.......................................     50
     Reinsurance Agreements and Services and Indemnity
      Agreement.............................................     50
     Administrative Services Agreement......................     52
     Voting Agreement.......................................     52
     Registration Rights Agreement..........................     53
AMENDMENT TO CAPSURE CERTIFICATE OF INCORPORATION...........     54
     Proposed Amendment and Reasons Therefor................     54
MARKET FOR CAPSURE COMMON STOCK.............................     55
     Dividend Policy........................................     55
MARKET FOR CNA SURETY COMMON STOCK..........................     56
     Dividend Policy........................................     56
DESCRIPTION OF CCC SURETY OPERATIONS........................     57
     General................................................     57
     Products...............................................     57
     Marketing..............................................     60
     Underwriting...........................................     61
     Competition............................................     61
     Regulation.............................................     61
     Reinsurance............................................     62
     Employee Relations.....................................     62
     Properties.............................................     62
     Loss Reserve Development...............................     62
     Asbestos and Environmental Claims......................     64
     Investments............................................     64
     A.M. Best Rating.......................................     64

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SELECTED FINANCIAL DATA -- CCC SURETY OPERATIONS............     65
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE STATEMENTS OF
  CERTAIN ASSETS AND LIABILITIES AND THE STATEMENTS OF
  CERTAIN REVENUES AND DIRECT OPERATING EXPENSES OF THE CCC
  SURETY OPERATIONS.........................................     66
     Background.............................................     66
     Basis of Financial Data Presented......................     66
     Results of Operations -- Years Ended December 31, 1996,
      1995 and 1994.........................................     66
     Premiums Written.......................................     66
     Operating Results......................................     68
     Interim Results of Operations -- Three and Six Months
      Ended June 30, 1997 and 1996..........................     69
     Premiums Written.......................................     69
     Operating Results......................................     70
     Loss and LAE Reserves..................................     71
     Liquidity and Capital Resources........................     72
DESCRIPTION OF CAPSURE BUSINESS.............................     73
DESCRIPTION OF CNA SURETY...................................     74
     CNA Surety Merger Strategy.............................     74
     Liquidity and Capital Resources........................     75
     Investments............................................     76
     A.M. Best Rating.......................................     76
     Reinsurance............................................     76
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......     78
     Basis of Preparation...................................     78
     Purchase Accounting....................................     78
     Limitations and Instructions...........................     78
     CNA Surety Pro Forma Condensed Consolidated Balance
      Sheet.................................................     79
     CNA Surety Pro Forma Condensed Statement of
      Consolidated Operations...............................     80
     Notes to Unaudited Pro Forma Consolidated Financial
      Information...........................................     82
DESCRIPTION OF CNA SURETY COMMON STOCK......................     89
     CNA Surety Common Stock................................     89
     CNA Surety Preferred Stock.............................     89
     Voting Rights..........................................     89
     Absence of Preemptive and Conversion Rights............     89
     NYSE Listing of CNA Surety Common Stock................     89
     Registrar and Exchange Agent...........................     89
COMPARISON OF STOCKHOLDER RIGHTS............................     89
     Special Meetings of Stockholders.......................     89
     Supermajority Voting Provisions........................     90
MANAGEMENT OF CNA SURETY....................................     91
     Directors and Executive Officers.......................     91
     Director Compensation..................................     93
     Committees of the CNA Surety Board.....................     93
     Executive Compensation Arrangements....................     93
     Limitation of Liability and Indemnification Matters....     94
     CNA Surety Option Plan.................................     94
     Other Plans............................................     95

                                        7
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     96
     Security Ownership of Beneficial Owners of Capsure
      Common Stock..........................................     96
     Security Ownership of Capsure Management...............     96
     Security Ownership of Beneficial Owners of CNA Surety
      Common Stock..........................................     98
STOCKHOLDERS REGISTERING SHARES FOR REOFFER.................     99
RELATIONSHIPS AND RELATED TRANSACTIONS......................     99
     Employment Contracts and Termination Of Employment and
      Change of Control Arrangements........................     99
     Certain Relationships and Related Transactions.........    100
LEGAL MATTERS...............................................    100
EXPERTS.....................................................    100
OTHER MATTERS...............................................    100
GLOSSARY OF SELECTED INSURANCE TERMS........................    101
APPENDICES
          APPENDIX A -- Reorganization Agreement, as amended
          APPENDIX B -- Smith Barney Inc. Opinion
          APPENDIX C -- Mayer, Brown & Platt Tax Opinion
          APPENDIX D -- CCC Surety Operations Financial
          Statements
          APPENDIX E -- Voting Agreement

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Stockholders of Capsure are urged to review this entire Proxy Statement/Prospectus carefully, including the Appendices hereto and such other documents incorporated herein. Cross-references in this Summary refer to indicated captions or portions of this Proxy Statement/Prospectus.

THE COMPANIES

     Capsure. Capsure provides principally small contract and commercial surety and fidelity bond insurance products through its insurance subsidiaries: Western Surety Company, a South Dakota insurance corporation ("Western Surety"), Universal Surety of America, a Texas insurance corporation ("USA"), and Surety Bonding Company of America, a South Dakota insurance corporation ("SBCA", and collectively with Western Surety and USA, the "Insurance Subsidiaries"). The mailing address of Capsure's principal executive offices is Two North Riverside Plaza, Chicago, Illinois 60606; its telephone number is (312) 879-1900. See "Description of Capsure Business."

     CCC. CCC and certain of its affiliates, primarily property/casualty insurers, are direct or indirect wholly-owned subsidiaries of CNAF. The CCC Surety Operations (as defined in "Description of CCC Surety Operations") are conducted principally through CCC. The mailing address of CCC's principal executive offices is CNA Plaza, Chicago, Illinois 60685; its telephone number is
(312) 822-4915. See "Description of CCC Surety Operations."

     CNA Surety. CNA Surety is a newly-formed subsidiary of CCC that has not conducted any business activities to date. The mailing address of CNA Surety's principal executive offices is CNA Plaza, Chicago, Illinois 60685; its telephone number is (312) 822-4915. See "Description of CNA Surety."

     Acquisition. Acquisition is a newly-formed and wholly-owned subsidiary of CNA Surety that has not conducted any business activities to date. Acquisition will be merged with and into Capsure and will cease to exist following the Merger. As used hereinafter, references to CNA Surety shall mean CNA Surety and Acquisition.

THE PROPOSED MERGER

     This Proxy Statement/Prospectus relates to the Special Meeting at which the Capsure stockholders will vote upon the principal terms of the proposed Merger of Acquisition with and into Capsure, pursuant to the Reorganization Agreement (Proposal Number 1). Following the Merger, Capsure will become a wholly-owned subsidiary of CNA Surety. See "The Merger" and "The Reorganization Agreement and Other Transaction Agreements."

     At the Effective Time, each outstanding share of Capsure Common Stock will be converted into the right to receive one share of CNA Surety Common Stock. As a result of the Merger, holders of Capsure Common Stock and Capsure Options will own, on a fully-diluted basis (assuming exercise and exchange of all outstanding Capsure Options), 38.25% of the CNA Surety Common Stock and CCC will own 61.75% of the shares of CNA Surety Common Stock, subject to the Lookback Adjustment. See "The Reorganization Agreement and Other Transaction Agreements -- Lookback Adjustment."

     Capsure intends to declare a cash dividend, conditioned upon consummation of the Merger, to its stockholders of record prior to the Effective Time, payable as soon as practicable thereafter (the "Closing Dividend"). The Closing Dividend shall be an aggregate amount equal to the sum of $3.5 million and $58,600 per day from and including June 1, 1997 through and including the day immediately preceding the Effective Time. For example, if the Merger were to be consummated on September 30, 1997, the aggregate amount of the Closing Dividend would be $10.6 million. Assuming that there were 16,652,485 shares of Capsure Common Stock outstanding (which includes the assumed exercise of 802,240 vested Capsure Options) on the record date of the Closing Dividend, the Capsure stockholders would receive a Closing Dividend of $0.64 per share. See "The Reorganization Agreement and Other Transaction Agreements -- Closing Dividend."

     Under the terms of the Reorganization Agreement, three Capsure-nominated members will sit on the CNA Surety board of directors ("CNA Surety Board") until the 1999 annual meeting of CNA Surety stockholders. See "The Reorganization Agreement and Other Transaction Agreements -- Certain Covenants."

     CNA Surety will provide a stock option plan for holders of Capsure Options as of the date of the Merger, in order to provide for the termination of the Capsure Options in exchange for options to purchase CNA Surety Common Stock ("CNA Surety Options"), which will provide rights and benefits similar to those held currently by holders of Capsure Options. See "Management of CNA Surety -- CNA Surety Option Plan."

THE AMENDMENT

     If, and only if, the Reorganization Agreement and Merger are approved by Capsure stockholders at the Special Meeting, the Capsure stockholders will also be asked to approve the Amendment deleting, in its entirety, Article Twelfth from Capsure's certificate of incorporation (Proposal Number 2). This provision was originally adopted in order to preserve Capsure's NOLs and restricts the ownership or transfer of 5% or more of the outstanding shares of Capsure Common Stock. Approval of the Amendment is necessary to consummate the Merger. See "Amendment to Capsure Certificate of Incorporation."

THE SPECIAL MEETING

     At the Special Meeting, holders of Capsure Common Stock will vote on a proposal to approve the terms of the Reorganization Agreement and Merger and the Amendment. The Special Meeting will be held at One North Franklin Street, 3rd floor, Chicago, Illinois on September 23, 1997 beginning at 10:00 a.m. Chicago time.

     Record Date; Shares Entitled to Vote

     Holders of record of Capsure Common Stock at the close of business on August 15, 1997, (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. Each outstanding share of Capsure Common Stock is entitled to one vote at the Special Meeting.

     Vote Required

     The affirmative vote of the holders of a majority of the outstanding shares of Capsure Common Stock is required for the approval of the Reorganization Agreement and Merger and the Amendment. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Capsure Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. See also "The Reorganization Agreement and Other Transaction Agreements -- The Voting Agreement."

THE REORGANIZATION AGREEMENT

     General

     The Reorganization Agreement, together with the transactions contemplated thereunder, provides, among other things, for (i) the Merger of Acquisition with Capsure, which will result in Capsure, as the Surviving Corporation of the Merger, becoming a wholly-owned subsidiary of CNA Surety; (ii) the contribution and the simultaneous cession of the CCC Surety Operations to the Insurance Subsidiaries; and (iii) the contribution of funds to the Insurance Subsidiaries, all of which will result in an increase of $73.25 million in the statutory surplus of the Insurance Subsidiaries, of which $50 million is to be funded from bank borrowings by CNA Surety. See "The Reorganization Agreement and Other Transaction Agreements -- Certain Covenants" and "Description of CNA Surety -- Liquidity and Capital Resources."

     Conversion of Capsure Common Stock

     Upon consummation of the Merger and in accordance with the Exchange Ratio, each outstanding share of Capsure Common Stock will be converted into one share of CNA Surety Common Stock. See "The Reorganization Agreement and Other Transaction Agreements -- Exchange of Capsure Common Stock for CNA Surety Common Stock." For a description of the CNA Surety Common Stock, see "Description of CNA Surety Common Stock." For a summary of the principal differences between the rights of holders of CNA Surety Common Stock and Capsure Common Stock, see "Comparison of Stockholder Rights."

     Outstanding Capsure Options

     Pursuant to the Reorganization Agreement, Capsure Options outstanding and unexercised as of the Effective Time shall be terminated and exchanged on a one-for-one basis for CNA Surety Options which will carry rights and benefits similar to those held currently by holders of Capsure Options. See "Management of CNA Surety -- CNA Surety Option Plan."

     AT THE EFFECTIVE TIME, EACH CERTIFICATE REPRESENTING SHARES OF CAPSURE COMMON STOCK SHALL, WITHOUT ANY ACTION ON THE PART OF THE HOLDER THEREOF, BE DEEMED TO REPRESENT AN EQUIVALENT NUMBER OF SHARES OF CNA SURETY COMMON STOCK. HOLDERS OF CAPSURE COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING CAPSURE COMMON STOCK WITH THE ENCLOSED PROXY CARD.

     Promptly after the Effective Time, a letter of transmittal and instructions will be mailed to each person who was a holder of Capsure Common Stock immediately prior to the Effective Time.

     Conditions to the Merger

     The obligations of Capsure and CNA Surety to consummate the Merger are subject to the fulfillment of various conditions, including, among others: (i) approval by the Capsure stockholders of the Reorganization Agreement, the Merger, the Amendment and the other transactions contemplated under the Reorganization Agreement; (ii) absence of any order, decree, ruling or other action restraining or otherwise prohibiting the Merger or any of the other transactions contemplated by the Reorganization Agreement; (iii) receipt of all requisite regulatory approvals, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) listing of the CNA Surety Common Stock on the NYSE, subject only to official notice of issuance; (v) receipt of opinions of tax counsel as to the tax-free treatment of the Merger and exchange of shares; (vi) maintenance by Western Surety and USA of their respective ratings by A.M. Best & Company, Inc. ("A.M. Best") of "A" or better from the date of the Reorganization Agreement to one day immediately prior to the Closing Date; and (vii) declaration of the Registration Statement, of which this Proxy Statement/Prospectus is a part, as effective by the Commission. See The Reorganization Agreement and Other Transaction Agreements -- Terms and Conditions of the Merger."

     CCC Restrictions

     In order to further assure a complete transfer to the Surviving Corporation of the CCC Surety Operations, CCC will direct any inquiries or requests that it may receive for any surety products to the Insurance Subsidiaries. Further, CCC will cede to the Insurance Subsidiaries after the Closing Date any bonds or policies relating to the CCC Surety Operations that for any reason should have been, but were not, transferred to the Insurance Subsidiaries as of the Closing Date. In addition, CCC will not restrict the Insurance Subsidiaries from entering into any new lines of business. See "The Reorganization Agreement and Other Transaction Agreements -- CCC Restrictions."

     No Solicitation

     The Reorganization Agreement provides that neither Capsure nor its subsidiaries will authorize its officers and directors to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock involving a change of control or similar transaction involving Capsure (collectively, an "Acquisition Proposal"). The Capsure Board, however, is entitled to furnish information to, or enter into discussions or negotiations with, any person or entity that makes an Acquisition Proposal if the Capsure Board, after consultation with its legal counsel, determines that such action is necessary for the Capsure Board to comply with its fiduciary duties to Capsure's stockholders under applicable law. Capsure will notify CCC if any such inquiries or proposals are received.

     Termination

     The Reorganization Agreement may be terminated by either Capsure or CCC if the Merger has not been consummated on or before September 30, 1997. In addition, the Reorganization Agreement is subject to termination if: (i) the Reorganization Agreement and the Merger are not approved by the Capsure stockholders at the Special Meeting; (ii) any court or government body shall have issued a final order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; or (iii) Capsure and CCC mutually consent to such termination.

     CCC may terminate the Reorganization Agreement if: (i) there exists a material breach of any representation, warranty, covenant, agreement or obligation by Capsure in the performance of any of its obligations under the Reorganization Agreement, or by Equity Capsure Limited Partnership, an Illinois limited partnership (the "Major Stockholder"), under the Voting Agreement, and any such breach is not cured within 15 business days after notice of such breach; or (ii) if Capsure has entered into an agreement providing for an Acquisition Proposal or the Capsure Board withdraws its recommendation of the Reorganization Agreement or the Merger.

     Capsure may terminate the Merger Agreement if there exists a material breach of any representation, warranty, covenant, agreement or obligation by CCC or CNA Surety in the performance of any of their obligations under the Reorganization Agreement, and any such breach is not cured within 15 business days after notice of such breach. See "The Reorganization Agreement and Other Transaction Agreements -- Termination."

     Termination Fees

     If a termination occurs due to (i) a material breach of the Reorganization Agreement by Capsure or (ii) Capsure entering into an agreement providing for an Acquisition Proposal, the Capsure Board withdrawing its recommendation of the Reorganization Agreement or the Merger, or the Capsure Board recommending any of the above actions, then Capsure will pay liquidated damages of $750,000 to CCC. If a termination occurs due to a material breach of the Reorganization Agreement by CCC or CNA Surety, CCC will pay liquidated damages of $750,000 to Capsure.

     In addition, Capsure has agreed, under certain limited circumstances relating to the acceptance of an Acquisition Proposal or a successful tender offer within specified 12-month time periods, to pay $4.25 million to CCC. CCC also has agreed to pay $4.25 million to Capsure if CCC terminates the Reorganization Agreement in breach of its obligations under the Reorganization Agreement and then enters into an agreement for the merger, consolidation, business combination or sale of its surety business within 12 months of such termination. See "The Reorganization Agreement and Other Transaction Agreements -- Termination Fees."

     Lookback Adjustment

     The Reorganization Agreement provides for a post-closing adjustment to the number of shares of CNA Surety Common Stock held by CCC (the "Lookback Adjustment") if actual 1997 net written premiums of the CCC Surety Operations and/or of Capsure vary from certain targets. The Lookback Adjustment, if any, will be made on March 31, 1998, by either the surrender of shares of CNA Surety Common Stock by CCC to CNA Surety or the issuance by CNA Surety of additional shares of CNA Surety Common Stock to CCC, as the case may be. As described under "The Reorganization Agreement and Other Transaction Agreements -- Lookback Adjustment", the Capsure stockholders' ultimate percentage ownership of CNA Surety may be adjusted. The Capsure stockholders' relative ownership percentage of CNA Surety may be adjusted from 38.25% to between 36.47% and 46.13% of CNA Surety. Correspondingly, CCC's ultimate ownership of CNA Surety may be adjusted from 61.75% to between 53.87% and 63.53%. The Lookback Adjustment, if any, will be made on March 31, 1998, by either the surrender of shares of CNA Surety Common Stock by CCC or the issuance of additional shares of CNA Surety Common Stock to CCC, as the case may be. Because the Lookback Adjustment, if any, will be based upon the results of Capsure and CNA Surety for the year ending December 31, 1997 and will be effected on March 31, 1998, Capsure stockholders will not know the ultimate percentage of CCC's ownership either at the time of the Special Meeting or the Merger.

CERTAIN OTHER AGREEMENTS

     Reinsurance Agreements and the Services and Indemnity Agreement

     The Surety Quota Share Treaty, the Aggregate Stop Loss Reinsurance Contract and the Surety Excess of Loss Reinsurance Contract (collectively, the "Reinsurance Agreements"), together with the Services and Indemnity Agreement, provide CNA Surety and the Insurance Subsidiaries with certain ongoing financial assurances. These agreements are designed to provide continuing underwriting capacity, protect against adverse loss reserve development related to the CCC surety reserves being transferred, and help preserve, through the year 2000, the profitability of the CCC Surety Operations and certain additional accounts. The Reinsurance Agreements, together with the Services and Indemnity Agreement, also effect the transfer of the CCC Surety Operations to the Insurance Subsidiaries.

     From an operational standpoint, the Services and Indemnity Agreement provides the Insurance Subsidiaries with the authority to perform various administrative, underwriting, claims and management functions relating to the operations of the transferred CCC Surety Operations. See "The Reorganization Agreement and Other Transaction Agreements -- Reinsurance Agreements and Services and Indemnity Agreement."

     Administrative Services Agreement

     Pursuant to the Administrative Services Agreement, for a period of three years following the Effective Time, CCC will (i) lease to CNA Surety the real and personal property used by CCC in the CCC Surety Operations prior to the Merger and (ii) offer to provide to CNA Surety various services presently performed by CCC, including telecommunications, computer access and support, marketing, strategic management and direction, investment advice and various other business services, at rates no more than the amounts currently charged to the CCC Surety Operations, subject to inflationary increases. The Administrative Services Agreement also provides CNA Surety an option at the end of three years to purchase the personal property CNA Surety leases from CCC for $1.

     Voting Agreement

     The Major Stockholder, the president of Capsure and a director of Capsure entered into a voting agreement (the "Voting Agreement") with CCC on December 19, 1996 pursuant to which such persons agreed to vote all shares of Capsure Common Stock that they beneficially own or may own on the Record Date in favor of the Reorganization Agreement and Merger and against any competing Acquisition Proposals. Subsequent to the execution of the Voting Agreement, the Major Stockholder distributed 486,760 shares of Capsure Common Stock to one of its limited partners, which in turn, transferred such shares to a charitable foundation. The charitable foundation has agreed to be bound by the terms of the Voting Agreement. As of the Record Date, an aggregate of 4,114,629 shares of Capsure Common Stock, representing approximately 26% of the outstanding shares, were subject to the Voting Agreement. See "The Reorganization Agreement and Other Transaction Agreements -- Voting Agreement."

     Registration Rights Agreement

     As of the Effective Time and as a condition to Capsure's obligation to effect the Merger, CCC and the Major Stockholder will enter into the Registration Rights Agreement pursuant to which the Major Stockholder and certain of its permitted assigns, including the charitable foundation referenced above, will have, subject to certain conditions, certain rights to require CNA Surety to register for sale all or any portion of the shares of CNA Surety Common Stock owned by the Major Stockholder. See "The Reorganization Agreement and Other Transaction Agreements -- Registration Rights Agreement."

TAX CONSEQUENCES TO HOLDERS OF CAPSURE COMMON STOCK

     No gain or loss will be recognized by a Capsure stockholder in connection with the exchange of Capsure Common Stock for CNA Surety Common Stock. See "The Merger -- Certain Federal Income Tax Consequences to Capsure and Its Stockholders."

ACCOUNTING TREATMENT

     For financial reporting purposes, the Merger will be accounted for using the purchase method of accounting. See "The Merger -- Accounting Treatment."

RECOMMENDATIONS OF THE CAPSURE BOARD OF DIRECTORS

     The Capsure Board has unanimously approved the Reorganization Agreement and Merger and the Amendment. THE CAPSURE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE REORGANIZATION AGREEMENT AND MERGER AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE AMENDMENT. See "The Merger -- Background and Reasons for the Merger" for a discussion of the factors considered by the Capsure Board.

OPINION OF CAPSURE'S FINANCIAL ADVISOR

     Smith Barney Inc. ("Smith Barney"), Capsure's financial advisor, has delivered to the Capsure Board a written opinion dated July 14, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Capsure Common Stock. The full text of the written opinion of Smith Barney dated July 14, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed to the Capsure Board and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. See "The Merger -- Opinion of Capsure's Financial Advisor."

CNA SURETY SECURITIES TO BE ISSUED

     In connection with the Merger, CNA Surety will issue shares of CNA Surety Common Stock to holders of Capsure Common Stock in exchange for their shares of Capsure Common Stock. The CNA Surety Common Stock will have rights similar to those of the Capsure Common Stock. See "Description of CNA Surety Common Stock" and "Comparison of Stockholder Rights."

DISSENTERS' RIGHTS

     Holders of Capsure Common Stock are not entitled to dissenters' rights or appraisal rights in connection with the Merger. See "The Merger -- Dissenters' Rights."

REGULATORY FILINGS AND APPROVALS

     The Merger is subject to the approvals of the South Dakota Department of Commerce and Regulation -- Division of Insurance (the "South Dakota Department") and the Texas Department of Insurance (the "Texas Department"). The filings with both the South Dakota and Texas Departments have been made and must be approved prior to the Merger. Pursuant to the request of the Insurance Commissioner of the State of California ("California Commissioner"), CNA Surety has filed an application seeking the consent of the

California Commissioner for the proposed Merger and transfer of the CCC Surety Operations in connection with the Merger.

     Certain acquisition transactions, such as the Merger, are reviewed by the Antitrust Division of the United States Department of Justice (the "Justice Department") and the Federal Trade Commission (the "FTC") to determine whether or not such transactions comply with applicable antitrust laws. Capsure and CCC have filed Pre-Merger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the FTC and have received notice of early termination of the waiting period requirements. See "The Merger -- Certain Regulatory Filings and Approvals."

RISK FACTORS

     In connection with the determination to approve the Reorganization Agreement and Merger, stockholders should evaluate certain risk factors associated with the Merger and related transactions, beginning on page 20. The principal risk factors related to the Merger include (i) integration of the companies, (ii) controlling stockholder and conflict of interest, (iii) immediate dilution to Capsure stockholders, (iv) no prior public market for CNA Surety Common Stock and possible volatility of stock price, (v) holding company structure and (vi) shares eligible for future sale. See "Risk Factors."

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION; SEVERANCE BENEFITS; RETENTION AND TRANSACTION ARRANGEMENTS

     In connection with its possible sale or merger, Capsure developed a plan pursuant to which Capsure would provide severance benefits and transaction or retention bonuses to certain officers and employees of Capsure and its subsidiaries (the "Severance/Retention Plan"). Under the Severance/Retention Plan or pursuant to existing employment contracts, Capsure expects to make cash severance payments of $1.15 million to Bruce A. Esselborn, president, $630,000 to Mary Jane Robertson, chief financial officer, and $255,000 to Ronald D. Bobman, vice president -- mergers and acquisitions, of Capsure, in connection with the termination of their employment upon consummation of the Merger. Eight other Capsure employees are entitled to cash severance payments from Capsure in the aggregate amount of approximately $121,000 in the event of their termination of employment.

     The Severance/Retention Plan also provides for the payment by Capsure of transaction and retention bonuses. Transaction bonuses will be payable or have already been paid to the following officers of Capsure and executive officers of its subsidiaries: Mr. Esselborn -- $581,250, Ms. Robertson -- $337,500, Mr. Bobman -- $170,000, John S. Heneghan, vice president -- controller of Capsure -- $71,250, Stephen T. Pate, president of Western Surety -- $312,500 and John T. Knox, Jr., president of USA -- $250,000. Transaction and retention bonuses in the aggregate amount of approximately $776,000 will be payable to approximately 80 additional employees of Capsure and its subsidiaries upon consummation of the Merger. See "The Merger -- Interest of Certain Persons in the Transaction; Severance Benefits, Retention and Transaction Arrangements."

STOCKHOLDERS REGISTERING SHARES FOR REOFFER

     A limited number of shares of CNA Surety Common Stock received in the Merger in exchange for shares of Capsure Common Stock by an officer and certain directors of Capsure, none of whom will continue with CNA Surety following the Merger, (the "Selling Stockholders") will be registered for sale pursuant to this Proxy Statement/Prospectus. The registration of such shares of CNA Surety Common Stock for sale under this Proxy Statement/Prospectus removes the restrictions upon sale imposed by Rule 145 of the Securities Act and permits the Selling Stockholders to reoffer for sale such shares at their discretion, immediately following the Merger. In the event that any such shares of CNA Surety Common Stock are sold by the Selling Stockholders, CNA Surety will not receive any of the proceeds from such sales. See "Stockholders Registering Shares for Reoffer."

                SELECTED CONSOLIDATED FINANCIAL DATA -- CAPSURE

     The following financial information has been derived from and should be read in conjunction with Capsure's audited Consolidated Financial Statements and notes thereto which appear in previously filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of Capsure which are incorporated herein by reference. See "Documents to Be Incorporated by Reference."

                                                  SIX MONTHS ENDED
                                                      JUNE 30,                        YEARS ENDED DECEMBER 31
                                                 -------------------   ------------------------------------------------------
                                                   1997       1996     1996(1)      1995     1994(2)(3)     1993     1992(4)
                                                   ----       ----     -------      ----     ----------     ----     -------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues.................................  $ 51,818   $ 57,734   $110,650   $117,510    $112,555    $107,915   $ 57,133
                                                 ========   ========   ========   ========    ========    ========   ========
Gross written premiums.........................  $ 52,502   $ 60,858   $107,269   $111,398    $102,356    $100,775   $ 50,105
                                                 ========   ========   ========   ========    ========    ========   ========
Net written premiums...........................  $ 50,366   $ 50,995   $ 95,109   $ 97,728    $ 90,578    $ 88,306   $ 40,310
                                                 ========   ========   ========   ========    ========    ========   ========
Net earned premiums............................  $ 45,258   $ 46,533   $ 92,491   $ 98,692    $ 92,481    $ 86,029   $ 41,249
                                                 ========   ========   ========   ========    ========    ========   ========
Underwriting income............................  $ 10,813   $  9,881   $ 19,233   $ 44,831    $ 15,233    $ 15,224   $  9,932
Net investment income..........................     5,924      9,546     16,444     20,471      19,129      19,815     15,504
Net investment gains (losses)..................       636      1,655      1,715     (1,653)        945       2,071        380
Interest expense...............................    (1,998)      (633)    (1,717)    (4,103)     (4,726)     (6,280)    (4,838)
Write-off of unamortized deferred loan
  fees(5)......................................        --       (700)      (700)        --      (1,556)         --         --
Non-recurring compensation and merger
  costs(6).....................................        --         --     (7,865)        --          --          --         --
Amortization and impairment of goodwill and
  intangibles(7)...............................    (1,396)    (1,418)    (2,761)   (16,853)     (3,365)     (3,407)    (1,592)
Other expenses, net............................    (1,300)    (1,352)    (2,789)    (2,442)     (1,881)     (1,905)    (1,914)
                                                 --------   --------   --------   --------    --------    --------   --------
Income before income taxes.....................    12,679     16,979     21,560     40,251      23,779      25,518     17,472
Income taxes...................................     5,129      6,454      8,181     19,721       9,401       9,234      6,777
                                                 --------   --------   --------   --------    --------    --------   --------
Net income.....................................  $  7,550   $ 10,525   $ 13,379   $ 20,530    $ 14,378    $ 16,284   $ 10,695
                                                 ========   ========   ========   ========    ========    ========   ========
Weighted average common shares outstanding.....    16,594     15,931     16,395     15,404      15,160      15,036     12,214
                                                 ========   ========   ========   ========    ========    ========   ========
Earnings per common share......................  $   0.45   $   0.66   $   0.82   $   1.33    $   0.95    $   1.08   $   0.88
                                                 ========   ========   ========   ========    ========    ========   ========
Cash distributions and dividends per common
  share........................................  $     --   $     --   $  10.00   $     --    $     --    $     --   $     --
                                                 ========   ========   ========   ========    ========    ========   ========
Book value per share...........................  $   8.17   $  17.25   $   7.76   $  16.70    $  14.61    $  13.80   $  12.25
                                                 ========   ========   ========   ========    ========    ========   ========
Loss ratio(8)..................................       7.0%      13.3%      10.9%      (7.5)%      25.2%       23.2%      25.8%
Expense ratio..................................      69.1       65.5       68.3       62.1        58.3        59.1       50.1
                                                 --------   --------   --------   --------    --------    --------   --------
Combined ratio.................................      76.1%      78.8%      79.2%      54.6%       83.5%       82.3%      75.9%
                                                 ========   ========   ========   ========    ========    ========   ========
Invested assets and cash(3)....................  $167,580   $249,191   $165,268   $307,556    $305,898    $317,077   $297,974
Intangible assets and goodwill, net of
  amortization.................................    74,549     77,706     75,956     84,158     102,130      85,566     94,006
Total assets...................................   317,643    403,356    313,139    514,768     553,370     530,075    507,574

Insurance reserves.............................  $114,232   $113,149   $108,444   $202,842    $225,671    $205,188   $194,357
Long-term debt.................................    54,000         --     60,000     25,000      71,000      85,214    103,214
Total liabilities..............................   188,136    137,524    190,556    257,464     328,505     322,450    323,653
Stockholders' equity(3)........................   129,507    265,832    122,583    257,304     224,865     207,625    183,921

-------------------------
(1) Capsure disposed of United Capitol Holding Company and its subsidiaries (collectively, "United Capitol") on May 22, 1996. The inclusion of the results of United Capitol through May 22, 1996 and the payment of the Special Distribution (as hereinafter defined) affects the comparability of financial information. See "Market for Capsure Common Stock -- Dividend Policy."

(2) Capsure acquired USA in September 1994. The inclusion of the results of USA since the date of its acquisition affects the comparability of financial information.

(3) Effective January 1, 1994, Capsure adopted Statement of Financial Accounting Standards ("FAS") No. 115.

(4) Capsure acquired Western Surety in August 1992. The inclusion of the results of Western Surety since the date of its acquisition affects the comparability of financial information.

(5) Capsure incurred a $0.7 million charge in 1996 related to the refinancing of its revolving credit facility and a similar charge of $1.6 million in 1994 for the early retirement of bank term loans.

(6) Capsure incurred a non-recurring compensation charge of $6.4 million in 1996 for the repricing of all outstanding common stock options in connection with a $10.00 per share special cash distribution paid on October 4, 1996 and an additional $1.5 million in non-recurring Merger-related expenses.

(7) Amortization and impairment of goodwill and intangibles for 1995 included a $13.2 million write-down of goodwill associated with the 1990 United Capitol acquisition to reflect the estimated net realizable value on the sale of those operations.

(8) Capsure's incurred losses and loss adjustment expenses in 1995 were reduced by $29.1 million, net of reinsurance, as a result of favorable claim settlements and certain changes in estimates relating to insured events of prior years, of which $23.2 million, net of reinsurance, related to United Capitol.

         SELECTED CONSOLIDATED FINANCIAL DATA -- CCC SURETY OPERATIONS

     The following selected financial information for the CCC Surety Operations has been derived from and should be read in conjunction with the more detailed information or unaudited interim and audited annual financial statements included elsewhere in this Proxy Statement/Prospectus. The selected financial information of the CCC Surety Operations does not include data with respect to assets, liabilities (other than insurance reserves), and equity because CNAF did not customarily allocate the investment portfolio or equity of its operating subsidiaries to its business units, such as the CCC Surety Operations. See "Selected Financial Data -- CCC Surety Operations." Dollar amounts in the following table and footnotes are presented in thousands.

                                              SIX MONTHS ENDED
                                                  JUNE 30                YEARS ENDED DECEMBER 31
                                           ----------------------    --------------------------------
                                             1997          1996        1996      1995(1)       1994
                                             ----          ----        ----      -------       ----
Gross written premiums...................  $ 73,568      $ 75,551    $155,208    $136,605    $ 94,182
                                           ========      ========    ========    ========    ========
Net written premiums.....................  $ 68,765      $ 69,537    $143,904    $122,012    $ 82,064
                                           ========      ========    ========    ========    ========
Net earned premiums......................  $ 69,984      $ 74,533    $149,069    $130,603    $ 77,981
Net losses and loss adjustment
  expenses(2)............................   (19,738)       19,896      33,006      32,440       8,580
Amortization of deferred policy
  acquisition costs......................    30,874        32,343      66,382      58,243      34,202
Other direct expenses(3).................     7,779         5,921      13,268      11,840       6,716
Policyholders' dividends.................     1,017         1,150       1,965       1,508       1,009
                                           --------      --------    --------    --------    --------
Excess of net earned premiums over direct
  operating expenses before income
  taxes(2)(3)............................  $ 50,052      $ 15,223    $ 34,448    $ 26,572    $ 27,474
                                           ========      ========    ========    ========    ========
Loss ratio(2)............................     (28.2)%        26.7%       22.1%       24.8%       11.0%
Expense ratio(3).........................      56.7          52.9        54.8        54.8        53.8
                                           --------      --------    --------    --------    --------
Combined ratio(2)(3).....................      28.5%         79.6%       76.9%       79.6%       64.8%
                                           ========      ========    ========    ========    ========
Insurance reserves(4)....................  $174,820      $223,818    $214,828    $239,716    $111,695
                                           ========      ========    ========    ========    ========

-------------------------
(1) CNAF acquired The Continental Corporation ("Continental") in May 1995. The inclusion of the results of the surety operations of Continental since the date of its acquisition affects the comparability of financial information.

(2) Includes the effect of recording revisions of prior year loss reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were net reductions, were $35,000 or 50.0%, $1,605 or 2.2%, $9,742 or 6.5%, $10,846 or 8.3%, and $8,454 or 10.8% for the
    six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994, respectively.

(3) Does not include the effects of certain general and administrative expenses, which are indirect or overhead in nature, since such costs were not historically allocated to the CCC Surety Operations by CNAF or its subsidiaries. Accordingly, the comparability of this data to other data that include such costs is affected.

(4) The insurance reserves include both loss and loss adjustment expense and unearned premium reserves. These reserves are shown before the effects of ceded reinsurance. In accordance with the Reinsurance Agreements, these reserves are expected to be transferred to the Insurance Subsidiaries, net of reinsurance which totaled $11,662 and $29,663 at June 30, 1997 and 1996, respectively, and $21,779, $31,060 and $21,098 at December 31, 1996, 1995
    and 1994, respectively.

               COMPARATIVE PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following compares certain per share information for Capsure on an historical basis at June 30, 1997 and on an adjusted, historical basis for the year ended December 31, 1996 to the corresponding pro forma per share information for CNA Surety at December 31, 1996 and for the year then ended and for the six months ended June 30, 1997. This data should be read in conjunction with the unaudited interim and audited annual financial statements and notes thereto of Capsure incorporated by reference herein and of the CCC Surety Operations attached hereto as Appendix D, and the unaudited pro forma consolidated financial information of CNA Surety located elsewhere in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Consolidated Financial Information." The pro forma per share data is not necessarily indicative of the actual amounts which would have resulted had the Merger been consummated on the acquisition dates assumed. Historically, no dividends have been paid by Capsure. On October 4, 1996, Capsure paid a $10.00 per share special cash distribution. Capsure intends to declare the Closing Dividend, conditioned upon consummation of the Merger, to its stockholders of record prior to the Effective Time, payable as soon as practicable thereafter. See "The Reorganization Agreement and Other Transaction Agreements -- Closing Dividend."

                                                                             PER CNA SURETY
                                                              PER CAPSURE    COMMON SHARE --
                                                              COMMON SHARE      PRO FORMA
                                                              ------------   ---------------
Adjusted net income from continuing operations per common
  share for year ended December 31, 1996, fully
  diluted(1)(2).............................................     $0.39            $0.52(4)
                                                                 =====            =====
Adjusted net income from continuing operations per common
  share for the six months ended June 30, 1997, fully
  diluted...................................................     $0.45            $0.85(4)(5)
                                                                 =====            =====
Book value per share, fully diluted, June 30, 1997(2)
  Tangible(3)...............................................     $3.59            $2.10
  Intangible................................................      4.21             3.52
                                                                 -----            -----
  Total.....................................................     $7.80            $5.62
                                                                 =====            =====

-------------------------
(1) Adjusted from the historical per share amount of $0.81 to reflect the net income effects associated with the Special Distribution on October 4, 1996 which reduced by $156 million the capital of Capsure and the capital available to stockholders of CNA Surety. See "Unaudited Pro Forma Consolidated Financial Information."

(2) The number of shares of CNA Surety Common Stock is subject to adjustment under the provisions of the Lookback Adjustment. See "Note 5 to Unaudited Pro Forma Consolidated Financial Information" for the range of effect of such provisions.

(3) Tangible book value is computed as total book value less intangible assets, net of applicable deferred income tax liabilities of approximately $4.7 million, divided by fully diluted shares outstanding of 16,613,000 for the Per Capsure Common Share column and 43,675,000 for the Per CNA Surety Common Share -- Pro Forma column.

(4) Amounts do not include the estimated investment income that would have been earned by the CCC Surety Operations. The effect of the estimated investment income that would have been earned was $0.25 and $0.12 in pro forma per CNA Surety Common Share for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. See "Note 3 to Unaudited Pro Forma Consolidated Financial Information."

(5) The pro forma earnings per share of CNA Surety benefited from net favorable loss reserve development of the CCC Surety Operations of $35.0 million, the per share effect of which was $0.53.

CNA SURETY MERGER STRATEGY

     The management of CNAF believes the Merger will result in the combination of three complementary surety businesses, each with distinct strengths and marketing strategies, into a single, larger entity that will be better able to compete in the surety market and that will have the potential for additional growth. The affiliation with CNAF and the CNAF branch network will enable USA to accelerate the expansion of its small contract surety business and will enable Western Surety to increase its market presence nationally and expand into larger commercial surety exposures. CNA Surety also intends to consolidate certain functions and to centralize processing and underwriting in certain offices.

MARKET FOR COMMON STOCK

     The Capsure Common Stock trades on the NYSE under the symbol CSH. On August 5, 1997, the last reported sale price for the Common Stock was $13 5/16 per share. On December 9, 1996, the date prior to Capsure's public announcement that it was involved in merger negotiations, the last reported sale price for the Capsure Common Stock was $10 3/8 per share. On December 19, 1996, prior to the public announcement of the Merger and the execution of the Reorganization Agreement, the last reported sale price for the Capsure Common Stock was $11 7/8 per share. See "Market for Capsure Common Stock."

     There has been no prior trading market for shares of CNA Surety Common Stock. CNA Surety will apply for a listing of the CNA Surety Common Stock on the NYSE and it is anticipated that such shares will trade on the NYSE under the symbol SUR. It is a condition to the consummation of the Merger that the shares of CNA Surety Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

DIVIDENDS

     On October 4, 1996, Capsure paid a special cash distribution of $10.00 per share to holders of record of Capsure Common Stock on September 25, 1996. Prior to this time, Capsure had not made any dividend payments or cash distributions to its stockholders. See "Market for Capsure Common Stock -- Dividend Policy" and "Documents to Be Incorporated by Reference."

     Capsure intends to declare a cash dividend, conditioned upon consummation of the Merger, to its stockholders of record prior to the Effective Time, payable as soon as practicable thereafter. The Closing Dividend shall be an aggregate amount equal to the sum of $3.5 million and $58,600 per day from and including June 1, 1997 through and including the day immediately preceding the Effective Time. For example, if the Merger were to be consummated on September 30, 1997, the aggregate amount of the Closing Dividend would be $10.6 million. Assuming that there were 16,652,485 shares of Capsure Common Stock outstanding (which includes the assumed exercise of 802,240 vested Capsure Options) on the record date of the Closing Dividend, the Capsure stockholders would receive a Closing Dividend of $0.64 per share. See "The Reorganization Agreement and Other Transaction Agreements -- Closing Dividend."

     As a newly-formed corporation, CNA Surety has never declared or paid a cash dividend on the CNA Surety Common Stock. The CNA Surety Board is expected to consider a regular quarterly dividend policy for CNA Surety after consummation of the Merger. The declaration and payment of future dividends to holders of CNA Surety Common Stock will be at the discretion of the CNA Surety Board and will depend upon many factors, including CNA Surety's financial condition, operating characteristics, projected earnings and growth, capital requirements of the Insurance Subsidiaries, debt service obligations and such other factors as the CNA Surety Board deems relevant. There can be no assurance that any future dividends will be paid. See "Market for CNA Surety Common Stock -- Dividend Policy."

                                  RISK FACTORS

     The following risk factors should be considered by holders of Capsure Common Stock in evaluating whether to approve the Reorganization Agreement and Merger and the Amendment. In evaluating the Merger, stockholders should carefully consider the following risk factors in conjunction with and in addition to the other information presented in this Proxy Statement/Prospectus and information incorporated herein by reference.

INTEGRATION OF THE COMPANIES

     Capsure, CCC and CNA Surety have entered into the Reorganization Agreement with the expectation that the Merger will result in certain benefits. To achieve these benefits, CNA Surety will need to integrate the CCC Surety Operations with the businesses of Capsure, and there can be no assurance that such integration will occur in the desired manner. The transition to a combined company will require substantial attention from management. See "Description of CNA Surety -- CNA Surety Merger Strategy." The diversion of management's attention and any difficulties encountered in the transition process could have an adverse effect on the revenues and operating results of CNA Surety. In addition, the process of combining the organizations could cause the interruption of, or a disruption in, the activities of any or all of the companies' businesses, which could have a material adverse effect on their combined operations. There can be no assurances that CNA Surety will realize all or any of the anticipated benefits of the Merger.

CONTROLLING STOCKHOLDER; CONFLICT OF INTEREST

     Immediately after completion of the Merger, CCC will own, on a fully diluted basis, 61.75% of the outstanding shares of CNA Surety Common Stock, subject to the Lookback Adjustment. In addition, CCC will have a number of ongoing relationships with CNA Surety. In light of CCC's beneficial ownership of stock, CCC will have the ability to elect the directors of the CNA Surety Board. See "The Reorganization Agreement and Other Transaction Agreements -- Certain Covenants." In that regard, CCC will be able to control the policy decisions of CNA Surety, including decisions regarding the issuance of securities, payment of dividends, approval of acquisitions and the sale of its assets. CCC will also have the ability to approve any action requiring majority stockholder approval, including adopting amendments to CNA Surety's certificate of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of CNA Surety, subject to certain provisions of CNA Surety's bylaws which require supermajority votes on certain matters for a period of two years following the Merger. See "The Reorganization Agreement and Other Transaction Agreements -- Certain Covenants."

     Most of the reinsurance arrangements and other business relationships between CCC and CNA Surety will be pursuant to agreements that have terms of not more than five years. While reinsurance and other arrangements may be renewed, CNA Surety has no reason to believe that the Reinsurance Agreements will be extended at the end of such period on the same terms and conditions.

     CCC currently intends to maintain beneficial ownership of at least 61.75% of the CNA Surety Common Stock, on a fully-diluted basis, subject to the Lookback Adjustment. However, there is no restriction on CCC's ability to sell a portion or all of the CNA Surety Common Stock owned by it at some future date (subject to certain limitations under tax and securities laws). Any such sale may have an adverse effect on the market price of the CNA Surety Common Stock. In addition, sales of shares of CNA Surety Common Stock by CNA Surety or CCC which result in a change of control may affect the relationship between CCC and CNA Surety. For instance, the license agreement between CNAF and CNA Surety allowing CNA Surety to use the CNA name or some derivation thereof, is subject to termination by CCC if a change of control occurs. Purchases of additional shares of CNA Surety Common Stock by CNA Surety, CCC or CNAF could also have an impact on the market price of the CNA Surety Common Stock; although CNA Surety, CCC and CNAF are subject to certain restrictions on such purchases for 18 months after the Closing Date. See "The Reorganization Agreement and Other Transaction Agreements -- Certain Covenants."

     CCC has agreed not to write certain types of surety policies for the next five years for its own account and to the extent such surety policies are written, such policies will be ceded to CNA Surety. See "The

Reorganization Agreement and Other Transaction Agreements -- CCC Restrictions." However, CCC will continue to write the other lines of insurance that are currently written by it and such lines may be expanded from time to time.

     Conflicts of interest between CNA Surety and CCC could arise with respect to business dealings between them, including new products, potential acquisitions, the election of new or additional directors, the payment of dividends and the amounts paid or services provided pursuant to various agreements between the entities. There is no formal plan or arrangement to resolve potential conflicts of interest that may arise. CNA Surety intends to seek the approval of the audit committee of the CNA Surety Board for any issues or future business transactions between the companies and will refer to that committee any issues that arise with respect to those transactions. See "Management of CNA Surety -- Committees of the CNA Surety Board."

IMMEDIATE DILUTION TO STOCKHOLDERS

     As of June 30, 1997, CNA Surety's pro forma book value and pro forma net tangible book value per fully diluted share, after giving effect to the Merger, was $5.62 and $2.10, respectively. Capsure stockholders will incur an immediate dilution in book value and net tangible book value of $2.18 and $1.49 per fully diluted share, respectively. See "Summary -- Comparative Pro Forma Consolidated Financial Data."

HOLDING COMPANY STRUCTURE

     CNA Surety is a holding company and will have substantially all of its operations conducted through the Insurance Subsidiaries and will derive its operating income and operating cash flow from such subsidiaries. CNA Surety will rely on dividends from the Insurance Subsidiaries as well as returns on its holding company cash and invested assets to generate the funds necessary to meet its obligations and pay dividends, if any, on its capital stock. The ability of the Insurance Subsidiaries to make such payments after the Merger will be subject to, among other things, applicable state laws, rating agency requirements, and any restrictions that may be contained in credit agreements or other financing arrangements entered into by the Insurance Subsidiaries. Claims of creditors of the Insurance Subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of CNA Surety and the holders of CNA Surety Common Stock.

     The payment of dividends to CNA Surety by the Insurance Subsidiaries without prior approval of the Insurance Subsidiaries' domiciliary state insurance commissioners is limited to amounts determined by formula in accordance with the accounting practices prescribed or permitted by the state's insurance departments. These formulae vary by state. All dividends must be reported to the appropriate insurance departments prior to payment. No assurance can be given that there will not be further regulatory actions restricting the ability of the Insurance Subsidiaries to pay dividends and, accordingly, that funds held by the Insurance Subsidiaries will be available to CNA Surety for payment of debt, expenses or dividends.

NO PRIOR PUBLIC MARKET FOR CNA SURETY COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Merger, there has been no public market for the CNA Surety Common Stock. Although the CNA Surety Common Stock will have been approved for listing on the NYSE, subject to official notice of issuance, at and after the Effective Time there can be no assurance that an active trading market will develop or be sustained. Factors such as quarterly variations in CNA Surety's financial results, announcements by CNA Surety or others and developments affecting CNA Surety could cause the market price of the CNA Surety Common Stock to fluctuate significantly. The stock market has, on occasion, experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of the affected companies. No prediction can be made as to the market price of CNA Surety Common Stock prevailing from time to time. Sales of substantial amounts of CNA Surety Common Stock or the possibility that such sales could occur may adversely affect prevailing market prices for CNA Surety Common Stock. See also "Shares Eligible for Future Sale" in this Section.

SHARES ELIGIBLE FOR FUTURE SALE

     As indicated above, if CCC were to sell its shares of CNA Surety Common Stock, the market price of the stock could be adversely impacted. CCC has no present intention of selling any shares of CNA Surety Common Stock.

     All shares of CNA Surety Common Stock received by Capsure stockholders in the Merger will be freely transferable, except that shares of CNA Surety Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Capsure prior to the Merger and whose shares are not included in the reoffer provisions set forth in this Proxy Statement/Prospectus under the heading "Stockholders Registering Shares for Reoffer" may be resold by them only in transactions permitted under the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 for persons who become affiliates of CNA Surety) as otherwise permitted under the Securities Act. See "The Merger -- Federal Securities Law Consequences."

     CNA Surety will enter into a Registration Rights Agreement with the Major Stockholder which, together with a charitable foundation that was the indirect recipient of a distribution by the Major Stockholder to one of its limited partners, is expected to own approximately 9.4% of the outstanding shares of CNA Surety following the Merger. Under this Registration Rights Agreement, the Major Stockholder will have the right to require CNA Surety to register for sale all or a portion of its shares of CNA Surety Common Stock, including those held by the charitable foundation, commencing six months after the Effective Time, whereupon the Major Stockholder could sell all or a portion of its CNA Surety Common Stock which would be tradeable without restriction. In addition, John T. Knox, Jr., president of USA, has certain registration rights with respect to 275,113 shares, commencing six months after the Effective Time.

     Sales of all such shares into the market following the Merger, or the perception that such sales could occur, could materially and adversely affect the market price of the CNA Surety Common Stock prevailing from time to time. See "The Reorganization Agreement and Other Transaction Agreements -- Registration Rights Agreement."

FAILURE TO OBTAIN CONSENTS OF CERTAIN GOVERNMENTAL AUTHORITIES

     Consummation of the Merger is subject to the condition that all consents of any governmental authority required for consummation of the Merger and the transactions contemplated by the Reorganization Agreement shall have been obtained by the Effective Time. Although Capsure and CCC are seeking such consents, no assurance can be given that such consents will be obtained.

COMPETITION AND OTHER FACTORS

     The surety market is highly competitive. Companies generally compete for surety business on the basis of price, service, financial strength, ratings, reputation and capabilities of the independent agents and brokers who solicit the business, and reputation of the insurance company. The small contract and commercial bond markets in which CNA Surety will compete have seen additional competition as both large and small insurance companies are competing and expanding in this area. CNA Surety does not have a direct sales force but instead relies on a nationwide network of independent insurance agencies. In order to compete effectively in the market, CNA Surety will need to continue to maintain productive relationships with the independent insurance agencies that offer its products. Since surety bonds may account for only a small portion of an agency's revenues, an important factor considered by agencies is the range of products and the services offered by a surety company. Certain existing and potential competitors of CNA Surety are larger, and have greater financial resources and more extensive insurance product lines than the Insurance Subsidiaries. The businesses of the Insurance Subsidiaries could be adversely affected by such competition.

SUSCEPTIBILITY TO CHANGES IN INTEREST RATES AND GENERAL ECONOMIC CONDITIONS

     CNA Surety's business will be affected by fluctuations in interest rates and by general economic conditions in the United States.

     An estimated 50% of CNA Surety's business is expected to be related to the contract surety market, comprised of contract bonds typically required in construction projects. The number of construction projects initiated from time to time is directly related to general economic conditions at such time, the level of interest rates, and the funding of public works projects by federal, state and local governments. In the event of an increase in interest rates and/or an economic downturn, CNA Surety's business could be adversely affected.

     It is anticipated that CNA Surety's investment portfolio will consist primarily of investment grade debt securities. The market value of those securities will vary depending upon general economic and market conditions and the interest rate environment. From time to time, CNA Surety may be required for business or regulatory reasons to sell certain of its investments at a time when their market value is less than the cost of such investments.

ISSUANCE OF PREFERRED STOCK

     The certificate of incorporation of CNA Surety authorizes the issuance from time to time of up to 20 million shares of preferred stock. The CNA Surety Board has the authority to issue such shares and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further stockholder approval. The rights of holders of CNA Surety Common Stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future.

CHANGE-IN-CONTROL RESTRICTIONS

     Certain provisions of Delaware law could have the effect of delaying, deferring or preventing a change of control of CNA Surety, which could adversely affect the market price of the CNA Surety Common Stock. CNA Surety is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law ("DGCL") which prohibit CNA Surety from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the combination is approved in the statutorily prescribed manner.

INSURANCE RATINGS

     Insurers compete with other insurance companies on the basis of a number of factors, including the ratings assigned by A.M. Best.

     Western Surety and USA are currently rated A+ (Superior) and A (Excellent), respectively, by A.M. Best. A.M. Best's letter ratings range from A++ (Superior) to C- (Fair) with A++ being highest. An A+ (Superior) rating is assigned to those companies which A.M. Best believes have achieved superior overall performance when compared to the norms of the property and casualty insurance industry. A+ (Superior) rated insurers have been shown to be among the strongest in ability to meet policyholder and other contractual obligations. A rating of A (Excellent) is assigned to those companies which A.M. Best believes have achieved excellent overall performance when compared to the norms of the property and casualty insurance industry and generally have demonstrated a strong ability to meet their respective policyholder and other contractual obligations.

     A.M. Best reviews an insurer's profitability, leverage and liquidity, as well as the insurer's book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its reserves and the experience and competence of its management. A.M. Best ratings are based upon factors relevant to policyholders and are not directed to the protection of investors.

     As is its practice upon announcement of a proposed merger, A.M. Best placed the ratings of Western Surety and USA under review in December 1996. If the Insurance Subsidiaries' ratings are downgraded below A by A.M. Best, sales of the Insurance Subsidiaries' products could be adversely affected. Based upon conversations with A.M. Best, management of CNA Surety has no reason to believe that Western Surety and USA will not retain their current ratings. However, there can be no assurance that the ratings of Western Surety and USA will be maintained following the Merger or, if maintained, would not be changed in subsequent periodic reviews by A.M. Best.

ADEQUACY OF RESERVES

     The CCC Surety Operations which will be transferred to the Insurance Subsidiaries by CCC are subject to the Reinsurance Agreements which provide certain guarantees and protections against losses on such business. However, the Surety Quota Share Treaty only guarantees and protects CNA Surety from losses incurred on the CCC Surety Operations and does not cover any business written by the Insurance Subsidiaries prior to the Effective Time. See "The Reorganization Agreement and Other Transaction Agreements -- Reinsurance Agreements and Services and Indemnity Agreement."

     CNA Surety's Insurance Subsidiaries' reserves for loss and loss adjustment expenses may prove to be deficient in the future due to the inherent uncertainties involved in the process of establishing reserves which relies on estimates which may differ from actual future loss payments. The reserve adjustments required to cure such deficiencies would be charged against future operations and could have an adverse effect on CNA Surety's results of operations and financial condition.

INVESTMENT PORTFOLIO; ABSENCE OF HISTORICAL INVESTMENT RESULTS

     Prior to the Merger, the CCC Surety Operations were conducted as a line of business within CNAF but not as a separate subsidiary or division. In that regard, although management of the CCC Surety Operations was responsible for direct underwriting revenues and expenses, it was not responsible for the performance of the investment portfolio since such responsibility was undertaken by CNAF. CNAF's investment objectives and policies were developed and maintained in the context of CCC, as a whole, rather than on the basis of individual lines of insurance. Accordingly, there are no historical investment results for the CCC Surety Operations.

     Immediately after the Merger, the investment portfolio of CNA Surety will be managed separately by the current outside investment manager for Capsure. The CNA Surety Board and the investment committee may, at a later time, consider other options for investment management services.

REGULATION

     The Insurance Subsidiaries are subject to varying degrees of supervision and regulation in the jurisdictions in which they conduct business under statutes which delegate regulatory, supervisory and administrative powers to state insurance regulators. The nature of the regulation varies from jurisdiction to jurisdiction but typically involves prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, approval or filing of premium rates and policy forms for many lines of insurance, solvency standards, minimum amounts of capital and surplus that must be maintained, limitations on amounts or types and amounts of investments, limitations on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policy or surety bond holders, reporting of financial condition and other matters. In addition, state insurance regulators perform periodic financial and market conduct examinations of insurance companies. All such regulation is intended generally to protect the policy or surety bond holders, rather than equity holders. No assurance can be given that future legislative or regulatory changes will not adversely affect CNA Surety and the Insurance Subsidiaries.

     Certain states in which the Insurance Subsidiaries conduct business require insurers to participate in a guaranty association to provide protection to policyholders of insurers licensed in such states against the insolvency of those insurers. In order to provide the association with funds to pay certain claims under policies issued by insolvent insurers, the guaranty associations charge members assessments based on the amount of direct premiums written in that state. Such assessments have historically not been material to the combined results of operations, but no assurance can be given that such assessments will not be material in the future to the results of operations of the Insurance Subsidiaries.

     Although the federal government does not generally regulate the operations of insurance companies, from time to time, the federal government considers various bills which could expand its powers in the insurance industry. CNA Surety cannot predict, however, whether such legislation will be enacted, what the terms and conditions will be if enacted, or what effect such legislation might have on CNA Surety and the Insurance Subsidiaries. If regulation of CNA's businesses increase in the future at the federal and state level, CNA Surety believes that the costs associated with compliance would also increase.

ADVERSE LEGISLATION

     A significant portion of the Insurance Subsidiaries' business is and will continue to be derived from the writing of small fidelity and commercial surety bonds mandated by various state statutes and local ordinances to cover acts of public officials and private businesses, such as realtors, automobile dealers and others who generally interact with members of the public. In recent years, several jurisdictions have repealed legislation mandating use of various types of these bonds, often replacing them with alternative protection mechanisms, such as recovery funds administered by the states for the benefit of citizens who assert claims against such officials or businesses. In addition, contract surety bonds are required generally by federal, state and local governments for public works projects. If numerous governments were to repeal the requirements for obtaining bonds of the type written by the Insurance Subsidiaries, their results of operations and financial condition would be materially and adversely affected, and, consequently, CNA Surety's financial condition could be materially and adversely affected.

                                  INTRODUCTION

GENERAL

     This Proxy Statement/Prospectus constitutes the Prospectus of CNA Surety with respect to shares of CNA Surety Common Stock to be issued in connection with the Merger. The information in this Proxy Statement/Prospectus with respect to Capsure has been supplied by Capsure and the information with respect to CNA Surety, CNAF and CCC has been supplied by CNA Surety, and in certain instances by CNAF and CCC.

THE SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to the holders of outstanding shares of Capsure Common Stock in connection with the solicitation of proxies for use by the Capsure Board at the Special Meeting. See "The Merger", "The Reorganization Agreement and Other Transaction Agreements" and "Amendment to Capsure Certificate of Incorporation."

     Date, Time, Place and Purpose of Special Meeting

     The Special Meeting will be held at One North Franklin Street, 3rd floor, Chicago, Illinois on September 23, 1997 starting at 10:00 a.m. Chicago time. At the Special Meeting, Capsure stockholders will be asked to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and Merger and, if approved and adopted, to consider and vote upon a proposal to approve and adopt the Amendment deleting, in its entirety, Article Twelfth of Capsure's certificate of incorporation, relating to the ownership or transfer of 5% or more of the outstanding Capsure Common Stock. A copy of the Reorganization Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

     Record Date; Shares Entitled to Vote

     Holders of record of Capsure Common Stock at the close of business on August 15, 1997, the Record Date, will be entitled to notice of and to vote at the Special Meeting. Each outstanding share of Capsure Common Stock is entitled to one vote at the Special Meeting. As of the Record Date, there were 15,929,313 outstanding shares of Capsure Common Stock.

     Vote Required

     The affirmative vote of the holders of a majority of the outstanding shares of Capsure Common Stock is required for the approval of the Reorganization Agreement and Merger and the Amendment. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Capsure Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     Voting of Proxies

     All shares of Capsure Common Stock represented by properly executed proxies will be voted at the Special Meeting in accordance with the directions indicated on the proxies unless the proxies have been previously revoked. Unless contrary instructions are given, all shares represented by such proxies will be voted FOR the Reorganization Agreement and Merger and FOR the Amendment, and in the proxy holders' discretion, as to such other matters incident to the conduct of the Special Meeting as may properly come before the stockholders.

     Effect of Abstentions and Broker Non-Votes

     A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, since the affirmative vote of a majority of the shares of Capsure Common Stock outstanding on the Record Date is required for approval of both the Reorganization

Agreement and Merger and the Amendment, a proxy marked "ABSTAIN" will have the effect of a vote against both of the proposals.

     In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion on the proposals and thus, absent specific instructions from the beneficial owners of the Capsure Common Stock, are not empowered to vote such shares with respect to the proposals. Therefore, because the affirmative vote of a majority of the shares of Capsure Common Stock outstanding on the Record Date is required for approval of both the Reorganization Agreement and Merger and the Amendment, a broker non-vote (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will have the effect of a vote against both of the proposals. Shares of Capsure Common Stock represented by broker non-votes will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     Voting Agreement

     Bruce A. Esselborn, president of Capsure, the Major Stockholder, an Illinois limited partnership controlled indirectly by Samuel Zell, chairman of the Capsure Board and chief executive officer of Capsure and Rod F. Dammeyer, a director of Capsure and a member of the Special Committee (as hereinafter defined), of the Capsure Board, have agreed with CCC to vote all shares beneficially owned by them FOR the Reorganization Agreement and Merger and the Amendment and against any competing Acquisition Proposals. Subsequent to the execution of the Voting Agreement, the Major Stockholder distributed 486,760 shares of Capsure Common Stock to one of its limited partners, which in turn, transferred such shares to a charitable foundation. The charitable foundation, pursuant to the terms of the Voting Agreement, has agreed to be bound by the terms of the Voting Agreement. As of the Record Date, these persons beneficially owned or had the power to vote an aggregate of 4,114,629 shares of Capsure Common Stock entitled to vote at the Special Meeting, or approximately 26% of the total outstanding shares eligible to vote. See "The Reorganization Agreement and Other Transaction Agreements -- The Voting Agreement."

     No Other Matters

     The Capsure Board is not aware of any matters other than those specifically stated in this Proxy Statement/Prospectus which are to be presented for action at the Special Meeting. If any other matters are properly presented at the Special Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any adjournment of the Special Meeting will require the affirmative vote of the holders of at least a majority of the shares of Capsure Common Stock represented at the Special Meeting (regardless of whether those shares constitute a quorum).

     Revocation of Proxies

     A Capsure stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A Capsure stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the secretary of Capsure prior to the vote at the Special Meeting, by written notice of revocation to the Secretary prior to the vote at the Special Meeting or by appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a Capsure proxy should be sent to Capsure at Two North Riverside Plaza, Chicago, Illinois, 60606, attention: Susan Obuchowski, secretary.

     Adjournment of Special Meeting

     A vote (i) in person by a Capsure stockholder for an adjournment of the Special Meeting, or (ii) for the third proposal on the Capsure proxy card authorizing the named proxies to vote the shares covered by such proxies to adjourn the Special Meeting, would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger.

     The Capsure Board unanimously recommends that holders of Capsure Common Stock vote in favor of any adjournment of the Special Meeting proposed by the Capsure Board in order to solicit additional votes in favor of the Merger, or in favor of the third proposal on the proxy card.

RECOMMENDATION OF THE CAPSURE BOARD

     THE CAPSURE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE REORGANIZATION AGREEMENT AND MERGER AND THE AMENDMENT TO CAPSURE'S CERTIFICATE OF INCORPORATION.

PROXY SOLICITATION

     Proxies are being solicited from Capsure stockholders by and on behalf of the Capsure Board for use at the Special Meeting. Capsure will bear its own expenses for the solicitation, including the costs of preparing and mailing this Proxy Statement/Prospectus to its stockholders. In addition to solicitation by mail, proxies may be solicited from Capsure stockholders by directors, officers and employees of Capsure, in person, by facsimile or by telephone. Such directors, officers and employees will not receive any additional compensation for such services but may be reimbursed for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of Capsure Common Stock. Capsure has retained MacKenzie Partners, Inc., a proxy solicitation firm, in connection with the Special Meeting, at an estimated cost of $6,000, plus expenses. Capsure will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for the cost of forwarding of proxy solicitation materials to beneficial owners of Capsure Common Stock.

CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES

     At the Effective Time, by virtue of the Merger and without any action on the part of Capsure, CCC or CNA Surety or any of their stockholders, each share of Capsure Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and, in accordance with the Exchange Ratio, be converted into the right to receive one share of CNA Surety Common Stock.

     Promptly after the Effective Time, CNA Surety will send, or will cause Boston EquiServe L.L.P., as the exchange agent (the "Exchange Agent"), to send, to each holder of record of shares of Capsure Common Stock at the Effective Time a letter of transmittal for use in such exchange (which letter shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Capsure Common Stock certificates to the Exchange Agent). After receipt of such transmittal letter, each holder of certificates representing shares of Capsure Common Stock (the "Certificates") should surrender such Certificates to the Exchange Agent, together with such transmittal letter duly executed and completed in accordance with the instructions thereto, and each such holder will be entitled to receive in exchange therefor an equal number of shares of CNA Surety Common Stock pursuant to the Reorganization Agreement. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such CNA Surety Common Stock. See "The Reorganization Agreement and Other Transaction Agreements -- Exchange of Capsure Common Stock for CNA Surety Common Stock."

     HOLDERS OF CAPSURE COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING CAPSURE COMMON STOCK WITH THE ENCLOSED PROXY CARD. CAPSURE STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING SHARES OF CAPSURE COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

                                   THE MERGER
                              (PROPOSAL NUMBER 1)

BACKGROUND AND REASONS FOR THE MERGER

     On March 15, 1995, management and the Capsure Board initiated a strategic review of Capsure's operating capital levels, holding company debt structure and excess capital deployment alternatives. The review was prompted in part by Capsure's growing excess capital, particularly at United Capitol, Capsure's excess and surplus lines operation. United Capitol had experienced declining premium volume as a result of the prolonged soft market in the property and casualty insurance industry and the Capsure Board concluded that the prospects for profitable growth at United Capitol were limited. Capsure had been maintaining substantial capital at United Capitol to support its operations. Management and the Capsure Board were also of the view that there was little likelihood of Capsure needing its excess capital in the near-to-intermediate term to finance a large acquisition or to fund rapid internal growth at its surety operations.

     On May 24, 1995, as a result of the ongoing strategic review, the Capsure Board authorized management to explore a sale of United Capitol. Capsure's management initiated contact with Smith Barney in June 1995 to assist Capsure in the sale of United Capitol and on February 29, 1996, Capsure entered into a definitive agreement to sell United Capitol to Frontier Insurance Company. The sale was consummated on May 22, 1996, producing net cash proceeds of approximately $77 million, which included approximately $27 million for the net purchase price for the capital stock of United Capitol and the dividend to Capsure of approximately $50 million of United Capitol's excess statutory surplus as of such date.

     Concurrent with the United Capitol divestiture process, the strategic review proceeded, incorporating the expected proceeds from the sale of United Capitol. Management and the Capsure Board considered a number of alternatives, including the acquisition of other businesses and the payment of a special distribution to stockholders. The income tax consequences of the various options were analyzed and management initiated the process of restructuring its credit facility to accommodate its capital deployment alternatives, particularly the payment of a leveraged, special distribution to Capsure stockholders.

     During the United Capitol divestiture process, management and Smith Barney informed the Capsure Board that general interest had been expressed in the acquisition of all of Capsure. The Capsure Board discussed the possible sale of Capsure and appointed a subcommittee of the Capsure Board to study the matter comprised of the following Capsure directors: Rod F. Dammeyer, Bradbury Dyer III and Bruce A. Esselborn (the "Special Committee"). Following a meeting on March 27, 1996, the Capsure Board retained Smith Barney to assist Capsure in exploring a potential sale or merger of Capsure. Also at this meeting, the Capsure Board received the recommendation of Capsure management to pay a leveraged, special distribution to stockholders. Without reaching a decision on the issue of whether or not to declare and pay a leveraged, special distribution, the Capsure Board authorized management to proceed with preparations for a distribution following the closing of the sale of United Capitol in order to insure that a distribution could be made in a timely fashion if so authorized by the Capsure Board.

     In May 1996, a confidential memorandum was prepared with regard to a possible sale or cash merger of Capsure which was distributed in May and June, 1996 to potential purchasers. Of the approximately 59 potential purchasers contacted, approximately 36 parties executed confidentiality agreements with Capsure and requested and received the confidential memorandum. In identifying those potential purchasers to be contacted, Capsure management and Smith Barney considered, among other things, the financial capability, product similarity and strategic fit of such parties. On May 28, 1996, the Capsure Board announced that it was considering several strategic alternatives, including a leveraged recapitalization and sale or merger of Capsure.

     In late June 1996, after receiving indications of interest from eight potential purchasers, based upon their level of interest, Capsure invited five parties, including CNAF, to conduct due diligence and meet with the management of Capsure. Two of these parties subsequently withdrew from the process prior to undertaking a due diligence review of Capsure. The remaining three parties, including CNAF, proceeded with the next stage of the process, conducted a due diligence review of Capsure and met with Capsure's management.

     In July 1996, interested parties were requested to submit a formal proposal for the acquisition of Capsure. CNAF declined to submit a proposal, but expressed a desire to enter into a merger transaction generally similar in structure to the currently proposed Merger. Another party declined to bid. A third party submitted a bid which contained both cash and convertible preferred stock as consideration. The bidder was a property/casualty insurance holding company which is a significant writer of surety business in the United States and whose shares are publicly-held and traded on the NYSE. In light of the structure and terms of the non-cash portion of the third party's proposed bid, the bid did not have a precise valuation. In addition, Smith Barney estimated that the convertible preferred stock portion of such bid would likely trade below par value. Taking into account the structure and terms of the non-cash portion of the third party's proposed bid, Smith Barney estimated the valuation range of such bid to be from approximately $17.51 to approximately $17.80 per share, resulting in an estimated valuation range for such bid which was below the then current market price of the Capsure Common Stock. On August 9, 1996, the last trading day prior to the rejection of such bid by the Special Committee, the closing price for the Capsure Common Stock on the NYSE was $18.50 per share. Together with the availability to Capsure of other strategic alternatives, such as the leveraged, special dividend which was valued by Capsure management in excess of the implied value of the bid, the Special Committee rejected the bid as inadequate.

     On August 27, 1996, members of the Special Committee, Capsure management and representatives of Smith Barney met with executive and senior officers of CNAF to discuss the business combination previously proposed by CNAF. CNAF outlined its view of the general terms of the transaction. A follow-up meeting was held on September 3, 1996 between Rod Dammeyer, a member of the Special Committee, and Dennis Chookaszian, chief executive officer of CNAF, to clarify certain broad considerations of the transaction.

     On September 5, 1996, the Capsure Board approved the declaration of a $10.00 per share leveraged, special cash distribution, payable on October 4, 1996, to holders of record as of September 25, 1996 (the "Special Distribution"). At this meeting, the Special Committee presented the CNAF proposal, in general terms, to the Capsure Board. The Capsure Board directed the Special Committee to investigate further and obtain additional information from CNAF regarding its proposed business combination.

     Following the declaration of the Special Distribution, and at the Capsure Board's direction, the Special Committee and Capsure management conducted more detailed conversations with CNAF management regarding the combination of the CCC Surety Operations and Capsure. During the period from September 6, 1996 to November 19, 1996, representatives of Capsure and CNAF held numerous discussions and meetings regarding the structure, terms and conditions of a possible merger. During this period, members of Capsure management also conducted due diligence on the CCC Surety Operations.

     On November 20, 1996, the Capsure Board met to review and consider the status of negotiations. The Special Committee reported that there were sufficient areas of general agreement to recommend pursuing further negotiations toward reaching a definitive agreement of merger. Smith Barney also discussed with the Capsure Board the valuation methodologies to be utilized by Smith Barney in connection with its financial analysis of the proposed transaction. The Capsure Board authorized the Special Committee to proceed with the negotiation of a definitive merger agreement.

     From November 21, 1996 to December 16, 1996, the Special Committee, Capsure management and Capsure's legal and financial advisors participated in further discussions and the negotiation of a merger agreement.

     On December 17, 1996, the Capsure Board met to consider the transaction, at which meeting Capsure's Special Committee, management, and its legal and financial advisors updated the Board as to the status of the negotiations with CNAF. At such meeting, legal counsel reviewed the terms of the proposed Reorganization Agreement and related agreements and the remaining unresolved material issues. Smith Barney reviewed for the Capsure Board the financial analyses performed by Smith Barney in respect of the proposed transaction. The Capsure Board then recessed the meeting pending completion of the negotiations.

     On December 19, 1996, the Capsure Board reconvened the meeting of December 17, 1996 to vote on the proposed transaction. At such meeting, the members of Capsure management and legal counsel updated the Capsure Board as to the final resolution of outstanding matters discussed at the recessed Capsure Board meeting. Smith Barney then rendered to the Capsure Board its oral opinion to the effect that, as of such date and based upon and subject to certain matters, the Exchange Ratio was fair, from a financial point of view, to the holders of Capsure Common Stock on December 19, 1996. Unlike the offer of cash and convertible preferred stock submitted by the third party bidder, the exchange offer for shares of CNA Surety Common Stock presented by CNAF did not avail itself to specific valuation. Rather the Capsure Board focused upon the fairness of the Exchange Ratio. Accordingly, the Capsure Board did not ascribe a specific value to CNAF's final offer, but instead reviewed and relied upon the factors described below, including, in particular, the fairness opinion of Capsure's financial advisor with respect to the Exchange Ratio, the broader distribution channels of the combined entity, and the financial analyses set forth in the "Opinion of Capsure's Financial Advisor" in this section, in ultimately accepting such offer as in the best interests of the Capsure stockholders. Following the meeting, Capsure and CNAF executed the Reorganization Agreement and issued a joint press release announcing the Merger.

     During the first quarter of 1997, Capsure management and the Capsure Board raised certain concerns with CNAF regarding the CCC Surety Operations' January and February gross and net written premiums compared to the 1997 projected gross and net written premiums and requested additional information from CNAF. Following receipt of the first quarter results and responses to requests for information, the Special Committee and CNAF re-opened discussions in order to address the concerns presented by Capsure. From April through July, 1997, Capsure management, the Special Committee and Capsure's legal and financial advisors discussed with CNAF, among other things, mechanisms by which the Capsure stockholders could be assured that an equitable basis for the Exchange Ratio could be maintained if actual 1997 net written premiums, of either (or both) of the CCC Surety Operations or the Insurance Subsidiaries deviated from their projected 1997 net written premium levels. In addition, given the delays in the consummation of the Merger and related transactions, Capsure also requested from CNAF, that Capsure be permitted to pay a cash dividend to its stockholders prior to the Merger. On May 21, 1997, the Capsure Board held a meeting in order for the Special Committee to update the Capsure Board regarding the status of such discussions and on July 14, 1997, the Capsure Board approved and authorized the execution of the First Amendment to the Reorganization Agreement providing for, among other things, the Lookback Adjustment and the Closing Dividend. At the July 14, 1997 meeting of the Capsure Board, Smith Barney confirmed its opinion of December 19, 1996 by delivery of a written opinion dated July 14, 1997 and reviewed with the Capsure Board its updated financial analyses. See "The Merger -- Opinion of Capsure's Financial Advisor."

     The Capsure Board believes that the Merger is fair to and in the best interests of Capsure stockholders. In unanimously recommending approval of the Reorganization Agreement and Merger by stockholders, the Capsure Board considered all of the following material factors:

          1. Based upon early success of the USA/Western joint venture, which linked Western Surety's nationwide independent agency force and marketing representatives with USA's small contract bond underwriting expertise, the Capsure Board decided to actively pursue similar strategic marketing alliances with third parties and selectively explore business combinations that would include administrative economies and other synergies that would result in an enhancement of stockholder values. Supporting this strategy were the concerns of management and the Capsure Board regarding internal growth prospects of Capsure's existing surety operations. Management believed that the development of marketing alliances with third parties similar to the USA/Western joint venture would provide greater growth opportunities than management's estimates of short - to - intermediate term revenue growth at Western Surety solely through its existing distribution channels. Projected percentage growth in revenue at USA, while much stronger than at Western Surety, was based on a significantly smaller revenue base and would thus have a small short - to - intermediate term impact on Capsure. The Capsure Board believed that a business combination with the CCC Surety Operations, with its strong nationwide branch office network, represented such an opportunity to accelerate revenue growth rates at both Western Surety and USA.

          2. The Capsure Board believed the strategic and operational fit with the CCC Surety Operations was very strong. Capsure's businesses and the CCC Surety Operations are very complementary, with little overlap. The Capsure Board also believed that the marriage of Capsure's large independent agency force and CNAF's 41 branches nationwide would create a highly competitive distribution network. Although there could be no assurance that such benefits would be realized, the Capsure Board believed that the Merger could generate marketing synergies which could ultimately result in increased net written premiums. However, the Capsure Board believed that it had insufficient information to quantify, and did not quantify these marketing benefits at the time it approved the Reorganization Agreement and Merger. The Capsure Board also believed that cost savings could be achieved by the elimination of certain redundant underwriting and administrative costs, which savings were estimated for the year following the Merger to be 2% of total pro forma combined underwriting and administrative expenses.

          3. The Capsure Board believed that the combined companies would be able to compete more effectively relative to larger, well-capitalized companies in terms of market position, underwriting capacity, cost of capital and acquisition opportunities compared to Capsure on a stand-alone basis. In the opinion of Capsure's management and the Capsure Board, the minimum size necessary to compete successfully in the marketplace has been increasing in all sectors of the property and casualty insurance industry and the public capital markets will continue to reward large, well-capitalized companies.

          4. The Reinsurance Agreements, the Services and Indemnity Agreement and the Administrative Services Agreement, negotiated for the benefit of the post-merger CNA Surety, provided the Surviving Corporation with critical guarantees as to the profitability of the CCC Surety Operations to be transferred. Specifically, these agreements, collectively, were designed
     (i) to provide CNA Surety with underwriting capacity, (ii) to protect CNA Surety from adverse loss reserve development related to the CCC Surety Operations' reserves being transferred, (iii) to limit CNA Surety's loss ratio associated with the CCC Surety Operations and certain accounts through the year 2000, and (iv) to continue to make the administrative resources of CNAF available to CNA Surety at predetermined rates, subject to inflationary increases. The Capsure Board viewed these agreements as integral components of the proposed transactions.

          5. In the opinion of management and the Capsure Board, acquisition opportunities in the property and casualty insurance industry on terms acceptable to Capsure were limited. Capsure had previously solicited and responded to acquisition opportunities in the surety market by directly contacting owners and managers of surety businesses as well as numerous merger and acquisition intermediaries. Generally, the identified acquisition opportunities were not consummated due to one or more of the following: (i) the seller's pricing expectation exceeded Capsure's; (ii) the determination following due diligence that the acquisition target did not meet Capsure's acquisition criteria; or (iii) a competing acquisition proposal included more favorable terms for the seller. While the Capsure Board maintained Capsure's financial flexibility to pursue complementary acquisitions in the surety sector, Capsure's management and the Capsure Board believed that the combination of abundant capital available for acquisitions in the industry and Capsure's conservative acquisition criteria reduced the likelihood of Capsure's success in completing meaningful acquisitions.

          6. Given the Capsure Board's judgment regarding the likelihood of Capsure successfully completing meaningful acquisitions and the reduced level of operating and investment income resulting from the sale of United Capitol and the payment of the Special Distribution, the Capsure Board recognized that a portion of its NOLs would begin to expire unused in 1997. Accordingly, based on financial analyses of the transaction prepared independently by both Capsure management and Smith Barney, the Capsure Board believed that the potential favorable effects of the Merger on future earnings (the Capsure Board noted, without specifically quantifying the potential favorable effects of the Merger, that the Merger was expected to be accretive to the earnings per share of CNA Surety relative to Capsure on a stand-alone basis) and benefits of the Merger to the Capsure stockholders, as described in the factors set forth above, would more than offset the approximately $1.45 per share decrease in NOL value attributable to the change in ownership as a result of the Merger. See "Opinion of Capsure's Financial Advisor" in this Section for a more complete discussion of Smith Barney's financial analyses.

          7. In addition to the limitation in utilization of the NOLs referred to above, the Capsure Board also considered the following potential material negative factors in connection with the proposed Merger: the declining trend in the premium volume of the CCC Surety Operations following the acquisition of CIC in May 1995; the difficulties in integrating the operations of the Capsure Insurance Subsidiaries with the CCC Surety Operations; the composition of the CNA Surety Board and the conflict of interest issues presented by a controlling stockholder owning over 60% of the outstanding shares; and the immediate dilution in book value per share to Capsure stockholders. Specifically, the re-underwriting process undertaken by the CCC Surety Operations with respect to the CIC book of business resulted in a decline in gross written premium volume (including CIC on a pro forma basis) in 1995 and 1996. In view of such decline, the Capsure Board had sufficient concern over the uncertainty regarding the CCC Surety Operations' ability to meet its 1997 premium projections that Capsure requested that CNA Surety represent and warrant to Capsure in the Reorganization Agreement that there would not be a material adverse change in the CCC Surety Operations which would reasonably be expected to result in a material deviation from the CCC Surety Operations 1997 projected net written premiums of $155.2 million. Given the level of net written premiums generated in the first quarter of 1997 by the CCC Surety Operations, Capsure and CNAF agreed to amend the Reorganization Agreement in order to adopt the Lookback Adjustment. The Lookback Adjustment provides for a post-closing adjustment to the number of shares of CNA Surety Common Stock owned by CCC if actual 1997 net written premiums of the CCC Surety Operations and/or of Capsure vary from certain targets.

          8. The Capsure Board conducted its own independent evaluation of the Exchange Ratio in conjunction with internal financial analyses prepared by Capsure's management, and the financial analyses of Smith Barney which are discussed in greater detail elsewhere herein. See "Opinion of Capsure's Financial Advisor" in this Section. In evaluating the Exchange Ratio, the Capsure Board considered all of the foregoing material factors, including those factors that were subject to quantification and other factors, such as the ability to expand and more effectively compete in the marketplace, which involved a subjective and qualitative analysis. The Capsure Board compared projected future earnings, book value and potential market value of the combined entity to Capsure's projected results and ability to expand and compete in the marketplace in the absence of the Merger. Based upon its evaluation, the Capsure Board concluded that the potential positive effects of the Merger on future earnings, market value and competitive strength more than offset the book value per share dilution that Capsure stockholders would experience as a result of the Merger.

OPINION OF CAPSURE'S FINANCIAL ADVISOR

     Smith Barney was retained by Capsure as its financial advisor in connection with the proposed Merger. In connection with such engagement, Smith Barney was requested by Capsure to evaluate the fairness, from a financial point of view, to the holders of Capsure Common Stock of the consideration to be received by such holders in the Merger. On December 19, 1996, the date on which the Reorganization Agreement was initially executed, Smith Barney delivered to the Capsure Board a written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Capsure Common Stock. Smith Barney has confirmed its opinion of December 19, 1996 by delivery of a written opinion dated July 14, 1997, the date of execution of the First Amendment to the Reorganization Agreement.

     In arriving at its opinion, Smith Barney reviewed the Reorganization Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Capsure and certain senior officers and other representatives of CNAF concerning the business, operations and prospects of Capsure, the CCC Surety Operations to be contributed to CNA Surety and the prospects of CNA Surety. Smith Barney examined certain publicly available business and financial information relating to Capsure and certain business and financial information relating to the CCC Surety Operations to be contributed to CNA Surety as well as certain financial forecasts and other data for Capsure, the CCC Surety Operations and CNA Surety which were provided to or otherwise discussed with Smith Barney by the respective managements of Capsure and CNAF, including reserve reports and information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Reorganization Agreement in relation to, among other things: current and historical market prices of Capsure Common Stock; the historical and projected earnings and other operating data of Capsure and CNA Surety; and the capitalization and financial condition of Capsure and CNA Surety. Smith Barney also analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Capsure and CNA

Surety. Smith Barney also evaluated the potential pro forma financial impact of the Merger on CNA Surety. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Capsure. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts, reserve reports and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the respective managements of Capsure and CNAF advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capsure and CNAF as to the future financial performance of Capsure and CNA Surety and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Capsure Board, that such reserve reports were reasonably prepared reflecting the best currently available estimates and judgments of the preparers thereof as to the reserves of Capsure and CNA Surety. Smith Barney also assumed, with the consent of the Capsure Board, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Smith Barney did not express any opinion as to what the value of the CNA Surety Common Stock actually will be when issued to Capsure's stockholders pursuant to the Merger or the prices at which the CNA Surety Common Stock will trade subsequent to the Merger. Smith Barney's opinion, as set forth therein, relates to the relative values of Capsure and CNA Surety. Smith Barney did not make and, except with respect to certain reserve reports, was not provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of Capsure or CNA Surety nor did Smith Barney make any physical inspection of the properties or assets of Capsure or CNA Surety. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in connection with the Merger, which was determined through negotiation by Capsure and CNAF. No other limitations were imposed by Capsure on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     The full text of the written opinion of Smith Barney dated July 14, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. Holders of Capsure Common Stock are urged to read this opinion carefully in its entirety. Smith Barney's opinion is directed to the Capsure Board and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Smith Barney set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below performed by Smith Barney in connection with its opinion dated July 14, 1997. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Capsure, the CCC Surety Operations, CNA Surety, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Capsure, CNAF and CNA Surety. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the Capsure Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Capsure Board or management with respect to the Exchange Ratio or the proposed Merger.

     Selected Company Analysis

     Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Capsure and the following selected publicly traded companies in the specialty insurance sector of the property and casualty insurance industry: (i) small capitalization companies (companies with a market capitalization of less than $350 million): Amwest Insurance Group, Inc., Capitol Transamerica Corporation, EMC Insurance Group, Inc., GAINSCO Inc., Intercargo Corporation, The Navigators Group, Inc., NYMAGIC, Inc. and RLI Corporation (the "Small Capitalization Companies") and (ii) medium capitalization companies (companies with a market capitalization of greater than $350 million): W.R. Berkley Corporation, Executive Risk, Inc., Frontier Insurance Group, Inc., HSB Group, Inc., Markel Corp., MMI Companies, Inc. and Orion Capital Corporation (the "Medium Capitalization Companies" and, together with the Small Capitalization Companies, the "Selected Companies"). Smith Barney compared (i) market values as a multiple of, among other things, estimated calendar 1998 net income, and (ii) adjusted market values (equity market value, plus total debt and the book value of preferred stock) as a multiple of, among other things, estimated calendar 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA"). Smith Barney also compared the relationship between the price to book value multiples and projected 1998 return on equity ("ROE") of Capsure and CNA Surety with that of the Selected Companies. Net income projections for the Selected Companies were based on estimates of selected investment banking firms and net income projections, in the case of Capsure, were based on internal estimates of the management of Capsure, and, in the case of CNA Surety, were based on internal estimates of the management of CNAF as adjusted by the management of Capsure (in each case, after giving effect to the Lookback Adjustment). All multiples for Capsure and the Selected Companies were based on closing stock prices as of July 8, 1997. The ranges of multiples (excluding outliers) of estimated calendar 1998 net income and EBITDA of the Small Capitalization Companies were 7.9x to 10.6x (with a median of 9.7x) and 5.2x to 6.6x (with a median of 6.1x), respectively, and the ranges of multiples (excluding outliers) of estimated calendar 1998 net income and EBITDA of the Medium Capitalization Companies were 9.6x to 16.2x (with a median of 13.9x) and 6.5x to 11.1x (with a median of 9.3x), respectively. Applying these multiples to corresponding financial data for Capsure (the estimated calendar 1998 net income and EBITDA of which was $0.90 and $1.74, respectively, per share) and CNA Surety (the estimated calendar 1998 net income and EBITDA of which was $1.03 and $1.88, respectively, per share) resulted in implied equity reference ranges (excluding any potential market value of Capsure's NOLs and, in the case of CNA Surety, after giving effect to an assumed Closing Dividend of approximately $0.59 per share) for Capsure of approximately $6.53 to $8.96 per share (based on the Small Capitalization Companies) and for CNA Surety of approximately $7.63 to $10.33 per share (based on the Small Capitalization Companies) and approximately $9.73 to $17.45 per share (based on the Medium Capitalization Companies). Based on the relationship of the price to estimated December 31, 1997 book value multiples and projected 1998 ROE of the Selected Companies, the implied equity value for Capsure was approximately $7.66 per share (based on the Small Capitalization Companies) and the implied equity value for CNA Surety was approximately $9.78 per share (based on the Small Capitalization Companies) and approximately $13.57 per share (based on the Medium Capitalization Companies), excluding any potential market value of Capsure's NOLs and, in the case of CNA Surety, after giving effect to an assumed Closing Dividend of approximately $0.59 per share.

     No company or business used in the "Selected Company Analysis" as a comparison is identical to Capsure or CNA Surety. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating

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

characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies or the business segment or company to which they are being compared.

     Contribution Analysis

     Smith Barney analyzed the relative contributions of Capsure and the CCC Surety Operations to the net written premiums, statutory net income, underwriting income and pretax operating income of the combined company for fiscal years 1997 through 1999, based, in the case of Capsure, on internal estimates of the management of Capsure and, in the case of CNA Surety, on internal estimates of the management of CNAF as adjusted by the management of Capsure. This analysis indicated that, during such fiscal years, Capsure would contribute an average of approximately 41.8% of the net written premiums, 38.1% of the statutory net income, 39.1% of the GAAP underwriting income and 40.3% of the pretax operating income, of the combined company, and the CCC Surety Operations would contribute an average of approximately 58.2% of the net written premiums, 61.9% of the statutory net income, 60.9% of the GAAP underwriting income and 59.7% of the pretax operating income, of CNA Surety. In addition, Smith Barney performed a contribution analysis of the projected free cash flows of Capsure and the CCC Surety Operations for the fiscal years 1997 through 2001, based, in the case of Capsure, on internal estimates of the management of Capsure and, in the case of CNA Surety, on internal estimates of the management of CNAF as adjusted by the management of Capsure, and after making adjustments to the after-tax earnings of Capsure and the CCC Surety Operations for (a) estimated corporate overhead expenses and (b) certain NOL utilization limitations estimated by Capsure management to result from the proposed Merger. No adjustment was made for potential cost savings or other synergies resulting from the Merger, the amortization of goodwill created as a result of the Merger or expenses incurred related to the Merger. The contribution cash flow analysis was determined by adding (i) the present value of projected free cash flows over the period from September 15, 1997 to December 31, 2001 and (ii) the present value of Capsure's and the CCC Surety Operations' estimated terminal values on December 31, 2001. The estimated terminal values for Capsure and the CCC Surety Operations on December 31, 2001 were calculated on the basis of the Small Capitalization Companies by applying multiples of 9.7x projected 2002 net income, 6.1x projected 2002 EBITDA and 1.43x projected year-end 2001 book value in the case of Capsure and 3.60 x projected year-end 2001 book value in the case of the CCC Surety Operations. After adjustment for the amount of indebtedness of Capsure and the CCC Surety Operations estimated to be outstanding as of the closing of the Merger, this analysis indicated that Capsure and the CCC Surety Operations would contribute approximately 35.4% and 64.6%, respectively, of the present value of the pre-overhead, after-tax earnings of CNA Surety. Smith Barney also compared the relationship between the price to book value multiples and projected 1998 ROE of Capsure and the CCC Surety Operations with that of the Small Capitalization Companies. Based on the relationship of the price to book value multiples and projected 1998 ROE of the Small Capitalization Companies, this analysis indicated that Capsure and the CCC Surety Operations would contribute approximately 32.8% and 67.2%, respectively, of the pre-overhead equity value of CNA Surety. Following consummation of the Merger and after giving effect to the Lookback Adjustment, the stockholders and option holders of Capsure would own between approximately 36.5% to 46.1%, and CCC would own between approximately 63.5% to 53.9%, of CNA Surety, on a fully-diluted basis.

     Discounted Cash Flow Analysis

     Smith Barney performed a discounted cash flow analysis of the projected free cash flows of Capsure and of CNA Surety for the period from September 15, 1997 to December 31, 2001, based, in the case of Capsure, on internal estimates of the management of Capsure and, in the case of CNA Surety, on internal estimates of the management of CNAF as adjusted by the management of Capsure (in each case, after giving effect to the Lookback Adjustment). The discounted cash flow analysis of Capsure, on a stand-alone basis, and of CNA Surety was determined by adding (i) the present value of projected free cash flows over the period from September 15, 1997 to December 31, 2001 and (ii) the present value of Capsure's and CNA Surety's estimated terminal values on December 31, 2001. The estimated terminal value for Capsure was calculated on the basis of the Small Capitalization Companies by applying multiples of 9.7x projected 2002 net income, 6.1x projected 2002 EBITDA and 1.52x projected year-end 2001 book value. The estimated terminal value for CNA Surety was calculated on the basis of both the Small Capitalization and Medium Capitalization

Companies by applying multiples of, in the case of the Small Capitalization Companies, 9.7x projected 2002 net income, 6.1x projected 2002 EBITDA and 2.0x projected book value and, in the case of the Medium Capitalization Companies, multiples of 13.9x projected 2002 net income, 9.3x projected 2002 EBITDA and 2.83x projected year-end 2001 book value. The estimated cash flows and terminal values of Capsure and CNA Surety were discounted to present values using discount rates ranging from 10% to 15%. This analysis resulted in an implied equity reference range for Capsure (based on the Small Capitalization Companies) of approximately $9.75 to $12.33 per share. Excluding any potential market value of Capsure's NOLs and after giving effect to an assumed Closing Dividend of approximately $0.59 per share, this analysis also resulted in implied equity reference ranges for CNA Surety of approximately $10.41 to $13.58 per share (based on the Small Capitalization Companies) and approximately $14.30 to $18.84 per share (based on the Medium Capitalization Companies).

     Pro Forma Merger Analysis

     Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of CNA Surety for the period September 15, 1997 to December 31, 1997 on an annualized basis and for fiscal years 1998 and 1999 relative to the EPS of Capsure on a stand-alone basis, based, in the case of Capsure, on internal estimates of the management of Capsure and, in the case of CNA Surety, on internal estimates of the management of CNAF as adjusted by the management of Capsure (in each case, after giving effect to the Lookback Adjustment and an assumed Closing Dividend of approximately $0.59 per share). The results of the pro forma merger analysis suggested that the Merger would be accretive by approximately 19%, 15% and 12% in fiscal years 1997, 1998 and 1999, respectively, relative to Capsure's EPS on a stand-alone basis during such periods. The actual results achieved by the combined company may vary materially from projected results.

     Other Factors and Comparative Analyses

     In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of the following: (i) indications of interest received from third parties other than CNAF in respect of a possible transaction with Capsure; (ii) Capsure's historical and projected financial results and CNA Surety's projected financial results; (iii) the historical trading prices of the Capsure Common Stock; and (iv) the pro forma ownership of the combined company.

     Miscellaneous

     Pursuant to the terms of Smith Barney's engagement, Capsure has agreed to pay Smith Barney for its services, if the Merger is consummated, an aggregate financial advisory fee equal to approximately 1% of the total consideration (including liabilities assumed and subject to certain limitations) payable in the Merger. Capsure also has agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised Capsure that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of Capsure and CNAF for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Capsure and CNAF.

     Smith Barney is a nationally recognized investment banking firm and was selected by Capsure based on Smith Barney's experience, expertise and familiarity with Capsure and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO CAPSURE AND ITS STOCKHOLDERS

     The following is a summary of certain material federal income tax consequences of the Merger to Capsure and its stockholders. The summary is based on the Code, its legislative history, U.S. Department of Treasury regulations promulgated thereunder, court decisions and rulings by the Internal Revenue Service ("IRS"), all as in effect on the date hereof and all of which are subject to change at any time, which change may be retroactive. The summary only applies to persons that hold shares of Capsure Common Stock as capital assets and does not address tax considerations which apply to taxpayers who are subject to special rules (e.g., financial institutions, tax exempt organizations, foreign taxpayers or persons who receive the stock or options thereon as compensation). Each stockholder's individual circumstances may affect the tax consequences of the Merger to such stockholder. Accordingly, Capsure stockholders should consult their own tax advisors regarding the particular consequences to them of the Merger, including the applicability of any state, local or foreign tax laws to which they may be subject.

     General

     As a condition to the Merger, Capsure will receive an opinion from Mayer, Brown & Platt based on certain representations from CNA Surety, CCC, Capsure and the Major Stockholder that the Merger will be treated as an exchange within the meaning of Section 351(a) of the Code or a reorganization within the meaning of
Section 368(a) of the Code. Based on the opinion of Mayer, Brown & Platt, a copy of which is attached hereto as Appendix C and is incorporated herein by reference, the federal income tax consequences of the Merger will be as follows:

     Tax Treatment to Capsure

     No gain or loss will be recognized by Capsure as a result of the Merger.

     Tax Treatment to Capsure Stockholders

     Except, possibly, to the extent of dividends declared or paid at or prior to the Merger (as described below), no gain or loss will be recognized by a Capsure stockholder who receives CNA Surety Common Stock in exchange for Capsure Common Stock. The tax basis of the CNA Surety Common Stock received will be the same as the Capsure Common Stock exchanged therefor. The holding period of the CNA Surety Common Stock received will include the holding period of the shares of Capsure Common Stock exchanged therefor.

     Dividends Declared or Paid at or Prior to the Merger

     Capsure intends to take the position and will report to the IRS that any dividends it declares or pays at or prior to the Merger will be treated as ordinary dividend income for tax purposes to the extent of Capsure's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. However, it is possible that some or all of such dividend could be treated as consideration in the Merger. In such event, stockholders would be required to recognize income equal to the lesser of (i) the amount of the dividend treated as consideration in the Merger and/or (ii) the gain realized on the exchange of Capsure Common Stock for CNA Surety Common Stock (i.e., the excess of the value of the CNA Surety Common Stock received plus the amount of the dividend treated as consideration in the Merger over the tax basis in the Capsure Common Stock transferred). Such income generally would be capital gain, but in some limited circumstances, could be treated as ordinary dividend income.

     Information Reporting

     Capsure stockholders will be required to attach a statement to their tax return for the year of the Merger that contains the information listed in Treasury Regulation Section 1.368-3(b) and Treasury Regulation Section 1.351-3(a). Such statement will include the stockholder's tax basis in Capsure Common Stock and a description of the CNA Surety Common Stock received.

ACCOUNTING TREATMENT

     CNA Surety will account for the Merger as an acquisition of Capsure, using purchase accounting. Accordingly, the purchase price for Capsure will be allocated to Capsure's assets that have been acquired and to Capsure's liabilities that have been assumed based on the estimated fair value of such assets and liabilities at the Effective Time. The purchase price for the Capsure Common Stock will be determined based on the traded market value of the Capsure Common Stock to be exchanged, plus the estimated value of the Capsure Options. The final allocation of the purchase price has not been determined as it will be based on the fair value of the assets and liabilities at the Effective Time. See "Unaudited Pro Forma Consolidated Financial Information -- Notes to Unaudited Pro Forma Consolidated Financial Information."

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION; SEVERANCE BENEFITS; RETENTION AND TRANSACTION ARRANGEMENTS

     Pursuant to the Reorganization Agreement, CCC has agreed to elect the following persons as directors of CNA Surety for a period of two years following the Merger: Rod F. Dammeyer, a director of Capsure; Bruce A. Esselborn, president and a director of Capsure; and John T. Knox, Jr., president and chief executive officer of USA.

     In connection with the possible sale or merger of Capsure, the Special Committee, upon its appointment in March 1996, directed management to develop the Severance/Retention Plan pursuant to which Capsure would provide certain severance benefits and transaction or retention bonuses to certain officers and employees of Capsure and its subsidiaries. The Severance/Retention Plan was designed to (i) incentivize key employees to negotiate and effectuate consummation of the Merger; (ii) keep employees in place during the completion or failure of the Merger; and (iii) compensate employees for the loss of their employment. The Severance/ Retention Plan was proposed by Capsure management in April 1996 and was reviewed and negotiated by and between Capsure management and the Special Committee of the Capsure Board between April 1996 and September 1996. The Severance/Retention Plan was formally approved by the compensation committee of the Capsure Board in December 1996.

     Severance Benefits

     Under the terms of the Severance/Retention Plan, two officers and eight employees of Capsure will receive severance benefits in the event his or her employment is terminated in connection with the Merger, excluding Bruce A. Esselborn, president, and Mary Jane Robertson, chief financial officer, of Capsure, whose severance benefits are provided under the terms of their respective employment agreements. Individuals who accept employment positions with CNA Surety, an affiliate of CNA Surety or another entity affiliated with Mr. Zell are not considered to be terminated in connection with the Merger and are not entitled to severance benefits under the Severance/Retention Plan. Severance benefits include cash payments of up to one and one-half times annual salary, depending upon the level and seniority of the terminated officer or employee. Ronald D. Bobman, vice president -- mergers and acquisitions, whose employment will be terminated in connection with the Merger will be entitled to receive cash payments from Capsure in the amount of $255,000. John S. Heneghan, vice president -- controller, of Capsure, has agreed to serve as CNA Surety's chief financial officer following the Merger and in such event, he will not receive the severance benefits under the Severance/Retention Plan to which he would otherwise be entitled. The other eight employees entitled to severance benefits under the Severance/Retention Plan will receive cash severance payments from Capsure in an aggregate amount of approximately $121,000, assuming that all such employees are terminated in connection with the Merger and not hired by CNA Surety, an affiliate of CNA Surety or another entity affiliated with Mr. Zell.

     In addition, all Capsure Options held by directors, officers, employees and consultants terminated in connection with the Merger will automatically vest and be exercisable, following their exchange for CNA Surety Options, for one year following their termination. As of July 31, 1997, approximately 623,950 of the 934,126 outstanding Capsure Options are held by officers, employees and consultants expected to be terminated in connection with the Merger. Upon termination of employment in connection with the Merger, all vesting requirements under the Capsure Holdings Corp. Money Purchase Pension Plan and Trust and under the Capsure Holdings Corp. 401(k) Plan will be waived for such terminated individuals.

     Pursuant to the terms of their employment agreements with Capsure, Mr. Esselborn and Ms. Robertson, whose employment will terminate upon the Merger, will each receive two times their cash compensation, as reflected in Capsure's 1996 Annual Report on Form 10-K/A, subject to certain adjustments. Under the terms of their respective employment agreements, upon termination of employment, Mr. Esselborn and Ms. Robertson will receive payments in the amount of $1.15 million and $630,000, respectively. Mr. Esselborn has agreed to serve as a director of CNA Surety following the Merger, which service does not affect his entitlement to severance benefits pursuant to his employment contract.

     Retention and Transaction Arrangements

     The Severance/Retention Plan also provides for the payment by Capsure of various transaction and retention bonuses. Transaction bonuses will be payable or have already been paid to the following officers of Capsure and executive officers of its subsidiaries: Mr. Esselborn -- $581,250, Ms.
Robertson -- $337,500, Mr. Bobman -- $170,000, Mr. Heneghan -- $71,250, Stephen
T. Pate, president of Western Surety -- $312,500 and John T. Knox, Jr., president of USA -- $250,000. Transaction and retention bonuses of approximately $776,000 in the aggregate will be payable by Capsure to approximately 80 additional employees of Capsure and its subsidiaries upon consummation of the Merger. Transaction bonuses due Messrs. Esselborn, Bobman, Heneghan and Ms. Robertson were paid on December 27, 1996 in recognition of their efforts in negotiating and executing the Reorganization Agreement and related documents. The remaining amounts will be paid upon consummation of the Merger. The transaction and retention bonuses were designed to reward pre-Merger activities and entitlement thereto is not affected by the individual's employment status following the Merger. There is no agreement that transaction bonuses paid on December 27, 1996 be returned by the payees in the event the Merger is not consummated.

CERTAIN REGULATORY FILINGS AND APPROVALS

     Insurance

     The consummation of the Merger will require the approvals of the South Dakota Department and the Texas Department under the state insurance codes ("Insurance Codes") of the states of South Dakota and Texas, respectively, which are the jurisdictions in which the Insurance Subsidiaries are domiciled. The Insurance Codes of South Dakota and Texas contain provisions applicable to the acquisition of control of a domestic insurer. The filing of an application for acquisition of control of a domestic insurer (on Form A) gives rise to mandatory or, in some states, discretionary public hearing requirements and/or statutory periods (ranging from 30 to 90 days, which may be extended in certain circumstances) within which decisions must be rendered approving or disapproving the acquisition of control. Appropriate filings with the South Dakota Department and the Texas Department have been made and must be approved by the Effective Time. It is anticipated, although there can be no assurance, that approvals of the South Dakota Department and the Texas Department will be obtained.

     In addition, pursuant to the request of the California Commissioner, CNA Surety has filed an application seeking the consent of the California Commissioner for the proposed transactions.

     Antitrust

     Under the HSR Act and the rules promulgated thereunder by the FTC, certain acquisition transactions such as the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the Justice Department and the FTC and the requisite waiting period requirements under the HSR Act have been satisfied. Capsure and CCC filed Pre-Merger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the FTC on February 4, 1997 with respect to the Merger. Capsure and CCC received notice on February 13, 1997 that early termination of the required waiting period under the HSR Act had been granted by the Justice Department and the FTC. At any time before or after consummation of the Merger and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain businesses of Capsure or CNA Surety. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Additional Regulatory Approvals

     Except as disclosed in this Proxy Statement/Prospectus, Capsure and CCC are not aware of any other material federal, state or foreign regulatory approval that is required in order to consummate the Merger. Should any such approval be required, it is currently contemplated that such approval will be sought.

NYSE LISTING OF CNA SURETY COMMON STOCK

     CNA Surety will apply for listing of the CNA Surety Common Stock on the NYSE under the symbol SUR. It is a condition to the Merger that the shares of CNA Surety Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of CNA Surety Common Stock received by Capsure stockholders in the Merger will be freely transferable, except that shares of CNA Surety Common Stock received by persons who are deemed "affiliates" (as such term is defined under the Securities Act) of Capsure prior to the Merger and whose shares are not included in the reoffer provisions of this Proxy Statement/Prospectus set forth under the heading "Stockholders Registering Shares for Reoffer" may be resold by them only in transactions permitted under the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of persons who become affiliates of CNA Surety) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Capsure, CNA Surety or CCC generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as the principal stockholder of such party.

     In connection with, and as a covenant and condition to, the Reorganization Agreement (and as partial consideration for the agreement of the Major Stockholder to enter into the Voting Agreement), CNA Surety is required to enter into the Registration Rights Agreement with the Major Stockholder. Under the terms of the Registration Rights Agreement and subject to certain conditions, CNA Surety will grant to the Major Stockholder and certain of its permitted assigns, including a charitable foundation, certain rights to require CNA Surety to register for sale all or any portion of the shares of CNA Surety Common Stock owned by the Major Stockholder for a period commencing six months after the Effective Time and continuing until the third anniversary of the Effective Time. See "The Reorganization Agreement and Other Transaction Agreements -- Registration Rights Agreement."

DISSENTERS' RIGHTS

     Under the DGCL, holders of Capsure Common Stock are not entitled to dissenters' rights in connection with the Merger because the Capsure Common Stock is listed on a national securities exchange and the consideration which the Capsure stockholders will receive in the Merger consists solely of CNA Surety Common Stock, which will also be listed on a national securities exchange.

                          THE REORGANIZATION AGREEMENT
                        AND OTHER TRANSACTION AGREEMENTS

THE MERGER

     The Reorganization Agreement provides that, subject to the adoption of the Reorganization Agreement by the holders of Capsure Common Stock and the satisfaction of the other conditions to the Merger, Acquisition will be merged with and into Capsure. Following the consummation of the Merger, Acquisition will no longer exist and Capsure will be the Surviving Corporation and a wholly-owned subsidiary of CNA Surety. As part of the Merger, Capsure stockholders will receive the consideration described below.

     The Reorganization Agreement is briefly summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Reorganization Agreement, which is reprinted as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. Holders of Capsure Common Stock are urged to read the Reorganization Agreement in its entirety for a more complete description of the Merger and related transactions.

EXCHANGE OF CAPSURE COMMON STOCK FOR CNA SURETY COMMON STOCK

     At the Effective Time, each share of Capsure Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive one share of CNA Surety Common Stock. Outstanding and unexercised Capsure Options will be terminated in exchange for CNA Surety Options with similar rights and benefits as the Capsure Options. Following the consummation of the Merger, CNA Surety will own all of the outstanding shares of common stock of the Surviving Corporation and upon conversion of their shares, holders of Capsure Common Stock will become holders of CNA Surety Common Stock. Holders of Capsure Common Stock and Capsure Options will own, or have the right to acquire, respectively, an aggregate of 38.25% of the outstanding shares of CNA Surety Common Stock, on a fully-diluted basis, following the Merger, and CCC will own the remaining 61.75% of the outstanding shares of CNA Surety Common Stock, calculated on a fully-diluted basis and subject to the Lookback Adjustment.

     Exchange of Certificates

     Boston EquiServe L.L.P. will act as the Exchange Agent for the exchange of Certificates for certificates representing CNA Surety Common Stock. At the Effective Time, CNA Surety will deliver to the Exchange Agent the CNA Surety Common Stock issuable to Capsure stockholders in the Merger. Promptly after the Effective Time, the Exchange Agent will mail to all holders of record of Capsure Common Stock at the Effective Time instructions for surrendering their Certificates in exchange for a certificate or certificates representing CNA Surety Common Stock. CAPSURE STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange a certificate for the number of shares of CNA Surety Common Stock represented by the Certificate so surrendered. The Certificate surrendered will then be canceled. In the event of a transfer of ownership of Capsure Common Stock which is not registered in the transfer records of Capsure, CNA Surety Common Stock may be delivered to a transferee if the Certificate representing the Capsure Common Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     No dividends or other distributions with respect to the CNA Surety Common Stock will be paid to the holder of a Certificate until the Certificate has been surrendered. Upon surrender, the amount of dividends, if any, which would have been payable but which were not paid with respect to the number of shares of CNA Surety Common Stock represented by the new certificate issued upon such surrender, will be paid, without interest. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Capsure of the Capsure Common Stock outstanding immediately prior to the Effective Time. If, after the

Effective Time, certificates are presented for any reason, they will be canceled and exchanged as described above; provided, however, that after 12 months from the Effective Time, any unclaimed shares of CNA Surety Common Stock will be returned to CNA Surety and Capsure stockholders who have not exchanged their Capsure Common Stock for CNA Surety Common Stock shall look only to CNA Surety for such an exchange.

     Stock Options

     At the Effective Time, each Capsure Option shall be terminated in exchange for a CNA Surety Option to purchase an equivalent number of shares of CNA Surety Common Stock at the same exercise price as the exchanged Capsure Option. Each CNA Surety Option will have the same rights, benefits, terms and conditions as the Capsure Option being replaced (other than exercise periods for certain parties, as discussed below). The CNA Surety Options may be exercised (i) in the case of officers, employees and consultants who are terminated, and directors who resign, in connection with the Merger, up to one year following the Effective Time, or (ii) in the case of all other holders of Capsure Options who are not terminated, for the remaining period during which the exchanged Capsure Option would have been exercisable had the Merger not occurred, subject to earlier expiration in accordance with the terms of such Capsure Option. CNA Surety will reimburse any such terminated officer, employee, consultant or director for the commissions or other customary costs they may incur upon the sale of CNA Surety Common Stock immediately upon the exercise of their CNA Surety Option.

     As of the close of business on the Record Date, unexercised and outstanding Capsure Options entitled the holders thereof to purchase an aggregate of 855,058 shares of Capsure Common Stock.

     CNA Surety will file, on the Closing Date, both a Form S-8 registration statement and a NYSE listing application covering the CNA Surety Options and the shares of CNA Surety Common Stock issuable upon exercise of such CNA Surety Options. CNA Surety will use its reasonable best efforts to have the Form S-8 registration statement, which will be effective immediately upon filing, continuously effective under the Securities Act and to have shares of CNA Surety Common Stock admitted to trading on the NYSE upon the exercise of the CNA Surety Options.

LOOKBACK ADJUSTMENT

     The Reorganization Agreement provides for a mechanism, referred to as the "Lookback Adjustment", which may adjust the number of shares of CNA Surety Common Stock owned by CCC in the event that either or both of Capsure's and the CCC Surety Operations' actual net written premiums for 1997 vary from certain targets. As described under "The Reorganization Agreement and Other Transaction Agreements -- Lookback Adjustment," the Capsure stockholders' ultimate percentage ownership of CNA Surety may be adjusted. The Capsure stockholders' relative ownership percentage of CNA Surety, as a group, may be adjusted from 38.25% to between 36.47% and 46.13% of CNA Surety. Correspondingly, CCC's ultimate ownership of CNA Surety may be adjusted from 61.75% to between 53.87% and 63.53%. The Lookback Adjustment, if any, will be made on March 31, 1998, by either the surrender of shares of CNA Surety Common Stock by CCC or the issuance of additional shares of CNA Surety Common Stock to CCC, as the case may be. Because the Lookback Adjustment, if any, will be based upon the results of Capsure and CNA Surety for the year ending December 31, 1997 and will be effected on March 31, 1998, Capsure stockholders will not know the ultimate percentage of CCC's ownership either at the time of the Special Meeting or the Merger.

     The Lookback Adjustment provides that the actual 1997 net written premiums of the CCC Surety Operations, after adjustment by the Capsure Net Written Premium Adjustment, as hereinafter defined, are applied to the first column in the following table to determine the amount of the Lookback Adjustment. The Lookback Adjustment shall be effected through the surrender by, or the issuance to, CCC of shares of CNA Surety Common Stock as of March 31, 1998 in an amount determined in accordance with the second column in the following table.

     The adjustment to the CCC Surety Operations actual 1997 net written premiums (which adjusted premiums figure is the reference amount for the first column in the following table) is based on a comparison of the actual 1997 net written premiums of the Insurance Subsidiaries to a 1997 net written premiums target of $99.764 million. If the Insurance Subsidiaries actual 1997 net written premiums are less than $99.764 million, then the shortfall, multiplied by an adjustment factor, will be added to the CCC Surety Operations' 1997 net written premiums. Conversely, if the Insurance Subsidiaries actual 1997 net written premiums are more than $99.764 million, then the excess, multiplied by an adjustment factor, will be subtracted from the CCC Surety Operations 1997 net written premiums. The adjustment factor is equal to 1.5754 if the actual 1997 net written premiums of the CCC Surety Operations are greater than $139 million or 1.2954 if the actual 1997 net written premiums of the CCC Surety Operations are less than or equal to $139 million. The foregoing adjustment to the actual 1997 net written premiums of the CCC Surety Operations is hereinafter referred to collectively as the "Capsure Net Written Premium Adjustment."

                     (1)                              (2)                       (3)
    -------------------------------------   -----------------------   -----------------------
            CCC SURETY OPERATIONS
            NET WRITTEN PREMIUMS
             FOR THE YEAR ENDED             NUMBER OF SHARES OF CNA
             DECEMBER 31, 1997,               SURETY COMMON STOCK               CCC
                 AS ADJUSTED                (SURRENDERED BY CCC) OR   PERCENTAGE OWNERSHIP --
               ($ IN MILLIONS)               ISSUED BY CNA SURETY        ADJUSTED RATIO(1)
    -------------------------------------   -----------------------   -----------------------
    Greater than -- Equal to or less than
    -------------------------------------
               0 -- $120.2                         (7,495,772)                 53.87%
          $120.2 -- 122.7                          (6,959,522)                 54.54%
          $122.7 -- 125.2                          (6,423,955)                 55.19%
          $125.2 -- 127.7                          (5,889,828)                 55.82%
          $127.7 -- 130.2                          (5,357,938)                 56.43%
          $130.2 -- 132.7                          (4,820,035)                 57.03%
          $132.7 -- 135.2                          (4,285,589)                 57.61%
          $135.2 -- 137.7                          (3,745,914)                 58.18%
          $137.7 -- 140.2                          (3,211,042)                 58.73%
          $140.2 -- 142.7                          (2,681,957)                 59.26%
          $142.7 -- 145.2                          (2,138,925)                 59.79%
          $145.2 -- 147.7                          (1,602,695)                 60.30%
          $147.7 -- 150.2                          (1,074,355)                 60.79%
          $150.2 -- 160.2                                   0                  61.75%
          $160.2 -- 162.7                           1,069,402                  62.66%
          $162.7 -- 165.2                           1,605,392                  63.10%
          $165.2 or above                           2,141,697                  63.53%

-------------------------
(1) The percentages are based upon the beneficial ownership by CCC of 27,096,337 shares of CNA Surety Common Stock and 43,880,708 total outstanding shares of CNA Surety (giving effect to all options) at the Effective Time.

     The following are examples of how the Lookback Adjustment is calculated and are presented for illustrative purposes only. Assuming that the net written premiums of the CCC Surety Operations and Capsure for the year ending December 31, 1997, were $140 million and $100 million, respectively, the CCC Surety Operations net written premiums, as adjusted (for purposes of the table above), would be $139.6 million. In that case, CCC would surrender 3,211,042 shares of CNA Surety Common Stock as of March 31, 1998, thereby adjusting the relative percentages of CCC and the Capsure stockholders to 58.73% and 41.27%, respectively. Assuming that net written premiums of the CCC Surety Operations and Capsure were $155 million and $90 million, respectively, the CCC Surety Operations net written premiums, as adjusted, would be $170.4 million, and CNA Surety would issue an additional 2,141,697 shares of CNA Surety Common Stock to CCC as of March 31, 1998, thereby adjusting the relative percentages of CCC and the Capsure stockholders to 63.53% and 36.47%, respectively.

     Neither Capsure nor CNA Surety can provide any assurance regarding its ultimate performance, as compared to targeted 1997 net written premiums, or the ultimate result of the Lookback Adjustment, if any.

EFFECTIVE TIME

     The Effective Time of the Merger will occur when a certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of Delaware. The filing of the Certificate of Merger will be made as soon as practicable after all conditions set forth in the Reorganization Agreement have been satisfied.

TERMS AND CONDITIONS OF THE MERGER

     The obligations of Capsure, CNA Surety and CCC to consummate the Merger are each subject to the satisfaction of the following conditions: (i) the Reorganization Agreement and the transactions contemplated thereby (including the Amendment) shall have been validly approved by the affirmative vote of a majority of the holders of Capsure Common Stock; (ii) there shall not be in effect any order, decree or ruling or other action restraining or otherwise prohibiting the Merger or any of the other transactions contemplated by the Reorganization Agreement; (iii) all requisite regulatory approvals shall have been obtained, and the applicable waiting period under the HSR Act shall have expired or been terminated; (iv) the NYSE listing application for CNA Surety shall have been approved, subject only to official notice of issuance; (v) each party shall have received the opinion of its respective tax counsel and certain representations from certain stockholders as to its or their intentions regarding its or their shares of CNA Surety Common Stock; (vi) the parties will have received executed copies of the transaction documents including, without limitation, the Reinsurance Agreements, the Services and Indemnity Agreement, the Administrative Services Agreement and the Registration Rights Agreement;
(vii) Western Surety and USA each shall have maintained a rating by A.M. Best of "A" or better from the date of the Reorganization Agreement to one day immediately prior to the Closing Date; and (viii) the Registration Statement, of which this Proxy Statement/Prospectus is a part, shall have been declared effective by the Commission.

     The obligations of CCC and CNA Surety to consummate the Merger are also subject to the satisfaction of the following conditions: (i) Capsure shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Reorganization Agreement to be performed by it or complied with up to the Closing Date and the stockholders who are party to the Voting Agreement shall have performed in all material respects their respective obligations under the Voting Agreement up to the Closing Date;
(ii) except as otherwise contemplated in the Reorganization Agreement, the representations and warranties of Capsure contained in the Reorganization Agreement shall be true in all material respects when made and as though made at and as of the Closing Date; (iii) Capsure shall have delivered a certificate of certain officers of Capsure certifying as to the accuracy of the representations and warranties of Capsure and the performance of obligations required to be performed under the Reorganization Agreement; (iv) there shall have been no material modification of the Voting Agreement; (v) CCC shall have received the resignations of certain Capsure officers and all Capsure directors; and (vi) Capsure shall have delivered certain other additional certificates and documents requested by CCC.

     The obligations of Capsure to consummate the Merger are also subject to the satisfaction of the following conditions: (i) CCC and CNA Surety shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Reorganization Agreement to be performed or complied with by it up to the Closing Date; (ii) except as otherwise contemplated in the Reorganization Agreement, the representations and warranties of CCC and CNA Surety contained in the Reorganization Agreement shall be true in all material respects when made and as though made at and as of the Closing Date; (iii) CCC shall have delivered to Capsure a certificate of certain officers of CCC certifying as to the accuracy of the representations and warranties of CCC and CNA Surety and the performance of their respective obligations required to be performed under the Reorganization Agreement; and
(iv) CCC and CNA Surety shall have delivered certain other additional certificates and documents requested by Capsure.

     Capsure, on the one hand, and CNAF, on the other hand, may (i) extend the time for performance of any obligations, (ii) waive any inaccuracies in the representations and warranties of the other party, or (iii) waive compliance by the other party of any agreements or conditions contained in the Reorganization Agreement. Under the terms of the Reorganization Agreement, any amendment or waiver of a material condition would require the approval of the Capsure Board, except that any amendment which decreases the merger consideration or changes the form thereof or which adversely affects the rights of the Capsure stockholders would require the approval of the Capsure stockholders. The Capsure Board will not take actions which would require stockholder approval without soliciting the approval of the Capsure stockholders. However, the Capsure Board reserves its rights to waive or amend any material condition of the Reorganization Agreement in its discretion without resoliciting stockholder votes where such approval is not required.

REPRESENTATIONS AND WARRANTIES

     In the Reorganization Agreement, the parties have made certain representations and warranties concerning corporate existence and power, corporate authorization, governmental consents and approvals, non-contravention of agreements and instruments, capitalization, subsidiaries, Commission filings and reports, financial statements, derivative securities, absence of certain changes, no undisclosed material liabilities, litigation, taxes, employee benefits, environmental matters, intellectual property rights, material and additional contracts, compliance with laws, insurance regulatory compliance, related party transactions, finders' fees, real property, labor matters, takeover statutes, voting requirements, powers and authority of agents, reinsurance arrangements, investments, insurance products and policies, opinion of financial advisor, books and records and exclusions from investment company definition. These representations and warranties are generally qualified as to materiality and are, where appropriate, mutual in nature.

CERTAIN COVENANTS

     Conduct of the Business Pending the Merger

     In the Reorganization Agreement, Capsure, CCC and CNA Surety have made certain covenants regarding the operations of the respective businesses of Capsure and CCC, in the ordinary course of business, pending the consummation of the Merger and the transactions contemplated under the Reorganization Agreement.

     Specifically, Capsure has agreed among other things: (i) to operate its businesses in the ordinary course of business to preserve intact its business organization, relationships with customers, agents and others having business dealings with it, to keep available the services of its officers and employees, and not to substitute any methods of soliciting business, valuing investments on its books, processing or administering claims, in each case to the end that goodwill and ongoing business shall not be materially and adversely impaired;
(ii) not to declare any dividend or make any distributions with respect to the Capsure Common Stock to the Capsure stockholders (other than the Closing Dividend); not to split, combine or reclassify any of its capital stock or to issue or authorize any additional securities in lieu of or in substitution for its capital stock, and not to redeem or repurchase any securities of Capsure or its subsidiaries, except as required or contemplated under agreements or plans existing as of the date of the Reorganization Agreement; (iii) not to amend or reprice any Capsure Options, not to issue or authorize any shares of capital stock of Capsure, not to amend any of the terms of any outstanding securities or related agreements (other than the issuance of shares of Capsure Common Stock pursuant to the exercise of outstanding Capsure Options and issuance by a wholly-owned subsidiary of its capital stock to its parent); (iv) not to amend the certificate of incorporation or bylaws of Capsure or its subsidiaries, except as contemplated by the Reorganization Agreement; (v) not to (and not to permit its subsidiaries to) organize any subsidiary, not to acquire or agree to acquire a substantial equity interest or substantial portion of the assets of any other entity, not to authorize any new capital expenditures in an amount more than 5% of the amount budgeted therefor, not to pay or agree to pay in settlement of any litigation or claim against Capsure or its subsidiaries, officers, directors, employees or agents (other than claims or disputes under or relating to any insurance policy, contract or bond) more than $100,000 (net of insurance), and not to enter into or materially amend any agreement relating to the foregoing; (vi) not to dispose of any material assets other than investment securities which are reinvested in a manner consistent with past investment policies or practices or pursuant to prudent investment policies taking into account market conditions; (vii) not to acquire any derivative financial instruments; (viii) not to authorize any plan of dissolution or liquidation of Capsure or any of the Insurance Subsidiaries; (ix) not to adopt, amend or terminate any benefit or welfare plan, except as required by law or where such termination would not result in any material liability to Capsure, not to increase the compensation or benefits payable to any officer, director or employee (other than increases for non-officer employees consistent with past practice and not material on an aggregate basis), and not to pay any compensation or benefit not required by any plan or arrangement in effect as of the date of the Reorganization Agreement; (x) not to incur or guarantee any indebtedness for borrowed money, not to issue or sell any debt securities and not to create any material liens on the property of Capsure and its subsidiaries, except that Capsure is permitted to continue to use its existing revolving line of credit in the ordinary course of business, provided that the balance outstanding on the closing date of the Reorganization Agreement shall not exceed $60 million; (xi) not to terminate or materially amend any material contract of Capsure or its subsidiaries; (xii) except as permitted under the Reorganization Agreement, not to take any action out of the ordinary course of business; (xiii) to file all tax returns and not to make any tax election, which would have a material adverse effect on Capsure, without CCC's consent; (xiv) not to enter into any agreement providing for the acceleration of any payment or obligation upon a change of control of Capsure; (xv) not to enter into any new lines of business or materially change its business operations; (xvi) not to take any action that would result in the conditions to the Reorganization Agreement not being satisfied; and (xvii) not to enter into or amend any related party agreement.

     CCC has agreed, among other things, (i) to operate the CCC Surety Operations in the ordinary course of business to preserve intact its present operations, relationships with customers, agents and others having business dealings with it, to keep available the services of its officers and employees, and not to substitute any methods of soliciting business, valuing investments on its books, processing or administering claims, in each case to the end that goodwill and ongoing business shall not be materially and adversely impaired;
(ii) to maintain its certificates of authority and licenses relating to the CCC Surety Operations and to maintain the current U.S. Department of Treasury underwriting limitations; (iii) not to terminate or materially amend any material contract of CCC relating to the surety business; (iv) except as permitted under the Reorganization Agreement, not to take any action out of the ordinary course of business; (v) not to take any action that would result in the conditions to the Reorganization Agreement not being satisfied; (vi) to prepare and provide audited financial statements; and (vii) to amend CNA Surety's certificate of incorporation to increase to 100 million the number of authorized shares of CNA Surety Common Stock.

     CCC Covenants Regarding Transfer of the CCC Surety Operations

     In connection with the transactions contemplated under the Reorganization Agreement, CCC has covenanted that it will (i) make a capital contribution to CNA Surety in the amount of $52.25 million immediately prior to the Effective Time; (ii) enter into the Administrative Services Agreement with CNA Surety (the "Administrative Services Agreement"); (iii) enter into the Reinsurance Agreements, which require, among other things, payment by the Insurance Subsidiaries of certain ceding commissions; and (iv) assign all intangible assets used in the CCC Surety Operations to CNA Surety or the Surviving Corporation. CCC will grant to CNA Surety or the Surviving Corporation the right to use the mark "CNA" or some derivation thereof and will cause CNA Surety to borrow an additional $50 million and contribute those funds to the Insurance Subsidiaries as of the Effective Time. In connection with the foregoing transactions, the statutory surplus of the Insurance Subsidiaries will be increased by $73.25 million. See "Reinsurance Agreements and Services and Indemnity Agreement" and "CCC Restrictions" in this Section.

     Certain Other Covenants

     CCC has covenanted that it will nominate and elect three Capsure-designated directors to the CNA Surety Board and, subject to Delaware law and NYSE rules, vote its shares in favor of those Capsure-designated directors so that they will remain in office until the 1999 annual meeting of CNA Surety stockholders. CCC has further agreed that CCC will not vote to increase the size of the CNA Surety Board to more than eleven members prior to such 1999 annual meeting. CCC covenants that it will cause its designees to the CNA Surety Board to appoint at least one of the Capsure-designated directors to the CNA Surety Board audit committee. The Capsure-designated directors are Rod F. Dammeyer, Bruce A. Esselborn and John T. Knox, Jr. See "Management of CNA Surety." CCC has also agreed that, if any of Messrs. Dammeyer, Esselborn or Knox ceases to act as a director prior to the 1999 annual meeting, the remaining Capsure-designated directors on the CNA Surety Board will have the right to appoint a new person to fill such vacancy.

     CCC and CNA Surety also covenanted that for two years from the date on which the Merger closes (the "Closing Date"), the bylaws of CNA Surety shall require a vote of 75% of the outstanding shares of CNA Surety Common Stock in order to approve any of the following actions: (i) business combinations; (ii) proposals to sell or otherwise transfer substantially all of CNA Surety's assets; or (iii) any amendments to the bylaw provision requiring such supermajority vote. In addition, CCC covenanted that for a period of 18 months following the Closing Date, CNA Surety will not engage in a self-tender offer, and CCC will not engage in a tender offer, for shares of CNA Surety; provided, however that nothing shall prevent CCC from acquiring up to 69% of CNA Surety, calculated on a fully-diluted basis.

     Both Capsure and CCC have also agreed: (i) to promptly make their respective filings, and any other submissions, under the HSR Act and under the Insurance Codes of the South Dakota and Texas Insurance Departments and to obtain all other consents, approvals or permits from the necessary federal and state governments and regulatory agencies (including any national securities exchange) prior to the Effective Time and to consult and provide Capsure with the opportunity to review and comment upon any filings or communications with the relevant Insurance Departments; (ii) to consult with each other prior to issuing any press release or public statement; (iii) to allow all designated officers, attorneys, accountants and representatives of the other reasonable access to offices, records and files and to hold any nonpublic information so obtained in confidence in accordance with the respective confidentiality agreements entered into between the parties; (iv) to cooperate in the filing of the Registration Statement and obtain all necessary state securities permits or approvals; (v) that CCC will cause CNA Surety to submit listing applications to the NYSE and will use reasonable efforts to obtain approval of such applications prior to the Effective Time; (vi) to give prompt notice to the other party of the occurrence or non-occurrence of any event which would be likely to cause a representation or warranty to be untrue or inaccurate, the failure to comply with any covenant or the failure to satisfy any condition to the Reorganization Agreement; (vii) that Capsure will duly call, give notice of, convene and hold the Special Meeting as soon as practicable; (viii) that each will deliver to the other an officer's certificate as of the date of first mailing of this Proxy Statement/Prospectus to Capsure stockholders; (ix) that each will deliver to the other a comfort letter from each company's independent accountant in connection with the Registration Statement; (x) that CNA Surety will execute the Registration Rights Agreement with the Major Stockholder, that CCC will enter into the Reinsurance Agreements with Capsure and/or the Insurance Subsidiaries, as appropriate, and that Capsure will have obtained reinsurance limiting USA's individual policy exposure on individual policies to $500,000 for a period of three years following the Closing Date of the Reorganization Agreement; (xi) that CCC will cause the Reinsurance Agreements to be in full force and effect as of the Effective Time; and (xii) that CCC shall deliver to Capsure an update, as of March 31, 1997, to the actuarial study of loss reserves of CCC's surety business by the earlier of June 30, 1997 or ten business days prior to the Closing Date.

NO SOLICITATION

     The Reorganization Agreement provides that Capsure will not, and will not authorize its officers and directors, its subsidiaries or their officers and directors to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of a proposal or offer for an Acquisition Proposal. The Capsure Board, however, is entitled to furnish information to, or enter into discussions or negotiations with, any person or entity that makes an Acquisition Proposal if the Capsure Board, after consultation with its legal counsel, determines that such action is necessary for the Capsure Board to comply with its fiduciary duties to Capsure's stockholders under applicable law. Capsure will notify CCC if any such inquiries or proposals are received.

TERMINATION

     The Reorganization Agreement is subject to termination at the option of either Capsure or CCC if the Merger has not been consummated on or before September 30, 1997. In addition, prior to such time, the Reorganization Agreement is subject to termination upon: (i) the disapproval of the Reorganization Agreement and Merger by the Capsure stockholders at the Special Meeting; (ii) the issuance by any court or governmental body of a final order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; or (iii) the mutual consent of Capsure and CCC.

     CCC may terminate the Reorganization Agreement if: (i) there exists a breach of any representation, warranty, covenant, agreement or obligation by Capsure or the Major Stockholder in the performance of any of their material obligations under the Reorganization Agreement, and any such breach is not cured within 15 business days after notice of such breach; or (ii) if Capsure has entered into an agreement providing for an Acquisition Proposal or the Capsure Board withdraws its recommendation of the Reorganization Agreement or the Merger or the Capsure Board recommends any of the above actions.

     Capsure may terminate the Merger Agreement if there exists a breach of any representation, warranty, covenant, agreement or obligation by CCC or CNA Surety in the performance of any of their material obligations under the Reorganization Agreement, and any such breach is not cured within 15 business days after notice of such breach.

TERMINATION FEES

     If a termination occurs due to (i) a material breach of the Reorganization Agreement by Capsure or (ii) Capsure entering into an agreement providing for an Acquisition Proposal or the Capsure Board withdraws its recommendation of the Reorganization Agreement or the Merger or the Capsure Board recommends any of the above actions, then Capsure will pay liquidated damages of $750,000 to CCC. If a termination occurs due to a material breach of the Reorganization Agreement by CCC or CNA Surety, CCC will pay liquidated damages of $750,000 to Capsure.

     In addition to the foregoing, Capsure has agreed to pay CCC the sum of $4.25 million if (i) an Acquisition Proposal is commenced and (A) the Capsure Board withdraws its approval or recommendation of the Reorganization Agreement and Merger and (B) Capsure enters into an agreement with respect to an Acquisition Proposal within 12 months of receiving the Acquisition Proposal,
(ii) there is a successful tender offer for control of Capsure within 12 months of the date of the Reorganization Agreement, or (iii) Capsure terminates the Reorganization Agreement in breach of its obligations under the Reorganization Agreement and within 12 months of such termination, enters into an Acquisition Proposal. CCC has agreed similarly to pay to Capsure the sum of $4.25 million if CCC terminates the Reorganization Agreement in breach of its obligations under the Reorganization Agreement and then enters into an agreement for the merger, consolidation, business combination or sale of its surety business within 12 months of such termination.

CCC RESTRICTIONS

     In order to assure a complete transfer of the CCC Surety Operations, CCC has covenanted that it will direct any inquiries or requests that it may receive for certain surety products to the Insurance Subsidiaries, so that the Insurance Subsidiaries can offer to issue such surety products. CCC will refrain from making a quote on certain surety products for 30 days if CCC does not offer such surety product issued by the Insurance Subsidiaries or offers a competing surety product from a third party. After the Closing Date, CCC will cede to the Insurance Subsidiaries any bonds or policies relating to such surety business it or any of its subsidiaries may hold at any such time.

     CCC has further covenanted that it will not restrict the Insurance Subsidiaries from entering into any new lines of business.

CLOSING DIVIDEND

     The Reorganization Agreement provides that, subject to the representations, warranties and covenants set forth in the Reorganization Agreement, Capsure is entitled to pay to its stockholders the Closing Dividend. The Closing Dividend shall be an aggregate amount equal to the sum of $3.5 million and $58,600 per day from and including June 1, 1997 through and including the day immediately preceding the Effective Time. If the Merger were to be consummated on September 30, 1997, the aggregate amount of the Closing Dividend would be $10.6 million. Assuming that there were 16,652,485 shares of Capsure Common Stock outstanding (which includes the assumed exercise of 802,240 vested Capsure Options) on the record date of the Closing Dividend, the Capsure stockholders would receive a Closing Dividend of $0.64 per share. The Closing Dividend, which will be declared prior to the Effective Time, is conditioned upon the consummation of the Merger and will be payable as soon as practicable following the Effective Time.

REINSURANCE AGREEMENTS AND SERVICES AND INDEMNITY AGREEMENT

     The Reinsurance Agreements are designed to protect against adverse loss reserve development related to the CCC Surety Operations' reserves being transferred, and help preserve, through the year 2000, the profitability of the CCC Surety Operations and certain additional accounts. The Reinsurance Agreements together with the Services and Indemnity Agreement also effect the transfer of the CCC Surety Operations to the Insurance Subsidiaries. In addition, the Services and Indemnity Agreement provides the Insurance Subsidiaries with the authority to perform various administrative, management, underwriting and claim functions in order to conduct the business of the CCC Surety Operations.

     The Reinsurance Agreements to be entered into as of the Effective Time are as follows: (i) the Surety Quota Share Treaty; (ii) the Aggregate Stop Loss Reinsurance Contract; and (iii) the Surety Excess of Loss Reinsurance Contract. Forms of each of the Reinsurance Agreements and the Services and Indemnity Agreement are attached as exhibits to the Reorganization Agreement and are each incorporated herein by reference.

     Surety Quota Share Treaty

     As of the Effective Time, CCC and Western Surety will enter into the Surety Quota Share Treaty (the "Quota Share Treaty") to (i) transfer the CCC Surety Operations from CCC to Western Surety, including the net loss reserves, allocated and unallocated loss adjustment expense reserves ("LAE"), and the reserves for incurred but not reported losses (collectively, the "Reserves"), unearned premium reserves as of the Effective Time, as well as cash and other statutorily admitted assets equal to such Reserves plus unearned premium reserves and (ii) provide a guarantee to Western Surety regarding the adequacy of the Reserves transferred to Western Surety at the Effective Time.

     Specifically, CCC will transfer to Western Surety 100% of the net liabilities of the existing CCC Surety Operations under surety bonds written or renewed by CCC prior to the Effective Time. CCC will effect the transfer of the existing CCC Surety Operations by paying Western Surety an amount in cash and other statutorily net admitted assets (insurance premium receivables minus expenses accrued for statutory reporting purposes) equal to (i) CCC's net unearned premium reserves relating to the in-force CCC Surety Operations as of the Effective Time, plus (ii) CCC's Reserves for all CCC Surety Operations' business written or assumed prior to the Effective Time, and minus (iii) a ceding commission of $29 million to be retained by CCC, which reimburses CCC for acquisition expenses incurred by CCC in connection with the net unearned premium reserves being transferred. CCC will transfer to Western Surety all of the CCC Surety Operations' business written or renewed by CCC after the Effective Time by transferring the related liabilities of such business and paying to Western Surety an amount in cash equal to CCC's net premiums written on all such business, minus a quarterly ceding commission to be retained by CCC equal to $50,000 plus 28% of net premiums written on such business.

     CCC has also agreed to guarantee the Reserves transferred to Western Surety by agreeing to pay to Western Surety within 30 days following the end of each calendar quarter the amount of any adverse development on such Reserves, as reestimated as of the end of such calendar quarter.

     The Quota Share Treaty shall have a term of five years, commencing at the Effective Time. Notwithstanding the Quota Share Treaty's term, the provisions of the Treaty shall continue to apply until all obligations of the parties have been performed, including the guarantee with respect to the adequacy of the Reserves. CCC shall be responsible for losses on business covered by the Quota Share Treaty which are not discovered within three years of its termination.

     Aggregate Stop Loss Reinsurance Contract

     The Aggregate Stop Loss Reinsurance Contract (the "Stop Loss Contract") to be entered into as of the Effective Time will protect CNA Surety from adverse loss experience on certain business underwritten after the Effective Time. The Stop Loss Contract between the Insurance Subsidiaries and CCC limits the Insurance Subsidiaries' prospective net loss ratios with respect to certain accounts and lines of insured business for at least three fiscal years following the Effective Time. In the event the Insurance Subsidiaries' accident year net loss ratio exceeds 24% in each of 1997 through 2000 on certain insured accounts (the "Loss Ratio Cap"), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Effective Time, to pay to the Insurance Subsidiaries a dollar amount equal to (i) the amount, if any, by which their actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums.

     The Loss Ratio Cap only applies to the results of insureds that were accounts of the CCC Surety Operations as of the Effective Time as well as similar accounts at any time following the Effective Time but prior to the termination of the Stop Loss Contract. Although the Stop Loss Contract remains in effect until December 31, 2000, the provisions shall continue until all obligations of the parties have been performed. In consideration for the coverage provided by the Stop Loss Contract, the Insurance Subsidiaries will pay to CCC an annual premium equal to $20,000.

     Surety Excess of Loss Reinsurance Contract

     The Surety Excess of Loss Reinsurance Contract (the "Excess of Loss Contract") provides CNA Surety with the capacity to underwrite large surety bond exposures by providing the Insurance Subsidiaries with reinsurance support from CCC. Historically, CCC's substantial capital base has enabled it to underwrite and retain large aggregate surety bond exposures. The Excess of Loss Contract to be entered into by CCC and the Insurance Subsidiaries as of the Effective Time cedes to CCC certain liabilities in excess of the capacity provided by the Insurance Subsidiaries' reinsurance program.

     Specifically, CCC will provide the Insurance Subsidiaries with $75 million of coverage in excess of the $55 million of coverage to be provided to the Insurance Subsidiaries by third party reinsurers, which is in turn in excess of the $5 million of coverage per principal to be retained by the Insurance Subsidiaries. CCC will be obligated to pay to the Insurance Subsidiaries, on a quarterly basis, the amount of any loss to the extent such loss exceeds $60 million per principal; provided, however, that CCC's obligations to the Insurance Subsidiaries with respect to the Excess of Loss Contract shall not exceed $75 million per principal in any one year. Over the last five years, no more than ten CCC Surety Operations accounts have had exposures that would have been reinsured under the Excess of Loss Contract.

     The Excess of Loss Contract provides coverage for losses discovered on surety bonds in force at the Effective Time and for losses discovered on new and renewal business written, renewed or assumed during the term of the Excess of Loss Contract. CCC is also obligated to act as a joint insurer, or "co-surety," for business covered by the Excess of Loss Contract when requested by the Insurance Subsidiaries.

     The Excess of Loss Contract shall commence as of the Effective Time and continue for a period of five years. For a period of three years following the termination of the Excess of Loss Contract, CCC will be liable for applicable losses discovered with respect to business covered prior to the date of termination of the Excess of Loss Contract. In consideration for the reinsurance coverage provided by the Excess of Loss Contract, the Insurance Subsidiaries will pay to CCC, on a quarterly basis, a premium equal to 1% of the net written premiums applicable to the Excess of Loss Contract, subject to a minimum premium of $20,000 per quarter.

     Services and Indemnity Agreement

     The Services and Indemnity Agreement, to be entered into as of the Effective Time between CCC and the Insurance Subsidiaries, authorizes the Insurance Subsidiaries to perform certain underwriting, claims, agency and accounting functions on behalf of CCC as they relate to the business assumed under the Quota Share Treaty for a period of five years. In consideration for the provision of the foregoing services, CCC has agreed to pay the Insurance Subsidiaries a quarterly fee of $50,000.

     In addition, the Services and Indemnity Agreement prohibits any changes or modifications to it or any of the Reinsurance Agreements without the written approval of CCC and the audit committee of the CNA Surety Board.

ADMINISTRATIVE SERVICES AGREEMENT

     Pursuant to the Reorganization Agreement, CNA Surety will enter into an Administrative Services Agreement with CCC to allow for the continued use by CNA Surety of real and personal property currently owned or leased by CCC. In addition, CCC will offer to CNA Surety many of the services currently provided by CCC to the CCC Surety Operations. The Administrative Services Agreement has a three year term commencing upon execution at the Effective Time. The form of Administrative Services Agreement is attached as an exhibit to the Reorganization Agreement and is incorporated herein by reference.

     The Administrative Services Agreement provides that the rental and service fees charged by CCC thereunder shall be no less favorable than currently charged to the CCC Surety Operations. Such charges may be increased annually in an amount not more than the increase in the consumer price index during the previous 12 months. The CNA Surety Board audit committee shall have the authority to choose, at its discretion, to receive any or all of the services offered under the Administrative Services Agreement. CNA Surety, however, is under no obligation to purchase any services under the Administrative Services Agreement.

     Services to be provided and offered under the Administrative Services Agreement include the following: telecommunications, computer access and support, human resource assistance, accounting, legal, financial and administrative support, marketing, strategic management and direction, investment advice and various other business services.

     The CCC Surety Operations neither own nor directly lease any office space. The CCC Surety Operations share in the cost of CCC owned or leased facilities throughout the United States. Such costs have been directly allocated to the CCC Surety Operations based upon the estimated space used by its operations. CCC Surety Operations currently use approximately 72,500 square feet of space and related personal property in CCC's 41 branch locations and home office in Chicago, Illinois. CNA Surety may terminate its use of these locations as set forth in the Administrative Services Agreement, without penalty, by providing CCC with 60 days written notice.

     The Administrative Services Agreement also provides for prior notice of any termination of the underlying leases of real property from third parties and an option to CNA Surety to purchase the personal property owned by CCC and leased to CNA Surety under the Administrative Services Agreement at the end of three years for the price of $1.

VOTING AGREEMENT

     The Major Stockholder and Messrs. Esselborn and Dammeyer (collectively the "Capsure Participants"), have entered into the Voting Agreement, pursuant to which they have agreed to vote all Capsure Common Stock they may beneficially own in favor of the Reorganization Agreement and Merger and against any competing Acquisition Proposal entered into within 12 months following the receipt of such Acquisition Proposal. Subsequent to the execution of the Voting Agreement, the Major Stockholder distributed 486,760 shares of Capsure Common Stock to one of its limited partners, which in turn, transferred such shares to a charitable foundation. The charitable foundation, pursuant to the terms of the Voting Agreement, has agreed to be bound by the terms of the Voting Agreement. In addition, the charitable foundation, together with the

Capsure Participants have each granted CCC an irrevocable proxy to vote their shares if the Capsure Participants or the charitable foundation do not vote their shares in accordance with the terms of the Voting Agreement. The Voting Agreement shall be in effect until the earlier of December 31, 1997 or the termination of the Reorganization Agreement under certain circumstances. As of the Record Date, the Capsure Participants together with the charitable foundation beneficially owned 4,114,629 shares, or 26.0% of Capsure Common Stock. The foregoing summary is qualified in its entirety by reference to the complete text of the Voting Agreement, which is attached hereto as Appendix E and hereby incorporated herein by reference.

REGISTRATION RIGHTS AGREEMENT

     As a condition to Capsure's obligation to effect the Merger, CNA Surety is required to execute the Registration Rights Agreement, which provides that the Major Stockholder will have the right, for the period commencing six months following the Effective Time through the third anniversary of the Effective Time, to require CNA Surety to register for sale all or any portion of the CNA Surety Common Stock owned by the Major Stockholder and its permitted assigns, including the charitable foundation referenced above (collectively, the "Registrable Securities"). The Major Stockholder will have the right to "demand" CNA Surety to effect (i) one underwritten registration of all or part of the Major Stockholder's CNA Surety Common Stock, provided that any such demand registration must cover a minimum of 500,000 shares of CNA Surety Common Stock, or (ii) one "shelf" registration pursuant to Rule 415 under the Securities Act for all, but not less than all, of Major Stockholder's shares of CNA Surety Common Stock. Such demand registration may be postponed by CNA Surety for a limited period of time if such registration would interfere with any proposed offering of shares or pending financing, or would require the disclosure of material information which CNA Surety has a bona fide business purpose for preserving as confidential, such as a material acquisition, corporate reorganization or other significant transaction involving CNA Surety.

     If CNA Surety seeks to register any CNA Surety Common Stock while the Registration Rights Agreement is in effect, Major Stockholder has the right to request that CNA Surety include any or all of its CNA Surety Common Stock in the proposed offering. CNA Surety must provide Major Stockholder with prompt written notice of CNA Surety's intention to file the registration statement and Major Stockholder shall have a period of 15 business days to notify CNA Surety of its intention to register shares of CNA Surety Common Stock for sale in such offering. CNA Surety shall use its best efforts to register such securities, subject to constraints of marketability of the proposed offering, as set forth in a written opinion of the managing underwriters. In the event marketing constraints prevent the registration of all Registrable Securities requested to be registered, such Registrable Securities shall be registered, to the extent marketable, as set forth in the written opinion of such managing underwriters.

     In registering Registrable Securities, CNA Surety will use its best efforts, which include relevant filings with the Commission, relevant notices and necessary disclosures to requesting parties, and customarily required representations and warranties to underwriters.

     Major Stockholder will pay all underwriting discounts, commissions and transfer taxes related to the Registrable Securities offered for sale by Major Stockholder as well as the fees and disbursements of its counsel. All other fees and expenses in connection with the registration of the Registrable Securities will be borne by CNA Surety.

     CNA Surety agrees to indemnify Major Stockholder and the prospective underwriters of registrations of Registrable Securities for liabilities arising out of violations by CNA Surety of applicable laws relating to the registration statement and for material misstatements and omissions in information not provided by Major Stockholder included in the registration statement. Likewise, Major Stockholder agrees to indemnify CNA Surety or any underwriter for any liabilities arising out of violations of applicable laws relating to its offer and sale of Registrable Securities and for material misstatements and omissions made in the registration statement in reliance upon information provided to CNA Surety by Major Stockholder. Contribution will also be available to CNA Surety and Major Stockholder to the extent that indemnification from an indemnifying party to an indemnified party is unavailable.

               AMENDMENT TO CAPSURE CERTIFICATE OF INCORPORATION
                              (PROPOSAL NUMBER 2)

     If, and only if, the Reorganization Agreement and Merger are approved by the Capsure stockholders, the Capsure Board proposes to adopt the Amendment deleting, in its entirety, Article Twelfth to Capsure's certificate of incorporation. The approval of the Amendment is a condition to CCC's and CNA Surety's obligation to consummate the Merger and the failure to approve and adopt the Amendment will prevent the consummation of the Merger.

PROPOSED AMENDMENT AND REASONS THEREFOR

     The Capsure certificate of incorporation currently contains a provision designed to preserve and utilize the NOLs Capsure is currently entitled to use under the Code.

     The provisions of Article Twelfth were adopted by the stockholders of Capsure at the annual meeting held on August 2, 1988 in order to facilitate Capsure's ability to preserve and utilize its NOLs by restricting the ability of certain stockholders to acquire additional securities. At the time of adoption of Article Twelfth, Capsure had approximately $300 million of NOLs in the aggregate. The provisions of Article Twelfth of the certificate of incorporation provide, in part, that until after December 31, 1998, any person who owns common stock equal to or exceeding 5% of the total then outstanding Capsure Common Stock (a "5% Stockholder") is prohibited from acquiring additional stock or transferring any such stock unless: (i) the transfer does not jeopardize Capsure's ability to preserve and utilize its NOLs; (ii) such transfer is pursuant to a merger or consolidation in which holders of Capsure Common Stock are offered cash for their shares and the acquiror will own at least a majority of the outstanding shares of Capsure Common Stock; or (iii) the increase in ownership is due to the exercise of warrants issued to the Capsure stockholders on a pro rata basis. Article Twelfth also provides that the acquisition of Capsure Common Stock or other securities made in violation of these limitations will be null and void.

     Unless the Amendment is approved and adopted, the Merger would violate the terms of Article Twelfth of the Capsure certificate of incorporation. Article Twelfth would void the exchange of shares of Capsure Common Stock for shares of CNA Surety Common Stock by 5% Stockholders as required by the Reorganization Agreement, making the Merger as currently proposed impossible to accomplish.

     The proposed Amendment to the Capsure certificate of incorporation deletes Article Twelfth in its entirety and renumbers the subsequent articles therein.

     The proposed Amendment will become effective immediately prior to the consummation of the Merger and will continue in effect until amended or repealed. The proposed Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Capsure Common Stock entitled to vote at the Special Meeting.

     In connection with its examination of whether the Merger is in the best interests of the Capsure stockholders, the Capsure Board considered the impact of the limitations on the utilization of the NOLs relating to a change in control and concluded that the potential benefits and value of the Merger to the Capsure stockholders outweighed the value of the lost NOLs. See "The Merger -- Background and Reasons for the Merger."

     The Capsure Board recommends that stockholders vote FOR the adoption of the proposed Amendment.

                        MARKET FOR CAPSURE COMMON STOCK

     The Capsure Common Stock trades on the NYSE under the symbol CSH. On August 5, 1997, the last reported sale price for the Capsure Common Stock was $13 5/16 per share. On December 9, 1996, the date prior to Capsure's public announcement that it was involved in merger negotiations, the last reported sale price for the Capsure Common Stock was $10 3/8 per share. On December 19, 1996, prior to the public announcement of the Merger and the execution of the Reorganization Agreement, the last reported sale price for the Capsure Common Stock was $11 7/8 per share.

     The following table shows the range of high and low sale prices for shares of Capsure Common Stock as reported on the NYSE for each calendar quarter of the past two years:

                                                                 HIGH      LOW
                                                                 ----      ---
1997
  3rd Quarter (through August 5, 1997)......................    $14.00    $12.44
  2nd Quarter...............................................     12.94     11.25
  1st Quarter...............................................     13.13     10.38
1996
  4th Quarter...............................................    $18.38    $ 8.00(1)
  3rd Quarter...............................................     18.88     16.63
  2nd Quarter...............................................     18.75     15.75
  1st Quarter...............................................     17.63     15.00
1995
  4th Quarter...............................................    $17.88    $13.13
  3rd Quarter...............................................     14.88     13.00
  2nd Quarter...............................................     14.88     12.50
  1st Quarter...............................................     14.38     12.38

-------------------------
(1) The sale prices for the 4th quarter of 1996 and thereafter reflect the payment of the $10.00 per share Special Distribution. On October 7, 1996, the first business day following payment of the Special Distribution, the Capsure Common Stock opened at a price per share that was $10.00 less than the closing price per share on the previous business day.

     The number of stockholders of record of Common Stock on June 30, 1997, was approximately 2,300.

DIVIDEND POLICY

     Following a review of strategic alternatives for the deployment of its capital, the Capsure Board declared the Special Distribution on September 11, 1996, in the amount of $10.00 per share of Capsure Common Stock. The Special Distribution was funded from $62 million of borrowings under Capsure's revolving credit agreement and approximately $94 million from available cash and marketable securities accumulated at the parent company level, approximately $77 million of which was raised in connection with the sale of United Capitol. See "The Merger -- Background and Reasons for the Merger."

     Capsure also intends to pay to its stockholders of record as of the date immediately prior to the Effective Time, the Closing Dividend. The Closing Dividend, which will be declared prior to the Effective Time, is conditioned upon the consummation of the Merger and will be payable as soon as practicable following the Effective Time. If the Merger were to be consummated on September 30, 1997, the aggregate amount of the Closing Dividend would be $10.6 million. Assuming that there were 16,652,485 shares of Capsure Common Stock outstanding (which includes the assumed exercise of 802,240 vested Capsure Options) on the record date of the Closing Dividend, the Capsure stockholders would receive a Closing Dividend of $0.64 per share.

     Capsure did not pay any dividends or make any cash distributions prior to the Special Distribution and will not pay any additional dividends to Capsure stockholders prior to the consummation of the Merger.

                       MARKET FOR CNA SURETY COMMON STOCK

     CNA Surety is a newly-formed corporation. There has not been, and prior to the Merger, there will not be, any public market for shares of CNA Surety Common Stock. See "Risk Factors -- No Prior Public Market for CNA Surety Common Stock; Possible Volatility of Stock Price."

DIVIDEND POLICY

     As a newly-formed corporation, CNA Surety has never declared or paid a cash dividend on the CNA Surety Common Stock. The CNA Surety Board is expected to consider a regular quarterly dividend for CNA Surety after consummation of the Merger. The declaration and payment of future dividends to holders of CNA Surety Common Stock will be at the discretion of the CNA Surety Board and will depend upon many factors, including CNA Surety's financial condition, operating characteristics, projected earnings and growth, capital requirements of the Insurance Subsidiaries, debt service obligations and such other factors as the CNA Surety Board deems relevant. There can be no assurance that any future dividends will be paid. For a discussion of the liquidity and capital resources of CNA Surety, see "Description of CNA Surety -- Liquidity and Capital Resources" and "Unaudited Pro Forma Consolidated Financial Information -- Notes to Unaudited Pro Forma Consolidated Financial Information."

                      DESCRIPTION OF CCC SURETY OPERATIONS

GENERAL

     CNAF was incorporated in 1967 as the parent company of Continental Casualty Company, incorporated in 1897, and Continental Assurance Company ("CAC"), incorporated in 1911. In 1975, CAC became a wholly-owned subsidiary of Continental Casualty Company. In late 1994, CNAF reached an agreement to acquire all the outstanding common stock of The Continental Corporation ("Continental") for approximately $1.1 billion and the merger was completed on May 10, 1995. As a result and upon consummation of the merger, Continental became a wholly-owned subsidiary of CNAF. Continental, a New York corporation incorporated in 1968, is an insurance holding company. The principal operating insurance companies of Continental are Continental Insurance Company and its affiliates ("CIC").

     CNAF's subsidiaries are multi-line insurers and as such underwrite property, casualty, life, and accident and health coverages. In addition, CNAF subsidiaries offer surety and fidelity policies and bonds. The principal market for these insurance lines is the United States.

     Prior to the acquisition of Continental in May 1995, CNAF, through its subsidiaries, wrote various contract and commercial surety bonds. Such insurance was written principally through Continental Casualty Company and two of its affiliates, American Casualty Company of Reading, Pennsylvania and National Fire Insurance Company of Hartford. Continental Casualty Company and certain of its affiliated property and casualty insurers participate in pooling arrangements to share in their combined underwriting results.

     CNAF surety operations increased significantly as a result of the acquisition of Continental in May 1995. Prior to the acquisition, both CCC and CIC were among the top 10 national writers of surety products, according to Surety Association of America ("SAA") statistics. Gross written premiums for 1994 were approximately $95 million for each company and each company had a similar mix between contract and commercial surety business. CNAF has sought to move all new and renewal CIC surety business to CCC, a process which has been substantially completed. CCC and CIC have agreed to transfer their surety business to CNA Surety. The combined operations are referred to herein collectively as the "CCC Surety Operations."

     The CCC Surety Operations are conducted from the home office of CNAF at CNA Plaza, Chicago, Illinois 60685. Of the 320 employees assigned to the CCC Surety Operations, approximately 75 employees are involved in underwriting, claims and administration in the home office; and approximately 245 employees are located in the 41 full-service branch offices located throughout the United States and are principally involved in underwriting, production and processing. The CCC Surety Operations offer surety products in all 50 states, Puerto Rico and the District of Columbia.

PRODUCTS

     Unlike a standard, two-party insurance policy, surety bonds are three-party agreements in which the issuer of the bond (the surety) joins with a second party (the principal) in guaranteeing to a third party (the owner/obligee) the fulfillment of some obligation on the part of the principal. According to SAA industry estimates, approximately 80% of the $2.7 billion United States surety market is represented by bonds or policies required by federal statutes, state laws, and local ordinances. These bonding requirements range from federal construction projects, where the contractor is required to post performance and payment bonds which guarantee performance of contracts to the government as well as payment of bills to subcontractors and suppliers, to license and permit bonds which guarantee compliance with legal requirements for business operations. In general, under surety bonds, the surety company has certain rights of indemnification and reimbursement from the principal, allowing the surety company to pursue recovery of monies paid under its bond.

     The surety business is comprised of contract surety business and commercial surety business, although the products comprising each are sold through the same distribution system.

     Contract bond guarantee obligations include the following:

          Bid bonds: used to prequalify contractors submitting proposals on potential contracts.

          Performance bonds: guarantee to the owner the performance of the contractor's obligations according to the terms and conditions of the contract.

          Payment bonds: guarantee payment of the contractor's obligations under the contract for labor, subcontractors, and materials supplied to the project. Payment bonds are utilized in public projects where liens are not permitted.

     Other examples of contract bonds are completion, maintenance and supply bonds.

     Commercial surety business is comprised of bonds covering obligations typically required by law or regulation, such as the following:

          License and Permit bonds: required by statutes or ordinances for a number of purposes including guaranteeing the payment of certain taxes and fees and providing consumer protection as a condition to granting licenses related to selling real estate or motor vehicles and contracting services.

          Judicial and Fiduciary bonds: required by statutes, courts or legal documents for the protection of those on whose behalf a fiduciary acts. Examples of such fiduciaries include executors and administrators of estates, and guardians of minors and incompetents.

          Public Official bonds: required by statutes and ordinances to guarantee the lawful and faithful performance of the duties of office by public officials.

     The following table provides selected production information relating to the CCC Surety Operations for each of the last three calendar years.

                                                       % OF                   % OF                   % OF
                                             1996      TOTAL        1995      TOTAL        1994      TOTAL
                                             ----      -----        ----      -----        ----      -----
                                                 (DOLLARS IN THOUSANDS, EXCEPT AVERAGE BOND PENALTY)
Gross written premiums ("GWP")(1)
  Contract.............................    $108,130     69.7%     $ 94,569     69.2%     $ 65,528     69.6%
  Commercial
     License & permit..................      33,051     21.3        28,190     20.6        20,706     22.0
     Judicial & fiduciary..............      11,714      7.5        11,007      8.1         6,313      6.7
     Public official...................       1,383      0.9         1,166      0.9           437      0.5
     Other.............................         930      0.6         1,673      1.2         1,198      1.2
                                           --------    -----      --------    -----      --------    -----
     Total commercial..................      47,078     30.3        42,036     30.8        28,654     30.4
                                           --------    -----      --------    -----      --------    -----
Total GWP..............................    $155,208    100.0%     $136,605    100.0%     $ 94,182    100.0%
                                           ========    =====      ========    =====      ========    =====
Percentage of total GWP generated by
  largest agency.......................                  2.1%                   1.6%                   3.5%
Percentage of total GWP generated in
  top 5 states.........................                 35.6%                  36.4%                  35.5%
Net written premiums(1)
  Contract.............................    $103,445     71.9%     $ 88,566     72.6%     $ 63,176     77.0%
  Commercial...........................      40,459     28.1        33,446     27.4        18,888     23.0
                                           --------    -----      --------    -----      --------    -----
  Total................................    $143,904    100.0%     $122,012    100.0%     $ 82,064    100.0%
                                           ========    =====      ========    =====      ========    =====
Net earned premiums(1)
  Contract.............................    $104,115     69.8%     $ 96,841     74.2%     $ 57,541     73.8%
  Commercial...........................      44,954     30.2        33,762     25.8        20,440     26.2
                                           --------    -----      --------    -----      --------    -----
  Total................................    $149,069    100.0%     $130,603    100.0%     $ 77,981    100.0%
                                           ========    =====      ========    =====      ========    =====
Number of bonds in force at year-end(2)
  Contract.............................      18,127     16.7%       21,664     17.4%       10,912     17.2%
  Commercial...........................      90,383     83.3       102,929     82.6        52,523     82.8
                                           --------    -----      --------    -----      --------    -----
  Total................................     108,510    100.0%      124,593    100.0%       63,435    100.0%
                                           ========    =====      ========    =====      ========    =====
Average bond penalty(3)................    $234,000               $228,000               $254,000
                                           ========               ========               ========

-------------------------
(1) Gross and net written premiums and net earned premiums include the surety operations of CIC since its acquisition in May 1995 which, accordingly, affects the comparability of this data for all years presented. See "Management's Discussion and Analysis of the Statements of Certain Assets and Liabilities and the Statements of Certain Revenues and Direct Operating Expenses of the CCC Surety Operations" for further discussion of premiums written and the re-underwriting of the CIC surety book of business.

(2) The number of bonds in force includes the CIC surety operations at year-end 1996 and 1995 which affects the comparability of this data to year-end 1994. The number of bonds in force decreased from 1995 to 1996 due primarily to the re-underwriting of the CIC surety book of business.

(3) The average bond penalty is a measure of the average limit of liability associated with in-force contract and commercial surety bonds at each reporting period.

     In 1996, the agency with which the CCC Surety Operations did the most business generated approximately $3.2 million of gross written premiums, or 2.1% of aggregate gross written premiums. The ten agencies which did the most business with the CCC Surety Operations produced a total of $16.3 million or 10.5% of aggregate gross written premiums.

     Although the CCC Surety Operations have continually considered new products to address the surety needs of its clients, the products comprising the surety market have been relatively stable for many years.

MARKETING

     The CCC Surety Operations market contract and commercial surety bonds in all 50 states, as well as Puerto Rico and the District of Columbia. The bonds are marketed primarily through independent producers, including multi-line agents and brokers such as surety specialists, many of whom are members of the National Association of Surety Bond Producers. Relationships with these independent producers are maintained through various local branch offices of the CCC Surety Operations, of which there are currently 41. The CCC Surety Operations do business with approximately 3,500 agents and brokers throughout the United States.

     The following table sets forth the distribution of the business of the CCC Surety Operations by state based upon gross written premiums in each of the last three years:

                                                           YEARS ENDED DECEMBER 31
                                                        -----------------------------
                                                        1996        1995        1994
                                                        ----        ----        ----
Gross Written Premiums by State
  California........................................     10.0%       10.6%        9.5%
  Texas.............................................      9.0        10.3         9.2
  Florida...........................................      6.3         5.6         6.5
  New York..........................................      6.0         6.2         5.7
  Illinois..........................................      4.3         3.7         4.6
  Pennsylvania......................................      4.2         5.2         5.2
  Indiana...........................................      3.1         2.8         4.0
  Georgia...........................................      3.0         2.8         2.1
  All Other.........................................     54.1        52.8        53.2
                                                        -----       -----       -----
     Total..........................................    100.0%      100.0%      100.0%
                                                        =====       =====       =====

     Contract Surety Marketing

     With respect to the contract surety business, the core focus for the CCC Surety Operations are contractors with less than $50 million in contracted work in progress. However, the CCC Surety Operations also service small contractors (less than $5 million in work in progress), medium contractors ($5-$25 million) and the lower end of the large contractors ($25-$150 million). These small and medium contractors, as a group, represent a significant portion of the United States construction market. Currently, the CCC Surety Operations have a small number of accounts with contracted work in progress in excess of $150 million, the majority of which have been clients of the CCC Surety Operations for more than ten years. Some of these accounts are maintained on a "co-surety" or joint insurer basis with other sureties in order to manage aggregate exposure.

     The CCC Surety Operations also participate in the non-standard contract market, utilizing the federal government's Small Business Administration ("SBA") preferred surety bond guarantee program ("Plan B"). Plan B is a reinsurance program that provides 70% coverage in exchange for 23% of the premium.

     CNA Surety management anticipates that the strategic marketing focus of the CCC Surety Operations will continue to be on the surety needs of those contractors with less than $50 million in contracted work in progress. See "Description of CNA Surety -- CNA Surety Merger Strategy." In addition, it is intended that the CCC Surety Operations will continue to maintain a presence in the non-standard market (through the SBA and similar programs), and may market selectively to large contractors with work in progress in excess of $150 million, in each case utilizing a joint insurer or co-surety approach.

     Commercial Surety Marketing

     A large portion of the commercial surety market is comprised of small obligations represented by licenses and permits that are routine in nature and require minimal underwriting. Customers are focused principally on prompt and efficient service. While most of this market is represented by small entities, the CCC Surety Operations also seek to service the bonding needs of larger, "Fortune 1000" firms, where a high level of technical and underwriting skill is required. Customers in this latter market are sophisticated, professional buyers of commercial surety bonds who demand exceptional service and expertise. In that regard, the CCC Surety Operations maintain a specific underwriting staff in its home office dedicated to this market. See "Description of CNA Surety -- CNA Surety Merger Strategy."

     The CCC Surety Operations also direct their marketing to particular industries or classes of bonds on a broad basis. For instance, the CCC Surety Operations maintain programs directed at mortgage broker compliance bonds, games of chance bonds (guaranteeing payment of prizes from promotional games) and grain warehouse dealers bonds (protecting funds associated with grain storage).

     The CCC Surety Operations recognize that continued success in the commercial surety market will depend in part on the enhancement of automation and the centralization of processing, and the CCC Surety Operations' strategic plans include such enhancements.

UNDERWRITING

     The underwriting philosophy of the CCC Surety Operations is conservative and focused on long-term relationships established at the local level with centralized home office authority. While this focus may limit growth during soft market conditions, management believes the approach results in a stable presence and profitable underwriting results over the long term.

     The extent and sophistication of underwriting activity varies by type of risk. Contractor accounts and large commercial surety customers undergo extensive credit, financial and managerial review and analysis on a regular basis. Certain classifications of bonds, such as fiduciary and court appeal bonds, also require more extensive underwriting.

COMPETITION

     The surety business is highly competitive. According to the SAA, an industry trade organization comprised of approximately 650 members which are direct writers of surety and fidelity bonds, in 1995, the surety market was represented by aggregate gross premiums in excess of $2.7 billion. While no one company dominates the market (the largest insurance company offering surety bonds has a 6% share of the overall surety market, according to 1995 SAA-published statistics for the U.S.), the ten largest surety companies account for nearly 50% of the total U.S. surety market. Primary competitors of the CCC Surety Operations are approximately 20 national, multi-line companies participating in the surety business. In addition, there are numerous regional and specialty companies actively participating in the surety market throughout the country. Management of the CCC Surety Operations believes that its principal competitive strengths are capacity, service and accessibility and long-term relationships with agents and accounts.

     While the surety industry has experienced slow premium growth, competition has increased as a result of nine years of profitable underwriting experience. This competition has typically manifested itself through reduced premium rates and greater tolerance for relaxation of underwriting standards. Management of the CCC Surety Operations believes such competition will continue.

REGULATION

     The insurance industry is subject to comprehensive and detailed regulation and supervision by each state throughout the United States. Each state has established supervisory agencies with broad administrative powers relative to licensing insurers and agents, prescribing the form and content of statutory financial reports, regulating solvency and controlling the type and amount of investments permitted. Regulatory powers also extend to premiums charged which require that rates not be excessive, inadequate or unfairly discriminatory. In addition, the operating companies are subject to periodic financial and market conduct examinations by state regulators.

     The CCC Surety Operations have been conducted through several wholly-owned insurance subsidiaries of CNAF and the surety business has represented only a small portion of the business of such subsidiaries. Because the insurance regulations generally focus on the operating companies, the CCC Surety Operations have been only indirectly impacted by the insurance regulations. Upon consummation of the Merger, the businesses of CCC Surety Operations will be transferred to the Insurance Subsidiaries of Capsure, and will therefore be subject to insurance regulations through the Insurance Subsidiaries. See Capsure's Annual Report on Form 10-K/A for the year ended December 31, 1996, incorporated herein by reference, for a discussion of the regulation and supervision of the Insurance Subsidiaries. Management believes that the Insurance Subsidiaries will continue to comply with the applicable insurance regulations following the Merger.

     The CCC Surety Operations have qualified as an approved surety for federal and other public works project bonds pursuant to U.S. Department of Treasury Circular 570. As of July 1, 1997, the individual surety bond limitation for CCC was $345.3 million.

REINSURANCE

     The CCC Surety Operations cede a portion of their surety bond exposures to other insurers and reinsurers in order to limit maximum loss, provide greater diversification of risk and minimize aggregate exposures. The reinsurance coverages address the contract and commercial product lines separately with the CCC Surety Operations' retentions varying by principal or face amount of bond. Because the ceding of insurance does not discharge the primary liability of the original insurer, the CCC Surety Operations place their reinsurance with qualified carriers after conducting a detailed review of the nature of the obligation and a thorough assessment of the reinsurers' credit qualifications and claims settlement performance and capabilities.

     For contract surety business, an excess of loss program is in effect. It provides for coverage on a per principal basis, equal to 90% of $55 million in excess of a $5 million retention. For commercial surety business, a surplus share treaty is utilized, providing per bond coverage at 50% of $40 million in excess of a $3 million net retention. The CCC Surety Operations' largest recoverable from a single reinsurer, including prepaid reinsurance premiums, was approximately $3.4 million and $6.9 million at December 31, 1996 and December 31, 1995, respectively. The CCC Surety Operations have not experienced any difficulties collecting from reinsurers, however, there can be no assurance that this experience will continue in the future. See "Description of CNA Surety -- Reinsurance."

EMPLOYEE RELATIONS

     The CCC Surety Operations have approximately 320 full-time equivalent employees and have experienced satisfactory labor relations. CNAF has never experienced a work stoppage.

PROPERTIES

     The CCC Surety Operations neither own nor directly lease any office space, but share in the cost of CCC owned or leased facilities throughout the United States. Such costs have been directly allocated to the CCC Surety Operations based upon the estimated space used by its operations. CCC Surety Operations currently use approximately 72,500 square feet of space and related personal property in CCC's 41 branch locations and home office in Chicago, Illinois. CNA Surety may terminate its use of these locations as set forth in the Administrative Services Agreement, without penalty, by providing CCC with 60 days written notice. For 1996, the charge to the CCC Surety Operations for occupied facilities totaled $1.3 million. See "The Reorganization Agreement and Other Transaction Agreements -- Administrative Services Agreement."

LOSS RESERVE DEVELOPMENT

     The CCC Surety Operations' loss and LAE reserves are based on undiscounted
(i) case basis estimates for claims reported on direct business, adjusted in the aggregate for ultimate loss expectations, (ii) estimates of unreported losses based upon past experience, (iii) estimates of losses on assumed insurance, (iv) estimates of future expenses to be incurred in settlement of claims and (v) estimates of claim recoveries, exclusive of reinsurance recoveries which are reported as an asset. In establishing these estimates, consideration is given to current conditions and trends as well as past experience of the CCC Surety Operations and the surety industry.

     The loss reserve development table below illustrates the change over time of reserves established for surety losses and loss expense at the end of various calendar years. The first section shows the reserves as originally reported at the end of the stated year. The second section shows the cumulative amounts paid as of the end of successive years with respect to that reserve liability. The third section shows re-estimates of the original recorded reserve as of the end of each successive year which is the result of management's expanded awareness of additional facts and circumstances that pertain to the unsettled claims. The last section compares the latest re-estimated reserve to the reserve originally established, and indicates whether or not the original reserve was adequate or inadequate to cover the estimated costs of unsettled claims.

     The loss reserve development table is cumulative as of each December 31, and, therefore, ending balances should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. The loss reserve development table reflects the reserves of the CCC Surety Operations and the historical development is not necessarily indicative of future results.

                                               CALENDAR YEARS ENDED DECEMBER 31
                              -------------------------------------------------------------------
                              1986(1)   1987(1)   1988(1)   1989(1)   1990(1)   1991(1)   1992(1)
                              -------   -------   -------   -------   -------   -------   -------
                                                    (DOLLARS IN THOUSANDS)
Net reserves for losses and
  loss adjustment
  expenses..................  $15,861   $33,236   $41,278   $34,614   $44,598   $35,764   $34,105
Net Paid (Cumulative) as of:
One year later..............    7,041     6,937     5,099       841     6,446     8,699    11,173
Two years later.............   11,693    10,865     4,762     2,229    10,437    12,636    15,364
Three years later...........   14,429    10,458     5,174     3,902    12,207    15,855    16,139
Four years later............   14,726    10,723     6,534     5,253    15,355    15,992    16,480
Five years later............   15,016    11,785     7,568     5,703    15,228    16,338        --
Six years later.............   15,903    12,524     7,778     7,077    15,457        --        --
Seven years later...........   16,824    12,639     8,929     7,218        --        --        --
Eight years later...........   16,962    13,604     9,021        --        --        --        --
Nine years later............   17,969    13,665        --        --        --        --        --
Ten years later.............   18,074        --        --        --        --        --        --
Net Reserves Re-estimated as
  of:
End of initial year.........   15,861    33,236    41,278    34,614    44,598    35,764    34,105
One year later..............   26,581    30,831    28,577    31,213    28,625    33,747    31,606
Two years later.............   24,847    26,194    25,494    19,579    27,951    27,103    28,619
Three years later...........   25,733    24,167    18,812    18,029    22,775    24,100    24,553
Four years later............   25,697    21,867    17,730    13,172    20,562    21,912    22,503
Five years later............   23,266    20,622    13,532    11,109    20,293    20,202        --
Six years later.............   22,046    17,144    12,669    11,335    18,000        --        --
Seven years later...........   19,209    17,416    12,698     9,017        --        --        --
Eight years later...........   19,242    17,148    10,679        --        --        --        --
Nine years later............   19,316    15,197        --        --        --        --        --
Ten years later.............   19,185        --        --        --        --        --        --
                              -------   -------   -------   -------   -------   -------   -------
Total net (deficiency)
  redundancy................  $(3,324)  $18,039   $30,599   $25,597   $26,598   $15,562   $11,602
                              =======   =======   =======   =======   =======   =======   =======

                                 CALENDAR YEARS ENDED DECEMBER 31
                              ---------------------------------------
                              1993(1)   1994(2)   1995(3)    1996(3)
                              -------   -------   -------    -------
                                      (DOLLARS IN THOUSANDS)
Net reserves for losses and
  loss adjustment
  expenses..................  $32,936   $35,048   $114,126   $103,684
Net Paid (Cumulative) as of:
One year later..............    5,868     5,124     35,270         --
Two years later.............    8,089     7,863         --         --
Three years later...........    8,857        --         --         --
Four years later............       --        --         --         --
Five years later............       --        --         --         --
Six years later.............       --        --         --         --
Seven years later...........       --        --         --         --
Eight years later...........       --        --         --         --
Nine years later............       --        --         --         --
Ten years later.............       --        --         --         --
Net Reserves Re-estimated as
  of:
End of initial year.........   32,936    35,048    114,126    103,684
One year later..............   24,482    22,042    104,384         --
Two years later.............   18,431    20,111         --         --
Three years later...........   16,654        --         --         --
Four years later............       --        --         --         --
Five years later............       --        --         --         --
Six years later.............       --        --         --         --
Seven years later...........       --        --         --         --
Eight years later...........       --        --         --         --
Nine years later............       --        --         --         --
Ten years later.............       --        --         --         --
                              -------   -------   --------   --------
Total net (deficiency)
  redundancy................  $16,282   $14,937   $  9,742         --
                              =======   =======   ========   ========

-------------------------
(1) Reflects surety reserves of CCC only and does not include surety reserves of CIC which were acquired on May 10, 1995. Accordingly, the reserve development (net reserves recorded at the end of the year, as initially estimated, less net reserves reestimated as of subsequent years) relates only to the surety operations of CCC and does not include CIC.

(2) Reserve development related to the 1994 surety reserves of CCC, as determined by the balances in this column, plus reserve development related to the surety reserves of CIC, acquired on May 10, 1995, which are not reflected in this column, were recorded by the CCC Surety Operations in 1995 and subsequent periods.

(3) Includes the combined surety reserves and related reserve development of CCC and CIC.

     The CCC Surety Operations, consistent with sound insurance reserving practices, regularly adjust reserve estimates in subsequent reporting periods as new facts and circumstances emerge that indicate that the previous estimates need to be modified. These adjustments, referred to as "reserve development," are inevitable given the complexities of the reserving process. This reserve development reflects the effects of the CCC Surety Operations' ongoing evaluation of reserve levels.

     The following table presents a reconciliation between the beginning and ending balance of loss and LAE reserves for the years ended December 31, 1996, 1995 and 1994 and the six months ended June 30, 1997 and 1996 (dollars in thousands). For an explanation of the substantial revision of prior year reserves recorded in the first quarter of 1997, see "Management's Discussion and Analysis of the Statements of Certain Assets and Liabilities and the Statements of Certain Revenues and Expenses of the CCC Surety Operations -- Loss and LAE Reserves".

                                                 SIX MONTHS ENDED                YEARS ENDED
                                                     JUNE 30                     DECEMBER 31
                                               --------------------    -------------------------------
                                                 1997        1996        1996        1995       1994
                                                 ----        ----        ----        ----       ----
Reserves at beginning of period:
Gross......................................    $119,151    $138,657    $138,657    $ 48,818    $53,751
Ceded reinsurance..........................      15,467      24,531      24,531      13,770     20,815
                                               --------    --------    --------    --------    -------
  Net reserves at beginning of period......     103,684     114,126     114,126      35,048     32,936
CIC surety reserves at
  acquisition -- net.......................          --          --          --      64,780         --
                                               --------    --------    --------    --------    -------
     Total net reserves....................     103,684     114,126     114,126      99,828     32,936
                                               --------    --------    --------    --------    -------
Net incurred losses and loss adjustment
  expenses:
  Provision for insured events of current
     period................................      15,262      21,501      42,748      43,286     17,034
  Decrease in provision for insured events
     of prior periods(1)...................     (35,000)     (1,605)     (9,742)    (10,846)    (8,454)
                                               --------    --------    --------    --------    -------
     Total net incurred....................     (19,738)     19,896      33,006      32,440      8,580
                                               --------    --------    --------    --------    -------
Net payments attributable to:
  Current period events....................       5,803       3,501       7,728       1,648        600
  Prior period events......................       3,131      25,899      35,720      16,494      5,868
                                               --------    --------    --------    --------    -------
     Total net payments....................       8,934      29,400      43,448      18,142      6,468
                                               --------    --------    --------    --------    -------
Net reserves at end of period..............      75,012     104,622     103,684     114,126     35,048
Ceded reinsurance at end of period.........       5,427      22,813      15,467      24,531     13,770
                                               --------    --------    --------    --------    -------
     Gross reserves at end of period.......    $ 80,439    $127,435    $119,151    $138,657    $48,818
                                               ========    ========    ========    ========    =======

-------------------------
(1) This favorable development is the result of positive claim settlement experience. There is no assurance that such past experience will continue in future periods.

ASBESTOS AND ENVIRONMENTAL CLAIMS

     The CCC Surety Operations do not bond contractors that specialize in environmental remediation work. The CCC Surety Operations do however bond several accounts that have incidental environmental exposure with respect to which the CCC Surety Operations provide limited bonding programs. In the commercial surety market, the CCC Surety Operations provide bonds to large corporations that are in the business of mining various minerals and are obligated to post reclamation bonds that guarantee that property which was disturbed during mining is returned to an acceptable condition when the mining is complete. While no environmental responsibility is overtly provided by commercial or contract bonds, some risk of environmental exposure may exist if the surety were to assume certain rights of ownership of the property in the completion of a defaulted project or through salvage recovery.

     To date, the CCC Surety Operations have received no environmental claim notices nor is management aware of any potential environmental claims.

INVESTMENTS

     CNAF did not customarily allocate the investment portfolio or equity of its operating subsidiaries to business units such as the CCC Surety Operations. Accordingly, there is no investment information for the CCC Surety Operations. See "Description of CNA Surety -- Investments."

A.M. BEST RATING

     The CCC Surety Operations are conducted through CCC and CIC, which have received ratings of A and A- respectively, from A.M. Best. See "Description of CNA Surety -- A.M. Best Rating."

                SELECTED FINANCIAL DATA -- CCC SURETY OPERATIONS

     The following selected financial information for the CCC Surety Operations is derived from and should be read in conjunction with the more detailed information or unaudited interim and audited annual financial statements included elsewhere in this Proxy Statement/Prospectus. The selected financial information of CCC Surety Operations does not include data with respect to assets, liabilities (other than insurance reserves), and equity because CNAF did not customarily allocate the investment portfolio or equity of its operating subsidiaries to its business units like CCC Surety Operations. Dollar amounts in the following table and footnotes are presented in thousands.

                          SIX MONTHS ENDED
                               JUNE 30                       YEARS ENDED DECEMBER 31
                         -------------------   ----------------------------------------------------
                           1997       1996       1996     1995(1)      1994       1993       1992
                           ----       ----       ----     -------      ----       ----       ----
Gross written
  premiums.............  $ 73,568   $ 75,551   $155,208   $136,605   $ 94,182   $ 88,040   $ 88,541
                         ========   ========   ========   ========   ========   ========   ========
Net written premiums...  $ 68,765   $ 69,537   $143,904   $122,012   $ 82,064   $ 73,005   $ 69,512
                         ========   ========   ========   ========   ========   ========   ========
Net earned premiums....  $ 69,984   $ 74,533   $149,069   $130,603   $ 77,981   $ 72,632   $ 69,103
Net losses and
  LAE(2)...............   (19,738)    19,896     33,006     32,440      8,580     12,508     12,291
Amortization of
  deferred policy
  acquisition costs....    30,874     32,343     66,382     58,243     34,202     27,928     22,334
Other direct
  expenses(3)..........     7,779      5,921     13,268     11,840      6,716      6,029     13,301
Policyholders'
  dividends............     1,017      1,150      1,965      1,508      1,009      1,005      1,000
                         --------   --------   --------   --------   --------   --------   --------
Excess of net earned
  premiums over direct
  operating expenses
  before income
  taxes(2)(3)..........  $ 50,052   $ 15,223   $ 34,448   $ 26,572   $ 27,474   $ 25,162   $ 20,177
                         ========   ========   ========   ========   ========   ========   ========
Loss ratio(2)..........     (28.2)%     26.7%      22.1%      24.8%      11.0%      17.2%      17.8%
Expense ratio(3).......      56.7       52.9       54.8       54.8       53.8       48.2       53.0
                         --------   --------   --------   --------   --------   --------   --------
Combined ratio(2)(3)...      28.5%      79.6%      76.9%      79.6%      64.8%      65.4%      70.8%
                         ========   ========   ========   ========   ========   ========   ========
Insurance
  reserves(4)..........  $174,820   $223,818   $214,828   $239,716   $111,695   $112,764   $119,505
                         ========   ========   ========   ========   ========   ========   ========

-------------------------
(1) CNAF acquired Continental in May 1995. Results include the surety operation of Continental since its acquisition in May 1995 which affects the comparability of financial information.

(2) Includes the effect of recording revisions of prior year loss reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were net reductions, were $35,000 and 50.0%, $1,605 and 2.2%, $9,742 and 6.5%, $10,846 and 8.3%, and $8,454 and 10.8% for
    the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994, respectively.

(3) Does not include the effects of certain general and administrative expenses, which are indirect or overhead in nature, since such costs were not historically allocated to the CCC Surety Operations by CNAF or its subsidiaries. Accordingly, the comparability of this data to other data that include such costs is affected.

(4) The insurance reserves include both loss and LAE and unearned premium reserves. These reserves are shown before the effects of ceded reinsurance. In accordance with the Reinsurance Agreements, these reserves, as of the Effective Time, will be transferred to the Insurance Subsidiaries, net of reinsurance which totalled $11,662 and $29,663 at June 30, 1997 and 1996, respectively, and $21,779, $31,060, $21,098, $28,362 and $34,307 at December
    31, 1996, 1995, 1994, 1993 and 1992, respectively.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE STATEMENTS OF
               CERTAIN ASSETS AND LIABILITIES AND THE STATEMENTS
              OF CERTAIN REVENUES AND DIRECT OPERATING EXPENSES OF
                           THE CCC SURETY OPERATIONS

     The following discussion and analysis should be read in conjunction with the Statements of Certain Assets and Liabilities and Statements of Certain Revenues and Direct Operating Expenses of the CCC Surety Operations and the related notes thereto, which are attached as Appendix D to this Proxy Statement/ Prospectus. For purposes of this Section only, the term CCC does not include Continental and its direct and indirect subsidiaries, including CIC.

BACKGROUND

     Organization

     CNAF, through its operating subsidiaries, writes multiple lines of property/casualty insurance, including surety insurance. The principal operating subsidiaries of CNAF that write the surety line of business are CCC and CIC. CIC was acquired by CNAF on May 10, 1995. Accordingly, the surety operation of CIC has been included in the financial statements of the CCC Surety Operations since its acquisition in May 1995. The CCC Surety Operations are comprised of the combined surety operations of CCC and CIC.

     Proposed Merger

     The CCC Surety Operations are subject to the proposed Merger. Pursuant to the Reorganization Agreement, the CCC Surety Operations and Capsure will merge their operations. The merged company, CNA Surety, will be publicly-held and owned, on a fully-diluted basis, 61.75% by CCC and CIC and 38.25% by the holders of Capsure Common Stock and Capsure Options. The proposed Merger is conditioned upon, among other approvals, the approval of Capsure stockholders, state insurance regulators and certain governmental authorities and the satisfaction of certain other conditions.

BASIS OF FINANCIAL DATA PRESENTED

     As described in Note 1 to the aforementioned financial statements, the CCC Surety Operations were not an existing legal entity for which separate financial statements had been prepared. In addition, certain aspects of the CNAF operation, principally investments and various administrative functions, have been managed on a CNAF corporate-wide basis. CNAF has customarily not allocated capital, investments, related investment income, realized capital gains and losses, or certain general and administrative expenses, which are indirect or overhead in nature, to the various lines of business written by its operating units, including the surety insurance lines of the CCC Surety Operations. As a result of these circumstances, the aforementioned financial statements reflect only those assets and liabilities that have been identified as being attributable to the CCC Surety Operations. The receivable from affiliates is calculated at an amount necessary to balance all other identified assets with the total of all identified liabilities. Similarly, the statement of certain revenues and direct operating expenses reflects premiums earned, losses incurred, LAE (allocated and unallocated) and other direct expenses relating to the CCC Surety Operations.

RESULTS OF OPERATIONS -- YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

PREMIUMS WRITTEN

     The CCC Surety Operations market contract and commercial surety bonds. Contract bonds guarantee obligations covered by a written agreement between two parties. The most common types include bid, performance and payment bonds. The commercial surety market includes numerous types of bonds that are categorized as court judicial, court fiduciary, public official, license and permit and many miscellaneous bonds that include guarantees of financial performance.

     Net written premiums (premiums written net of ceded premiums) during the three-year period ended December 31, 1996, of CCC throughout the period and of CIC subsequent to May 10, 1995, the date of acquisition, are shown in the table below (dollars in thousands):

                                                      YEARS ENDED DECEMBER 31
                                                -----------------------------------
                                                  1996          1995         1994
                                                --------      --------      -------
Contract......................................  $103,445      $ 88,566      $63,176
Commercial....................................    40,459        33,446       18,888
                                                --------      --------      -------
                                                $143,904      $122,012      $82,064
                                                ========      ========      =======

     Changes in net written premiums during this three-year period were primarily due to the acquisition of CIC and, in 1996, also due to changes in the reinsurance programs. CIC net written premiums have not been included in the 1994 results, have been included for approximately seven and one-half months in the 1995 results and have been included for the full year in the 1996 results. The more significant changes in the reinsurance programs were that contract surety retentions increased from $3 million to $5 million per principal effective January 1, 1996. Similarly, commercial bond retentions increased from $750,000 to $3 million effective January 1, 1996. These changes in the reinsurance arrangements were made as a result of the larger capital base of the combined operations, and allowed the CCC Surety Operations to lower reinsurance costs and retain additional amounts of insurance premiums. The increase in retentions in 1996 accounted for approximately 25% of the total 1996 increase in net written premiums. Correspondingly, the increased retention by the CCC Surety Operations in part contributed to the reduction of ceded loss reserves which decreased from $24.5 million at December 31, 1995 to $15.5 million at December 31, 1996. Although the CCC Surety Operations' potential exposure increased as a result of the increased retentions, the CCC Surety Operations' management believed that, based upon the favorable loss experience with respect to such business, the retention of potentially profitable business offset such increased exposure.

     Due to the significant effect of the CIC acquisition on the foregoing balances and changes in the reinsurance programs, it is more meaningful to review gross written premiums (premiums written before ceded premiums) during the three-year period ended December 31, 1996 for CCC and CIC, as if they had been combined throughout this period (dollars in thousands):

                                         PRO FORMA COMBINED GROSS PREMIUMS WRITTEN FOR CCC AND CIC
                                        ------------------------------------------------------------
                                                          YEARS ENDED DECEMBER 31
                                        ------------------------------------------------------------
                                              1996                  1995                  1994
                                        ----------------      ----------------      ----------------
Contract..............................  $108,130    69.7%     $113,255    69.1%     $137,025    71.9%
Commercial............................    47,078    30.3        50,588    30.9        53,517    28.1
                                        --------   -----      --------   -----      --------   -----
                                        $155,208   100.0%     $163,843   100.0%     $190,542   100.0%
                                        ========   =====      ========   =====      ========   =====

     Combined gross written premiums in 1995 declined from the combined 1994 level by $26.7 million, of which approximately 89% related to contract business. This decrease in gross written premiums was almost entirely attributable to CIC. This decrease was expected and consistent with the initiatives of CIC that started prior to the CIC acquisition to decrease writings in certain territories and to reduce writings where the profit potential and risk were considered unsatisfactory. Because of the unfavorable results of CIC's contract business, a greater portion of the decrease in writings related to the contract business. Contract business was 69.1% of total gross written premiums for 1995 as compared to 71.9% for 1994.

     Combined gross written premiums in 1996 declined from the combined 1995 level by $8.6 million. This decrease was attributable in part to the continued program that commenced in 1995 to re-underwrite the CIC book of business on an account-by-account basis and remove business with unsatisfactory profit potential and risk. To a lesser extent, a portion of the decrease is believed to be due to considerable management attention focused on effecting and completing the integration of CIC and CCC. The decrease in gross written premiums in 1996 was 5.3%; this percentage decline was less than half of the 1995 percentage decrease.

OPERATING RESULTS

     The following table is a summary of the pretax operating results of the CCC Surety Operations and certain operating ratios for each of the three years in the period ended December 31, 1996. As described in Note 1 to the aforementioned financial statements, these pretax operating results do not include investment income, realized capital gains and losses, and certain indirect or overhead type expenses.

                                                                    YEARS ENDED DECEMBER 31
                                                              -----------------------------------
                                                                1996          1995         1994
                                                              --------      --------      -------
                                                                    (DOLLARS IN THOUSANDS)
Net earned premiums.........................................  $149,069      $130,603      $77,981
Net losses and LAE..........................................    33,006        32,440        8,580
Other direct costs and expenses(1)..........................    81,615        71,591       41,927
                                                              --------      --------      -------
Excess of net earned premiums over direct operating expenses
  before income taxes(1)....................................  $ 34,448      $ 26,572      $27,474
                                                              ========      ========      =======
Large losses................................................  $ 14,900      $ 13,900      $ 3,100
                                                              ========      ========      =======
Loss ratio..................................................      22.1%         24.8%        11.0%
Expense ratio(1)............................................      54.8          54.8         53.8
                                                              --------      --------      -------
Combined ratio(1)...........................................      76.9%         79.6%        64.8%
                                                              ========      ========      =======
Effect of large losses on combined ratio....................      10.0%         10.6%         4.0%
                                                              ========      ========      =======

-------------------------
(1) Does not include the effects of certain general and administrative expenses, which are indirect or overhead in nature, since such costs were not historically allocated to the CCC Surety Operations by CNAF or its subsidiaries. Accordingly, the comparability of this data to other data that include such costs is affected.

     The year-over-year changes in the combined ratio were due to fluctuations in both the loss and expense ratios as more fully discussed in the following paragraphs.

     Loss Ratio

     The loss ratio was 22.1% in 1996, compared to 24.8% and 11.0% in 1995 and 1994, respectively. The 11% loss ratio in 1994 was substantially below the historical average ratio. Prior to the CIC acquisition, the average loss ratio was approximately 17% for the past ten years and 19% for the past 15 years. The CIC acquisition in May 1995 affected the loss ratios. The historical average loss ratio of the CIC surety business was in excess of 50% for the five years prior to 1995, significantly higher than the historical average ratio of CCC. Accordingly, the increase in the loss ratio of the combined operations in 1996 and 1995 as compared to 1994 was due largely to the integration of the CIC surety business. The relatively higher historical loss ratio for CIC was primarily due to a number of large contractor defaults and concentration of risks in certain historically unprofitable territories. Large losses have also substantially influenced overall loss ratios and year-over-year changes. Large losses, as used herein, are individual claims attributable to the current year which are in excess of $2.5 million. Because the CCC Surety Operations underwrite the bonding needs of medium to large contractor accounts, large losses will occur from time to time, contributing to fluctuations in the overall loss ratio. There is no meaningful trend for large losses and they cannot be predicted with any certainty. In 1996, large losses, net of reinsurance, were $14.9 million in aggregate compared to $13.9 million and $3.1 million in 1995 and 1994, respectively. These large losses had the effect of increasing loss ratios for 1996, 1995 and 1994 by 10.0%, 10.6% and 4.0%, respectively.

     Expense Ratio

     The expense ratio was 54.8% in 1996, compared to 54.8% in 1995 and 53.8% in 1994. The two-year increase of 1.0% is primarily attributable to acquisition costs which increased from 43.8% to 44.5% of premiums. This increase resulted primarily from the re-underwriting of the CIC book of business.

INTERIM RESULTS OF OPERATIONS -- THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND
1996

PREMIUMS WRITTEN

     Gross and net written premiums for the three months ended June 30, 1997 and 1996 are shown in the table below (dollars in thousands):

                                                                THREE MONTHS ENDED JUNE 30
                                                           ------------------------------------
                                                                1997                 1996
                                                           ---------------      ---------------
Gross written
  Contract...............................................  $28,813    71.1%     $27,137    69.8%
  Commercial.............................................   11,713    28.9       11,727    30.2
                                                           -------   -----      -------   -----
                                                           $40,526   100.0%     $38,864   100.0%
                                                           =======   =====      =======   =====
Net written
  Contract...............................................  $27,872    72.8%     $26,003    73.2%
  Commercial.............................................   10,413    27.2        9,540    26.8
                                                           -------   -----      -------   -----
                                                           $38,285   100.0%     $35,543   100.0%
                                                           =======   =====      =======   =====
Net written as a percentage of gross written.............             94.5%                91.5%

     Gross written premiums for the three months ended June 30, 1997 increased $1.7 million, or 4.3%, over the three months ended June 30, 1996. This increase was attributed to growth in contract premiums which increased 6.2%. Commercial premiums were down slightly during this time period.

     Net written premiums for the three months ended June 30, 1997 increased $2.7 million, or 7.7%, over the three months ended June 30, 1996. This increase was attributed to the aforementioned increase in gross written premiums as well as lower ceded premiums, principally related to the mix of the commercial business.

     Gross and net written premiums for the six months ended June 30, 1997 and 1996 are shown in the table below (dollars in thousands):

                                                                 SIX MONTHS ENDED JUNE 30
                                                           ------------------------------------
                                                                1997                 1996
                                                           ---------------      ---------------
Gross written
  Contract...............................................  $50,279    68.3%     $52,784    69.9%
  Commercial.............................................   23,289    31.7       22,767    30.1
                                                           -------   -----      -------   -----
                                                           $73,568   100.0%     $75,551   100.0%
                                                           =======   =====      =======   =====
Net written
  Contract...............................................  $48,404    70.4%     $50,439    72.5%
  Commercial.............................................   20,361    29.6       19,098    27.5
                                                           -------   -----      -------   -----
                                                           $68,765   100.0%     $69,537   100.0%
                                                           =======   =====      =======   =====
Net written as a percentage of gross written.............             93.5%                92.0%

     For the six months ended June 30, 1997, gross written premiums decreased $2.0 million, or 2.6%, as compared to the six months ended June 30, 1996. This decrease was due to a $2.5 million, or 4.8% decline in contract premiums, partially offset by a $0.5 million, or 2.3%, increase in commercial premiums. This decline in gross contract written premiums, all of which occurred in the first quarter of 1997, was attributable to a number of factors including increased competition, the success and timing of the contractor accounts being awarded new business by their customers which in turn generates premiums for the CCC Surety Operations, and the amount and timing of revenue from large contractor accounts. Gross contract written premiums in the second quarter of 1997 increased 6.2% over the comparable quarter of 1996.

     The trend in net new contractor accounts has been positive since June 30, 1996, the approximate date the re-underwriting of the CIC book of business was completed. During the four quarters from June 30, 1996 through June 30, 1997, the ratio of new contractor accounts added to contractor accounts terminated was
1.9 to 1. This ratio was 0.7 to 1 during the four quarters ended June 30, 1996, which reflected the effect of re-underwriting the CIC book of business.

     Net written premiums for the six months ended June 30, 1997 decreased $0.8 million, or 1.1%, from the six months ended June 30, 1996. This decrease was attributed to the aforementioned decline in gross written premiums, partially offset by lower ceded premiums, principally related to the commercial business.

OPERATING RESULTS

     The following table is a summary of the pretax operating results and certain operating ratios of the CCC Surety Operations for the three months ended June 30, 1997 and 1996 and the six months ended June 30, 1997 and 1996 (dollars in thousands):

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                              JUNE 30              JUNE 30
                                                        -------------------   ------------------
                                                          1997       1996       1997      1996
                                                        --------   --------   --------   -------
Net earned premiums...................................   $36,155    $37,504   $ 69,984   $74,533
Net losses and LAE(1).................................     7,874      9,732    (19,738)   19,896
Other direct costs and expenses(2)....................    20,107     19,245     39,670    39,414
                                                         -------    -------   --------   -------
Excess of net earned premiums over direct operating
  expenses before income taxes(1)(2)..................   $ 8,174    $ 8,527   $ 50,052   $15,223
                                                         =======    =======   ========   =======
Loss ratio(1).........................................      21.8%      25.9%     (28.2)%    26.7%
Expense ratio(2)......................................      55.6       51.3       56.7      52.9
Combined ratio(1)(2)..................................      77.4%      77.2%      28.5%     79.6%

-------------------------
(1) Includes the effect of recording revisions on prior year loss reserves. See "Loss and LAE Reserves" below.

(2) Does not include the effects of certain general and administrative expenses, which are indirect or overhead in nature, since such costs were not historically allocated to the CCC Surety Operations by CNAF or its subsidiaries. Accordingly, the comparability of this data to other data that include such costs is affected.

     The period-over-period changes in the combined ratio were due to fluctuations in both the loss and expense ratios as more fully discussed in the following paragraphs.

Loss Ratio

     The loss ratio for the three months ended June 30, 1997 was 21.8% compared to 25.9% for the three months ended June 30, 1996. This improvement is consistent with the trend over the past several quarters and management believes it reflects the positive effects of re-underwriting the CIC book of business.

     The loss ratio for the six months ended June 30, 1997 was (28.2)% compared to 26.7% for the six months ended June 30, 1996. The (28.2)% loss ratio for the six months ended June 30, 1997 includes the effect of $35 million of net favorable loss reserve development, related to prior reserve estimates, recorded in the first quarter of 1997. See "Loss and LAE Reserves" in this section for an explanation of this reserve revision. The six months ended June 30, 1996 included approximately $1.6 million of releases of prior year reserves. Excluding the impact of the $35 million reduction of prior year reserves, the loss ratio for the six months ended June 30, 1997 would have been 21.8%. This ratio compares to accident year loss ratios of 22.0%, 18.3%, and 13.8%, for 1996, 1995, and 1994, respectively, which ratios reflect loss reserve development through June 30, 1997.

Expense Ratio

     The expense ratio for the three months ended June 30, 1997 was 55.6% compared to 51.3% for the three months ended June 30, 1996. This increase was due to an increase in other direct costs and a decrease in earned premiums. Other direct costs and expenses increased 4.5%, largely as a result of $0.4 million of incurred transition related costs associated with the pending merger with Capsure. Net earned premiums for the three months ended June 30, 1997 decreased 3.6% from the three months ended June 30, 1996, also contributing to the higher expense ratio.

     The expense ratio for the six months ended June 30, 1997 was 56.7% compared to 52.9% for the six months ended June 30, 1996. The primary factor contributing to this increase in the expense ratio was a 6.1% decrease in net earned premiums for the period.

LOSS AND LAE RESERVES

     Underwriting results of the CCC Surety Operations are significantly influenced by estimates of loss and LAE reserves. Loss and LAE reserves are based on undiscounted (i) case basis estimates for claims reported on direct business, adjusted in the aggregate for ultimate loss expectations, (ii) estimates of unreported losses based upon past experience, (iii) estimates of losses on assumed insurance, (iv) estimates of future expenses to be incurred in settlement of claims and (v) estimates of claim recoveries, exclusive of reinsurance recoveries which are reported as an asset. In establishing these estimates, consideration is given to current conditions and trends as well as past CCC Surety Operations' and industry experience.

     Loss and LAE reserves are estimates and the ultimate liability may vary significantly from such estimates. The CCC Surety Operations regularly update the reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates (reserve development) are reflected in results of operations in the year such changes are determined to be needed. Large losses (individual claims which are in excess of $2.5 million) can significantly affect underwriting results and loss reserves. Estimating reserves for such losses in the early stages of development can be difficult. Because of the somewhat volatile nature of the contract surety business and the potential for shock losses, the CCC Surety Operations historically have had a strong bias to estimate reserves conservatively and, as more information became available that would warrant a change, adjust such reserve estimates. These later reserve adjustments have typically, but not always, been releases of reserves.

     The most significant variable in estimating the CCC Surety Operations' reserves for years subsequent to 1994 was the addition of the CIC surety business. While the surety business of CIC was similar in many ways to that of CCC, there were certain aspects of the CIC book of business that elevated the inherent level of underwriting risk as compared to the CCC book of business. One of these factors was that CIC had underwritten contractors in certain geographic locations where it was very difficult to attain underwriting results historically targeted by CCC. CIC had consistently experienced a significantly higher loss and loss adjustment expense ratio than the CCC business, particularly in the early 1990's. The average loss ratio for CIC in this time period was in excess of 50% versus approximately 17% for CCC.

     The unfavorable results of the CIC book of business prompted a number of operating and organizational changes. Prior to the merger with CCC, CIC, on its own initiative, had begun to react to the poor underwriting experience by scaling back operations in specific territories and re-underwriting its book of business. Subsequent to the merger, the CIC customer accounts were included by CCC in an annual re-underwriting process performed under the supervision of CCC management using the historical underwriting standards of the CCC book of business. CCC also consolidated the claims operations of CIC with CCC as there was concern with CIC's claim handling processes, particularly in the handling of large contract surety claims. The majority of this consolidation took place over a period of eighteen months spanning from July 1995 to December 1996, during which time CCC management assimilated knowledge about the CIC claims.

     From a reserving perspective, it was unclear how much and when these re-underwriting efforts and changes in claims responsibilities would be evident in the underwriting results. As a result of this uncertainty, and consistent with its generally conservative estimating philosophy in reserving, the CCC Surety Operations did not anticipate immediate and significant improvement in underwriting results for the CIC book of business.

     Based on the CCC Surety Operations' most recent study of reserves that was completed in connection with the preparation of the March 31, 1997 financial statements, the CCC Surety Operations' management determined that it had been overly cautious in interpreting claim data and had discounted favorable trends. As shown in the table below, and consistent with the CCC Surety Operations' most recent study of reserve levels, the CCC Surety Operations' released $35.0 million of prior year reserves in the first quarter of 1997. Approximately $33 million of this reserve development related to CIC and principally to accident years prior to 1996.

     The following is a summary of reserve development, net of reinsurance, recorded in the first six months of 1997 and 1996 and for the full years of 1996, 1995 and 1994 (dollars in thousands):

                                                            FAVORABLE
                                                             RESERVE
                                                           DEVELOPMENT
                                                           -----------
Six months ended June 30, 1997.........................      $35,000
Six months ended June 30, 1996.........................      $ 1,605
Year ended December 31, 1996...........................      $ 9,742
Year ended December 31, 1995...........................      $10,846
Year ended December 31, 1994...........................      $ 8,454

     There is no assurance that this past experience of favorable reserve development will continue in future years.

     As part of the proposed Merger with Capsure, CCC has agreed to enter into the Quota Share Treaty which, among other things, calls for CCC to assume, as of the Effective Time, the obligation for any adverse development on recorded reserves for the CCC Surety Operations. If actual ultimate loss and LAE are less than recorded reserves for the CCC Surety Operations at the Effective Time of the Merger, any such difference will benefit CNA Surety. While the reserves recorded at each reporting date are management's best estimate at that time, for all of the reasons noted above, these reserve estimates may change in the future.

LIQUIDITY AND CAPITAL RESOURCES

     The principal sources of funds generated by the business of the CCC Surety Operations are premiums and, while not reflected in the accompanying CCC Surety Operations' financial statements, the amounts earned from the investment of these funds. The principal uses of funds by the CCC Surety Operations are the payment of claims and related expenses and other operating expenses.

     The CCC Surety Operations generate substantial cash flow as a result of premiums being received in advance of the time when claim payments are required. These positive operating cash flows, along with the cash flows shared among the other CNAF insurance operating units, including investment income, have historically met the liquidity requirements of the CCC Surety Operations. As of the Effective Time of the Merger with Capsure, the liquidity and capital resources of the business of the CCC Surety Operations will be part of CNA Surety. See "Description of CNA Surety -- Liquidity and Capital Resources."

                        DESCRIPTION OF CAPSURE BUSINESS

     Capsure and its subsidiaries provide surety and fidelity bonds in all 50 states through a combined network of 120,000 independent agents. Capsure is one of the premier, national property casualty franchises in the U.S. with a dominant position in the commercial surety and fidelity bond business and a growing presence in the contractor bonding market. Capsure's principal subsidiaries are Western Surety and USA. Western Surety writes small fidelity and commercial surety bonds and errors and omissions liability insurance, as a licensed insurer in all 50 states and the District of Columbia. Western Surety's sister company, SBCA, writes similar business and is licensed in 17 states. USA specializes in the underwriting of small contract and miscellaneous surety bonds. USA is licensed in 37 states and the District of Columbia with most of its business generated in Texas.

     On August 14, 1992, Capsure acquired Western Surety. Founded in 1900, Western Surety is one of the largest writers of commercial bonds in the United States. Bonds underwritten by Western Surety are relatively low-risk, low-premium products where prompt service, easy-to-use forms and availability of an extensive array of bond products are emphasized. Western Surety's success is attributable to its product specialization, underwriting expertise and broad distribution network. Substantially all of Western Surety's surety bonds are mandated by various state statutes and local ordinances.

     On September 22, 1994, Capsure acquired USA. Founded in 1984, USA specializes in writing commercial and small to medium-sized contract surety bonds primarily in the southern United States. Contract bonds underwritten by USA, including those underwritten on behalf of Western Surety, are primarily contractor performance and payment bonds in principal amounts under $3.0 million for which underwriting expertise and distinctive service to agents are emphasized. USA/Western Surety acts as the contract bond division of Western Surety. USA personnel underwrite contract surety bonds submitted by Western Surety agents on Western Surety's bond forms. Contract bonds written through the USA/Western Surety program are generally reinsured 100% by USA. USA underwrites primarily standard and some specialty accounts for which it will utilize supplemental collateral arrangements and excess rates for contractors not qualified for standard surety rates.

     Additional information concerning Capsure is included in the reports filed by Capsure with the Commission and are incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents to be Incorporated by Reference."

                           DESCRIPTION OF CNA SURETY

CNA SURETY MERGER STRATEGY

     CNA Surety management believes the Merger will result in the combination of three complementary businesses, each with distinct strengths, product focuses and marketing strategies. The combination of those businesses is expected to result in a single, larger entity focused on serving the needs of virtually all segments of the surety market, in terms of the types of products offered and the size of bonds available, as well as the realization of synergies that exist among the businesses, including expanded distribution channels for all products, administrative efficiencies and expense savings.

     Historically, the CCC Surety Operations' contract surety business has been focused upon the medium to large contract surety business, generally contractors with contracted work in progress of $50 million or less. USA has focused its marketing on smaller contractors, typically those with contracted work in progress of $3 million or less. In addition, USA's business has had a strong South-Central U.S. regional orientation, although in recent years it has increased its efforts to expand nationally through its alliance with Western Surety. Following the Merger, the contract surety business of CNA Surety will more thoroughly cover the full contract surety market, ranging from very small to very large contractors. The USA surety operations will benefit from CNA Surety's anticipated increased underwriting capacity to service the needs of customers and enhanced expertise in underwriting, particularly as to certain bonds requiring more extensive scrutiny. Management believes the geographic expansion of the USA surety business currently underway will be aided significantly by the existing local presence and market knowledge of the 41 CNAF branch offices.

     Capsure management believes that Western Surety is the largest writer of smaller miscellaneous commercial surety bonds with strong capabilities in marketing, distribution and service. CNA Surety management believes that as a result of the Merger, the distribution network of Western Surety, comprised of 58 marketing representatives across the country and 37,000 agents, will gain immediate access to increased capacity to write bonds and policies for larger exposures, in reliance on CNA Surety's greater financial resources and underwriting capabilities. Western Surety marketing representatives will receive support and training from CNAF branch personnel, enabling greater cross-marketing opportunities. In addition, in light of its focused market and its need for immediate response, Western Surety has developed expertise and systems that allow it to service the commercial surety needs of smaller customers efficiently and quickly. CNA Surety expects to rely on this expertise and service orientation to better compete in the commercial surety market generally. For instance, the CCC Surety Operations have focused on serving the surety needs of "Fortune 1000" companies, and with the expertise and capabilities developed by Western Surety, CNA Surety management believes that CNA Surety will be able to better support these companies. Such companies would then continue to be serviced through the CNAF offices. After the Merger, CNA Surety management anticipates that it will be able to capitalize on the computer systems expertise and the strong processing capabilities of Western Surety to improve its service orientation to those customers, including the expansion of its surety product offerings, the implementation of new programs and the expansion of existing opportunities for the international operations of its U.S. customers.

     While CNA Surety management intends to focus its attention on building upon the synergies that exist among the businesses, management also expects that the Merger will result in certain expense savings as CNA Surety will consolidate certain functions, including administration, agency licensing, collections and accounting. In that regard, CNA Surety expects to eliminate redundant computer system applications, take steps toward a common computer system architecture and enhance communications and processing capabilities throughout the combined entity.

     Management does not, however, intend to centralize all operations. Management believes that while each of the businesses can learn from the respective strengths, capabilities and resources of the others, CNA Surety's long-term strategies will best be served by maintaining the marketing and underwriting operations of the businesses in substantially their current form. CNA Surety will be headquartered in Chicago, Illinois, where it will provide underwriting for medium and large contract and commercial surety business. Western Surety will continue to maintain its office in Sioux Falls, South Dakota where it will provide marketing support and back office operations for the commercial surety business as well as underwriting for small commercial surety and fidelity policies and bonds. Larger commercial surety accounts will continue to be serviced and underwritten by the existing CCC Surety Operations field offices in combination with home office support in Chicago. Finally, CNA Surety will rely on USA's Houston office to provide underwriting and servicing for the small contract surety business.

     There can be no assurance that any of the benefits described above will be realized. See "Risk Factors."

LIQUIDITY AND CAPITAL RESOURCES

     It is anticipated that the liquidity requirements of CNA Surety will be met primarily by funds generated from operations. The principal operating cash flow sources are premiums, investment income, and sales and maturities of investments. CNA Surety also may generate funds from additional borrowings under the credit facility described below. The primary cash flow uses are payments for claims, operating expenses, debt service on the credit facility, as well as dividends, if any, to CNA Surety stockholders. In general, surety operations generate premium collections from customers in advance of cash outlays for claims. Premiums are invested until such time as funds are required to pay claims and claims adjusting expenses.

     In connection with the Merger, CNA Surety has obtained a commitment from The Chase Manhattan Bank to enter into a five-year revolving credit facility (the "Credit Facility") in the amount of $130 million. CNA Surety initially expects to borrow $110 million, the proceeds of which are expected to be used to
(i) retire the existing Capsure debt of approximately $60 million and (ii) make a $50 million capital contribution to the Insurance Subsidiaries. The interest rate on borrowings under the Credit Facility may be fixed, at CNA Surety's option, for a period of one, two, three, or six months and is based on, among other rates, the London Interbank Offered Rate ("LIBOR"), plus the applicable margin. The margin, including the facility fee, varies based on CNA Surety's leverage ratio (debt to total capitalization) and ranges from 0.25% to 0.40%. Based on the expected leverage ratios, management anticipates the margin to be 0.30%, which margin was used for purposes of computing interest expense for the unaudited pro forma condensed consolidated financial statements. The Credit Facility contains, among other conditions, limitations on CNA Surety with respect to the incurrence of additional indebtedness and requires the maintenance of certain financial ratios. The Credit Facility provides for the payment of all outstanding principal balances after five years with no required principal payments prior to such time. Principal prepayments, if any, and interest payments are expected to be funded primarily through intercompany tax sharing payments and dividends from the CNA Surety Insurance Subsidiaries.

     The intercompany tax sharing agreements between Capsure and the Insurance Subsidiaries provide that tax sharing payments are determined based upon each subsidiaries' separate return liability as calculated in accordance with the Code. CNA Surety will be able to use Capsure's available NOLs, subject to significant limitations arising from the Merger, to reduce consolidated federal taxable income, thereby reducing federal income tax payments. Such cash flow benefits will inure to CNA Surety. An intercompany tax sharing agreement between CNA Surety and Capsure will be in place as of the Effective Time.

     As an insurance holding company, CNA Surety will depend upon dividends and other permitted payments from the Insurance Subsidiaries to pay cash dividends, as well as pay operating expenses and meet debt service requirements. The payment of dividends by the Insurance Subsidiaries will be subject to varying degrees of supervision by the South Dakota Department and Texas Department. In South Dakota, where Western Surety and SBCA are domiciled, insurance companies may only pay dividends from earned surplus excluding surplus arising from unrealized capital gains or revaluation of assets. In Texas, where USA is domiciled, an insurance company may only declare or pay dividends to stockholders from the insurer's earned surplus. The Insurance Subsidiaries may pay dividends without obtaining prior regulatory approval only if such dividend or distribution (together with dividends or distributions made within the preceding 12-month period) is less than, as of the end of the immediately preceding year, the greater of (i) 10% of the insurer's surplus to policyholders and (ii) net income. In South Dakota, net income includes net realized capital gains in an amount not to exceed 20% of net unrealized capital gains. All dividends must be reported to the appropriate insurance department prior to payment.

     The Insurance Subsidiaries can pay to CNA Surety during 1997 aggregate dividends of approximately $18.0 million without prior regulatory approval. The dividends that may be paid without prior regulatory approval are determined by formulas established by the applicable insurance regulations, as described above. The formulas that determine dividend capacity in the current year are dependent on, among other items, the prior year's ending statutory surplus and net income. Accordingly, dividend capacity for 1997 does not reflect the effects of the Merger. Dividend capacity for 1998 will be based on statutory surplus and income at and for the year ended December 31, 1997 which will include the results of the CCC Surety Operations for the period from the Effective Time to December 31, 1997. Dividend capacity for 1999 will be based on statutory surplus and income at and for the year ended December 31, 1998 which will include the effects of the CCC Surety Operations for all of 1998. See "Risk Factors -- Holding Company Structure."

     It is anticipated that at the Effective Time, the Insurance Subsidiaries will have combined policyholders' surplus of approximately $122 million, which would generate a net written premium to surplus ratio of approximately 2 to 1. Regulatory guidelines suggest that this net written premium to surplus ratio for property and casualty insurers, in general, should not exceed 3 to 1.

     CNA Surety management believes that it will have sufficient available resources to meet its short-term capital needs.

INVESTMENTS

     Subsequent to the Merger, the investment committee of the CNA Surety Board will establish investment policies and guidelines. Such investment policies will be determined consistent with the operating characteristics of CNA Surety. Accordingly, it is expected that the portfolios generally will be managed to maximize after-tax investment returns, while minimizing credit risks with investments concentrated in high quality, fixed maturity securities. CNA Surety's portfolios will generally be managed to provide diversification by limiting exposures to any one issue or issuer, and to provide liquidity by investing in the public securities markets. The portfolios will be structured to support CNA Surety's operations and consider the expected duration of liabilities and short-term cash needs.

     Immediately after the Merger, the outside investment manager currently engaged by Capsure to manage the Insurance Subsidiaries' portfolios will continue to manage those portfolios of CNA Surety. CNA Surety may determine at a later time to review other options for investment management services.

     CNA Surety is expected to have the capacity to hold its fixed maturity portfolios to maturity. However, securities may be sold to take advantage of investment opportunities generated by changing interest rates, prepayments, tax and credit considerations, or other similar factors. Accordingly, the fixed maturity securities will be classified as available-for-sale.

A.M. BEST RATING

     Following Capsure's December 19, 1996 announcement of its agreement to merge its business with the CCC Surety Operations and form CNA Surety, A.M. Best placed the A+ and A ratings of Western Surety and USA, respectively, under review with developing implications. A.M. Best has indicated that the ratings will remain under review until completion of the transaction and regulatory approval. CNA Surety management is encouraged by A.M. Best's initial positive reaction to the proposed Merger, recognizing the complementary markets and opportunity to streamline processing and administration. Based upon discussions with A.M. Best, CNA Surety management has no reason to believe that the current ratings of the Insurance Subsidiaries will not be maintained.

REINSURANCE

     Subsequent to the Merger, CNA Surety intends to maintain excess of loss coverage for substantial portions of the contract and commercial lines of business. The amount of coverage provided by third party reinsurers will be $55 million in excess of a $5 million net retention per principal. Pursuant to the Excess of Loss Contract, CCC will provide $75 million of coverage in excess of $60 million third party reinsurance and net retention per principal. CNA Surety management intends to retain on a net basis and exclude from this treaty much of the small commercial business written by Western Surety as of the Effective Time. The excess of loss treaty currently in effect between USA and Munich American Reinsurance Company limits USA's net retained loss to $500,000 per principal, provides $5.0 million of net and treaty capacity and is subject to an annual aggregate reinsured amount for all principals of $12.5 million. The reinsurance rate varies from 0.50% to 16.0% of subject premium based upon the reinsurer's loss experience under the treaty and is currently 5.0%. CNA Surety has reviewed the terms of this excess of loss treaty and has obtained an informal commitment for similar coverage, at a lower rate, as a sub-line to its third party excess of loss treaty. See also "The Reorganization Agreement and Other Transaction Agreements -- Reinsurance Agreements and Services and Indemnity Agreement."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

BASIS OF PREPARATION

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet and Statement of Consolidated Operations reflect the effects of the Merger of Capsure and the CCC Surety Operations and various transactions related to the Merger. The pro forma balance sheet has been prepared as if the Merger had been consummated on June 30, 1997. The pro forma statement of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the Merger had been consummated on January 1, 1996. The newly formed corporation is CNA Surety.

     The unaudited pro forma financial statements give effect to the following, all of which are set forth in greater detail in the explanatory notes: (i) adjustment to the Capsure statement of operations, as reported, to reflect the income effects as if the Special Distribution was made on January 1, 1996; (ii) consummation of the Merger and the related transactions and the contribution of capital to and the incurrence of additional debt by CNA Surety; (iii) purchase accounting adjustments to reflect Capsure's assets and liabilities at fair value; (iv) estimated indirect and overhead expenses for the CCC Surety Operations; and (v) estimated interest expense related to the additional debt.

     The accompanying Pro Forma Condensed Statements of Consolidated Operations do not include the estimated net investment income resulting from investment of Merger-related cash flow, including (i) the $50 million debt proceeds, (ii) the $52.25 million capital contribution from CCC, and (iii) collection of the receivable from CCC. Investment earnings are an integral part of an insurance entity's operations. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase approximately $17.1 million ($11.1 million net of tax, or $0.25 in pro forma earnings per share) for the year ended December 31, 1996 and $8.5 million ($5.5 million net of tax, or $0.12 in pro forma earnings per share) for the six months ended June 30, 1997.

PURCHASE ACCOUNTING

     The unaudited pro forma condensed consolidated financial statements have been prepared under the purchase accounting method. Accordingly, the assets and liabilities of Capsure are reflected at their estimated fair value as of the assumed acquisition date. The purchase price has been estimated at $184.4 million, which is based on the traded market price of shares of Capsure Common Stock of $11.00 per share, the estimated fair market value of the Capsure Options and the estimated Merger-related costs of the CCC Surety Operations.

LIMITATIONS AND INSTRUCTIONS

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying explanatory notes, the audited and unaudited financial statements of Capsure and CCC Surety Operations and the notes thereto, and the other financial information pertaining to Capsure and CCC Surety Operations included or incorporated by reference herein. The unaudited pro forma consolidated financial information is intended for information purposes only and is not necessarily indicative of the results of operations or financial position which would have been achieved and reported had the Merger and related transactions been consummated on the dates assumed, nor is it necessarily indicative of the future consolidated operating results or financial position of CNA Surety.

                                   CNA SURETY

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                  (UNAUDITED)

                                                              CCC SURETY
                                                  CAPSURE     OPERATIONS               CNA SURETY
                                                -----------   -----------   --------------------------------
                                                                                                 PRO FORMA
                                                                             PRO FORMA           CONDENSED
                                                AS REPORTED   AS REPORTED   ADJUSTMENTS         CONSOLIDATED
                                                -----------   -----------   -----------         ------------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Cash and investments.........................    $167,580                    $ 211,482 c          $379,062
Deferred policy acquisition costs............      31,201      $ 37,198                             68,399
Insurance receivables........................      18,379        43,330        (11,734)b            49,975
Intangible assets, net of amortization.......      74,549         6,963         76,613 a           158,125
Deferred income taxes, net of valuation
  allowance..................................      11,832        (5,052)        (6,700)a                80
Receivable from affiliates...................                    99,071       (109,232)c                --
                                                                                10,161 b
Other assets.................................      14,102         6,235         (6,235)b            14,102
                                                 --------      --------      ---------            --------
  Total assets...............................    $317,643      $187,745      $ 164,355            $669,743
                                                 ========      ========      =========            ========
LIABILITIES
Reserves:
  Unpaid losses and loss adjustment
     expenses................................    $ 39,301      $ 80,439      $  (5,427)b          $114,313
  Unearned premiums..........................      74,931        94,381         (6,235)b           163,077
Long-term debt...............................      54,000                       50,000 c           104,000
Other liabilities............................      19,904        12,925         15,058 a            43,080
                                                                                (4,807)b
                                                 --------      --------      ---------            --------
  Total liabilities..........................     188,136       187,745         48,589             424,470
                                                 --------      --------      ---------            --------
STOCKHOLDERS' EQUITY
Common stock.................................         793                         (364)a               429
Additional paid-in capital...................     118,580                      126,264 a,b         244,844
Retained earnings............................       9,847                       (9,847)a                --
Unrealized gain on securities, net of
  deferred income taxes......................         287                         (287)a                --
                                                 --------      --------      ---------            --------
  Total stockholders' equity.................     129,507            --        115,766             245,273
                                                 --------      --------      ---------            --------
  Total liabilities and stockholders'
     equity..................................    $317,643      $187,745      $ 164,355            $669,743
                                                 ========      ========      =========            ========

  SEE BASIS OF PREPARATION, PURCHASE ACCOUNTING, LIMITATIONS AND INSTRUCTIONS,
      AND NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.

                                   CNA SURETY

            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                      CCC SURETY
                                            CAPSURE                   OPERATIONS            CNA SURETY
                            ---------------------------------------   -----------   --------------------------
                                                                                                   PRO FORMA
                                                                                     PRO FORMA     CONDENSED
                            AS REPORTED   ADJUSTMENTS   AS ADJUSTED   AS REPORTED   ADJUSTMENTS   CONSOLIDATED
                            -----------   -----------   -----------   -----------   -----------   ------------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Net earned premiums.....   $ 92,491      $ (3,230)d    $ 89,261      $149,069                     $238,330
  Net investment income...     16,444        (5,648)d      10,796                     $     0*        10,796*
  Net realized capital
     gains................      1,715          (647)d       1,068                                      1,068
                             --------      --------      --------      --------       -------       --------
     Total revenues.......    110,650        (9,525)      101,125       149,069             0        250,194
                             --------      --------      --------      --------       -------       --------
Expenses:
  Net losses and loss
     adjustment...........     10,054        (1,610)d       8,444        33,006                       41,450
  Net commissions,
     brokerage and other
     underwriting.........     63,204          (134)d      63,070        81,239         2,000 f      146,309
  Interest................      1,717         3,001d        4,718                       2,191 e        6,909
  Non-recurring charges...      8,565                       8,565                                      8,565
  Amortization of
     intangible assets....      2,761                       2,761           376         2,491 g        5,628
  Other operating.........      2,789                       2,789                       1,100 f        3,889
                             --------      --------      --------      --------       -------       --------
     Total expenses.......     89,090         1,257        90,347       114,621         7,782        212,750
                             --------      --------      --------      --------       -------       --------
Income before income
  taxes...................     21,560       (10,782)       10,778        34,448        (7,782)        37,444
Income taxes..............      8,181        (3,795)d       4,386        12,188        (1,852)e,f     14,722
                             --------      --------      --------      --------       -------       --------
     Net income...........   $ 13,379      $ (6,987)     $  6,392      $ 22,260       $(5,930)*     $ 22,722*
                             ========      ========      ========      ========       =======       ========
Weighted average shares
  outstanding (in
  thousands of shares)
  (Note 5):
  Primary.................     16,395        16,395        16,395                                     43,675
                             ========      ========      ========                                   ========
  Fully diluted...........     16,510        16,510        16,510                                     43,675
                             ========      ========      ========                                   ========
Earnings per share (Note
  5):
  Primary.................      $0.82        $(0.43)        $0.39                                      $0.52*
                             ========      ========      ========                                   ========
  Fully diluted...........      $0.81        $(0.42)        $0.39                                      $0.52*
                             ========      ========      ========                                   ========

-------------------------
* Amounts do not include the estimated investment income that would have been earned by the CCC Surety Operations. See "Note 3 to Unaudited Pro Forma Consolidated Financial Information."

  SEE BASIS OF PREPARATION, PURCHASE ACCOUNTING, LIMITATIONS AND INSTRUCTIONS,
      AND NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.

                                   CNA SURETY

            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                                   (UNAUDITED)

                                                                CCC SURETY
                                                    CAPSURE     OPERATIONS            CNA SURETY
                                                  -----------   -----------   --------------------------
                                                                                             PRO FORMA
                                                                               PRO FORMA     CONDENSED
                                                  AS REPORTED   AS REPORTED   ADJUSTMENTS   CONSOLIDATED
                                                  -----------   -----------   -----------   ------------
                                                     (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Revenues:
  Net earned premiums...........................    $45,258      $ 69,984                     $115,242
  Net investment income.........................      5,924                     $     0*         5,924*
  Net realized capital gains....................        636                                        636
                                                    -------      --------       -------       --------
     Total revenues.............................     51,818        69,984             0        121,802
                                                    -------      --------       -------       --------
Expenses:
  Net losses and loss adjustment................      3,159       (19,738)                     (16,579)
  Net commissions, brokerage and other
     underwriting...............................     31,286        39,482         1,000 i       71,768
  Interest......................................      1,998                       1,242 h        3,240
  Amortization of intangible assets.............      1,396           188         1,230 j        2,814
  Other operating...............................      1,300                         550 i        1,850
                                                    -------      --------       -------       --------
     Total expenses.............................     39,139        19,932         4,022         63,093
                                                    -------      --------       -------       --------
Income before income taxes......................     12,679        50,052        (4,022)        58,709
Income taxes....................................      5,129        17,584          (977)h,i     21,736
                                                    -------      --------       -------       --------
     Net income.................................    $ 7,550      $ 32,468       $(3,045)*     $ 36,973*
                                                    =======      ========       =======       ========
Weighted average shares outstanding
  (in thousands of shares) (Note 5):
  Primary.......................................     16,594                                     43,675
                                                    =======                                   ========
  Fully diluted.................................     16,613                                     43,675
                                                    =======                                   ========
Earnings per share (Note 5):
  Primary.......................................      $0.45                                      $0.85*
                                                    =======                                   ========
  Fully diluted.................................      $0.45                                      $0.85*
                                                    =======                                   ========

-------------------------
* Amounts do not include the estimated investment income that would have been earned by the CCC Surety Operations. See "Note 3 to Unaudited Pro Forma Consolidated Financial Information."

  SEE BASIS OF PREPARATION, PURCHASE ACCOUNTING, LIMITATIONS AND INSTRUCTIONS,
      AND NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1. MERGER AND PURCHASE ACCOUNTING

     Capsure and the CCC Surety Operations have agreed to merge their operations into CNA Surety according to terms and conditions discussed elsewhere in this Proxy Statement/Prospectus.

     This transaction will be accounted for by CNA Surety as an acquisition of Capsure, using purchase accounting. Accordingly, the purchase price for Capsure will be allocated to Capsure's assets that have been acquired and to Capsure's liabilities that have been assumed based on the estimated fair value of such assets and liabilities at the Effective Time. The final allocation of the purchase price has not been determined, as it will be based on fair values of the assets and liabilities at the actual acquisition date; the amounts shown in the pro forma financial statements are based on the fair values at the assumed acquisition date of the Merger.

NOTE 2. ADJUSTMENTS TO PRESENT PRO FORMA FINANCIAL INFORMATION

     Pro Forma Condensed Consolidated Balance Sheet

     The unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect the Merger and related transactions as if the acquisition and related transactions had been consummated on June 30, 1997.

     The purchase price for the outstanding shares of Capsure Common Stock is determined as follows (dollars in thousands, other than per share amount):

Traded value of Capsure shares to be exchanged at $11.00 per
  share.....................................................    $173,882
Estimated value of Capsure Options..........................       8,480
Estimated CCC Surety Operations Merger-related costs........       2,000
                                                                --------
Total purchase price........................................    $184,362
                                                                ========

     The estimated value of Capsure Options of $8.5 million was determined by taking the 976,937 Capsure Options outstanding at February 12, 1997 and subtracting 205,974 shares of treasury stock assumed to be purchased from the proceeds of the Capsure Options at $11.00 per share and multiplying the result (770,963 Capsure Options) by $11.00 per share. See Note 13 to the audited financial statements of Capsure for the year ended December 31, 1996 incorporated herein by reference for information regarding the number of options, the average exercise price and range of exercise prices of outstanding options.

     CCC Surety Operations Merger-related costs are estimated to total approximately $2.0 million and are comprised of professional fees.

     The following sets forth and describes the pro forma and purchase accounting adjustments to the historical balance sheet of Capsure at June 30, 1997 to reflect the allocation of the purchase price to the assets and liabilities of Capsure, and other adjustments arising from transactions related to the Merger. Dollar amounts in the following table and footnotes are in thousands.

                                                                        ASSETS     LIABILITIES     EQUITY
                                                                        ------     -----------     ------
                                                                                 ADD (SUBTRACT)
(a)     (i) Reduce Capsure's deferred income tax asset
        associated with the Capsure net operating tax
        loss carryforward as a result of the limitation
        of its utilization following a change of
        ownership; (ii) accrue the obligation for
        Capsure's Merger-related costs(1); (iii) accrue
        the Closing Dividend(2); and (iv) increase
        intangible assets, including excess of purchase
        price over fair value of Capsure's net assets
        acquired, to allocate purchase price as
        follows:.......................................                $ 69,913     $ 15,058      $ 54,855
        Capsure net assets at historical cost..........    $129,507
        Fair value adjustments:
        (i) Deferred income taxes......................      (6,700)
        (ii) Merger-related costs(1)...................      (9,800)
        (iii) Accrual of the Closing Dividend(2).......      (5,258)
        (iv) Purchased intangibles.....................     (74,549)
        (v) Intangibles arising from Merger(3).........     151,162
                                                           --------
        Purchase price.................................    $184,362
                                                           ========
(b)     Reflect the effects of reinsurance agreements
        and adjustments to the receivable from
        affiliates(4)..................................                  (7,808)     (16,469)        8,661
(c)     Reflect effects of (i) collecting receivables
        from CCC of $109,232; (ii) receipt of $52,250
        capital contribution from CCC; (iii) borrowing
        an additional $50,000 of debt (each of the
        transactions in (i), (ii) and (iii) being
        required by the Reorganization Agreement); and
        (iv) investing proceeds of (i), (ii), and
        (iii), aggregating $211,482....................                 102,250       50,000        52,250
                                                                       --------     --------      --------
        Total pro forma adjustments....................                $164,355     $ 48,589      $115,766
                                                                       ========     ========      ========

-------------------------
(1) Capsure's Merger-related costs are comprised of estimated employee severance costs of $2,260 and employee retention costs of $1,330 under Capsure's Severance/Retention Plan, estimated professional fees and other expenses of $4,010 and estimated investment banking fees of $2,200, all of which are directly attributable to the Merger. See "The Merger -- Interest of Certain Persons in the Transaction; Severance Benefits; Retention and Transaction Arrangements -- Severance Benefits and Retention and Transaction Arrangements" and "The Merger -- Opinion of Capsure's Financial Advisor -- Miscellaneous."

(2) The Closing Dividend pro forma adjustment consists of the fixed portion of $3,500 and $1,758, equal to the sum of $58.6 per day for the period from June 1, 1997 through June 30, 1997. See "The Reorganization Agreement and Other Transaction Agreements -- Closing Dividend."

(3) The principal intangible assets identified in this preliminary allocation of purchase price to Capsure's net assets are Western Surety's distribution system consisting of 37,000 independent insurance agencies, valued at approximately $14,024, and goodwill, valued at approximately $137,138, both of which are initially assumed to have estimated useful lives of 30 years.

(4) In connection with the transactions contemplated under the Reorganization Agreement, the business of the CCC Surety Operations will be transferred to Western Surety by means of the Reinsurance Agreements. See "The Reorganization Agreement and Other Transaction Agreements -- Reinsurance Agreements and Services and Indemnity Agreement." The Reinsurance Agreements provide, among other things, that the balances transferred to Western Surety will be net of ceded reinsurance and that the net assets to be transferred will be cash and other statutorily net admitted assets. The adjustments made to the CCC Surety Operations' balances to effect the Reinsurance Agreements offset ceded amounts against the respective liabilities (reinsurance recoverable on unpaid losses of $5,427 and paid losses of $6,307 totaling $11,734; prepaid reinsurance premiums of $6,235; and ceded premiums payable of $4,807) and increase the receivable from affiliate (CCC), the net effect of which is to increase the equity of CNA Surety. The detailed balance sheet accounts and pro forma adjustments are as follows:

                                                                       INCREASE (DECREASE)
                                                             ---------------------------------------
                                                              ASSETS        LIABILITIES       EQUITY
                                                              ------        -----------       ------
    Receivable from affiliate..............................  $ 10,161
    Unpaid losses and loss adjustment expenses.............                  $ (5,427)
    Unearned premiums......................................                    (6,235)
    Other liabilities......................................                    (4,807)
    Insurance receivables..................................   (11,734)
    Other assets...........................................    (6,235)
    Additional paid-in capital.............................                                   $8,661
                                                             --------        --------         ------
                                                             $ (7,808)       $(16,469)        $8,661
                                                             ========        ========         ======

     Pro Forma Condensed Statement of Consolidated Operations

     The unaudited pro forma condensed statement of consolidated operations gives effect to the adjustments necessary to reflect the Merger and other transactions as if the Merger and the other transactions had occurred on January 1, 1996. Those adjustments and their effects on revenues, expenses, income taxes and net income for the year ended December 31, 1996 and the six months ended June 30, 1997 are summarized and explained below (dollars in following table and footnotes in thousands, except per share amounts):

                                                                                   INCOME       NET
         FOR THE YEAR ENDED DECEMBER 31, 1996              REVENUES    EXPENSES     TAXES      INCOME
         ------------------------------------              --------    --------    ------      ------
                                                                         ADD (SUBTRACT)
Capsure adjustment:
  (d) Adjustment to the Capsure statement of
      operations, as reported, to reflect the income
      effects as if the Special Distribution was made
      on January 1, 1996(1)............................    $(9,525)     $1,257     $(3,795)   $ (6,987)
Pro forma adjustments:
  (e) Record the estimated interest expense
      adjustment(2) related to the total pro forma
      debt.............................................                  2,191        (767)     (1,424)
  (f) Record the expense effects of estimated indirect
      and overhead expenses allocable to the CCC Surety
      Operations.(3)...................................                  3,100      (1,085)     (2,015)
  (g) Record additional amortization of intangible
      assets resulting from the Merger and related
      transactions, using useful lives of 20 to 30
      years............................................                  2,491                  (2,491)
                                                                        ------     -------    --------
          Total pro forma adjustments..................          0       7,782      (1,852)     (5,930)
                                                           -------      ------     -------    --------
          Total effect of all adjustments..............    $(9,525)     $9,039     $(5,647)   $(12,917)
                                                           =======      ======     =======    ========

                                                                                   INCOME       NET
        FOR THE SIX MONTHS ENDED JUNE 30, 1997             REVENUES    EXPENSES     TAXES      INCOME
        --------------------------------------             --------    --------    ------      ------
                                                                         ADD (SUBTRACT)
Pro forma adjustments:
  (h) Record the estimated interest expense
      adjustment(2) related to the total pro forma
      debt. ...........................................                 $1,242     $  (435)   $   (807)
  (i) Record the expense effects of estimated indirect
      and overhead expenses allocable to the CCC Surety
      Operations.(3)...................................                  1,550        (542)     (1,008)
  (j) Record additional amortization of intangible
      assets resulting from the Merger and related
      transactions, using useful lives of 20 to 30
      years............................................                  1,230                  (1,230)
                                                                        ------     -------    --------
          Total pro forma adjustments..................                 $4,022     $  (977)   $ (3,045)
                                                                        ======     =======    ========

-------------------------
(1) On October 4, 1996, a $10.00 per share Special Distribution, aggregating $156,000, was paid to Capsure stockholders. The sources of funds for this distribution were (i) proceeds from the sale of United Capitol, including the release of United Capitol's excess statutory surplus at closing ($77,000), (ii) proceeds from the incurrence of additional indebtedness ($62,000), and (iii) cash and investments of Capsure ($17,000). As a result of the Special Distribution, the capital base of Capsure that gave rise to the historical 1996 operating results of Capsure and which will be available to stockholders of CNA Surety was substantially reduced. Accordingly, the historical Capsure income and expense amounts that are used to develop the pro forma results of operations have been adjusted to reflect the effects as if the Special Distribution was made on January 1, 1996 and funded by the same sources described above. For purposes of estimating investment income effects, a 5.5% annual yield was used which approximated the short-term rate that was earned by Capsure. For purposes of estimating interest expense effects, Capsure's historical borrowing rate was used.

    The revenue, expense, income tax, and net income adjustments related to the funds from (i) the sale of United Capitol, (ii) the additional indebtedness, and (iii) cash and investments, are as follows (dollars in thousands):

                                                                                    INCOME       NET
                                                            REVENUES    EXPENSES     TAXES     INCOME
                                                            --------    --------    ------     ------
                                                                          ADD (SUBTRACT)
      (i)  Eliminate the results of operations of United
           Capitol for the period from January 1, 1996
           through May 22, 1996, the date of sale by
           Capsure, and the investment income earned on
           the net proceeds from the date of the sale to
           October 4, 1996, the date of the Special
           Distribution.................................    $(8,824)    $(1,744)    $(2,500)   $(4,580)
      (ii) Accrue interest expense from January 1, 1996
           to October 4, 1996 on $62,000 of debt that
           was incurred to fund a portion of the Special
           Distribution.................................                  3,001      (1,050)    (1,951)
     (iii) Eliminate investment income from January 1,
           1996 to October 4, 1996 on $17,000 of
           investments that funded a portion of the
           Special Distribution.........................       (701)                   (245)      (456)
                                                            -------     -------     -------    -------
            Total adjustment............................    $(9,525)    $ 1,257     $(3,795)   $(6,987)
                                                            =======     =======     =======    =======

(2) The estimated interest expense adjustment is comprised of (i) the interest expense on the additional $50,000 of debt and (ii) the adjustment to interest expense on Capsure's pre-Merger debt, based on the bank commitment letter received by CNA Surety. Based on the terms of the bank commitment letter, the average interest rates for the year ended 1996 and the six months ended June 30, 1997 would have been 5.79% and 5.87%, respectively. The comparable average Capsure interest rates for the year ended 1996 and the six months ended June 30, 1997 were 6.90% and 7.00%, respectively. An increase or decrease of the interest rate by 12.5 basis points would have increased or decreased the pro forma interest expense by $138 and $69, on the total pro forma borrowings of $110,000, for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

(3) The estimates of overhead and other indirect expenses of $3,100 and $1,550, for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, have been determined pursuant to the terms of the Administrative Services Agreement and assume that all services offered thereunder were purchased by CNA Surety. The estimated cost of such services was based on the rates set forth in the Administrative Services Agreement and management's best estimate of usage of each of the services to be provided, without giving effect to any potential savings resulting from the Merger. CNA Surety is under no obligation to purchase any services under the Administrative Services Agreement.

NOTE 3. INVESTMENT INCOME

     The accompanying Pro Forma Condensed Statements of Consolidated Operations do not include the estimated net investment income resulting from investment of Merger-related cash flow, including (i) the $50 million debt proceeds, (ii) the $52.25 million capital contribution from CCC, and (iii) collection of the receivable from CCC. Investment earnings are an integral part of an insurance entity's operations. If proceeds from these sources of funds were assumed to be invested in high-quality, taxable fixed income securities with an average duration of approximately 3 years, yielding 6.4%, net investment income would increase by approximately $17.1 million ($11.1 million net of tax, or $0.25 in pro forma earnings per share) for the year ended December 31, 1996 and $8.5 million ($5.5 million net of tax, or $0.12 in pro forma earnings per share) for the six months ended June 30, 1997. An increase or decrease in the interest rate by 12.5 basis points would have increased or decreased the pro forma investment income by $334 and $167 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

NOTE 4. SIGNIFICANT CREDITS AND NONRECURRING CHARGES

     Net losses and loss adjustment expenses reported in the first half of 1997 by the CCC Surety Operations benefited from net favorable reserve development of $35.0 million, which is equivalent to $0.53 in pro forma earnings per share.

     The historical income of Capsure for 1996, which has been used in developing the pro forma income of CNA Surety, includes certain non-recurring charges. These items, which are discussed below, have not been adjusted in deriving the pro forma income statement for 1996. There were no such non-recurring items in the first six months of 1997.

     1996 income reflects a non-recurring compensation charge of $6.4 million before taxes ($4.1 million after taxes) for the repricing of all outstanding stock options of Capsure. The repricing was required as a result of the $10.00 per share Special Distribution paid by Capsure on October 4, 1996.

     1996 income reflects non-recurring merger-related expenses of $1.5 million before taxes ($1.1 million after taxes). These expenses were incurred in 1996 in connection with the definitive agreement reached on December 19, 1996 between Capsure and CNAF to form CNA Surety.

     Capsure incurred a $0.7 million charge before taxes ($0.5 million after taxes) in 1996 related to the refinancing of its revolving credit facility.

NOTE 5. PER SHARE CALCULATIONS

     Earnings per common and common equivalent shares outstanding are computed using the treasury stock method. Weighted average shares outstanding assuming full dilution for 1996 would have been approximately 43.7 million had the Merger taken place on January 1, 1996 and are calculated as follows:

                                                                NUMBER OF
                                                                  SHARES
                                                                ---------
Capsure shares outstanding at February 12, 1997.............    15,807,434
Capsure options outstanding at February 12, 1997............       976,937
                                                                ----------
Capsure fully diluted outstanding (38.25%)..................    16,784,371
CCC equivalent (61.75%).....................................    27,096,337
                                                                ----------
                                                                43,880,708
Less: Treasury stock purchased from Capsure Options proceeds
  at $11.00 per share.......................................       205,974
                                                                ----------
Weighted average shares outstanding.........................    43,674,734
                                                                ==========

     There are certain provisions in the Reorganization Agreement that may affect the total number of shares of CNA Surety and the relative ownership of such shares by CCC and the stockholders and option holders of Capsure. The operation of these provisions is dependent upon actual 1997 net written premiums of both the Insurance Subsidiaries and the CCC Surety Operations as more fully discussed at "The Reorganization Agreement and Other Transaction Agreements -- Lookback Adjustment."

     Since the effect, if any, of these provisions on the total shares outstanding initially established is not presently known or estimable, the earnings per share calculations in the Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect the effect of these provisions. According to these provisions, the minimum and maximum average shares outstanding for CNA Surety may range approximately from 36,179,000 to 45,816,000, which compares to average shares outstanding of 43,675,000, used in these Unaudited Pro Forma Condensed Consolidated Financial Statements. The corresponding range of pro forma earnings per share for the year ended December 31, 1996 would have been $0.63 and $0.50, assuming average minimum and maximum shares outstanding, respectively, and for the six months ended June 30, 1997 would have been $1.02 and $0.81, assuming average minimum and maximum shares outstanding, respectively.

     CNA Surety's pro forma book value per share as of June 30, 1997 was $5.62. The corresponding range of book value per share would have been $6.78, and $5.35, assuming minimum and maximum shares outstanding, respectively.

NOTE 6. STATUTORY FINANCIAL DATA AND SURPLUS

     The pro forma statutory surplus of CNA Surety's insurance operations at June 30, 1997 was approximately $123 million. This amount reflects the Merger and related transactions, including capital infused into the insurance operations.

     The ability of CNA Surety to pay dividends will be dependent on business conditions, income, cash requirements of CNA Surety, receipt of dividends from the Insurance Subsidiaries and other relevant factors. The payment of stockholder dividends by insurance companies without the prior approval of state insurance regulators is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting principles, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that CNA Surety's Insurance Subsidiaries can distribute during 1997, without prior approval of regulators, is approximately $18.0 million. See "Description of CNA Surety -- Liquidity and Capital Resources."

NOTE 7. DEBT

     CNA Surety intends to consolidate its bank borrowings under a single credit facility. A commitment letter, received from The Chase Manhattan Bank, provides for a five-year revolving line of credit facility of up to $130.0 million. The interest rate on borrowings under the credit facility may be fixed, at CNA Surety's option, for a period of one, two, three or six months and is based on, among other rates, the London Interbank offered Rate ("LIBOR") plus the applicable margin. The margin, including the facility fee, varies based on CNA Surety's leverage ratio (debt to total capitalization) and ranges from 0.25% to 0.40%. Based on the expected leverage ratios, management anticipates the margin to be 0.30% which margin was used for purposes of computing interest expense for these pro forma financial statements.

     The unaudited pro forma condensed consolidated balance sheet reflects total long-term debt of $110.0 million, comprised of $60.0 million of pre-existing Capsure debt and an additional $50.0 million of debt arising in connection with the Merger. Using the rates established by the bank commitment letter, the effective rates of interest that are reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements are 5.79% and 5.87% for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The comparable average Capsure interest rates for the year ended 1996 and the six months ended June 30, 1997 were 6.90% and 7.00%, respectively.

                     DESCRIPTION OF CNA SURETY COMMON STOCK

     CNA Surety is authorized to issue two classes of shares: common and preferred.

CNA SURETY COMMON STOCK

     The number of shares of CNA Surety Common Stock authorized by CNA Surety's certificate of incorporation is 100 million, $.01 par value per share. As of the Record Date, 27,096,337 shares of CNA Surety Common Stock were issued and outstanding to CCC. All issued and outstanding shares of CNA Surety Common Stock offered hereby, when issued pursuant to the Merger, will be validly issued, fully paid and non-assessable.

CNA SURETY PREFERRED STOCK

     The CNA Surety Board has the authority to issue up to 20 million shares of preferred stock of CNA Surety, $0.01 par value per share and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further stockholder approval.

VOTING RIGHTS

     The holders of CNA Surety Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and are not entitled to cumulative voting.

ABSENCE OF PREEMPTIVE AND CONVERSION RIGHTS

     Holders of CNA Surety Common Stock have no preemptive rights and have no rights to convert their CNA Surety Common Stock into any other securities.

NYSE LISTING OF CNA SURETY COMMON STOCK

     It is a condition to Capsure's obligations under the Reorganization Agreement that the shares of CNA Surety Common Stock to be issued in the Merger be listed on the NYSE, subject to official notice of issuance.

REGISTRAR AND EXCHANGE AGENT

     The registrar for the CNA Surety Common Stock and the Exchange Agent for the purpose of exchanging Certificates for certificates representing shares of CNA Surety Common Stock will be Boston EquiServe, L.L.P.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, Capsure stockholders will become stockholders of CNA Surety, and the rights of Capsure stockholders will be governed by the certificate of incorporation and the bylaws of CNA Surety. Although both Capsure and CNA Surety stockholders are governed by the DGCL, CNA Surety's governing documents differ with respect to certain stockholder rights. The following discussion summarizes the material differences between the rights of Capsure stockholders and the rights of CNA Surety stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

     The bylaws of Capsure provide that special meetings of stockholders may be called at any time by the president or upon the written request of 25% of the holders of the outstanding stock entitled to vote at such meeting.

     A special meeting of the stockholders of CNA Surety may be called at any time by the chairman of the board of directors or by the president or upon the written request of stockholders owning a majority of the stock entitled to vote.

SUPERMAJORITY VOTING PROVISIONS

     The bylaws of Capsure provide that in any stockholders' meeting the affirmative vote of the majority of stock entitled to vote is required for all stockholder action in which a quorum is present, except for the election of directors in which case a plurality of votes is required.

     The CNA Surety bylaws provide that for two years following the Effective Time, the following fundamental corporate actions will require the affirmative vote of the holders of at least 75% of the stock having voting power and entitled to vote: (i) any amendment to the certificate of incorporation; (ii) any business combination between CNA Surety and any third party; (iii) the sale of all or substantially all of the assets of CNA Surety; and (iv) any amendment to the foregoing provisions in the bylaws of CNA Surety.

                            MANAGEMENT OF CNA SURETY

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of CNA Surety as of June 30, 1997 and with respect to persons who have been designated and have consented to become directors or executive officers immediately after the Effective Time.

                NAME                     AGE                           POSITIONS
                ----                     ---                           ---------
Robert E. Ayo........................    56     Vice President -- Designee
Giorgio Balzer.......................    57     Director -- Designee
David T. Cumming.....................    53     Director and Secretary(1)
Rod F. Dammeyer......................    56     Director -- Designee
Bruce A. Esselborn...................    54     Director -- Designee
Melvin Gray..........................    64     Director -- Designee
John S. Heneghan.....................    35     Vice President and Chief Financial Officer -- Designee
Peter E. Jokiel......................    49     Director and Treasurer(1)
Dan L. Kirby.........................    50     Executive Vice President, General Counsel and Secretary
                                                of Western Surety
Joe P. Kirby.........................    43     Director -- Designee
Matthew W. Klimczak..................    48     Vice President -- Designee
John T. Knox, Jr.....................    41     President and Chief Executive Officer of USA and
                                                Director
                                                -- Designee
Stephen T. Pate......................    50     President and Chief Operating Officer of Western Surety
Roy E. Posner........................    63     Director -- Designee
Adrian M. Tocklin....................    45     Chairman of the Board and Director -- Designee
Mark C. Vonnahme.....................    48     President, Chief Executive Officer and Director

-------------------------
(1) Messrs. Cumming and Jokiel are currently the Secretary and Treasurer respectively of CNA Surety. Immediately after the Merger, they will no longer serve as officers of CNA Surety but will each remain as a Director of CNA Surety.

     ROBERT E. AYO -- Vice President and Chief Contract Underwriting Officer -- Surety of all insurance subsidiaries of CNAF, including CCC and CIC, since March 1995; Assistant Vice President and Underwriting Manager, Contract Surety of all insurance subsidiaries of CNAF, including CCC and CIC, from January 1993 until March 1995; Underwriting Manager, Contract Surety of CCC from 1985 to January 1993. Mr. Ayo has been designated and has consented to become an executive officer of CNA Surety immediately after the Effective Time.

     GIORGIO BALZER -- Chairman and Chief Executive Officer, Businessmen's Assurance Company of America since 1990. U.S. representative for Assicurazioni Generali, S.p.A. Director of Commerce Bancshares, Inc. Mr. Balzer has been designated and has consented to become a Director immediately after the Effective Time.

     DAVID T. CUMMING -- Secretary and a Director of CNA Surety since December 1996. Deputy General Counsel of all insurance subsidiaries of CNAF, including CCC and CIC, since 1993; Vice President of Leucadia National Corporation from 1978 to 1992. After the Merger, Mr. Cumming will remain as a Director of CNA Surety but will not be an officer.

     ROD F. DAMMEYER -- Director of Capsure since 1993; Managing Director of EGI Corporate Investments since 1996, a division of Equity Group Investments, Inc.; President and Director since 1985 and Chief

Executive Officer since 1993 of Anixter International Inc.; Director since 1992 and President and Chief Executive Officer since 1994 of Great American Management and Investment, Inc.; Director of ANTEC Corporation; Director of IMC Global Inc.; Director of Jacor Communications, Inc.; Director of Lukens, Inc.; Director of Sealy Corporation; Director of TeleTech Holdings, Inc; and Trustee of Van Kampen American Capital, Inc. closed end mutual funds. Mr. Dammeyer has been designated and has consented to become a Director immediately after the Effective Time.

     BRUCE A. ESSELBORN -- Director of Capsure since February 20, 1990 and President since June 24, 1992; Chairman of the Board from 1988 until May 22, 1996 and President and Chief Executive Officer from 1986 of United Capitol Holding Company and United Capitol. Mr. Esselborn has been designated and has consented to become a Director immediately after the Effective Time.

     MELVIN GRAY -- Chairman and Chief Executive Officer since 1982 and various other positions since 1962 of Graycor, Inc. Member Board of Advisors of the Construction Industry Institute. Mr. Gray has been designated and consented to become a Director immediately after the Effective Time.

     JOHN S. HENEGHAN -- Vice President of Capsure since December 21, 1995; Controller since June 27, 1994; and various positions and most recently Senior Audit Manager with Deloitte & Touche L.L.P. from 1984 to June 27, 1994. Mr. Heneghan has been designated and has consented to join CNA Surety as Vice President and Chief Financial Officer immediately after the Effective Time.

     PETER E. JOKIEL -- Treasurer and Director of CNA Surety since December 1996. President of CNA life operations since April of 1997, Senior Vice President and Chief Financial Officer of CNAF and all insurance subsidiaries of CNAF, including of CCC and CIC, from 1990 to April of 1997. Director of Continental Assurance Company. After the Merger, Mr. Jokiel will remain as a Director of CNA Surety but will not be an officer of CNA Surety.

     DAN L. KIRBY -- Executive Vice President, General Counsel and Secretary of Western Surety since 1974. Director of Capsure since May 27, 1993. After the Merger, Mr. Kirby has agreed to serve as Vice President -- Legislative Relations of CNA Surety. Mr. Kirby is the brother of Joe P. Kirby.

     JOE P. KIRBY -- Director of Capsure since May 27, 1993; President from 1979 until 1995 and Chief Executive Officer of Western Surety Company since 1979. Mr. Kirby has been designated and has consented to become a Director immediately after the Effective Time. Mr. Kirby is the brother of Dan L. Kirby.

     MATTHEW W. KLIMCZAK -- Vice President and Chief Commercial Surety Underwriting Officer of all insurance subsidiaries of CNAF, including CCC and CIC since December 1995; Surety Bond Officer and Senior Vice President of Continental's insurance subsidiaries from 1992 to December 1995.

     JOHN T. KNOX, JR. -- President and Chief Executive Officer of Universal Surety Holding Corporation since 1986 and of USA since 1983. Mr. Knox has been designated and has consented to become a Director immediately after the Effective Time.

     STEPHEN T. PATE -- President and Chief Operating Officer of Western Surety since June 1995; Executive Vice President and Chief Operating Officer of Western Surety from October 1994 to June 1995; President, Surety Profit Center of CIC from April 1993 to October 1994; Regional Vice President, Surety of CIC from June 1991 to April 1993.

     ROY E. POSNER -- Retired. Chief Financial Officer and Senior Vice President of Loews Corporation from 1985 to February 1997. Mr. Posner has been designated and has consented to become a Director immediately after the Effective Time.

     ADRIAN M. TOCKLIN -- President, Diversified Operations, CCC since May 1995; President and Chief Operating Officer of Continental and all of its insurance subsidiaries from June 1994 to May 1995; Executive Vice President of Continental from September 1992 to June 1994; various other positions with Continental since December 1974; Director of SONAT, Inc. and Trustee of George Washington University. Ms. Tocklin has been designated and has consented to become the Chairman of the Board of Directors immediately after the Effective Time.

     MARK C. VONNAHME -- President, Chief Executive Officer and Director of CNA Surety since December 1996; Group Vice President and Senior Surety Officer of all CNAF insurance subsidiaries, including CCC and CIC since August 1993; Vice President, Contract Surety Division of CCC from January 1993 to August 1993; and Assistant Vice President, Contract Surety Division of CCC, from 1991 to January 1993; and Director of Surety Association of America.

DIRECTOR COMPENSATION

     Effective upon the consummation of the Merger, CNA Surety's directors who are not also employees of CNA Surety or CCC will be paid an annual retainer of $25,000 and a fee of $1,500 for each meeting of the CNA Surety Board or its committees. Directors who are also employees of CNA Surety or CCC will not receive any additional compensation for serving on the CNA Surety Board.

COMMITTEES OF THE CNA SURETY BOARD

     The CNA Surety Board will have, upon consummation of the Merger, standing Executive, Audit and Investment Committees to assist the CNA Surety Board in the discharge of its responsibilities. Members of each such Committee are elected by the CNA Surety Board annually and serve for one-year terms. CNA Surety intends to create an Incentive Compensation Committee of the CNA Surety Board shortly after the consummation of the Merger.

     The Executive Committee possesses and may exercise the full and complete authority of the CNA Surety Board in the management and business affairs of CNA Surety between meetings of the CNA Surety Board, subject to limitations under the DGCL. Any actions taken by the Executive Committee will be reported to the CNA Surety Board promptly but in no event later than the next meeting of the CNA Surety Board.

     The Audit Committee reports to the CNA Surety Board regarding the appointment of the independent public accountants, the scope and fees of prospective annual audits and the results thereof, compliance with the accounting and financial policies and management's procedures and policies relative to the adequacy of CNA Surety's internal accounting controls. In addition, it is anticipated that the Audit Committee will review any and all agreements and arrangements between CNA Surety and CCC, as well as any disputes that may arise thereunder. CCC and Capsure have agreed that at least until the 1999 annual meeting of CNA Surety stockholders, at least one of the Capsure-designated directors will be appointed as a member of the Audit Committee. Consistent with NYSE requirements, the Audit Committee of CNA Surety will be comprised solely of directors who are independent of management and are free from relationships that, in the opinion of the CNA Surety Board, would interfere with the exercise of independent judgment. Directors who are employed by CNAF or its affiliates will not be qualified to serve on the Audit Committee.

     CNA Surety will have an Investment Committee that is responsible for establishing investment policies and overseeing the management of the CNA Surety investment portfolio.

     The Incentive Compensation Committee will review and approve the incentive payments for each executive officer, review, approve and recommend terms and conditions for all employee benefit plans and administer the CNA Surety Option Plan and other employee benefit plans as may be adopted from time to time. The members of the Incentive Compensation Committee will consist only of non-employee directors.

EXECUTIVE COMPENSATION ARRANGEMENTS

     CNA Surety will commence operations as of the date of the Merger. It expects to enter into employment agreements with certain employees of CNAF and Capsure who will become executive officers of CNA Surety upon the Merger. The employment agreements with Mark Vonnahme, the president and chief executive officer of CNA Surety, and certain executive officers providing for annual compensation in excess of $100,000 are described below.

     CNA Surety anticipates entering into an employment agreement with Mr. Vonnahme. It is expected that Mr. Vonnahme will serve as CNA Surety's chief executive officer for a period of up to three years and from year to year thereafter subject to the review of the CNA Surety Board. CNA Surety expects that Mr. Vonnahme's base salary as president and chief executive officer of CNA Surety will be approximately $300,000 per year. In addition, it is anticipated that Mr. Vonnahme will be entitled to receive additional compensation, including bonuses and incentive awards (which may include the grant of options or shares of CNA Surety Common Stock), as may be determined by the CNA Surety Board and the Incentive Compensation Committee from time to time. Mr. Vonnahme will also be entitled to receive other employee benefits which will be available to CNA Surety employees generally. CNA Surety expects that Mr. Vonnahme will agree to certain confidentiality, non-competition and non-solicitation provisions as part of his employment agreement.

     CNA Surety expects to maintain the existing employment agreements or enter into new agreements with each of Messrs. John T. Knox, Jr. and Stephen T. Pate and enter into an employment agreement with Mr. Dan L. Kirby. It is anticipated that Mr. Kirby's agreement will have a term of two years from the Effective Time, will provide for an initial base salary of $200,000 and will provide a severance payment if CNA Surety terminates his employment without cause in an amount equal to the discounted present value of the salary that he would have received under the agreement through the term of such agreement. CNA Surety expects that Mr. Kirby will agree to certain confidentiality, non-competition and non-solicitation provisions as part of his employment agreement.

     Under their current agreements, each of Messrs. Knox and Pate are entitled to receive an annual base salary equal to $262,500. If terminated by CNA Surety without cause, Messrs. Knox and Pate, respectively, would each be entitled to a severance payment equal to the discounted present value of the salary otherwise payable to Messrs. Knox or Pate under their respective agreements.

     While the other executive officers shown in the table under "Management of CNA Surety -- Directors and Executive Officers" are expected to serve in the capacities indicated as of the Effective Time, those executives will serve without employment agreements. Mr. Ayo's current base salary is $150,000. Mr. Ayo's base salary as an officer of CNA Surety may be greater than his salary as an officer of the CCC Surety Operations, but will be commensurate with similar executives of comparable companies.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     CNA Surety's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The DGCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for any breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. CNA's Surety's bylaws provide that CNA Surety shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law.

     At present, there is no material pending or, to CNA Surety management's knowledge, any threatened material litigation or proceeding involving any current director, officer, employee or agent of CNA Surety where indemnification will be required or permitted.

CNA SURETY OPTION PLAN

     All Capsure Options held by employees, consultants and directors of Capsure under the Capsure Holdings Corp. Amended and Restated 1990 Stock Option Plan will be cancelled as of the Effective Time. Prior to the Merger, CNA Surety will adopt, subject to CCC's approval, a replacement stock option plan ("Replacement Plan") under which the holders of the canceled Capsure Options will be granted substantially similar CNA Surety Options to purchase CNA Surety Common Stock. It is contemplated that shortly after the Merger, CNA Surety will adopt a new equity incentive plan ("New CNA Surety Plan") that will provide discretionary authority to the Incentive Compensation Committee of the CNA Surety Board to grant additional options to purchase CNA Surety Common Stock ("New CNA Surety Options") and other awards, including stock appreciation rights, restricted stock and stock bonus awards ("Other Awards"), from time to time, to employees, consultants and directors of CNA Surety.

     Under the Replacement Plan, CNA Surety Options will be issued as of the Effective Time in exchange for each Capsure Option that is terminated. The number of shares of CNA Surety Common Stock that are subject to each CNA Surety Option shall be equal to the number of shares of Capsure Common Stock that are subject to the Capsure Option that is exchanged for the CNA Surety Option. Each such CNA Surety Option will have the same rights, benefits, terms and conditions as the Capsure Option which it replaces, except that (i) the period of time during which a CNA Surety Option may be exercised by an employee, director or consultant who is terminated in connection with the Merger will be one year from the Effective Time, and (ii) subject to the agreement of certain holders of Capsure Options who have the right to cause Capsure or the Surviving Corporation to pay to the holder the excess of the fair market value of the Capsure Common Stock over the exercise price of such Capsure Options, no CNA Surety Option will contain the right to cause Capsure or CNA Surety to pay cash to the holder thereof upon the election of such holder. CNA Surety will reimburse any terminated employee, consultant or director whose Capsure Options are replaced by CNA Surety Options for any commissions or other customary and reasonable costs incurred upon the sale of shares of CNA Surety Common Stock immediately upon the exercise of the CNA Surety Option.

     As of June 30, 1997, 934,126 shares of Capsure Common Stock were subject to Capsure Options. If the Merger is approved by Capsure's stockholders, the Replacement Plan and the New CNA Surety Plan will be submitted to CCC, the sole shareholder of CNA Surety, for approval to make available an aggregate of 3.0 million shares of CNA Surety Common Stock for the grant of CNA Surety Options, New CNA Surety Options and Other Awards pursuant to the Replacement Plan and the New CNA Surety Plan. CCC intends to give such approval.

OTHER PLANS

     Capsure sponsors the Capsure Holdings Corp. 401(k) Plan and Trust (the "401(k) Plan") to which eligible employees of Capsure and the Insurance Subsidiaries may make pre-tax employee contributions. The 401(k) Plan provides for employer matching contributions equal to 50% of that portion of each employee's pre-tax contributions that do not exceed 6% of the employee's annual compensation, and also permits employers to make additional discretionary profit sharing contributions. It is contemplated that following the Merger the 401(k) Plan will be amended to increase the employer matching contribution from 50% to 70% of that portion of each employee's pre-tax contributions that do not exceed 6% percent of the employee's annual compensation.

     Capsure also sponsors the Capsure Holdings Corp. Money Purchase Pension Plan ("Money Purchase Plan") in which eligible employees of Capsure and USA participate, and Western Surety sponsors the Western Surety Company Defined Benefit Pension Plan ("Defined Benefit Plan") in which eligible employees of Western Surety participate. It is contemplated that in connection with the Merger, the Money Purchase Plan will be terminated or frozen and that no further contributions will be made thereto, and the Defined Benefit Plan will be terminated or frozen and no further benefits will accrue thereunder.

     Capsure and the Insurance Subsidiaries also maintain various non-qualified deferred compensation, employee welfare and fringe benefit plans including life, health, dental, travel accident and disability benefit plans. It is contemplated that in connection with the Merger certain of such plans will be terminated and certain others will be amended to provide modified levels of coverage or benefits.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF CAPSURE COMMON STOCK

     The following table sets forth, as of July 31, 1997, except as noted, certain information with respect to each person or entity who is known by the management of the Capsure to be the beneficial owner of more than 5% of the outstanding shares of the Capsure Common Stock:

                NAME AND ADDRESS OF                            AMOUNT AND NATURE
                  BENEFICIAL OWNER                         OF BENEFICIAL OWNERSHIP(1)       PERCENT OF CLASS
                -------------------                        --------------------------       ----------------
Equity Capsure Limited Partnership..................                3,552,862(2)(3)               22.4%
Two N. Riverside Plaza
Chicago, IL 60606
Shapiro Capital Management Company, Inc. ...........                1,253,698(4)                   7.9%
3060 Peachtree Road, N.W.
Atlanta, Georgia 30305

-------------------------
(1) The number of shares of Capsure Common Stock indicated as beneficially owned is reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities.

(2) Equity Capsure Limited Partnership, the Major Stockholder, is an Illinois limited partnership comprised of four partners: the Samuel Zell Revocable Trust, Alphabet Partners, LFT Partnership and ZFT Partnership. The Samuel Zell Revocable Trust, of which Mr. Zell is the trustee, is the general partner of the Major Stockholder, and the remaining partners are limited partners of the Major Stockholder. Sheli Z. Rosenberg is the sole trustee of the three trusts which are the partners of ZFT Partnership and Arthur A. Greenberg is the sole trustee of 15 trusts which are the partners of Alphabet Partners. Mr. Zell is the Chairman of the Board and Chief Executive Officer of Capsure. Messrs. Zell and Greenberg and Mrs. Rosenberg may be deemed to be the beneficial owners of the shares of Capsure Common Stock owned by the Major Stockholder but they each disclaim beneficial ownership of these shares.

(3) The shares are held by three institutions as collateral for loans to the Major Stockholder. Under the loan agreements, the institutions cannot vote or exercise any ownership rights relating to the pledged shares unless there is an event of default thereunder.

(4) Pursuant to a Schedule 13G filed with the Commission for calendar year 1996, Shapiro Capital Management Company, Inc. ("Shapiro") is a registered investment advisor. One or more of Shapiro's advisory clients is the legal owner of 861,998 shares of Capsure Common Stock. Pursuant to investment advisory agreements with its clients, Shapiro has the authority to divest investments held by its advisory clients. Samuel R. Shapiro is the president, director and majority shareholder of Shapiro. Mr. Shapiro's wife is also the beneficial owner of 38,000 shares of Capsure Common Stock. Additionally, The Kaleidoscope Fund, L.P. ("Kaleidoscope") is the beneficial owner of 373,700 shares of Capsure Common Stock. Shapiro is the general partner of Kaleidoscope.

SECURITY OWNERSHIP OF CAPSURE MANAGEMENT

     The following information is furnished as of July 31, 1997, with respect to the shares of Capsure Common Stock beneficially owned by each director, by the executive officers of Capsure and by all directors and executive officers (17 persons) as a group. Information concerning the directors and executive officers and their security holdings has been furnished by them to Capsure.

                                           SHARES OF              SHARES UPON                  PERCENT
                                            CAPSURE               EXERCISE OF                     OF
        NAME OF BENEFICIAL OWNER          COMMON STOCK          STOCK OPTIONS(1)   TOTAL(2)     CLASS
        ------------------------          ------------          ----------------   --------    -------
Rod F. Dammeyer.........................            0                20,000           20,000     *
Herbert A. Denton.......................       47,860                     0           47,860     *
Bradbury Dyer, III......................      546,158(3)             40,000          586,158      3.7%
Talton R. Embry.........................       32,175(4)             40,000           72,175     *
Bruce A. Esselborn......................       83,507(5)            182,500          266,007      1.7%
Dan L. Kirby............................       66,365                54,190          120,555     *
Joe P. Kirby............................       51,885                54,190          106,075     *
Donald W. Phillips......................            0                40,000           40,000     *
Sheli Z. Rosenberg......................    3,595,568(6)(7)          20,000        3,615,568     22.8%
L.G. Schafran...........................       13,768(8)             40,000           53,768     *
Richard I. Weingarten...................            0                15,000           15,000     *
Samuel Zell.............................    3,552,862(6)             60,000        3,612,862     22.7%
Mary Jane Robertson.....................       68,740                46,635          115,375     *
Arthur A. Greenberg.....................    3,582,112(6)(9)           2,000        3,584,112     22.6%
Kelly L. Stonebraker....................            0                 1,125            1,125     *
John T. Knox, Jr. ......................      290,645                40,718          331,363      2.1%
Stephen T. Pate.........................          200                 7,500            7,700     *
All directors and executive officers as
  a group (17 persons) including the
  above-named persons...................    4,826,121               663,858        5,489,979     33.2%

-------------------------
 *  Less than 1%

(1) Represents beneficial ownership of shares that may be acquired by the exercise of stock options which are currently exercisable or exercisable within sixty days of the date of this table.

(2) The amounts of Capsure Common Stock and stock options beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities.

(3) Includes 544,258 shares of Capsure Common Stock owned by Paragon Joint Venture ("Paragon"). Paragon is a joint venture formed by Paragon Associates and Paragon Associates II, both Texas limited partnerships. Mr. Dyer is the sole general partner of Paragon Associates and Paragon Associates II. Under the terms of the joint venture agreement of Paragon, each partner has beneficial ownership in proportion to its respective account in Paragon. Mr. Dyer does not have full direct ownership; however, as the general partner of the partners of Paragon, he may be deemed to have beneficial ownership.

(4) The 32,175 shares are owned as follows: 300 shares are owned by Mr. Embry; 14,400 shares are owned by the Magten Asset Management Corp. Pension Plan & Trust; 1,675 shares are owned by Mr. Embry's minor children; 300 shares are owned by Mr. Embry's wife; and 15,500 shares are owned by the Magten Asset Management Profit Sharing Plan.

(5) Includes 8,500 shares beneficially owned by Mr. Esselborn's wife.

(6) Includes 3,552,862 shares of Capsure Common Stock owned by the Major Stockholder. Under regulations of the Commission, Mr. Zell, Mrs. Rosenberg and Mr. Greenberg may be deemed to be the beneficial owners of the shares of Capsure Common Stock owned by the Major Stockholder (see notes (2) and (3) under "Security Ownership of Beneficial Owners of Capsure Common Stock"), but they each disclaim beneficial ownership of these shares.

(7) Includes 16,388 shares of Capsure Common Stock beneficially owned by the Rosenberg Family Foundation. Mrs. Rosenberg may be deemed to be the beneficial owner of the shares beneficially owned by the Rosenberg Family Foundation. Mrs. Rosenberg disclaims beneficial ownership of such shares.

(8) Shares are beneficially owned by Mr. Schafran's spouse. Mr. Schafran disclaims beneficial ownership of such shares.

(9) Includes 2,000 shares held in a trust, the beneficiary of which is Mr. Greenberg.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF CNA SURETY COMMON STOCK

     CCC owned all of the outstanding shares of CNA Surety prior to the Merger. The following table sets forth certain information with respect to the beneficial ownership of the CNA Surety Common Stock, as of June 30, 1997, and reflecting the exchange of shares in the Merger and the vesting of all Capsure Options, by: (i) each person or entity who is known by CNA Surety, and is expected to beneficially own five percent or more of the outstanding shares of CNA Surety Common Stock, (ii) each director, (iii) each executive officer, and
(iv) all directors and executive officers as a group.

                                                              SHARES OF CNA SURETY   PERCENT
                  NAME OF BENEFICIAL OWNER                        AFTER MERGER       OF CLASS
                  ------------------------                    --------------------   --------
CCC(1)......................................................       27,096,337          63.1%
Equity Capsure Limited Partnership(1).......................        3,552,862           8.3%
Robert E. Ayo...............................................                0            --
Giorgio Balzer..............................................                0            --
David T. Cumming............................................                0            --
Rod F. Dammeyer(2)..........................................           20,000             *
Bruce A. Esselborn(1)(3)....................................          278,507             *
Melvin Gray.................................................                0            --
John S. Heneghan(1)(4)......................................            2,350             *
Peter E. Jokiel.............................................                0            --
Dan L. Kirby................................................          120,555             *
Joe P. Kirby................................................          106,075             *
Matthew W. Klimczak.........................................                0            --
John T. Knox, Jr.(2)........................................          331,363             *
Stephen T. Pate(2)..........................................            7,700             *
Roy E. Posner...............................................                0            --
Adrian M. Tocklin...........................................                0            --
Mark C. Vonnahme............................................                0            --
All directors and executive officers as a group (16 persons)
  including the above-named persons.........................          866,550           2.0%

-------------------------
 *  Less than 1%

(1) The Reorganization Agreement provides that CCC is to beneficially own 61.75% of the outstanding CNA Surety Common Stock, on a fully-diluted basis. The beneficial ownership for CCC and Equity Capsure Limited Partnership reported in this table is higher than 61.75% and 8.1%, respectively, because the rules under the Exchange Act require disclosure of ownership on other than a fully-diluted basis. See note (6) under "Security Ownership of Beneficial Owners of Capsure Common Stock."

(2) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of CNA Surety Common Stock subject to options held by the person that are currently exercisable or exercisable within 60 days of June 30, 1997 are deemed outstanding. Such shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name.

(3) Includes 8,500 shares of Capsure Common Stock owned by Mr. Esselborn's spouse.

(4) Includes 1,000 shares of Capsure Common Stock owned by Mr. Heneghan's spouse.

                    STOCKHOLDERS REGISTERING SHARES FOR REOFFER

     A limited number of shares of CNA Surety Common Stock held by the Selling Stockholders listed below will be registered for sale pursuant to this Proxy Statement/Prospectus. Each of the Selling Stockholders, other than Ms. Robertson, is a director of Capsure who will not continue as a director of CNA Surety. Ms. Robertson's employment with Capsure will be terminated in connection with the Merger. The registration of the following shares of CNA Surety Common Stock for sale under this Proxy Statement/Prospectus, removes the restrictions upon transfer imposed by Rule 145 of the Securities Act and permits the Selling Stockholders to reoffer for sale such shares, at their discretion, immediately following the Effective Time. In the event that such shares of CNA Surety Common Stock are sold by the Selling Stockholders, CNA Surety will not receive any of the proceeds from such sales.

                                            AMOUNT OF SHARES    SHARES AVAILABLE    AMOUNT OF SHARES
                                              OWNED BEFORE       FOR SALE UNDER       OWNED AFTER       PERCENT
                                              OFFERING(1)           REOFFER           OFFERING(2)       OF CLASS
                                            ----------------    ----------------    ----------------    --------
Bradbury Dyer III.......................        586,158             293,079              293,079            *
Mary Jane Robertson(3)..................        125,000              68,740               56,260            *
Talton R. Embry.........................         72,175              72,175                    0           --
L.G. Schafran...........................         53,768              53,768                    0           --
Herbert A. Denton.......................         47,860              47,860                    0           --
Donald W. Phillips......................         40,000              40,000                    0           --
Richard I. Weingarten...................         15,000              15,000                    0           --
                                                -------             -------             --------
All Selling Stockholders................        939,961             590,622              349,339            *
                                                =======             =======             ========

-------------------------
 *  Less than one percent.

(1) Includes shares issuable upon Capsure Options exercisable within 60 days following the Effective Time, and Capsure Options that will become exercisable by virtue of the Merger.

(2) Assumes sale of all shares of CNA Surety Common Stock available for sale under reoffer pursuant to this Proxy Statement/Prospectus.

(3) Ms. Robertson has the contractual right under her employment agreement with Capsure to cause Capsure to purchase Capsure Options from her at a per share price equal to the excess of the fair market value of the Capsure Common Stock over the exercise price of any such unexercised Capsure Options.

     Each of Messrs. Dyer, Embry, Denton, Phillips, Schafran and Weingarten are all currently members of the Board of Directors of Capsure and have served as directors for at least three years. Ms. Robertson has been senior vice president and chief financial officer of Capsure since May 1993.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL ARRANGEMENTS

     The employment agreements between Capsure and Bruce A. Esselborn, president of Capsure, and Mary Jane Robertson, chief financial officer of Capsure, include certain provisions which will be triggered upon each employee's respective termination of employment in connection with the Merger. Mr. Esselborn and Ms. Robertson each have agreements for the continuation of their employment on a rolling, two-year basis. Thus, until written notice is received by either party, the employment period at any point in time shall be two years. Mr. Esselborn's agreement provides for a minimum salary of $387,500 with annual salary adjustments determined by Capsure, an annual bonus that is mutually agreed upon by Mr. Esselborn and Capsure and Capsure-paid premiums for a $2,000,000 life insurance policy with Mr. Esselborn designating the beneficiary and certain other employee benefits. Ms. Robertson's agreement provides for a minimum salary of $225,000 with annual salary adjustments determined by Capsure, an annual bonus that is mutually agreed upon by Ms. Robertson and Capsure and certain other employee benefits. Additional information concerning employment contracts is included in the reports filed by Capsure with the Commission and incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents to be Incorporated by Reference." See also "The Merger -- Interest of Certain Persons in the Transaction; Severance Benefits; Retention and Transaction Arrangements."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Capsure Relationships and Related Transactions

     Information concerning certain relationships and related transactions with respect to Capsure is included in the reports filed by Capsure with the Commission and incorporated by referenced in this Proxy Statement/ Prospectus. See "Available Information" and "Documents to be Incorporated by Reference."

     CNA Surety Related Transactions

     For information concerning certain relationships and related transactions with respect to CNA Surety, see "The Reorganization Agreement and Other Transaction Agreements -- Reinsurance Agreements and Services and Indemnity Agreement" and "Description of CNA Surety -- Liquidity and Capital Resources."

                                 LEGAL MATTERS

     The validity of the shares of CNA Surety Common Stock to be issued in connection with the Merger will be passed upon by Sonnenschein Nath & Rosenthal, Chicago, Illinois. The tax matters discussed in the tax opinion referred to in "The Merger -- Certain Federal Income Tax Consequences to Capsure and its Stockholders" will be passed upon by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Capsure, as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in Capsure's Annual Report on Form 10-K/A, for the year ended December 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     It is expected that representatives of Coopers & Lybrand L.L.P., independent auditors, will be present at the Special Meeting where they will have an opportunity to respond to appropriate questions of Capsure stockholders and to make a statement if they so desire.

     The Statement of Certain Assets and Liabilities of the CCC Surety Operations as of December 31, 1996 and 1995, and the related Statements of Certain Revenues and Direct Operating Expenses of the CCC Surety Operations for each of the three years in the period ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon and included herein. Such financial statements are included in this Proxy Statement/Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

     The Capsure Board knows of no other business which will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                          By Order of the Capsure Board

                                          Susan Obuchowski Sig.
August 15, 1997                           Susan Obuchowski
Chicago, Illinois                         Secretary

                      GLOSSARY OF SELECTED INSURANCE TERMS

     The following terms when used in this Proxy Statement/Prospectus have the following meanings:

Bid Bonds.....................   Contract bonds used by owners to prequalify
                                 contractors submitting proposals on potential contracts.

Combined Ratio................   The sum of the Loss Ratio and the Expense
                                 Ratio.

Commercial Surety Bonds.......   Surety bonds that are not contract bonds.

Contract Bonds................   Bonds which secure the payment and/or
                                 performance of an obligation under a written contract.

Expense Ratio.................   The percentage of premium income that goes to
                                 cover acquisition and underwriting costs and is computed as acquisition and underwriting expenses divided by earned premiums.

Fidelity Bonds................   Bonds which cover losses arising from employee
                                 dishonesty.

Judicial and Fiduciary
Bonds.........................   Bonds required by statutes, courts or legal
                                 documents for the protection of those on whose behalf a fiduciary acts.

LAE...........................   Loss adjustment expenses, including both
                                 allocated and unallocated adjustment expenses.

License and Permit Bonds......   Bonds required by statutes or ordinances for a
                                 number of purposes, including guaranteeing the payment of certain taxes and fees and providing consumer protection as a condition to granting licenses related to selling real estate or motor vehicles and contracting services.

Loss Ratio....................   The percentage of incurred loss and loss
                                 adjustment expenses to earned premiums.

Non-Standard Contract
Market........................   Bonds that have higher risks or special
                                 exposures, such as bonds written through the Small Business Administration programs.

Notary Public Bonds...........   Bonds required by statutes to protect against
                                 losses resulting from the improper actions of notaries public.

Payment Bonds.................   Contract bonds which guarantee payment of the
                                 contractor's obligation under the contract for labor, subcontractors and materials supplied to the project. Since liens may not be placed on public jobs, the payment bond may be the only protection for those supplying labor or materials to a public job.

Performance Bonds.............   Contract bonds which guarantee to the owner the
                                 obligations of the contractor according to the terms and conditions of the contract.

Public Official Bonds.........   Bonds required by statutes and ordinances to
                                 guarantee the lawful and faithful performance of the duties of office by public officials.

Surety Bonds..................   Three party agreements where the issuer of the
                                 bond (the surety) joins with the second party
                                 (the principal) in guaranteeing to a third party (the obligee) the fulfillment of some obligation on the part of the principal.

                                                                      APPENDIX A

                                                                 *CONFORMED COPY

                            REORGANIZATION AGREEMENT

                                  DATED AS OF

                               DECEMBER 19, 1996

                                     AMONG

                            CAPSURE HOLDINGS CORP.,

                         CONTINENTAL CASUALTY COMPANY,

                            CNA SURETY CORPORATION,

                           SURETY ACQUISITION COMPANY

                                      AND

               CERTAIN AFFILIATES OF CONTINENTAL CASUALTY COMPANY

                               TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS.......................................     A-1
  Section 1.1   Definitions.................................     A-1
ARTICLE 2 THE MERGER........................................     A-7
  Section 2.1   The Merger..................................     A-7
  Section 2.2   Effects of the Merger; Subsequent Actions...     A-7
  Section 2.3   Certificate of Incorporation and By-Laws....     A-7
  Section 2.4   Directors...................................     A-7
  Section 2.5   Officers....................................     A-7
  Section 2.6   Conversion of Securities....................     A-8
  Section 2.7   Surrender and Payment.......................     A-8
  Section 2.8   Fractional Shares...........................     A-9
  Section 2.9   Stock Options...............................     A-9
  Section 2.10  NYSE Listing................................    A-10
  Section 2.11  Tax Consequences............................    A-10
  Section 2.12  Exchange Ratio..............................    A-10
ARTICLE 3 THE CLOSING.......................................    A-10
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....    A-11
  Section 4.1   Organization and Qualification;
     Subsidiaries...........................................    A-11
  Section 4.2   Capitalization of the Company and Its
     Subsidiaries...........................................    A-11
  Section 4.3   Authority Relative to This Agreement........    A-12
  Section 4.4   Non-Contravention; Required Filings and
     Consents...............................................    A-12
  Section 4.5   Company SEC Reports.........................    A-13
  Section 4.6   Absence of Certain Changes..................    A-13
  Section 4.7   Derivatives.................................    A-14
  Section 4.8   Proxy Statement.............................    A-14
  Section 4.9   Finder's Fee................................    A-14
  Section 4.10  Absence of Litigation.......................    A-14
  Section 4.11  Taxes.......................................    A-14
  Section 4.12  Employee Benefits...........................    A-16
  Section 4.13  Environmental Matters.......................    A-17
  Section 4.14  Intellectual Property.......................    A-17
  Section 4.15  Material Contracts..........................    A-18
  Section 4.16  Additional Contracts........................    A-18
  Section 4.17  Compliance..................................    A-18
  Section 4.18  Insurance Regulatory Compliance.............    A-18
  Section 4.19  Related Party Transactions..................    A-19
  Section 4.20  Real Property...............................    A-19
  Section 4.21  Labor Matters...............................    A-20
  Section 4.22  Takeover Statutes...........................    A-20
  Section 4.23  Voting Requirements.........................    A-20
  Section 4.24  Powers and Authority........................    A-20
  Section 4.25  Reinsurance Arrangements....................    A-20
  Section 4.26  Investments.................................    A-20
  Section 4.27  Insurance Business..........................    A-20
  Section 4.28  Opinion of Financial Advisor................    A-21
  Section 4.29  Books and Records...........................    A-21
  Section 4.30  No Investment Company.......................    A-21

                                        i
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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT, NEWCO
          AND ACQUISITION...................................    A-21
  Section 5.1   Organization, Qualification, Subsidiaries...    A-21
  Section 5.2   Capitalization of Acquisition and Newco.....    A-22
  Section 5.3   Authority Relative to this Agreement........    A-22
  Section 5.4   Non-Contravention; Required Filings and
     Consents...............................................    A-22
  Section 5.5   Finder's Fee................................    A-23
  Section 5.6   Absence of Litigation.......................    A-23
  Section 5.7   Absence of Certain Changes..................    A-24
  Section 5.8   Financial Statements........................    A-24
  Section 5.9   No Prior Activities.........................    A-24
  Section 5.10  Derivatives.................................    A-24
  Section 5.11  Registration Statement on Form S-4..........    A-24
  Section 5.12  PR66 Insurance Business.....................    A-24
  Section 5.13  Intentionally deleted.......................    A-25
  Section 5.14  Intellectual Property.......................    A-25
  Section 5.15  Material Contracts..........................    A-25
  Section 5.16  Compliance..................................    A-26
  Section 5.17  Insurance Regulatory Compliance.............    A-26
  Section 5.18  Labor Matters...............................    A-26
  Section 5.19  Powers and Authority........................    A-26
  Section 5.20  Reinsurance Arrangements....................    A-26
  Section 5.21  Subsidiaries and Affiliates of Newco........    A-27
  Section 5.22  No Investment Company.......................    A-27
  Section 5.23  Administrative Services Agreement Charges...    A-27
  Section 5.24  Takeover Statutes...........................    A-27
  Section 5.25  Voting Requirements.........................    A-27
  Section 5.26  Books and Records...........................    A-27
  Section 5.27  Employee Benefits...........................    A-28
ARTICLE 6 COVENANTS.........................................    A-29
  Section 6.1   Conduct of the Business.....................    A-29
  Section 6.2   Conduct of the Business of PR66.............    A-31
  Section 6.3   No Solicitation.............................    A-32
  Section 6.4   Notification of Certain Matters.............    A-32
  Section 6.5   Access to Information.......................    A-32
  Section 6.6   Reasonable Best Efforts.....................    A-33
  Section 6.7   Regulatory Matters..........................    A-33
  Section 6.8   Public Announcements........................    A-33
  Section 6.9   Stockholders' Meeting.......................    A-34
  Section 6.10  Form S-4....................................    A-34
  Section 6.11  Capital Contribution and Agreements.........    A-35
  Section 6.12  Other Agreements............................    A-35
  Section 6.13  Parent Restrictions.........................    A-35
  Section 6.14  Transaction Documents.......................    A-36
  Section 6.15  Newco By-Laws...............................    A-36
  Section 6.16  Newco Board of Directors....................    A-36
  Section 6.17  Acquisition and Newco Operations............    A-36
  Section 6.18  Necessary Assurances........................    A-36
  Section 6.19  Notifications by Company or Parent..........    A-36
  Section 6.20  Intentionally Deleted.......................    A-36
  Section 6.21  Self Tender.................................    A-36
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                                       ii

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  Section 6.22  Certain Fees and Expenses Payable by the
     Company................................................    A-36
  Section 6.23  Certain Fees and Expenses Payable by
     Parent.................................................    A-37
  Section 6.24  PR66 Reinsurance Agreements.................    A-37
  Section 6.25  Actuarial Update............................    A-37

ARTICLE 7 CONDITIONS........................................    A-37
  Section 7.1   Conditions to Each Party's Obligations......    A-37
  Section 7.2   Conditions to the Obligation of Parent,
     Newco and Acquisition..................................    A-38
  Section 7.3   Conditions to the Obligations of the
     Company................................................    A-38

ARTICLE 8 TERMINATION; AMENDMENT; WAIVER....................    A-39
  Section 8.1   Termination.................................    A-39
  Section 8.2   Effect of Termination.......................    A-40
  Section 8.3   Fees and Expenses...........................    A-40
  Section 8.4   Amendment...................................    A-40
  Section 8.5   Extension; Waiver...........................    A-40
  Section 8.6   Procedure for Termination, Amendment,
     Extension or Waiver....................................    A-40

ARTICLE 9 MISCELLANEOUS.....................................    A-40
  Section 9.1   Nonsurvival of Representations and
     Warranties.............................................    A-40
  Section 9.2   Entire Agreement; Assignment................    A-40
  Section 9.3   Notices.....................................    A-41
  Section 9.4   Governing Law; Jurisdiction.................    A-41
  Section 9.5   Parties in Interest.........................    A-41
  Section 9.6   Specific Performance........................    A-42
  Section 9.7   Severability................................    A-42
  Section 9.8   Descriptive Headings........................    A-42
  Section 9.9   WAIVER OF TRIAL BY JURY.....................    A-42
  Section 9.10  Counterparts................................    A-42

ANNEXES
  Annex A Services and Indemnity Agreement
  Annex B  Administrative Services Agreement
  Annex C Registration Rights Agreement
  Annex D Reinsurance Agreements
  Annex E  Opinion of Mayer, Brown & Platt
  Annex F  Opinion of Kirkland & Ellis

SCHEDULES
  Schedule 1.1       PR66 Assets
  Schedule 2.12      Affiliates' Stock Ownership
  Schedule 4.1.1     Organization and Qualification of
     Company; Subsidiaries of Company
  Schedule 4.1.4     Investments in Corporations Listed on
     National Securities Exchanges
  Schedule 4.2       Capitalization of the Company and Its
     Subsidiaries
  Schedule 4.4.1     Contravention of Required Filings and
     Consents
  Schedule 4.4.2     Required Filings and Consents
  Schedule 4.5.2     Liabilities
  Schedule 4.6       Extraordinary Changes
  Schedule 4.7       Derivative Financial Instruments
  Schedule 4.10      Litigation
  Schedule 4.11      Tax
  Schedule 4.11.2(c) Financial Information of Members of the
     Group
  Schedule 4.12.1    ERISA Plans

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  Schedule 4.12.4   ERISA Plan Valuations
  Schedule 4.12.7   Non-Compliance of ERISA Plans with Law
  Schedule 4.12.9   Unwritten Plans
  Schedule 4.12.10  ERISA Plans for post-retirement health,
     accident or life insurance
  Schedule 4.12.11  ERISA Plans in Non-Compliance
  Schedule 4.13     Hazardous Materials
  Schedule 4.14     Intellectual Property of the Company
  Schedule 4.15     Material Contracts of the Company
  Schedule 4.17     Permits
  Schedule 4.18     Insurance Regulatory Compliance
  Schedule 4.19     Related Party Transactions of Company
  Schedule 4.20.1   Real Property
  Schedule 4.20.2   Real Property Leases
  Schedule 4.21     Labor Matters
  Schedule 4.25     Reinsurance Agreements
  Schedule 4.26     Investments of Company
  Schedule 4.27     Insurance Policies
  Schedule 5.1.2    Qualification of Parent, Newco and
     Acquisition
  Schedule 5.4.2    Required Filings and Consents
  Schedule 5.6      Litigation
  Schedule 5.8.2    Liabilities of the PR66 Insurance
     Business
  Schedule 5.12     PR66 Insurance Business Products
  Schedule 5.14     Intellectual Property of Parent, Newco
     and Acquisition
  Schedule 5.15     Material Contracts of Parent, Newco and
     Acquisition
  Schedule 5.16     Compliance of PR66 Insurance Business
  Schedule 5.17     Insurance Regulatory Compliance
  Schedule 5.18     Labor Matters
  Schedule 5.20     Reinsurance Agreements of PR66 Insurance
     Business
  Schedule 5.27.1   Post-Merger Plans
  Schedule 5.27.9   Description of Unwritten Post-Merger
     Plans
  Schedule 6.1.2    Permitted Transactions
  Schedule 6.1.3    Permitted Issuances
  Schedule 6.1.9    Permitted Changes in Company Benefits
  Schedule 6.1.10   Permitted Indebtedness
  Schedule 6.14     Permitted Accelerations by the Company
  Schedule 6.16     Directors of Newco
  Schedule 7.2.6    Closing Documents to be Delivered by
     Company
  Schedule 7.3.5    Closing Documents to be Delivered by
     Parent, Newco and Acquisition

                            REORGANIZATION AGREEMENT

     THIS REORGANIZATION AGREEMENT ("Agreement"), dated as of December 19, 1996, is among Capsure Holdings Corp., a Delaware corporation (the "Company"), Continental Casualty Company, an Illinois corporation ("Continental"), CNA Surety Corporation, a Delaware corporation and a wholly-owned subsidiary of Continental ("Newco"), Surety Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Newco ("Acquisition") and certain other affiliates of Continental listed on the signature pages hereto (such affiliates, together with Continental, being collectively referred to as "Parent").

     WHEREAS, the Board of Directors of the Company (the "Board") has approved this Agreement and the transactions contemplated hereby, and resolved to recommend approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Board of Directors of Continental has approved the merger of the Company with Acquisition upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, simultaneous with the execution and delivery hereof, Equity Capsure Limited Partnership, an Illinois limited partnership (the "Major Stockholder") and certain of the Company's directors and officers are entering into a Voting Agreement (the "Voting Agreement") with Continental pursuant to which the Major Stockholder and certain of the Company's directors and officers have agreed, among other things, that all of the shares of the Company's common stock, $.05 par value per share (the "Common Stock"), held by such persons are to be voted in favor of the adoption of this Agreement;

     WHEREAS, the Board, the Board of Directors of Acquisition and the Board of Directors of Newco and each other affiliate of Continental that is a party hereto have each approved the merger (the "Merger") of Acquisition with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") pursuant to a Certificate of Merger, in connection with such Merger, concurrently with the consummation thereof, all of the then issued and outstanding shares of Common Stock of the Company shall be converted into the right to receive fully paid, nonassessable and validly issued shares of common stock of Newco, all as more fully described and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger; and

     WHEREAS, simultaneous with the execution and delivery hereof and pursuant to the same plan and arrangement, Parent has agreed to make the Capital Contribution (as defined below) to Newco;

     WHEREAS, it is intended that the Merger and the Capital Contribution shall qualify as a tax-free exchange under the provisions of Section 351 of the Code.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Newco, Acquisition and affiliates of Parent listed on the signature pages hereby agree as follows.

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.1 Definitions. The following terms shall have the meanings set forth below unless otherwise defined herein.

     "accumulated funding deficiency" shall have the meaning as defined in
Section 302 of ERISA and Section 412 of the Code.

     "Acquisition" shall have the meaning as defined in the Preamble.

     "Acquisition Proposal" means a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock involving a change of control (including, without limitation, by way of tender offer) or similar transactions involving the Company or any of its subsidiaries.

     "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

     "Agreement" means this Reorganization Agreement.

     "associate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

     "beneficial owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Board" shall have the meaning as defined in the Preamble.

     "Capital Contribution" means the assets contributed to Newco as described in Section 6.11.

     "Certificate of Merger" means a certificate to be filed with the Secretary of State of the State of Delaware to consummate the Merger.

     "Closing" means the closing of the Merger.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Shares Trust" means the net proceeds from the sale or sales of the Excess Shares held in trust by the Exchange Agent for the holders of shares of Common Stock.

     "Common Stock" shall have the meaning as defined in the Preamble.

     "Company" shall have the meaning as defined in the Preamble.

     "Company's knowledge" means actual knowledge after reasonable inquiry of each vice president or more senior officer of the Company and its Insurance Subsidiaries, including, without limitation, the following persons: Bruce A. Esselborn, Ronald D. Bobman, Mary Jane Robertson and John M. Zoeller.

     "Company Mailing Date" means the date the Proxy Statement contained in the Form S-4 is first mailed to stockholders of the Company.

     "Company Options" means options to purchase shares of Common Stock issued pursuant to the Company's Amended and Restated 1990 Stock Option Plan.

     "Company Reinsurance Agreements" means all in force material reinsurance arrangements and treaties, and all addenda thereto, to which the Company or any of its Insurance Subsidiaries is a party.

     "Company Securities" means all (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) written or oral options, subscriptions, warrants, convertible securities, calls or other rights to acquire from the Company and obligations of the Company to issue, deliver or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) equity equivalents (including, without limitation, stock appreciation rights), interest in the ownership or earnings of the Company or other similar rights.

     "Company Software" means all system and application software developed by or for any of the Company or its subsidiaries.

     "Confidentiality Agreements" means the letter agreements dated May 9, 1996 and November 4, 1996 between the Company and Parent.

     "Continental" shall have the meaning as defined in the Preamble.

     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

     "Delaware Law" shall have the meaning as defined in the Preamble.

     "Derivative Financial Instrument" means any futures, forward, swap, option or swaption contract, high-risk collateralized mortgage obligations or any other financial instrument with similar characteristics and/or generally characterized as a "derivative" security.

     "Diligence Materials" means the properties, books, contracts, commitments, personnel and records of the Company and Parent respectively.

     "Effective Time" means such time as the Certificate of Merger with respect to the Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Merger.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" with respect to any person means any trade or business, whether or not incorporated, that together with such person would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

     "ERISA Plans" means the Plans that are "employee benefit plans", as that term is defined in Section 3(3) of ERISA.

     "Excess Shares" means the aggregate of the fractional shares of New Common which would otherwise have been issued pursuant to Section 2.7.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

     "Exchange Agent" means the agent responsible for exchanging certificates representing shares of Common Stock as provided for in Section 2.6.1.

     "foreign person" shall have the meaning as defined in Section 1445(f)(3) of the Code.

     "Form S-4" means the registration statement prepared and filed on Form S-4 with the SEC.

     "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a consistent basis.

     "Governmental Entity" means any national, supranational, federal, state or local legislative body, court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     "Group" shall mean for any tax year, individually and collectively, the Company and any corporation that joins or joined in the filing of a consolidated federal income tax return with the Company and any partnership in which the Company has or had an interest.

     "Hazardous Materials" means any flammables, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, any underground storage tanks, any air, soil or water pollution or any other substance or material as may be defined as hazardous under any applicable federal, state or local governmental law, rule, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), and the Clean Air Act (42 U.S.C. Sections 7401 et seq.).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Insurance Regulators" means state Governmental Entities charged with supervision of insurance companies.

     "Insurance Reports" means all filings, statements, documents, and reports required of insurance companies and their affiliates by the insurance laws of any state.

     "Insurance Subsidiary" means a subsidiary of the Company that is a regulated insurance company.

     "Intellectual Property" means trademarks, service marks, certification marks, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, processes, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, division, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights (including, without limitation, customer lists, agent lists and know-how) in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     "Invested Assets" means those assets included in the total on Line 8(a) of the statutory Annual Statements or statutory quarterly statements for each Insurance Subsidiary of the Company and the equivalent investments of the Company and its non-insurance subsidiaries.

     "Liabilities" means any liability of any nature, whether arising out of contract, tort, statute or otherwise accrued, matured or unmatured, absolute, contingent or otherwise.

     "Licensed Software" means all system and application software licensed or leased by, or necessary for the operation of, the Company or any of its subsidiaries other than non-customized application software.

     "Liens" means security interests, mortgages, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever.

     "Major Stockholder" shall have the meaning as defined in the Preamble.

     "Material Adverse Effect" with respect to any person means a material adverse effect, or the occurrence or existence of facts or circumstances reasonably expected to result in a material adverse effect, on the business, assets, liabilities, results of operations, properties, financial or operating condition of such person and its subsidiaries taken as a whole or the ability of such person (and to the extent applicable, its subsidiaries) to consummate the transactions contemplated hereby; provided that it will not be a Material Adverse Effect if A.M. Best & Company, Inc. places the rating of any party hereto or any of the Insurance Subsidiaries on review, whether with neutral or negative implications, subject to the provisions of Section 7.1.8.

     "Merger" means the merger of Acquisition with and into the Company.

     "Merger Consideration" means an amount equal to one (1) share of New
Common.

     "multiemployer plan" shall have the meaning as defined in Section 4001(a)(3) of ERISA.

     "Nasdaq" means the Nasdaq Stock Market.

     "Newco" shall have the meaning as defined in the Preamble.

     "Newco Audit Committee" means the audit committee of the Board of Directors of Newco, the members of which shall be certain of the independent directors of such Board.

     "Newco Securities" means collectively (i) shares of capital stock or other voting securities of Newco, (ii) securities of Newco convertible into or exchangeable for shares of capital stock or voting securities of Newco, (iii) written or oral options, subscriptions, warrants, convertible securities, calls or other rights to acquire from Newco, and obligations of Newco to issue, deliver or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Newco and (iv) equity equivalents (including, without limitation, stock appreciation rights), interests in ownership or earnings of Newco or other similar rights.

     "New Common" means the common stock, $.01 par value per share, of Newco.

     "New Option" means options to purchase shares of New Common in lieu of Company Options.

     "NYSE" means the New York Stock Exchange.

     "Parent" shall have the meaning as defined in the Preamble.

     "Parent's knowledge" means the actual knowledge after reasonable inquiry of each vice president or more senior officer of Continental or its affiliates reporting, directly or indirectly, to Mark Vonnahme and the following persons:
Dennis H. Chookaszian, Peter Jokiel, Thomas Pottle, Jeff Rohrer, John J. Sullivan, Adrian M. Tocklin and Mark Vonnahme.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permits" means all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights.

     "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

     "Plans" with respect to any person means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock issuance, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, employee stock ownership, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement for the benefit of present or former officers, employees, agents, directors or independent contractors of such person or any of its subsidiaries or any ERISA Affiliate, and that is currently sponsored, maintained or contributed to or required to be contributed to by such person or by an ERISA Affiliate.

     "Proxy Statement" means the proxy statement/prospectus or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto.

     "PR66 Insurance Business" means the Surety Business of Parent and its affiliates, including without limitation, insurance policies, bonds or licenses that Parent and its affiliates prior to the Closing Date encoded as "66" in the Product Responsibility field in their processing, statistical and financial reporting systems, together with the tangible and intangible assets and employees specifically designated to service such policies, bonds and licenses, all as more fully described in Schedule 1.1 hereto.

     "PR66 Licensed Software" means all system application and software licensed, leased or necessary for the operation of the PR66 Insurance Business.

     "PR66 Software" means all system and application software developed by or for any of the Parent or Newco used in the PR66 Insurance Business.

     "PR66 Reinsurance Agreements" means all reinsurance agreements relating to the PR66 Insurance Business to which Parent is or will be a party.

     "Real Property" means all of the property set forth on Schedule 4.20.1 together with all property subject to the Real Property Leases.

     "Real Property Leases" means all leases, subleases or other agreements under which the Company or any subsidiaries uses or occupies or has the right to use or occupy any real property.

     "Registration Rights Agreement" means an agreement in the form attached hereto as Annex C between Newco and the Major Stockholder.

     "Reinsurance Agreements" means the following agreements substantially in the forms attached as Annex D: Surety Quota Share Treaty, Aggregate Stop Loss Reinsurance Contract and Surety Excess of Loss Contract.

     "Returns" shall mean all reports, estimates, claims for refunds, declarations of estimated tax, information statements and returns (including, without limitation, any schedule or attachment thereto or any amendment thereof) relating to, or required to be filed in connection with, any Taxes, including, without limitation, information returns or reports with respect to backup or employee withholding and other payments to third parties.

     "SAP" means statutory accounting practices prescribed or permitted by Insurance Regulators.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Reports" means all forms, reports, and documents required to be filed with the SEC.

     "Securities Act" means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

     "Stockholders' Meetings" means an annual or special meeting of the Company's stockholders.

     "subsidiary" or "subsidiaries" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

     "Surety Business" means the issuance, writing or underwriting of bonds, policies or licenses with respect to the following: (i) bonds required by statutes or ordinances guaranteeing the payment of certain taxes and fees and providing consumer protection as a condition to granting licenses to engage in various trades or professions, (ii) bonds required by statutes, courts or legal documents for the protection of those on whose behalf a fiduciary acts, (iii) bonds required by statutes or ordinances to guarantee the lawful and faithful performance of the duties of office by public officials, (iv) bonds required by statutes to protect against improper actions by notaries public, and (v) bonds which secure the payment and/or performance of an obligation under a written contract; but it shall not include, without limitation, the issuance, writing or underwriting of bonds and licenses which cover losses arising from employee dishonesty.

     "Surviving Corporation" means the corporate entity existing after the consummation of the Merger.

     "Taxes" shall mean all taxes, however denominated, including, without limitation, any interest, penalties, assessments or deficiencies or other additions to tax that may become payable in respect thereof, whether disputed or not, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, real property gains taxes, payroll, employment or withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, PBGC premiums or other guarantee fund assessments whether federal, state or local, back-up withholding taxes, alternative minimum taxes, severance taxes, information reporting taxes, premium taxes, state insurance department maintenance taxes or fees, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect.

     "Transaction Documents" shall mean this Agreement, the Voting Agreement, all of the Reinsurance Agreements, the Administrative Services Agreement and the Services and Indemnity Agreement in the form attached as Annex A.

     "USA" means Universal Surety of America.

     "Voting Agreement" means the agreement among Continental, the Major Stockholder and certain Company directors and officers.

     "Western" means, collectively, Western Surety Company and Surety Bonding Company of America.

     "withdrawal liability" shall have the meaning as defined in Title IV of ERISA.

                                   ARTICLE 2

                                   THE MERGER

     Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and Delaware Law, Acquisition shall be merged with and into the Company whereupon the separate corporate existence of Acquisition shall cease and the Company shall continue as the Surviving Corporation.

     Section 2.2 Effects of the Merger; Subsequent Actions.

          2.2.1 The Merger shall have the effects set forth in Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

          2.2.2 If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquisition acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

     Section 2.3 Certificate of Incorporation and By-Laws.

          2.3.1 The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

          2.3.2 The By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.4 Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

     Section 2.5 Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

     Section 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Newco or Acquisition or the holder of any of the following securities:

          2.6.1 Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger be canceled and extinguished and be converted into the right to receive the Merger Consideration.

          2.6.2 As a result of the transactions contemplated herein, Newco shall own all of the outstanding shares of the Common Stock of the Surviving Corporation outstanding on the Closing Date, and the stockholders of the Company will become stockholders of Newco.

     Section 2.7 Surrender and Payment.

          2.7.1 Prior to the Effective Time, Continental shall appoint an Exchange Agent reasonably satisfactory to the Company for the purpose of exchanging certificates representing shares of Common Stock as provided in
     Section 2.6.1. At the Effective Time, Newco will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of the shares of Common Stock. Promptly after the Effective Time, Newco will send, or will cause the Exchange Agent to send, to each holder of shares of Common Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Common Stock to the Exchange Agent).

          2.7.2 Each holder of shares of Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Common Stock, together with a properly completed letter of transmittal covering such shares of Common Stock, will be entitled to receive the Merger Consideration payable in respect of such shares of Common Stock. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

          2.7.3 If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the shares of Common Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a person other than the registered holder of such shares of Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          2.7.4 After the Effective Time, there shall be no further registration of transfers of Common Stock. If, after the Effective Time, certificates representing shares of Common Stock are presented to Newco, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth herein.

          2.7.5 Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.7.1, and any portion of the Common Shares Trust that remains unclaimed by the holders of shares of Common Stock twelve months after the Effective Time shall be returned to Newco, upon demand, and any such holder who has not exchanged shares of Common Stock for the Merger Consideration in accordance herewith prior to that time shall thereafter look only to Newco for any claim for New Common, any cash in lieu of fractional shares of New Common and any dividends or distributions with respect to New Common. Notwithstanding the foregoing, neither Newco nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

          2.7.6 No dividends or other distributions with respect to the shares of New Common constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing shares of Common Stock until such certificates are surrendered as provided herein. Upon

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

     such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the shares of New Common into which such shares of Common Stock were converted are registered, all dividends and other distributions in respect of shares of New Common that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time.

          2.7.7 None of Parent, Newco, Surviving Corporation nor the Exchange Agent shall be liable to any person in respect of any cash, shares, dividends or distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat or become the property of any Governmental Entity), any such cash, shares, dividends or distributions payable in respect to such certificate shall, to the extent permitted by applicable law, become the property of Newco, free and clear of all claims or interests of any person previously entitled thereto.

          2.7.8 In the event any certificate representing Common Stock, the holder of which is entitled to Merger Consideration hereunder, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and, if required by Newco, the posting by such person of a bond in customary form and amount as indemnity against any claim that may be made, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof in accordance with the procedures set forth in this Section 2.7.

     Section 2.8 Fractional Shares. No certificates or scrip representing fractional shares of New Common will be issued in the Merger, but in lieu thereof each holder of Excess Shares will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.8, a cash payment in lieu of such fractional shares of New Common representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the Excess Shares. The sale of Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of shares of Common Stock, the Exchange Agent will hold such proceeds in the Common Shares Trust for the holders of Excess Shares. Newco shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Excess Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share of New Common to which such holder of Excess Shares is entitled and the denominator of which is the aggregate amount of fractional New Common share interests to which all holders of Excess Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Excess Shares in lieu of any fractional shares of New Common, the Exchange Agent shall make available such amounts to such holders of Excess Shares without interest. Interest, if any, earned on the investment of any cash in the Common Shares Trust shall be applied by the Exchange Agent to offset the costs of administering such Trust.

     Section 2.9 Stock Options.

          2.9.1 At the Effective Time, each Company Option shall be canceled and substituted with a New Option to acquire New Common. Such cancellation and substitution shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder.

             (a) The period during which a New Option may be exercised shall be
        (i) one year from the Effective Time in the case of terminated employees, consultants and directors, or (ii) the remaining period during which the Company Option being replaced would have been exercisable had the

        Merger not occurred for all other holders of Company Options who are not terminated in connection with the Merger subject, in the case of (ii), to the other terms and conditions of such New Option.

             (b) Each New Option shall have the same rights, benefits, terms and conditions (other than the exercise period for terminated employees, consultants and directors) as, and not give to the holder of such New Option any benefits he did not have under, the Company Option being replaced, provided, that, subject to the agreement of certain holders of Company Options who have the right to cause the Company or the Surviving Corporation to pay to the holder the excess of the fair market value of the Common Stock over the exercise price of such Company Option, no New Option will contain the right to cause Newco to pay cash to the holder of such Company Option upon the election of such holder.

             (c) With respect to terminated employees, consultants and directors who exchange Company Options for New Options, Newco shall agree to reimburse such holder of a New Option for any commissions or other customary and reasonable costs incurred upon the sale of shares of New Common immediately upon the exercise of the New Option.

             (d) Newco will use its reasonable best efforts to structure the New Option in a manner that would avoid adverse tax consequences to the option holders.

          2.9.2 At or as soon as practicable after the Effective Time (but in any event within five business days thereafter), Newco shall issue to each holder of a Company Option which is canceled pursuant to Section 2.9.1 an agreement that accurately reflects the terms of the New Option substituted therefor as contemplated by Section 2.9.1.

          2.9.3 Newco shall take all corporate actions necessary to reserve for issuance such number of shares of New Common as will be necessary to satisfy exercises in full of all New Options after the Effective Time. With respect to such New Common, Newco shall (i) on the Closing Date file with the SEC a registration statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the Securities Act and (ii) file with the NYSE a listing application and use its reasonable best efforts to have such shares of New Common admitted to trading thereon upon exercises of New Options.

     Section 2.10 NYSE Listing. The parties shall use their reasonable best efforts to cause the shares of New Common to be issued in the Merger to be approved for listing on the NYSE or another United States national stock exchange, subject to official notice of issuance, prior to the Closing Date as required in Section 7.1.5.

     Section 2.11 Tax Consequences. The Merger is intended to qualify as a tax-free exchange under Section 351 of the Code, and the parties hereto agree to take such actions to effectuate such treatment and to report the Merger for federal and state income tax purposes in a manner consistent with such characterization.

     Section 2.12 Exchange Ratio. The parties agree that immediately prior to the Effective Time, Parent shall beneficially own 27,078,219 shares of New Common, which will represent 61.75% of the outstanding shares of New Common after giving effect to the issuance of shares of New Common pursuant to Section
2.6 (assuming such issuance were made on a fully-diluted basis). The record holders of shares of New Common shall include the affiliates of Parent set forth on the signature pages attached hereto and such affiliates shall hold shares in the proportions as shown on Schedule 2.12.

                                   ARTICLE 3

                                  THE CLOSING

     At 10:00 a.m. central time on the third business day after the last of the conditions set forth in Article 7 has been fulfilled or waived (or such other date as may be mutually agreed upon by the parties), the parties hereto will file a Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at the Effective Time. The Closing, which shall be at the time of such filing, shall be held at the offices of Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois 60606, or such other place as the parties shall agree.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, Newco and Acquisition as of the date of this Agreement and as of the Closing Date as follows:

     Section 4.1 Organization and Qualification; Subsidiaries.

          4.1.1 Schedule 4.1.1 contains an organizational chart setting forth the Company and each of its subsidiaries and identifying which subsidiaries are Insurance Subsidiaries and which subsidiaries are inactive. Schedule
     4.1.1 also sets forth the authorized capital stock of each direct and indirect subsidiary of the Company and the number of issued and outstanding shares of such stock. Each of the Company and each of its subsidiaries is a corporation organized (in accordance with all legal requirements applicable thereto, the non-compliance with which would have a Material Adverse Effect on the Company), validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdictions are set forth on Schedule 4.1.1) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          4.1.2 Each of the Company and each of its subsidiaries is qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) (which jurisdictions are set forth on Schedule 4.1.1) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          4.1.3 The Company has heretofore furnished to Parent complete and correct copies of the Certificate of Incorporation and By-Laws, or other equivalent organizational documents, as amended, for the Company and each of its subsidiaries. Such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its subsidiaries. None of the Company or any of its subsidiaries is in violation of any of the provisions of its respective organizational documents.

          4.1.4 Except as set forth on Schedule 4.1.4, none of the Company, or any of its subsidiaries owns any direct or indirect equity interest in any person, except for investments of less than 2% of any corporation listed on a national securities exchange or Nasdaq.

     Section 4.2 Capitalization of the Company and Its Subsidiaries. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock of which, as of November 30, 1996, 15,751,749 shares of Common Stock were issued and outstanding and (ii) 5,000,000 shares of Preferred Stock, par value of $.01 per share, of which, as of November 30, 1996, no shares were issued and outstanding. All outstanding shares of Common Stock have been authorized, validly issued, and are fully paid, nonassessable and free of all preemptive and rescission rights. As of November 30, 1996, Company Options to purchase an aggregate of 1,021,399 shares of Common Stock were outstanding and the weighted average exercise price of such Company Options was $2.292 per share of Common Stock. Except as set forth in this Agreement or in Schedule 4.2, and except as a result of the exercise of Company Options outstanding as of November 30, 1996, there are no outstanding Company Securities. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than the Company's obligation to repurchase Company Options under, and in accordance with the express terms of the employment agreements set forth on Schedule 4.2 (accurate and complete copies of which have previously been delivered to Parent) and for obligations of the Company to employees terminated as a result of the

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

transactions contemplated under this Agreement as set forth on Schedule 4.2. Each of the outstanding shares of capital stock of each of the Company's subsidiaries (excluding inactive subsidiaries) is duly authorized, validly issued, fully paid and nonassessable and is directly or indirectly owned by the Company, free and clear of all Liens, except as set forth on Schedule 4.2. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any subsidiary of the Company. No bonds, debentures, notes or other indebtedness of the Company or any of its Insurance Subsidiaries having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of the Company may vote, are issued or outstanding.

     Section 4.3 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject (as of the date hereof, but not on the Closing Date) to the stockholder and regulatory approvals as set forth in Section 4.4.2, to perform its obligations hereunder and under the Transaction Documents and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock, prior to the Closing Date, the filing of the appropriate merger documents as required by Delaware Law and the insurance regulatory approvals as set forth on Schedule 4.4.2). The Board has approved the transactions contemplated hereby so as to render inapplicable to such transactions, including, without limitation, the Merger, the restrictions on business combinations contained in Section 203 of the Delaware Law. The Board has resolved to recommend approval and adoption of this Agreement by the stockholders of the Company entitled to vote thereon. This Agreement has been duly and validly executed and delivered by the Company, and, subject (as of the date hereof, but not on the Closing Date) to the regulatory approvals set forth in Section 4.4.2, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer and other laws of general applicability relating to or affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought, and the Transaction Documents to be executed, delivered and performed by the Company in connection with the transactions contemplated hereby and, subject (as of the date hereof, but not on the Closing Date), to the regulatory approvals set forth in Section 4.4.2, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer and other laws of general applicability relating to or affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought.

     Section 4.4. Non-Contravention; Required Filings and Consents.

          4.4.1 The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Transaction Documents) do not and will not
     (i) contravene or conflict with, result in the breach of any of the terms or conditions of, or constitute a default under, the organizational documents of the Company or any of its Insurance Subsidiaries; (ii) except as set forth in Schedule 4.4.1, assuming that all consents, authorizations and approvals contemplated by Section 4.4.2 have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, statute, regulation, rule, ordinance, judgment, injunction, writ, award, order or decree binding upon or applicable to the Company, any of its Insurance Subsidiaries or any of their respective properties; (iii) except as set forth in Schedule 4.4.1, conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of modification, termination, cancellation, or loss of any benefit to which the Company or any

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

     of its Insurance Subsidiaries is entitled, under any provision of any agreement, contract, license or other instrument binding upon the Company, any of its Insurance Subsidiaries or any of their respective properties, or allow the acceleration of the performance or maturity of, any obligation of the Company or any of its Insurance Subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which the Company or any of its Insurance Subsidiaries is a party or by which the Company, any of its Insurance Subsidiaries or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset or property of the Company or any of its Insurance Subsidiaries; provided, however, that with respect to clauses (ii), (iii) and (iv) above, no such conflict, breach, default, termination, modification, amendment, cancellation, acceleration, Lien, encumbrance or violation shall in any way constitute a breach of this
     Section 4.4.1 unless it, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          4.4.2 The execution, delivery and performance by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby (including the Merger) and the maintenance of any certificate of authority or of any license require no action by or in respect of, or filing with, or notice to, any governmental body, agency, official or authority (either domestic or foreign) other than
     (i) the filing of the Certificate of Merger in accordance with Delaware Law and appropriate documents with the relevant authorities of other states in which the Company or its Insurance Subsidiaries hold a certificate of authority or are licensed to do business, all of which documents and authorities, together with the required timing of such filings, are set forth on Schedule 4.4.2; (ii) compliance with any applicable requirements of the HSR Act with respect to the Merger; (iii) the consents, approvals and authorizations of, and filings and/or notices required under the insurance laws of the jurisdictions set forth on Schedule 4.4.2; (iv) compliance with any applicable requirements of the Exchange Act and the Securities Act and state securities, takeover and Blue Sky laws; and (v) such actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.5 Company SEC Reports.

          4.5.1 The Company has filed all required Company SEC Reports with the SEC since January 1, 1993, each of which has complied as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has previously provided or made available to Parent complete and correct copies of each of the Company SEC Reports filed since January 1, 1993 and on or prior to the date of this Agreement.

          4.5.2 Except as disclosed or recorded in the unaudited consolidated balance sheet of the Company and its subsidiaries at September 30, 1996 or as set forth on Schedule 4.5.2, the Company and its subsidiaries have no liabilities of any nature (whether arising out of contract, tort, statute or otherwise and whether direct or indirect, accrued, matured or unmatured, asserted or unasserted, absolute, contingent or otherwise), except for Liabilities incurred in the ordinary course of business since September 30, 1996 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.6 Absence of Certain Changes. Since September 30, 1996, except as specifically disclosed in the Company SEC Reports filed on or prior to the date of this Agreement or as set forth in Schedule 4.6, and except for this Agreement and the Transaction Documents, neither the Company nor any of its subsidiaries has entered into any transaction, or conducted its business or operations, other than in the ordinary course of business consistent with past practice. Since September 30, 1996, there has not been any material adverse change in the business, assets, liabilities, results of operations, properties, financial or operating condition of the Company and its subsidiaries, taken as a whole.

     Section 4.7 Derivatives. Schedule 4.7 sets forth a complete and correct list of all Derivative Financial Instruments held by the Company and its subsidiaries as of the date of this Agreement.

     Section 4.8 Proxy Statement. The Proxy Statement shall not, at the time mailed to the Company's stockholders and at the time of the Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Parent, Newco, Acquisition and/or by their auditors, attorneys, financial advisors or other consultants or advisors specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     Section 4.9 Finder's Fee. No broker, finder, investment banker or other person (other than Smith Barney Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or by the Voting Agreement based upon arrangements made by or on behalf of the Company.

     Section 4.10 Absence of Litigation. Except for claims, suits, arbitration proceedings, or investigations relating to insurance products, policies, bonds or contracts occurring in the ordinary course of business, none of which, individually, or in the aggregate, would have a Material Adverse Effect on the Company, or as specifically disclosed in the Company SEC Reports filed on or prior to the date of this Agreement or as set forth on Schedule 4.10, there is no action, suit, claim, arbitration, investigation or proceeding pending against, or to the Company's knowledge overtly threatened against the Company, or any of its subsidiaries before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; or (ii) alleges criminal action or inaction. Neither the Company nor any of its subsidiaries nor any of their respective businesses or properties are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which, would materially interfere with the consummation of the transactions contemplated by this Agreement or the Voting Agreement.

     Section 4.11 Taxes.

          4.11.1 (a) All Returns required to be filed on or before the date hereof and the Closing Date by or on behalf of each member of the Group have been duly filed on a timely basis and such Returns are true, correct and complete in all respects; (b) Each member of the Group has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed, and no other material Taxes are payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns); (c) The Company has made or will make adequate provision for all material Taxes payable for any periods that end on or before the Effective Time for which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (d) The charges, accruals and reserves for current Taxes (excluding reserves for deferred Taxes) reflected on the books of the Company are not materially less than the Tax liabilities accruing or payable by the Company in respect of periods prior to the date hereof and such charges, accruals and reserves are reflected on the Company's most recent financial statements; (e) No member of the Group is delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent and which Taxes have not been paid; (f) No deficiencies exist for any Taxes or any penalties, interest or assessments nor have any been proposed, asserted, or assessed against any Group member that are not adequately reserved for; (g) There is no dispute or claim concerning any Tax liability of any member of the Group either (i) claimed or raised by any authority in writing or (ii) as to which any director or officer of any member of the Group (or

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

     employees responsible for Taxes of any such member of the Group) has knowledge based upon personal contact with any agent of such authority, other than those Taxes, identified in Schedule 4.11 attached hereto, being contested in good faith by appropriate proceedings; (h) Except as identified in Schedule 4.11 attached hereto, there is no pending audit, examination, or any investigation of any Return by any authority nor has any Group member received any notice of such audit, examination, or investigation; (i) Except as identified in Schedule 4.11 attached hereto, no member of the Group has waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim of Taxes; (j) No Group member is subject to Liability for Taxes of any person (other than the Company or any other member of the affiliated group of corporations that files a consolidated federal income tax return, of which the Company is the common parent), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law or any Liability pursuant to a tax sharing agreement; (k) Except as identified in
     Schedule 4.11 attached hereto, since January 1, 1993, no Group member is or has been a party to any tax sharing agreement with any entity which is not currently a member of the Group; (l) Except as identified in Schedule 4.11attached hereto, since January 1, 1993, no claim has ever been made by an authority in a jurisdiction where any member of the Group does not file Returns that it is or may be subject to taxation by that jurisdiction; (m) There are no Liens on any of the assets of any member of the Group that arose in connection with any failure (or alleged failure) to pay any Taxes;
     (n) Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including, without limitation, maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (o) No director or officer of a member of the Group (or employee responsible for Taxes of any such member of the Group) expects any authority to assess any additional material Taxes for any period for which Returns have been filed; (p)
     Schedule 4.11 lists all material federal, state, local, and foreign Returns filed with respect to the Company for taxable periods ended on or after December 31, 1992, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit; (q) The Company has delivered or made available to Parent correct and complete copies of all Returns, examination reports, and statements of deficiencies assessed against or agreed to by such member of the Group since January 1, 1993; (r) No member of the Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982; and (s) Except as identified on Schedule 4.11 attached hereto, all net operating losses, credits and other tax attributes utilized by the Company during any taxable year ending on or prior to the Closing were fully and properly available to the Company under all applicable tax laws, regulations and administrative interpretations thereof, and the utilization of such net operating losses, credits and other tax attributes was not subject to any restrictions pursuant to Sections 382, 383 or 384 of the Code or Treasury Regulation Section 1.1502-21T(c) or otherwise.

          4.11.2 (a) No shareholder of the Company who owns (i) more than 5% of any class of the Company's stock that is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code, or
     (ii) any amount of any other class of the Company's stock is a "foreign person"; (b) No member of the Group is a "consenting corporation" under
     Section 341(f) of the Code; (c) Except as identified on Schedule 4.11.2(c) attached hereto, no member of the Group has entered into any compensatory agreement with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code; (d) The Company has not agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (e) The Company will not be required as a result of any "closing agreement" described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date; and (f) the Company will not be required as a result of any deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation

     Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date. For purposes of all of Section 4.11, the term "Company" includes the Company and each subsidiary of the Company.

     Section 4.12. Employee Benefits.

          4.12.1 Schedule 4.12.1 contains a true and complete list of each Company Plan. Schedule 4.12.1 identifies each of the Company ERISA Plans. Each reference in this Section 4.12 to: a "Plan" means a Company Plan; an "ERISA Affiliate" means an ERISA Affiliate of the Company; an "ERISA Plan" means a Company ERISA Plan.

          4.12.2 No material monetary liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a Liability under such Title, other than liability for premiums due the PBGC (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each ERISA Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the Effective Time. Neither the Company nor any ERISA Affiliate is required to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Title IV of ERISA) that has not been fully paid.

          4.12.3 The PBGC has not instituted proceedings to terminate any Plan and no condition exists that presents a material risk that such proceedings will be instituted.

          4.12.4 Except as set forth in Schedule 4.12.4 with respect to each Plan subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          4.12.5 Neither the Company nor any ERISA Affiliate, nor any Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any ERISA Affiliate or any ERISA Plan would be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

          4.12.6 No Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Plan ended prior to the Effective Time; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Plan or otherwise) on or prior to the Effective Time have been timely made.

          4.12.7 Except as set forth on Schedule 4.12.7, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

          4.12.8 There are no pending claims, or to the Company's knowledge threatened or anticipated claims (which individually or in the aggregate are reasonably expected to be material), by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          4.12.9 The Company has provided Parent with a correct and complete copy of each written Plan, as amended, together with a copy of the most recent Internal Revenue Service determination letter issued with respect to each Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the latest actuarial valuation (if any) for each such Plan that is a defined benefit plan, a copy of each trust agreement and/or insurance contract, if any, with respect to each Plan and a copy of the most recent summary plan description, if any, for each Plan. A description of the material terms of any unwritten Plan (including a description of eligibility, participation, benefits, funding arrangements and assets) is set forth on Schedule 4.12.9.

          4.12.10 Except as set forth in Schedule 4.12.10, neither the Company nor any ERISA Affiliate maintains or has any obligation to contribute to (or has a liability with respect to) any Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or former retirees, or their spouses, dependents or beneficiaries, other than medical benefits required to be provided to former employees, their spouses, former spouses, and other dependents under Code Section 4980B.

          4.12.11 Except as set forth in Schedule 14.12.11, all reports and descriptions (including Form 5500 Annual Report, summary annual reports, and summary plan descriptions) with respect to all ERISA Plans have been timely and properly filed with the appropriate governmental agencies and/or distributed as required by ERISA to Plan participants and beneficiaries, and are complete and accurate as so filed and/or distributed.

          4.12.12 The Company and its ERISA Affiliates have complied in all material respects with the requirements of Section 4980B of the Code and
     Part 6 of Subtitle B of Title I of ERISA with respect to each Plan which is a group health plan (within the meaning of Section 607(1) of ERISA).

     Section 4.13 Environmental Matters. Except as disclosed on Schedule 4.13, to the Company's knowledge there does not exist at, on, under or about any of the Real Property currently owned, leased, used or occupied by the Company or its subsidiaries, any Hazardous Materials, other than materials customarily used in minor amounts in offices and which have been stored and used in compliance with applicable laws, rules, regulations and ordinances, except to such laws, rules, regulations and ordinances, the non-compliance with which would not, individually or in the aggregate, have a Material Adverse Affect. To the Company's knowledge without inquiry of persons not affiliated with the Company and its subsidiaries, except as set forth above, none of the Real Property has ever been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials. To the Company's knowledge without inquiry of persons not affiliated with the Company and its subsidiaries, none of the Company, any of its subsidiaries or any of their agents have disposed of any material quantities of Hazardous Materials located off the Real Property which originated therefrom.

     Section 4.14 Intellectual Property. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (i) except as set forth on
Schedule 4.14, the Company and each of its Insurance Subsidiaries own, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the Company has not received notice that the use of any Intellectual Property by the Company and its Insurance Subsidiaries infringes on or otherwise violates the rights of any person; (iii) to the Company's knowledge, without inquiry, no service or product (or component or process thereof) provided, used, sold or produced by and/or for, or supplied to, the Company or any of its Insurance Subsidiaries infringes or otherwise violates the Intellectual Property of any other person; and (iv) to the Company's knowledge, without inquiry, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Insurance Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Insurance Subsidiaries. Except as set forth on Schedule 4.14, neither the Company nor any of its Insurance Subsidiaries (a) has registered, or filed an application for registration of, any trademark, service mark, trade name or copyright, or (b) own or has any rights in any patents or applications for patents and no patents or applications for patents are used in the business of the Company or any of its Insurance Subsidiaries. Schedule 4.14 contains a listing of the following used by the Company or any of its Insurance Subsidiaries in connection with operation of their respective businesses: (x) all Company Software, and (y) the Licensed Software. The Company Software and the Licensed Software include by reference all data files read, updated or otherwise accessed by the Company Software and the Licensed Software. Within the past three years, no suit or action has been pending and no claim has been served against the Company or any of its Insurance Subsidiaries alleging illegal use of the Company Software or the Licensed Software. There exists no event of default (or any event which with the giving of notice or passage of time would result in a default) by the Company or any of its Insurance Subsidiaries with respect to any agreement, license, lease or contract pursuant to which the Company or any of its Insurance Subsidiaries uses the Licensed Software which would have a Material Adverse Effect on the Company. Neither the Company nor any of its Insurance Subsidiaries has authorized any other person to use the Company Software or the Licensed Software other than its employees in the ordinary course of performing their duties on behalf of the Company or any of its Insurance Subsidiaries.

     Section 4.15 Material Contracts. All of the material contracts of the Company or any of its subsidiaries that are required to be described in the Company SEC Reports or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto and are in full force and effect or have terminated in accordance with their terms. True and complete copies of all such material contracts have been made available by Company to Parent. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any other party is in breach of or in default under any such contract except for such breaches and defaults as in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.15 hereto, neither the Company nor any of its subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any subsidiary to
(A) sell any products or services of any other person, (B) engage in any line of business, or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any subsidiary.

     Section 4.16 Additional Contracts. To the extent not described in the Company SEC Reports or required to be filed as exhibits thereto, the Company has provided Parent with complete and accurate copies of all written (and summary descriptions of all oral) (i) agreements which provide for any payments or other benefits or acceleration of rights in the event of a change in ownership or control, (ii) agreements set forth on Schedule 4.15, (iii) standard forms of agency or distributor agreements, if any, (iv) employment or consulting agreements providing for compensation and/or benefits in excess of $100,000 annually, and (v) agreements, not otherwise described above, the termination of which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

     Section 4.17 Compliance. Except as set forth in Schedule 4.17, neither the Company nor any of its Insurance Subsidiaries is in violation of, nor has the Company or any of its Insurance Subsidiaries violated, any applicable provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which the Company or any of its Insurance Subsidiaries is a party or by which the Company, any of its Insurance Subsidiaries or any of their respective properties are bound or affected, which, individually or in the aggregate, would result or reasonably be expected to result in a Material Adverse Effect on the Company. The Company and each of its Insurance Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted (all of which Permits are set forth on Schedule 4.17), and there has occurred no default under any such Permit except where the failure to hold such Permit or a default thereunder (in each case, individually or in the aggregate) would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed on or prior to the date of this Agreement, the Company and its Insurance Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including, without limitation, those that govern the development and marketing of insurance products, the licensure or registration of agents and brokers and the execution and performance of reinsurance agreements except where such failure to comply (individually or in the aggregate) would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed on or prior to the date of this Agreement or on Schedule 4.17, and except for routine examinations by Insurance Regulators, as of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or to the Company's knowledge threatened.

     Section 4.18. Insurance Regulatory Compliance. The statutory Annual Statements for the year ended December 31, 1995, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the statutory Quarterly Statements for the periods ended after January 1, 1996, together with all exhibits and schedules thereto, and all Insurance Reports, with respect to the Company and each of its Insurance Subsidiaries, in each case as filed with the applicable Insurance Regulator of its jurisdiction or domicile, where so required, were prepared in all material respects in conformity with SAP, applied on a consistent basis, and present fairly, in all material respects, to the extent required by and in conformity with SAP, the admitted assets, liabilities, capital and surplus, cashflow and other funds of the Insurance Subsidiaries at their respective dates and the results of operations, changes in capital and surplus and cash flow of each such entity for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. Except as set forth on Schedule 4.18, no Insurance Regulator has given any written notice of any deficiency or violation of any applicable statute, law, ordinance, rule, order or regulation of any Governmental Entity which deficiency or violation would have a Material Adverse Effect on the Company. Each of the Company and its Insurance Subsidiaries has filed with Insurance Regulators all Insurance Reports required to be filed under the insurance and other laws of its state of domicile and in each state where it holds a certificate of authority except where such failure to file, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Schedule 4.18 sets forth all reports of examination issued by any Insurance Regulator with respect to the Company or any of its Insurance Subsidiaries since January 1, 1996. The Company and its Insurance Subsidiaries have resolved all material issues raised in such reports to the satisfaction of the issuer thereof.

     Section 4.19 Related Party Transactions. Except as set forth in Schedule 4.19, all transactions involving the Company or its Insurance Subsidiaries that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Exchange Act have been so disclosed, and, to the Company's knowledge, since September 30, 1996, neither the Company nor any of the Insurance Subsidiaries has entered into any transaction that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item 404 that have not already been disclosed in the Company SEC Reports filed prior to the date hereof.

     Section 4.20 Real Property.

          4.20.1 Schedule 4.20.1 sets forth all of the real property owned in fee by the Company or any of its subsidiaries. The Company and each of its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) to the extent disclosed or recorded in the most recent balance sheet of the Company included in the Company SEC Reports filed on or prior to the date of this Agreement, (ii) taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's, or any of its subsidiaries', use and enjoyment of such real property or materially detract from or diminish the value thereof.

          4.20.2 Schedule 4.20.2 sets forth all Real Property Leases under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has previously delivered or made available to Parent correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) to the extent disclosed or recorded in the most recent balance sheet of the Company included in the Company SEC Reports filed on or prior to the date of this Agreement, (ii) taxes and general and special assessments not in default and payable without penalty and interest; and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

     Section 4.21 Labor Matters. The Company and each of its subsidiaries is (i) in compliance, in all material respects, with all federal and state laws respecting (a) employment and employment practices (including immigration laws relevant to employment) except where such failure (individually or in the aggregate) would not have a Material Adverse Effect on the Company, and (b) terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against the Company or any of its subsidiaries pending before the National Labor Relations Board. Except as set forth in Schedule 4.21, there is no (x) material labor strike or material dispute, slow down or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, (y) grievance which if adversely determined (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect on the Company, or (z) pending arbitration proceeding and no claim therefor has been asserted. Except as disclosed on Schedule 4.21, neither the Company nor any of its subsidiaries has experienced any material work stoppage during the five-year period prior to the date of this Agreement. There are no collective bargaining agreements, union contracts or similar types of agreements by which the Company or any of its subsidiaries is bound or covered.

     Section 4.22 Takeover Statutes. No "control share acquisition" or other similar antitakeover statute or regulation enacted under the laws of the states of Delaware, South Dakota or Texas or federal laws in the United States (other than laws requiring appropriate disclosure or prohibiting fraudulent, deceptive or manipulative practices) applicable to the Company or any of its subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

     Section 4.23 Voting Requirements. The affirmative vote of a majority of the outstanding shares of Common Stock approving this Agreement and an amendment to the Company's Certificate of Incorporation to delete Article XII thereof are the only votes of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated hereby.

     Section 4.24 Powers and Authority. Neither the Company nor any of its Insurance Subsidiaries has empowered any independent agent with the authority to bind it to any insurance or reinsurance contract or any amendment or endorsement thereto, with the exception of the authority granted to the agents of the Company or its Insurance Subsidiaries pursuant to (a) their respective agency agreements, (b) powers of attorney, or (c) pre-executed bond forms, all of which were executed in the ordinary course of business and correct and complete copies of the form of which have been made available to Parent.

     Section 4.25 Reinsurance Arrangements. Schedule 4.25 identifies all in force Company Reinsurance Agreements. Each Company Reinsurance Agreement is in full force and effect, enforceable in accordance with the terms thereof, and neither the Company nor any of its Insurance Subsidiaries is in default under or breach of any of the provisions of any Company Reinsurance Agreements and, except as set forth on Schedule 4.25, there is no event that has occurred which, with the passage of time or the giving of notice, or both, would create a default or breach by the Company or any such subsidiary thereunder, except to the extent that any such default or breach would not have a Material Adverse Effect on the Company. None of the Company, any of its Insurance Subsidiaries or any reinsurer under any Company Reinsurance Agreement has given any notice of termination with respect to any such arrangement or treaty, and there is no dispute other than those that occur in the ordinary course of business, under any such arrangement or treaty regarding the liability for any claim against the Company or any of its Insurance Subsidiaries by its insureds that to the Company's knowledge is covered by any such arrangement or treaty, which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.26 Investments. Except as set forth on Schedule 4.26, the Company or its subsidiaries is in possession of all certificates or other documentation evidencing ownership of Invested Assets, and has good and marketable title, free and clear of all Liens, to all Invested Assets as of September 30, 1996 (which assets are set forth on such Schedule), and all Invested Assets acquired after September 30, 1996, excluding those Invested Assets sold after such date in the ordinary course of the Company's business or the business of any of its subsidiaries.

     Section 4.27 Insurance Business. Except as set forth on Schedule 4.27, all products, policies, bonds and contracts of insurance offered or marketed, entered into, issued or sold, as the case may be, by the Company or

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

any of its Insurance Subsidiaries complied as to form when entered into, issued or sold, with the provisions of all applicable laws and regulations, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the extent required under applicable law, all products, policies, bonds or contracts of insurance issued by the Company or any of its Insurance Subsidiaries, as now in force, are on forms approved by applicable Insurance Regulators or which have been filed with and not objected to by such Insurance Regulators within the period provided for objection and all insurance in force of the Company and its Insurance Subsidiaries is valid and binding upon the Company or its Insurance Subsidiaries, as the case may be, and their policyholders in accordance with the terms thereof, except where the failure to obtain such approval or make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All the premium rates required to be filed with or be approved by Insurance Regulators have been so filed or approved (except where the failure to file or be approved would not, individually or in the aggregate, have a Material Adverse Effect on the Company) or not objected to within the period provided for objection, and all premiums charged conform thereto. The Company or its Insurance Subsidiaries have paid in full or accrued all guaranty fund assessments for which each of them has been billed. To the Company's knowledge, neither the Company nor any of its Insurance Subsidiaries has advertised or used other literature in connection with the offer and sale of insurance products that does not comply with applicable laws and such advertising and literature is in compliance with such laws except to the extent non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.28 Opinion of Financial Advisor. The Board has received the opinion of Smith Barney Inc., financial advisor to the Company, dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock.

     Section 4.29 Books and Records. All of the books and records of the Company and its subsidiaries (including, without limitation, all minute books and stock records) are accurate and complete in all material respects, are kept in the ordinary course of business and are maintained at the executive offices of the Company.

     Section 4.30 No Investment Company. Neither the Company nor any of its subsidiaries is an "investment company" nor a company "controlled" by an investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE 5

        REPRESENTATIONS AND WARRANTIES OF PARENT, NEWCO AND ACQUISITION

     Parent, Newco and Acquisition represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

     Section 5.1 Organization, Qualification, Subsidiaries.

          5.1.1 Continental is a corporation organized (in accordance with all legal requirements applicable thereto, the non-compliance with which would have a Material Adverse Effect) validly existing and in good standing under the laws of the State of Illinois and each of Newco and Acquisition is a corporation organized (in accordance with all legal requirements applicable thereto, the non-compliance with which would have a Material Adverse Effect on the PR66 Insurance Business), validly existing and in good standing under the laws of the State of Delaware. Each other affiliate of Continental listed on the signature pages hereto is a corporation organized (in accordance with all legal requirements applicable thereto, the non-compliance with which would have a Material Adverse Effect on the PR66 Insurance Business), validly existing and in good standing under the laws of the state of incorporation for such affiliate listed on the signature pages hereto. Each of Parent, Newco and Acquisition has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquisition and Newco were formed solely for the purpose of participating in the Merger and do not have, and will not have as of the Closing, any debts or other monetary Liabilities, except for Liabilities of Newco expressly set forth herein (including, without limitation, liabilities for

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

     expenses related to the printing, mailing and distribution of the Proxy Statement/Prospectus) and except for indebtedness for borrowed money in the principal amount of $50,000,000, the proceeds of which as of the Closing Date shall have been contributed to the Insurance Subsidiaries.

          5.1.2 Each of Parent (in connection with the PR66 Insurance Business), Newco and Acquisition is qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) (which jurisdictions are set forth on Schedule 5.1.2) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the PR66 Insurance Business of Parent or Newco.

          5.1.3 Parent has heretofore furnished to the Company complete and correct copies of the Certificate of Incorporation and By-Laws, or other equivalent organizational documents, as amended, for Parent, Newco and Acquisition. Such organizational documents are applicable to or binding upon Parent, Newco and Acquisition, as the case may be. None of Parent, Newco or Acquisition are in violation of any of the provisions of its respective organizational documents.

     Section 5.2 Capitalization of Acquisition and Newco. As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of common stock, $.01 par value, of which 1,000 shares were issued and outstanding as of December 10, 1996. All outstanding shares of New Common have been, and all shares of New Common to be issued in connection with the Merger will be, duly authorized, validly issued, and are or will be fully paid, nonassessable and free and clear of all Liens, including, without limitation, preemptive and rescission rights. Except as set forth in this Agreement, there are outstanding no Newco Securities. There are no outstanding obligations of Parent, Newco or Acquisition to repurchase, redeem or otherwise acquire any Newco Securities. Each of the outstanding shares of capital stock of Acquisition is duly authorized, validly issued, fully paid and nonassessable and is directly owned by Newco, free and clear of all Liens. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of Acquisition. No bonds, debentures, notes or other indebtedness of Parent, Newco or Acquisition having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of Newco may vote, are issued or outstanding.

     Section 5.3 Authority Relative to this Agreement. Each of Parent, Newco and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, and, subject (as of the date of this Agreement, but not on the Closing Date) to approvals, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated thereby have been duly and validly authorized by the respective Boards of Directors of Parent, Newco and Acquisition, and no other corporate proceedings on the part of Parent, Newco or Acquisition are necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each of Parent, Newco and Acquisition and, subject (as of the date of this Agreement, but not on the Closing Date) to regulatory approvals set forth on Schedule 5.4.2, constitutes a legal, valid and binding agreement of Parent, Newco and Acquisition, enforceable against each of Parent, Newco and Acquisition in accordance with its terms, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer and other laws of general applicability relating to or affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought. Neither Parent, Newco nor Acquisition is an "interested stockholder" of the Company within the meaning of Section 203 of the Delaware Law.

     Section 5.4 Non-Contravention; Required Filings and Consents.

          5.4.1 The execution, delivery and performance by Parent, Newco and Acquisition of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the

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

     Transaction Documents) do not and will not (i) contravene or conflict with the Certificate of Incorporation, By-Laws or other organizational documents of Parent, Newco or Acquisition; (ii) assuming that all consents, authorizations and approvals contemplated by Section 5.4.2 have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, statute, regulation, rule, ordinance, judgment, injunction, writ, award, order or decree binding upon or applicable to Parent, Newco, Acquisition or any of their respective properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of modification, termination, cancellation, or loss of any benefit to which Parent, Newco or Acquisition is entitled, under any provision of any agreement, contract, license or other instrument binding upon Parent, Newco or Acquisition or any of their respective properties, or allow the acceleration of the performance or maturity of, any obligation of Parent, Newco or Acquisition under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Parent, Newco or Acquisition is a party or by which any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset or property of Parent, Newco or Acquisition; provided, however, that with respect to clauses (ii), (iii) and (iv) above, no such conflict, breach, default, termination, modification, amendment, cancellation, acceleration, Lien, encumbrance or violation shall in any way constitute a breach of this Section 5.4.1 unless it, individually or in the aggregate, would have a Material Adverse Effect on the PR66 Insurance Business.

          5.4.2 The execution, delivery and performance by Parent, Newco and Acquisition of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby (including the Merger) and the maintenance of any certificate of authority or of any license relating to the PR66 Insurance Business require no action by or in respect of, or filing with, or notice to, any governmental body, agency, official or authority (either domestic or foreign) other than (i) the filing of a Certificate of Merger in accordance with Delaware Law and appropriate documents with the relevant authorities of other states in which Parent, Newco or Acquisition are qualified or licensed to do business; (ii) compliance with any applicable requirements of the HSR Act with respect to the Merger; (iii) the consents, approvals and authorization of, and filings and/or notices required under the insurance laws of the jurisdictions set forth on Schedule 5.4.2; (iv) compliance with any applicable requirements of the Exchange Act and the Securities Act and state securities, takeover and Blue Sky laws; and (v) such actions or filings which, if not taken or made, would not individually or in the aggregate have a Material Adverse Effect on the PR66 Insurance Business or materially interfere with the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

     Section 5.5 Finder's Fee. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or by the Voting Agreement based upon arrangements made by or on behalf of Parent, Newco or Acquisition.

     Section 5.6 Absence of Litigation. Except claims, suits, arbitration proceedings, or investigations relating to insurance policies, bonds or contracts occurring in the ordinary course of business, none of which, individually or in the aggregate, would have a Material Adverse Effect on the PR66 Insurance Business or as set forth on Schedule 5.6, there is no action, suit, claim, arbitration, investigation or proceeding pending against, or to Parent's knowledge, overtly threatened against Parent which relates to the PR66 Insurance Business, Newco, or Acquisition before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which
(i) individually or in the aggregate would reasonably be expected to have, a Material Adverse Effect on the PR66 Insurance Business, or (ii) alleges any criminal action or inaction as it relates to the PR66 Insurance Business. None of Parent, Newco, Acquisition or any of their respective properties are subject to any order, writ, judgment, injunction, decree, determination or award which has, or which would reasonably be expected to have, a Material Adverse Effect on the PR66 Insurance Business or which, would materially interfere with the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

     Section 5.7 Absence of Certain Changes.

          (a) Since December 31, 1995, there has not been any material adverse change in the business, assets, liabilities, results of operations, properties, financial or operating condition of the PR66 Insurance Business, taken as a whole. Except as set forth in this Agreement, since the date of delivery to the Company of the December 31, 1995 financial statements, neither Parent nor any of its subsidiaries has entered into any transaction, or conducted any of its business or operations, in each case relating to the PR66 Insurance Business, other than in the ordinary course of business consistent with past practices.

          (b) There has not been any material adverse change in the business, assets, liabilities, results of operations, properties, financial or operating condition of the PR66 Insurance Business that would reasonably be expected to result in a material deviation from a net written premium, as of December 31, 1997, for the PR66 Insurance Business of $155.2 million; provided, however, that the reinsurance arrangements of the PR66 Insurance Business in effect on the Closing Date shall be substantially similar to those in effect as of the date of this Agreement.

     Section 5.8 Financial Statements.

          5.8.1 The unaudited financial statements relating to the PR66 Insurance Business provided to the Company prior to the date of this Agreement have been, and the audited financial statements relating to the PR66 Insurance Business to be delivered pursuant to Section 6.2.7, when delivered to the Company and included in the Form S-4, will be, prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the financial position of the PR66 Insurance Business as of the dates thereof and its results of operation and cash flows for the periods indicated (other than delivery of footnotes and subject to normal year-end adjustments in the case of unaudited statements).

          5.8.2 Except as disclosed or recorded in the unaudited consolidated balance sheet for the PR66 Insurance Business at December 31, 1995 or as set forth on Schedule 5.8.2, there are no liabilities relating to the PR66 Insurance Business of any nature (whether arising out of contract, tort, statute or otherwise and whether direct or indirect, accrued, matured or unmatured, asserted or unasserted, absolute, contingent or otherwise), except for such Liabilities incurred in the ordinary course of business since December 31, 1995 which would not, individually or in the aggregate, have a Material Adverse Effect on the PR66 Insurance Business.

     Section 5.9 No Prior Activities. Since the date of its incorporation, Newco and Acquisition have not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.10 Derivatives. Newco and Acquisition do not hold any Derivative Financial Instruments.

     Section 5.11 Registration Statement on Form S-4. The Form S-4 shall not, at the time it is delivered to stockholders or is declared effective by the SEC or at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Acquisition and Newco make no representation or warranty with respect to any information provided by the Company, its subsidiaries and/or their auditors, attorneys, financial advisors or consultants specifically for use in the Form S-4. The Form S-4 will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder.

     Section 5.12 PR66 Insurance Business. The PR66 Insurance Business constitutes substantially all of the Surety Business conducted by Parent and its affiliates. Except as set forth on Schedule 5.12, the products, policies, bonds and contracts of insurance comprising the PR66 Insurance Business complied as to form when entered into, issued or sold, with the provisions of all applicable laws and regulations, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the PR66 Insurance Business. To the extent required under applicable law, all products, policies, bonds or contracts of insurance comprising the PR66 Insurance Business, as now in force are on forms approved by applicable

Insurance Regulators or which have been filed with and not objected to by such Insurance Regulators within the period provided for objection and all insurance of the PR66 Insurance Business in force is valid and binding on the Parent and its subsidiaries as the case may be, and their policyholders in accordance with the terms thereof, except where the failure to obtain such approval or make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the PR66 Insurance Business. All premium rates for the PR66 Insurance Business required to be filed with or approved by Insurance Regulators have been so filed or approved (except where the failure to file or be approved would not, individually or in the aggregate, have a Material Adverse Effect on the PR66 Insurance Business) or not objected to within the period provided for objection, and all premiums charged conform thereto. Parent and each of its subsidiaries have paid in full or accrued all guaranty fund assessments that relate to the PR66 Insurance Business for which each of them has been billed. To Parent's knowledge, neither it nor any of its subsidiaries have advertised or used other literature in connection with the offer and sale of the products comprising the PR66 Insurance Business that does not comply with applicable laws and such advertising and literature is in material compliance with such laws.

     Section 5.13 Intentionally deleted.

     Section 5.14 Intellectual Property. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the PR66 Insurance Business: (i) Parent (in connection with the PR66 Insurance Business) or Newco own or are licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of the PR66 Insurance Business as currently conducted, all of which is listed in Schedule 5.14; (ii) the use of any such Intellectual Property by Parent, its subsidiaries or Newco does not infringe on or otherwise violate the rights of any person; (iii) to the Parent's knowledge, no service or product (or component or process thereof), provided, used, sold or produced by and/or for, or supplied to, Parent, in connection with the PR66 Insurance Business, or Newco infringes or otherwise violates the Intellectual Property of any other person; and (iv) to the Parent's knowledge, no person is challenging, infringing on or otherwise violating any right of Parent or Newco with respect to any Intellectual Property owned by and/or licensed to Parent in connection with the PR66 Insurance Business or Newco. Except as set forth on
Schedule 5.14, neither Parent or Newco (a) has registered any trademark, service mark, trade name or copyright, or (b) owns or has any rights in any patents or applications for patents and no patents or applications for patents are used in the PR66 Insurance Business. Schedule 5.14 contains a listing of the following used by Parent or Newco in connection with operation of the PR66 Insurance
Business: (x) all PR66 Software, and (y) all PR66 Licensed Software. The PR66 Software and the PR66 Licensed Software include by reference all data files read, updated or otherwise accessed by PR66 Software and the PR66 Licensed Software. Within the past three years, no suit or action has been pending and no claim has been served against Parent or Newco alleging illegal use of the PR66 Software or the PR66 Licensed Software. There exists no event of any default by Parent or Newco with respect to any agreement, license, lease or contract pursuant to which Parent, its subsidiaries or Newco uses the PR66 Licensed Software. Neither Parent, its subsidiaries or Newco has authorized any other person to use the PR66 Software or the PR66 Licensed Software other than its employees in the ordinary course of performing their duties on behalf of Parent or Newco. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not alter or impair the right of the Surviving Corporation to use the PR66 Software and the PR66 Licensed Software and other Intellectual Property of Parent and its Affiliates related to the PR66 Insurance Business.

     Section 5.15 Material Contracts. All of the material contracts of Parent or any of its subsidiaries relating to the PR66 Insurance Business are set forth in
Schedule 5.15 and are in full force and effect. True and complete copies of all such material contracts have been delivered or made available to the Company. Neither Parent nor any of its subsidiaries is in breach of or in default under any such contract nor, to the best of Parent's knowledge, is any other party in breach of or in default under any such contract except for such breaches or defaults as in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect on the PR66 Insurance Business.

     Section 5.16 Compliance. Neither Parent nor any of its subsidiaries is in violation of, nor has Parent or any of its subsidiaries violated, any applicable provisions of any contract, agreement, lease, license, permit, franchise or other instrument or obligation which relates to the PR66 Insurance Business which violation individually or in the aggregate would result, or would reasonably be expected to result, in a Material Adverse Effect on the PR66 Insurance Business. Parent, its subsidiaries and Newco have in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on the PR66 Insurance Business as now conducted, and there has occurred no default under any such Permit, except where such default would not have a Material Adverse Effect on the PR66 Insurance Business. Parent and Newco are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including, without limitation, those that govern the development and marketing of insurance products, the licensure or registration of agents and brokers and the execution and performance of reinsurance agreements, in each case as such relates to the PR66 Insurance Business, except where such failure to comply would not have a Material Adverse Effect on the PR66 Insurance Business. Except as disclosed on Schedule 5.16, and except for routine examinations by state Insurance Regulators, as of the date of this Agreement, no investigation by any Governmental Entity with respect to Parent (in connection with the PR66 Insurance Business) or Newco is pending or, to Parent's knowledge, threatened.

     Section 5.17 Insurance Regulatory Compliance. Except as set forth on
Schedule 5.17, no Insurance Regulator has given any written notice of, or otherwise asserted, any deficiency or violation of any applicable statute, law, ordinance, rule, order or regulation of any Governmental Entity which deficiency or violation would have a Material Adverse Effect on the PR66 Insurance Business. Each of Parent or Newco has filed with appropriate governmental authorities all Insurance Reports required to be filed under the insurance and other laws of its state of domicile and in each state where it holds a certificate of authority as the same relates to the PR66 Insurance Business. Parent and its subsidiaries do not prepare and file statutory statements solely with respect to the PR66 Insurance Business. Schedule 5.17 sets forth all reports of examination issued by any Insurance Regulator to Parent or Newco as such relates to the PR66 Insurance Business since January 1, 1996, except where the failure to file such report would not have a Material Adverse Effect on the PR66 Insurance Business. Parent and Newco have resolved all material issues raised in such reports to the satisfaction of the issuer thereof.

     Section 5.18 Labor Matters. Each of Parent (in connection with the employees specifically designated to the PR66 Insurance Business) and Newco is in compliance in all material respects with all federal and state laws respecting (i) employment and employment practices (including immigration laws relevant to employment), and (ii) terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against Parent or Newco or any of its subsidiaries pending before the National Labor Relations Board relating to the PR66 Insurance Business. There is no (x) labor strike, dispute, slow down or stoppage actually pending or, to Parent's knowledge, overtly threatened against or involving Parent with respect to the PR66 Insurance Business or Newco, (y) grievance which could have a Material Adverse Effect on the PR66 Insurance Business, or (z) pending arbitration proceeding and no claim therefor has been asserted in connection with the PR66 Insurance Business. Except as disclosed on Schedule 5.18, neither Parent or Newco has experienced any work stoppage or other labor difficulty relating to the PR66 Insurance Business during the five-year period prior to the date of this Agreement. There are no collective bargaining agreements, union contracts or similar types of agreements by which Parent (in connection with the PR66 Insurance Business) or Newco is bound or covered.

     Section 5.19 Powers and Authority. Neither Parent or Newco has empowered any independent agent with the authority to bind it to any insurance or reinsurance contract relating to the PR66 Insurance Business or any amendment or endorsement thereto, with the exception of the authority granted to the agents of Parent (in connection with the PR66 Insurance Business) or Newco pursuant to
(a) their respective agency agreements, (b) powers of attorney, or (c) pre-executed bond forms, all of which were executed in the ordinary course of business and correct and complete copies of the form of which have previously been delivered or made available to the Company.

     Section 5.20 Reinsurance Arrangements. Schedule 5.20 identifies all PR66 Reinsurance Agreements. Each PR66 Reinsurance Agreement is in full force and effect, enforceable in accordance with the terms thereof, and neither Parent nor Newco is in default under or breach of any of the provisions of any PR66 Reinsurance Agreements and there is no event that has occurred which, with the passage of time or the giving of notice, or both, would create a default or breach by Parent (in connection with the PR66 Insurance Business) or Newco thereunder, except to the extent that any such default or breach would not have a Material Adverse Effect on the PR66 Insurance Business of Parent or Newco. None of Parent or Newco or any reinsurer under any PR66 Reinsurance Agreement has given any notice of termination with respect to any such arrangement or treaty, and there is no dispute, other than in the ordinary course of business, under any such arrangement or treaty regarding the liability for any claim against Parent (in connection with the PR66 Insurance Business) or Newco by its insureds that to the Parent's knowledge is covered by any such arrangement or treaty, which if adversely determined would have a Material Adverse Effect on the PR66 Insurance Business of Parent or Newco.

     Section 5.21 Subsidiaries and Affiliates of Newco.

          5.21.1 The only direct or indirect subsidiary of Newco is Acquisition. Newco does not have any direct or indirect equity or ownership interest in any other business or entity and does not have any direct or indirect obligation or any commitment to invest any funds in any corporation or other business or entity, other than for investment purposes in the ordinary course of business in accordance with past practices.

          5.21.2 Parent is the record and beneficial owner of all of the outstanding shares of capital stock of Newco, and Newco is the record and beneficial owner of all of the outstanding shares of capital stock of Acquisition and all of the outstanding shares of capital stock of each of Parent, Newco and Acquisition are, and upon issuance pursuant to the Merger, all shares of capital stock of Newco will be, duly and validly issued, not issued in violation of any preemptive rights, fully paid and nonassessable and owned by such respective owners free and clear of any claim, lien, encumbrance or agreement with respect thereto. There are no options, warrants, calls, subscriptions, conversions, rights, agreements, commitments or arrangements of any character with respect to the issuance of shares of capital stock of Parent, Newco or Acquisition or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such shares.

     Section 5.22 No Investment Company. Neither Parent, Newco nor Acquisition is an "investment company", nor a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     Section 5.23 Administrative Services Agreement Charges. The charges for services set forth in the Administrative Services Agreement referenced in
Section 6.11 are consistent with the charges reflected in the financial statements provided to the Company prior to the date of this Agreement and are no less favorable than those currently charged by Parent and its affiliates to the PR66 Insurance Business for such services.

     Section 5.24 Takeover Statutes. No "control share acquisition" or other similar antitakeover statute or regulation enacted under Delaware Law, or federal laws in the United States (other than laws requiring appropriate disclosure or prohibiting fraudulent, deceptive or manipulative practices) applicable to the Parent or any of its subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

     Section 5.25 Voting Requirements.The affirmative votes of a majority of the outstanding shares of New Common and of the majority of the outstanding shares of common stock of Acquisition are the only votes of the holders of any class or series of the Parent, Newco and Acquisition securities necessary to approve this Agreement and the transactions contemplated hereby.

     Section 5.26 Books and Records. All of the books and records of Parent (with respect to the PR66 Insurance Business), Newco and Acquisition (including, without limitation, all minute books and stock records) are accurate and complete in all material reports, are kept in the ordinary course of business and are maintained at the principal offices of Newco.

     Section 5.27 Employee Benefits.

          5.27.1 Schedule 5.27.1 contains a true and complete list of each Plan that will be, or is currently intended to be, available to employees of the Company or its subsidiaries following the Effective Time ("Post-Merger Plans"). Newco shall deliver to the Company the Stock Option Plan to be adopted for the benefit of holders of Company Options at least fifteen days prior to the Closing, which plan shall be on the terms and conditions contemplated by Section 2.9. Each reference in this Section 5.27 to: a "Plan" shall mean a Parent Plan; an "ERISA Affiliate" shall mean an ERISA Affiliate of Continental; an "ERISA Plan" a Parent ERISA Plan.

          5.27.2 No material monetary liability under Title IV of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of incurring a Liability under such Title, other than liability for premiums due the PBGC (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each ERISA Plan that is also a Post-Merger Plan, but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA and to which Parent or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending at the Effective Time. Neither Parent nor any ERISA Affiliate is required to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Title IV of ERISA) that has not been fully paid.

          5.27.3 The PBGC has not instituted proceedings to terminate any Plan, and no condition exists that presents a material risk that such proceedings will be instituted.

          5.27.4 With respect to each Plan subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          5.27.5 Neither Parent nor any ERISA Affiliate, nor any Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Parent, any ERISA Affiliate or any Post-Merger Plan would be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

          5.27.6 No Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Plan ended prior to the Effective Time; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Plan or otherwise) on or prior to the Effective Time have been timely made.

          5.27.7 Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

          5.27.8 There are no pending, or to Parent's knowledge, threatened or anticipated material claims (which individually or in the aggregate are reasonably expected to be material) by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          5.27.9 Parent has provided the Company with a correct and complete copy of each written Post-Merger Plan, as amended, together with a copy of the most recent Internal Revenue Service determination letter issued with respect to each Post-Merger Plan that is intended to be qualified under
     Section 401(a) of the Code, a copy of the latest actuarial valuation (if any) for each such Post-Merger

     Plan that is a defined benefit plan, a copy of each trust agreement and/or insurance contract, if any, with respect to each Post-Merger Plan and a copy of the most recent summary plan description for each Post-Merger Plan (for which a summary plan description is required). A description of the material terms of any unwritten Post-Merger Plan (including a description of eligibility, participation, benefits, funding arrangements and assets) is set forth on Schedule 5.27.9.

                                   ARTICLE 6

                                   COVENANTS

     Section 6.1 Conduct of the Business. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company and its subsidiaries that (except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld):

          6.1.1 The Company and each of its subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and shall use its reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, agents and others having business dealings with it and shall not substitute any new methods of soliciting business, valuing investments on their books, processing or administering claims or lease management or operation, in each case to the end that their goodwill and ongoing business shall not be adversely impaired in any material respect at the Effective Time; provided, however, that the foregoing shall not preclude the Company from liquidating any of its inactive subsidiaries.

          6.1.2 Except as set forth on Schedule 6.1.2, the Company shall not, nor shall it permit any of its subsidiaries to: (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock, or property or any combination thereof) other than direct or indirect dividends or distributions to the Company from its subsidiaries; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries, except as required by the terms of its securities outstanding on the date hereof, as contemplated by this Agreement or as contemplated by employee benefit and dividend reinvestment plans as in effect on the date hereof and except, in the case of clause (iii), for the acquisition of shares of Common Stock or Company Options as set forth on Schedule 6.1.2 from (x) holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options outstanding on the date of this Agreement or upon payment to such holder of such amount as may be payable with respect to such Company Options pursuant to the specific terms thereof, or
     (y) current or former directors, officers or employees of, or consultants to, the Company or any of its current or former subsidiaries set forth on
     Schedule 6.1.2 hereto who have agreements with the Company to repurchase such Company Options or shares of Common Stock.

          6.1.3 Except as set forth in Schedule 6.1.3, the Company shall not, nor shall it permit any of its subsidiaries to, (i) amend or reprice any Company Options, (ii) issue, deliver or sell, or authorize or propose to issue, deliver or sell (whether through issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any shares of its capital stock of any class or series, or any other securities or Company Securities, or (iii) amend any of the terms of any such securities or agreements outstanding as of the date hereof, other than, in the case of (i) through (iii) above: (A) the issuance of shares of Common Stock upon the exercise of Company Options which are outstanding on the date hereof; and (B) issuances by a wholly-owned subsidiary of its capital stock to its parent.

          6.1.4 Except as contemplated by Section 2.3, the Company shall not, and shall cause its subsidiaries not to, amend or propose to amend its Certificate of Incorporation or By-Laws.

          6.1.5 The Company shall not, nor shall it permit any of its subsidiaries to: (i) organize any subsidiary; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a

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

     substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (iii) authorize any new capital expenditure or expenditures which is in an amount greater than 5% of the amount budgeted therefor as indicated in the budgets previously provided to Parent; (iv) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, its directors, officers, employees or agents (except for claims or disputes under or relating to insurance policies, contracts or bonds) more than $100,000 (net of insurance) for all such suits and claims; or (v) enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          6.1.6 Other than: (i) dispositions or proposed dispositions of investment securities, the proceeds of which are then used to invest in securities which are in the aggregate substantially of the same quality, liquidity and duration as those invested as of the date hereof or which are otherwise invested in a manner consistent with prior investment policies or strategies or pursuant to prudent investment policies in light of existing market conditions; or (ii) dispositions in the ordinary course of business consistent with past practices which are not material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

          6.1.7 The Company shall not, nor shall it permit any of its subsidiaries to, acquire any Derivative Financial Instruments.

          6.1.8 The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Insurance Subsidiaries.

          6.1.9 Except as set forth on Schedule 6.1.9, the Company and its subsidiaries shall not enter into, adopt or (except as may be required by law) amend or terminate any Plan (unless such amendment or termination would not result in any material Liability), or (except, in the case of employees who are not officers or directors, for normal compensation increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units).

          6.1.10 Except as set forth on Schedule 6.1.10, the Company shall not, nor shall the Company permit any of its subsidiaries to, assume, incur or increase any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any material Liens on the property of the Company or any of its subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person; provided, however, that nothing herein shall in any way limit the ability of the Company to utilize its credit agreement, lines of credit or similar arrangements, which were existing as of the date of this Agreement, as may be necessary in the ordinary course of business and consistent with past practice; and provided, further that the balance outstanding as of the Closing Date under the Company's existing revolving line of credit shall not exceed $60,000,000.

          6.1.11 The Company shall not, nor shall the Company permit any of its subsidiaries to, enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any contract described in Section 4.15, except in the ordinary course of business.

          6.1.12 Except as expressly permitted elsewhere in Section 6.1, the Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to financial or tax accounting policies, procedures and practices.

          6.1.13 The Company and each of its subsidiaries shall file all necessary Returns on a basis consistent with prior practices. The Company shall not, nor shall the Company permit any of its subsidiaries to, make any tax election or settle or compromise any tax liability which is material in amount or may have a Material Adverse Effect on the Company without the express written consent of Parent.

          6.1.14 Except as set forth in Schedule 6.1.14, the Company shall not, and shall not permit any of its subsidiaries to, enter into any agreement providing for the acceleration of payment or performance or other consequences as a result of a change in control of the Company.

          6.1.15 The Company shall not, and shall not permit any of its subsidiaries to, enter into any new lines of business or otherwise make material changes to the operation of its business.

          6.1.16 The Company shall not take, or agree in writing or otherwise to take, any action which would result in any of the conditions hereunder not being satisfied.

          6.1.17 The Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, enter into or amend any agreement with any Related Party, except as otherwise permitted in this Section 6.1.

          6.1.18 The Company shall not commit (orally or in writing) to any of the foregoing actions prohibited under this Section 6.1.

     Section 6.2 Conduct of the Business of PR66. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to Parent and its subsidiaries that (except to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld):

          6.2.1 Parent and each of its subsidiaries shall carry on the PR66 Insurance Business in the usual, regular and ordinary course in the same manner as previously conducted and shall use its reasonable efforts to preserve intact its present operations, keep available the services of its current officers and employees involved directly in the PR66 Insurance Business and preserve its relationships with customers and agents and others having business dealings with the PR66 Insurance Business and shall not substitute any new methods of soliciting business, administering business in accordance with industry standards, processing or administering claims with respect to the PR66 Insurance Business, in each case to the end that the goodwill and ongoing business of the PR66 Insurance Business shall not be impaired in any material respect at the Effective Time.

          6.2.2 Parent and its subsidiaries shall continue to maintain its certificates of authority and licenses which relate to the PR66 Insurance Business and shall maintain the current U.S. Department of Treasury underwriting limitations.

          6.2.3 Parent shall not, nor shall Parent permit any of its subsidiaries to, enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any contract described in Section 5.15.

          6.2.4 Parent shall not take any action, and shall not permit any subsidiary to take any action, other than in each case in the ordinary course of business, consistent with past practice or as may be required by law, to make any material changes to the operation of the PR66 Insurance Business.

          6.2.5 Parent and its subsidiaries shall not take, or agree in writing or otherwise take, any action which would result in any of the conditions hereunder not being satisfied.

          6.2.6 Parent and its subsidiaries shall not commit (orally or in writing) to any of the foregoing actions prohibited under this Section 6.2.

          6.2.7 Parent shall provide as soon as reasonably possible audited financial statements, to the extent required by the SEC and as contemplated by Section 5.8 hereof, which statements shall be prepared on a basis consistent with the unaudited financial statements previously delivered to the Company as set forth in Section 5.8.

          6.2.8 Newco shall amend its Certificate of Incorporation prior to the Effective Time to, among other things, increase the number of authorized shares of common stock to 100,000,000 shares.

     Section 6.3 No Solicitation.

          6.3.1 Prior to the Effective Time, the Company agrees that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or any of its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal (including, without limitation, any Acquisition Proposal to stockholders of the Company) (except that "Acquisition Proposal" shall not include any such transaction among the Company and its wholly-owned subsidiaries or among the Company's wholly-owned subsidiaries) or engage in any negotiations concerning, or provide any non-public information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal; provided, however, that the Board of Directors of the Company may furnish or cause to be furnished information and may participate or cause its representatives to participate in such discussions and negotiations if the failure to provide or receive such information could, in the opinion of its outside counsel, be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law; and provided, further, that nothing contained in this Agreement shall prohibit the Company and its directors from making to its stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and Rule 14e-9 under the Exchange Act, with respect to any tender offer. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section. The Company will promptly notify Parent if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company.

     Section 6.4 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty by such party contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party hereto shall promptly provide the other parties hereto (or their counsel) with copies of all filings made by such party with the SEC or any other Governmental Entity filings made in connection with this Agreement and the transactions contemplated hereby.

     Section 6.5 Access to Information. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and auditors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all its Diligence Materials and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party, such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request; provided, however, that nothing shall require the Company or Parent to provide access to corporate records or minutes relating to the sale or merger of the Company and, provided further, that the foregoing obligations of Parent are limited to Diligence Materials related solely to the PR66 Insurance Business and Transaction Documents. No investigation pursuant to this Section 6.5 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

          6.5.1 Parent shall hold, and shall cause its directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Company in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement dated May 9, 1996.

          6.5.2 The Company shall hold, and shall cause its directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Parent in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement dated November 4, 1996.

          6.5.3 The Company shall retain all records pertaining to its business.

     Section 6.6 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the Company and its subsidiaries on the one hand, and Parent, Newco and Acquisition on the other hand, agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent, Newco, Acquisition and the Company shall cooperate with one another (i) in the preparation and filing of the Proxy Statement, the Form S-4, any required filings under the HSR Act, any required notices or filings with any Insurance Regulators and the other laws referred to in Sections 4.4.2 and 5.4.2;
(ii) in determining whether action by or in respect of, or filing with, any Governmental Entity is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement; and (iii) in seeking timely to obtain any such actions, consents and waivers and to make any such filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 6.7 Regulatory Matters. Parent, with Company's cooperation, will promptly prepare and file all applications, notices, consents and other documents necessary or advisable to obtain the state regulatory approvals specified in Schedule 5.4.2, promptly file all supplements or amendments thereto and use all reasonable efforts to obtain the regulatory approvals specified in
Schedule 5.4.2 hereto as promptly as practicable. Parent will provide the Company and its counsel (a) a reasonable opportunity to review in advance and comment on all filings required to be made with Insurance Regulators and rating agencies relating to this transaction and all written communications with respect thereto, (b) prompt notice of all written (or material oral) contacts by such Insurance Regulators and rating agencies, and (c) with respect to any regulatory approval or review required by any state other than Parent's state of domicile, the opportunity to reasonably consult with respect to, and comment on, any filings or written communications and the substance of any oral communications and to participate in any meetings. Parent will from time to time keep the Company informed of the status of matters relating to obtaining the regulatory approvals specified in Schedule 5.4.2 hereto and will promptly furnish the Company with copies of all written communications with respect thereto. The Company shall promptly review and comment on any filings or other correspondence submitted to it for review and otherwise reasonably cooperate with and assist Parent in obtaining the approvals specified in Schedule 5.4.2. The parties agree that Parent shall not be in breach of its obligations set forth in this Section unless it fails (to the extent feasible) to reasonably cure any such breach within five business days thereof.

     Section 6.8 Public Announcements. The Company and Parent will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and the Voting Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by applicable rules of any securities exchange or inter-dealer quotation system.

     Section 6.9 Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable law, as soon as practicable:

          6.9.1 duly call, give notice of, convene and hold the Stockholders' Meeting for the purpose of considering and taking action upon this Agreement and the Transaction Documents and the transactions contemplated under this Agreement, including, without limitation, the amendment of the Certificate of Incorporation of the Company;

          6.9.2 subject to the fiduciary duties of the Board under applicable law, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

          6.9.3 use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, prior to submitting the Proxy Statement and any amendment, supplement or revisions thereof to the SEC or the Company stockholders, the Company shall submit such materials to Parent and its counsel and provide Parent and its counsel with a reasonable opportunity to review and comment upon such materials (B) to respond promptly to any comments made by the SEC with respect to the Proxy Statement or the Form S-4 and any preliminary version thereof after providing Parent and its counsel with a reasonable opportunity to review and comment thereon and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and (C) subject to the fiduciary duties of the Board under applicable law, to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

     At such meeting, Parent, Newco and Acquisition will vote all shares of Common Stock over which they have voting authority, if any, in favor of this Agreement and the transactions contemplated hereby.

     Section 6.10 Form S-4.

          6.10.1 Filing. Newco will prepare and file with the SEC the registration statement on Form S-4(in which the Proxy Statement will be included as a prospectus) and will take any action required to be taken under any applicable state Blue Sky law in connection with the issuance of shares of New Common and prior to submitting the Form S-4 and any amendment, supplement or revisions thereof to the SEC or the Company stockholders, Parent shall submit such materials to Company and its counsel and provide Company and its counsel with a reasonable opportunity to review and comment upon such materials. Parent and the Company agree that the Company will obtain an opinion of Mayer, Brown & Platt, on or before the filing date of the Form S-4, as required by the Securities Act, to the effect that the Merger will qualify as a tax-free exchange under the Code. Parent, Newco and Acquisition will use their reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement or the Form S-4 and to have the Form S-4 declared effective by the staff of the SEC as soon as practicable.

          6.10.2 Company Certification. On the Company Mailing Date, the Company shall deliver to Parent, Newco and Acquisition a certificate dated as of the Company Mailing Date signed by its President and its Chief Financial Officer, in their capacities as officers of the Company, that the representations and warranties of the Company and its subsidiaries contained in the Agreement are true and correct on the Company Mailing Date (except to the extent that they relate to an earlier time, in which case they shall have been true and correct as of such earlier time) and that with respect to information relating to the Company and its subsidiaries, the Form S-4 does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.10.3 Parent Certification. On the date the Proxy Statement contained in the Form S-4 is first mailed, Parent shall deliver to the Company a certificate dated as of the Company Mailing Date signed by its President and its Chief Financial Officer, in their capacities as officers of Parent, that the representation and warranties of Parent and its subsidiaries contained in the Agreement are true and correct on the Company Mailing Date (except to the extent that they relate to an earlier time, in which case they shall have been true and correct as of such earlier time) and that with respect to information relating to Parent and its subsidiaries, the Form S-4 does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.10.4 Letter of the Company's Accountant. The Company shall use its reasonable best efforts to cause to be delivered to the Company, Parent, Newco and Acquisition a letter of Coopers & Lybrand, LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Coopers & Lybrand, LLP, dated a date within two business days before the Closing Date, addressed to Company, Parent, Newco and Acquisition, in form and substance reasonably satisfactory to the foregoing and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          6.10.5 Letter of Newco's and Acquisition's Accountant. Parent shall use its reasonable best efforts to cause to be delivered to the Company, Parent, Newco and Acquisition a letter of Deloitte & Touche, Newco's and Acquisition's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Deloitte & Touche, dated a date within two business days before the Closing Date, addressed to Company, Parent, Newco and Acquisition, in form and substance reasonably satisfactory to the foregoing and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     Section 6.11 Capital Contribution and Agreements. Immediately prior to the Effective Time, Parent shall (i) contribute cash or cash equivalents to Newco in the amount of fifty-two million two hundred fifty thousand dollars ($52,250,000) ("Cash Contribution") and Newco shall contribute such cash and cash equivalents to Acquisition, (ii) enter into the Administrative Services Agreement substantially in the form set forth in Annex B and contribute the assets described therein, and (iii) assign all intangible assets used in the PR66 Insurance Business to Newco and/or the Surviving Corporation. As of the Effective Time, Continental shall grant a perpetual license to Newco and/or the Surviving Corporation to use the mark "CNA or some derivation thereof", subject to a right of cancellation by Parent in the event of a change in control of Newco and other reasonable terms and conditions. Continental shall cause Newco to borrow money in the principal amount of $50,000,000 and to contribute the proceeds thereof to the Insurance Subsidiaries as of the Closing Date.

     Section 6.12 Other Agreements. At or prior to the Closing, Newco agrees to enter into the Registration Rights Agreement, substantially in the form set forth in Annex C pursuant to which Newco will grant certain registration rights to the Major Stockholder. Continental also agrees to enter into the Reinsurance Agreements, substantially in the form set forth in Annex D, and the Company shall have obtained such reinsurance agreements or treaties as are necessary to limit the loss to the Company and its Insurance Subsidiaries to $500,000 on any individual USA policy arising within three years after the Closing Date.

     Section 6.13 Parent Restrictions. For a period of five years after the Closing Date, as an ancillary part of this Agreement and for no separate consideration, Parent shall, and shall cause its direct and indirect subsidiaries (other than the Surviving Corporation and any of its subsidiaries) to, refer any inquiry or request for the issuance of a Surety Business product from proposed insureds or agents to the Surviving Corporation's insurance subsidiaries so that they may offer to issue such products. Parent further covenants that in the event that an agent of Parent or any of its subsidiaries referenced above which are licensed as insurance companies (a) declines to offer a Surety Business product of the Surviving Corporation's insurance subsidiaries or (b) offers a competing surety product of a third party, Parent will provide such information as it possesses relating to the proposed surety product to the Surviving Corporation's insurance subsidiaries, or to an agent designated by the Surviving Corporation's insurance subsidiaries and will refrain from making a quote or bid for the insurance of such product for a period of thirty days. If before or after the Closing Date it is determined that Parent or any of its subsidiaries has engaged in, or otherwise holds bonds, policies or licenses relating to, any Surety Business, Parent or any of its subsidiaries shall cede such Surety Business to an Insurance

Subsidiary. Parent agrees that it will not restrain the ability of the Surviving Corporation from entering into new lines of business.

     Section 6.14 Transaction Documents. Parent, Newco and Acquisition shall enter into the Transaction Documents to which each is a party.

     Section 6.15 Newco By-Laws. The By-Laws of Newco will provide that, prior to expiration of the two-year period following the Closing, the following will require the vote of 75% of the outstanding shares of New Common: any amendments to the Certificate of Incorporation of Newco; any business combination; any proposal to sell or otherwise transfer substantially all of Newco's assets; and any amendment to the By-Laws provision requiring the foregoing supermajority vote.

     Section 6.16 Newco Board of Directors. Immediately prior to the Effective Time, Parent shall cause the individuals listed in Schedule 6.16 to be nominated and elected as directors of Newco, which individuals shall serve until Newco's next annual meeting of stockholders or until their successors are duly elected and qualified; provided thatParent shall, subject to the applicable provisions of the NYSE rules and Delaware Law (i) vote its shares in Newco for the directors listed in Schedule 6.16 at the next annual meeting of stockholders expected to occur in 1998 so that such directors shall serve until the 1999 annual meeting of the stockholders of Newco, (ii) not vote to increase the size of the Board of Directors of Newco to more than eleven members prior to the 1999 annual meeting of the stockholders of Newco, and (iii) cause its designees to the Board of Directors to appoint at least one of Messrs. Esselborn and Dammeyer to the Newco Audit Committee.

     Section 6.17 Acquisition and Newco Operations. During the period from the date of this Agreement and continuing until the Effective Time, Parent, Newco and Acquisition agree that Newco and Acquisition shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     Section 6.18 Necessary Assurances. Subject to the terms and conditions of this Agreement, Parent, Newco, Acquisition and the Company, and following the Effective Time, the Surviving Corporation, shall cooperate with one another and use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including the execution and delivery of such other documents, certificates, applications, agreements and other writings and the taking of such other actions as may be reasonably necessary or desirable to consummate the Merger or implement expeditiously the transactions contemplated under this Agreement.

     Section 6.19 Notifications by Company or Parent. From time to time prior to the Effective Time, Company shall promptly notify Parent and Parent shall promptly notify the Company with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules or in the representations and warranties herein which has been rendered inaccurate by such matter.

     Section 6.20 Intentionally Deleted.

     Section 6.21 Self Tender. For a period of eighteen months following the Closing Date, neither Newco (unless consented to by the Newco Audit Committee) nor Parent will engage in a self-tender offer or, in the case of Parent, a tender offer for shares of Newco, pursuant to Rules 13e-3 or 13e-4 of the Exchange Act; provided that nothing in this Section 6.21 shall prevent Parent from acquiring shares of New Common in the open market following the Effective Time if such acquisitions shall not result in Parent beneficially owning more than 69% of Newco on a fully diluted basis.

     Section 6.22 Certain Fees and Expenses Payable by the Company. The Company shall pay to Continental upon demand, as a fee and in reimbursement of expenses, the sum of $4,250,000, if (i) an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make an Acquisition Proposal is publicly disclosed or communicated to the Company) and (A) the Board of Directors of the Company withdraws or modifies, in a manner adverse to Parent or Newco, its approval or recommendation of this Agreement or the Merger, or approves or

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

recommends an Acquisition Proposal; and (B) the Company enters into an agreement with respect to an Acquisition Proposal within 12 months of the commencement, disclosure or communication of such Acquisition Proposal; (ii) a person (other than Parent or one of its affiliates) becomes the beneficial owner of 50% or more of the outstanding Common Stock pursuant to a tender offer within 12 months of the date of this Agreement; or (iii) the Company terminates this Agreement pursuant to Section 8.1 other than pursuant to Section 8.1.1, 8.1.2, 8.1.3 (other than due to an order, decree, ruling or other action resulting from an action or proceeding instituted by any of the parties hereto or their affiliates), 8.1.5 or 8.1.7, provided such termination did not result from a breach by the Company of its covenants set forth herein, and within 12 months of such termination the Company enters into an agreement with respect to an Acquisition Proposal (whether such Proposal existed prior to, or arose after, termination). Any amounts paid by the Company to Continental under Section 8.2 shall be in addition to any amounts payable under Section 6.22.

     Section 6.23 Certain Fees and Expenses Payable by Parent. Continental shall pay to the Company upon demand, as a fee and in reimbursement of expenses, the sum of $4,250,000 if Parent, Newco or Acquisition terminates this Agreement other than pursuant to Section 8.1.1, 8.1.2., 8.1.3 (other than due to an order, decree, ruling or other action resulting from an action or proceeding instituted by any of the parties hereto or their affiliates), 8.1.4, 8.1.6 or 8.1.7 within 12 months of such termination Parent enters into a agreement for the merger, consolidation, business combination or sale of the PR66 Insurance Business to an entity (other than a wholly-owned subsidiary of Parent or its affiliates). Any amounts paid by Continental to the Company under Section 8.2 shall be in addition to any amounts payable under Section 6.23.

     Section 6.24 PR66 Reinsurance Agreements. As of the Effective Time, the PR66 Reinsurance Agreements shall be in full force and effect and shall be applicable to the Insurance Subsidiaries.

     Section 6.25 Actuarial Update. By the earlier of (i) April 30, 1997, and
(ii) ten business days prior to the Closing, Parent shall deliver to the Company an update (as of March 31, 1997) of the June 1996 actuarial study of loss reserves on the PR66 Insurance Business.

                                   ARTICLE 7

                                   CONDITIONS

     Section 7.1 Conditions to Each Party's Obligations. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Closing of the following conditions:

          7.1.1 This Agreement and the transactions contemplated hereby (including the amendment to the Company's Certificate of Incorporation contemplated in Section 4.23) shall have been approved by the affirmative vote of the holders of Common Stock of the Company by the requisite vote in accordance with Delaware Law.

          7.1.2 There shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or Parent or any of their respective affiliates, directly or indirectly, has material assets or operations.

          7.1.3 All regulatory approvals set forth in Schedules 4.4.2 and 5.4.2 shall have been obtained and there shall have been no material modification to the terms of the transactions contemplated by this Agreement or the other Transaction Documents except as reasonably agreed by the parties.

          7.1.4 Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          7.1.5 The NYSE listing application for Newco shall have been approved, subject to official notice of issuance.

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

          7.1.6 Each party shall have received the opinion of its respective counsel as to the tax-free treatment of the exchange of securities and the transactions contemplated under this Agreement in substantially the forms attached hereto as Annexes G and H. In addition, each party shall have received a representation of the Major Stockholder to the effect that such person has not entered into nor will it enter into any binding commitment to sell or transfer (and such person is not nor will it be under any economic compulsion to sell or transfer) any shares of New Common received in the Merger.

          7.1.7 Executed copies of the Transaction Documents shall have been delivered to both parties, in substantially the forms set forth in the schedules hereto.

          7.1.8 Western and USA each shall have maintained a rating by A.M. Best & Company, Inc. of "A" or better from the date of this Agreement through and including one business day prior to the Closing Date. For purposes hereof, any notice that Western's or USA's rating is under review, whether with or without negative implications, by A.M. Best & Company, Inc. shall not constitute a downgrade below A.

          7.1.9 The Form S-4 shall have been declared effective.

     Section 7.2 Conditions to the Obligation of Parent, Newco and Acquisition. The obligations of Parent, Newco and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Closing of the following further conditions:

          7.2.1 The Company shall have performed in all material respects its covenants, agreements and obligations under this Agreement up to the Closing and the Major Stockholder and the directors and officers of the Company who are parties to the Voting Agreement shall have performed in all material respects their respective covenants, agreements and obligations under the Voting Agreement up to the Closing.

          7.2.2 Except as otherwise contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time.

          7.2.3 The Company shall have delivered to Acquisition a certificate dated as of the Closing and signed by each of the Chief Financial Officer and the General Counsel of the Company in his or her capacity as such certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company contained in this Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects, of the representations and warranties of the Company contained in this Agreement which are not so qualified, and
     (iii) the performance, in all material respects, of the obligations required by the Company to be performed under this Agreement as of the Closing, including, without limitation, the receipt by the Company of the vote of its stockholders as set forth in Section 7.1.1.

          7.2.4 There shall have been no material modification to the terms of the Voting Agreement.

          7.2.5 Parent shall have received the resignations of each director and officer of the Company and its subsidiaries to the extent requested by Parent.

          7.2.6 The Company shall have delivered to Acquisition the documents set forth on Schedule 7.2.6.

     Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger is subject to the satisfaction at or prior to the Closing of the following further conditions:

          7.3.1 Parent, Newco and Acquisition shall have performed in all material respects their respective covenants, agreements and obligations under this Agreement to the date of the Closing.

          7.3.2 Except as otherwise contemplated by this Agreement, the representations and warranties of Parent, Newco and Acquisition contained in this Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time.

          7.3.3 Parent shall have delivered to the Company a certificate dated as of the Closing and signed by the Chief Financial Officer and the General Counsel of Parent in his or her capacity as such certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of Parent, Newco and Acquisition contained in this Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects, of the representations and warranties of Parent, Newco and Acquisition contained in this Agreement which are not so qualified, and (iii) the performance, in all material respects, of the obligations required by Parent, Newco and Acquisition to be performed under this Agreement as of the Closing.

          7.3.4 Parent shall have completed all of its obligations required to be performed by the Closing Date under the Contribution Agreement.

          7.3.5 Parent, Newco and Acquisition shall have delivered to the Company the documents set forth on Schedule 7.3.5.

                                   ARTICLE 8

                         TERMINATION; AMENDMENT; WAIVER

     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          8.1.1 By mutual written consent of the Company and Parent.

          8.1.2 By the Company or Parent if the Closing has not occurred on or prior to July 31, 1997.

          8.1.3 By the Company or Parent if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

          8.1.4 By Parent if (i) there shall have been a material breach of any representation or warranty of the Company contained herein or of the Major Stockholder, or the directors and officers of the Company who are parties to the Voting Agreement, contained in the Voting Agreement, or (ii) there shall have been a material breach of any covenant, agreement or obligation of the Company contained herein or of the Major Stockholder and certain directors and officers contained in the Voting Agreement, in either the case of (i) or (ii) which shall not have been cured within fifteen business days following notice of such breach; provided, however, that such cure shall have been effected at least ten days prior to the Closing Date.

          8.1.5 By the Company if (i) there shall have been a material breach of any representation or warranty of Parent, Newco or Acquisition contained herein, (ii) there shall have been a material breach of any covenant, agreement or obligation of Parent, Newco or Acquisition, in either the case of (i) or (ii) which shall not have been cured within fifteen business days following notice of such breach; provided, however, that such cure shall have been effected at least ten days prior to the Closing Date.

          8.1.6 By Parent if the Board shall have withdrawn or modified in a manner adverse to Parent, Newco or Acquisition its approval or recommendation of this Agreement or the Merger or shall have recommended, or the Company shall have entered into an agreement providing for, an Acquisition Proposal, or the Board shall have resolved to do any of the foregoing or by the Company if the Board takes any of the foregoing actions in the exercise of its fiduciary duties; provided that any termination pursuant to this Section 8.1.6 shall not affect Parent's rights to receive, or the Company's obligation to pay, the fees and expenses provided in Sections 6.22 and 8.2.

          8.1.7 By Parent or the Company if this Agreement and the Merger do not receive the requisite vote of the stockholders of Company to approve the Merger at the Stockholders' Meeting.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, the respective obligations of the parties under this Agreement shall terminate, except that the provisions of Sections 6.22, 6.23, 8.2 and 8.3 shall survive the termination of this Agreement. In the case of a termination pursuant to Sections 8.1.4, 8.1.5 or 8.1.6, the terminating party shall be entitled to receive from the other party upon demand the sum of $750,000 as liquidated damages hereunder.

     Section 8.3 Fees and Expenses. Except as otherwise expressly provided in Sections 6.22, 6.23 and 8.2 hereof if the Merger is not consummated, each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby; except the expenses related to the printing, mailing and distribution of the Proxy Statement/Prospectus and to the HSR and insurance regulatory filings and the costs, expenses and deposits (excluding premiums) related to certain reinsurance policies to be in effect as of the Effective Time shall be borne equally by Parent or Newco, on the one hand, and the Company, on the other. In the event of the consummation of the Merger, Parent will bear all costs, expenses and fees of Parent, Newco and Acquisition relating to the Merger and the transactions contemplated hereunder other than the registration fees and printing and distribution costs relating to the Form S-4.

     Section 8.4 Amendment. This Agreement may be amended by action taken by the Company, Parent, Newco and Acquisition at any time before or after adoption of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or changes the form thereof or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.5 Extension; Waiver. The Company, on the one hand, and Parent, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

     Section 8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.4 or an extension or waiver pursuant to Section
8.5 shall, in order to be effective, require, action by the respective Board of Directors of each of Parent and the Company or the duly authorized designee of each such Board of Directors.

                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.1 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time. The covenants and agreements herein shall survive in accordance with their respective terms.

     Section 9.2 Entire Agreement; Assignment. This Agreement and the Transaction Documents (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise; provided that Parent may assign its rights and obligations in whole or in part to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     Section 9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by fax, by nationally-recognized overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

     if to the Company:

        Capsure Holdings Corp.
        115 Perimeter Center Place
        Suite 1190
        Atlanta, Georgia 30346
        Attention: Bruce A. Esselborn
        Facsimile: (770) 668-1224

     with a copy to each of the following:

        Rosenberg & Liebentritt
        Two North Riverside Plaza, Suite 1515
        Chicago, Illinois 60606
        Attention: Kelly L. Stonebraker
        Facsimile: (312) 454-0335

        Seyfarth, Shaw, Fairweather & Geraldson
        55 East Monroe Street
        Chicago, IL 60603-5803
        Attention: David S. Stone
        Facsimile: (312) 269-8869

     if to Parent, Newco or Acquisition:

        CNA Insurance Companies
        CNA Plaza; 42 South
        Chicago, Illinois 60685
        Attention: David T. Cumming,
                Group Vice President &
                Associate General Counsel
        Facsimile: (312) 822-1186

     with a copy to:

        Sonnenschein Nath & Rosenthal
        8000 Sears Tower
        Chicago, IL 60606
        Attention: Mitchell L. Hollins
                Arthur J. Simon
        Facsimile: (312) 876-7934

or to such other address or person as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     Section 9.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law; however, any action or proceeding relating to this Agreement shall be brought only in and decided by the federal or state courts in Chicago, Illinois, such courts being a proper forum in which to adjudicate such action or proceeding, and each party hereby waives any claim of inconvenient forum.

     Section 9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 9.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.9 WAIVER OF TRIAL BY JURY. EACH OF THE COMPANY, PARENT, ACQUISITION AND NEWCO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The parties hereto agree that facsimile transmission of original signatures shall constitute and be accepted as original signatures.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.
                                          CAPSURE HOLDINGS CORP.,
                                          a Delaware corporation

                                          By:    /s/ BRUCE A. ESSELBORN
                                            ------------------------------------
                                          Name: Bruce A. Esselborn
                                          Title:  President
                                          CONTINENTAL CASUALTY COMPANY,
                                          an Illinois corporation

                                          By:      /s/ DONALD M. LOWRY

                                            ------------------------------------
                                          Name: Donald M. Lowry
                                          Title:  Senior Vice President
                                                  Secretary and General Counsel

                                          CNA SURETY CORPORATION,
                                          a Delaware corporation

                                          By:       /s/ MARK VONNAHME
                                            ------------------------------------
                                          Name: Mark Vonnahme
                                          Title:  President
                                          SURETY ACQUISITION COMPANY,
                                          a Delaware corporation

                                          By:       /s/ MARK VONNAHME
                                            ------------------------------------
                                          Name: Mark Vonnahme
                                          Title:  President
                                          FIREMAN'S INSURANCE COMPANY OF
                                          NEWARK, NEW JERSEY,
                                          a New Jersey corporation

                                          By:      /s/ DONALD M. LOWRY
                                            ------------------------------------
                                          Name: Donald M. Lowry
                                          Title:  Senior Vice President
                                                  Secretary and General Counsel
                                          CONTINENTAL INSURANCE COMPANY,
                                          an New Hampshire corporation

                                          By:      /s/ DONALD M. LOWRY

                                            ------------------------------------
                                          Name: Donald M. Lowry
                                          Title:  Senior Vice President
                                              Secretary and General Counsel
                                          NATIONAL FIRE INSURANCE
                                          COMPANY OF HARTFORD
                                          a Connecticut corporation

                                          By:      /s/ DONALD M. LOWRY

                                            ------------------------------------
                                          Name: Donald M. Lowry
                                          Title:  Senior Vice President
                                              Secretary and General Counsel
                                          AMERICAN CASUALTY COMPANY OF
                                          READING, PENNSYLVANIA,
                                          a Pennsylvania corporation

                                          By:      /s/ DONALD M. LOWRY

                                            ------------------------------------
                                          Name: Donald M. Lowry
                                          Title:  Senior Vice President
                                              Secretary and General Counsel

                             FIRST AMENDMENT TO THE
                            REORGANIZATION AGREEMENT

     First Amendment dated as of July 14, 1997 to the Reorganization Agreement (the "Amendment") among Capsure Holdings Corp., a Delaware corporation (the "Company"), Continental Casualty Company, an Illinois corporation ("Continental"), CNA Surety Corporation, a Delaware corporation ("Newco"), Surety Acquisition Company, a Delaware corporation ("Acquisition"), and certain other affiliates of Continental Casualty Company listed on the signature pages of this Amendment (such affiliates together with Continental, being collectively referred to as "Parent");

     WHEREAS, the parties hereto have executed the Reorganization Agreement, dated as of December 19, 1996 (the "Agreement"), and the Merger as contemplated therein is to be submitted to stockholders of the Company for their approval pursuant to the articles of incorporation of the Company and Delaware Law;

     WHEREAS, the parties to the Agreement desire to amend, alter and modify the Agreement as set forth herein in accordance with Sections 8.4 and 8.6 of the Agreement; and

     WHEREAS, the Boards of Directors of the Company, Parent, Newco and Acquisition have each approved the terms of the Amendment and authorized its execution and delivery.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Newco and Acquisition hereby agree as follows:

                                   ARTICLE I

                          AMENDMENTS, ALTERATIONS AND
                         MODIFICATIONS TO THE AGREEMENT

     Section 1.1 Section 5.7(a) of the Agreement. Section 5.7(a) of the Agreement is amended to (i) add the clause ", except with respect to net written premiums as contemplated by Section 2.13 hereof" at the end of the first sentence of such Section 5.7(a); (ii) add the clause "and except for the $35.0 million adjustment to the net loss and loss adjustment expense reserves for the first quarter ended March 31, 1997" after the word "Agreement" in the second sentence of such Section 5.7(a); and (iii) delete reference to paragraph "(a)".

     Section 1.2 Section 5.7(b) of the Agreement. Section 5.7(b) of the Agreement is amended by deleting such Section in its entirety.

     Section 1.3 New Section 2.13 of the Agreement. The Agreement is amended to add the following Section immediately following Section 2.12 of the Agreement:

     2.13 Post Closing Lookback Adjustment. The parties acknowledge that the exchange ratio set forth in Section 2.12 of the Agreement is based upon, among other things, certain projections of net written premiums for the PR66 Insurance Business and the Company for the year ended December 31, 1997. Parent, Newco, Acquisition and the Company agree that, in order to reflect the parties' intention as of the Effective Time, the exchange ratio shall be adjusted either by the surrender by Parent of shares of New Common to Newco or the issuance to Parent by Newco of additional shares of New Common (in each case at a price equal to $0.01 per share), as the case may be, based upon the PR66 Business Net Written Premiums (as hereinafter defined), as adjusted by the Company Net Written Premium Adjustment (as hereinafter defined), and in accordance with the table set forth in Exhibit A to the Amendment (collectively, the "Lookback Adjustment").

     2.13.1 For the purpose of the Amendment, the following terms shall have the meanings ascribed below:

          (i) "PR66 Business Net Written Premiums" shall mean the actual net written premiums of the PR66 Insurance Business for the year ended December 31, 1997 (including, for the purposes of this Section, business written after the Closing Date which is accounted for as PR66 Insurance Business in accordance with Section 2.13.5(i)), as determined in accordance with SAP (based on the same accounting month convention as has been followed in the preparation of the historical audited financial information for the PR66 Insurance Business for the year ended December 31, 1996 and for the three months ended March 31, 1997), consistently applied;

          (ii) "Company Net Written Premiums" shall mean the actual aggregate net written premiums of Western and USA for the year ended December 31, 1997, determined in accordance with SAP, consistently applied; and

          (iii) "Company Net Written Premium Adjustment" shall mean the increase or decrease, as appropriate, to the PR66 Business Net Written Premiums, determined by adding (in the case of a positive amount) or subtracting (in the case of a negative amount) an amount calculated in accordance with the following equation:

     Company Net Written Premium Adjustment = ($99,764,000 - Company Net Written Premiums) X N

     N = 1.5754 if the PR66 Business Net Written Premiums are greater than
         $139.0 million, or 1.2954 if the PR66 Business Net Written Premiums are equal to or less than $139.0 million.

     2.13.2 The Lookback Adjustment provided in this Section 2.13 shall be determined by adding (in the case of a positive amount) or subtracting (in the case of a negative amount) the Company Net Written Premium Adjustment to or from, respectively, the PR66 Business Net Written Premiums and applying such result to the table set forth in Exhibit A hereto to determine the number of shares to be surrendered by Parent or issued by Newco (any shares surrendered are based on the initial negotiated value of the New Common shares as of the Closing Date).

     2.13.3 The Lookback Adjustment shall be initially determined as of a date no later than the date of the audit opinion issued with respect to Newco's financial statements for the year ended December 31, 1997, and Newco's chief executive officer will deliver a certificate relating to the Lookback Adjustment to the Newco Audit Committee and Parent no later than five business days after the date of the audit opinion, but in no event later than March 25, 1998. The certificate, which shall be signed by Newco's chief executive officer, shall contain the specific Lookback Adjustment, a schedule which indicates in reasonable detail how the Lookback Adjustment was determined, and a statement that, based upon such officer's reasonable belief, the Lookback Adjustment was prepared on a basis consistent with the provisions of this Section 2.13 and Newco has complied with the provisions of Section 2.13.5. Such certificate shall be accompanied by a report of Deloitte & Touche, L.L.P., with respect to the Lookback Adjustment prepared pursuant to the Statement on Auditing Standards No. 35 of the American Institute of Certified Public Accountants or any successor pronouncement, in either case, as in effect on the date of such report. Such certificate shall verify the accuracy of the computation of the Lookback Adjustment, if any, based upon procedures customarily employed in a certified audit. The Newco Audit Committee and Parent shall have the right, upon written notice to Deloitte & Touche, L.L.P., to receive and review all workpapers of Deloitte & Touche, L.L.P. relating to the matters covered hereby.

     2.13.4 The shares of New Common shall be surrendered by Parent or issued by Newco, as the case may be, on March 31, 1998. Except as otherwise indicated in this Section 2.13.4, the number of shares surrendered or issued pursuant to
Section 2.13 shall not be adjusted for the issuance or repurchase of shares by Newco, the purchase or sale of shares by Parent, or the making of any dividends or distributions by Newco after the Effective Time. In case Newco shall, after the Effective Time but prior to March 31, 1998:

           (i) pay a dividend or make a distribution on the New Common shares of New Common,

           (ii) subdivide its outstanding shares of New Common into a greater number of shares, or

          (iii) combine its outstanding shares into a smaller number of shares,

the number of shares to be surrendered or issued, as the case may be, shall be equitably adjusted as if such dividend, distribution, subdivision or combination had been made immediately after the Effective Time and immediately prior to the Lookback Adjustment.

     2.13.5 The parties acknowledge that for purposes of this Section 2.13:

           (i) Newco may combine the PR66 Insurance Business with those businesses of the Company and will continue to maintain separate accounting records with respect to the PR66 Business for purposes of the Lookback Adjustment.

           (ii) Subject to subparagraph (iii) below, Newco will through December 31, 1997 continue to operate each of the PR66 Insurance Business and the Company's businesses in a manner consistent with each of their prior practices.

          (iii) Newco may effect such changes to the operations or practices of each of the businesses as Newco management believes is in the best interests of Newco stockholders generally, and the effects, if any, of such changes will be allocated and adjusted equitably among the PR66 Insurance Business and the Company's businesses in order to achieve the intentions and purposes of this Section 2.13.

     2.13.6 All claims, disputes and other matters in question arising out of, or relating to, this Section 2.13 shall be submitted to, and determined by, arbitration if good faith negotiations between Parent and Newco Audit Committee do not resolve such claim, dispute or other matter within 60 days. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining (the "Rules") but not under the auspices of AAA, unless the Newco Audit Committee and Parent mutually agree otherwise, and pursuant to the following procedures:

          (i) notice of the demand for arbitration shall be filed in writing with the Newco Audit Committee or Parent, as the case may be. Newco Audit Committee and Parent shall each appoint an arbitrator, and such arbitrators shall appoint a third neutral arbitrator within 10 days. If the appointed arbitrators fail to appoint a third, neutral arbitrator within 10 days, such third, neutral arbitrator shall be appointed by the CPR Institute for Dispute Resolution or such other neutral organization as may be mutually agreed to by Newco Audit Committee and Parent. Newco Audit Committee and the Parent agree that each will appoint an arbitrator who is a current or retired executive of an insurance company. A determination by a majority of the panel shall be binding;

           (ii) reasonable discovery shall be allowed in arbitration;

          (iii) all proceedings before the arbitrators shall be held in the principal office of Newco;

          (iv) the governing law shall be as specified in Section 9.4 of the Agreement;

           (v) the costs and fees of the arbitration, including attorneys' fees, shall be allocated by the arbitrators; and

          (vi) the award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

     Section 1.4 Section 2.12 of the Agreement

                  Section 2.12 of the Agreement is amended by deleting the number "27,078,219" in the first sentence and replacing it with the number "27,096,337."

     Section 1.5 Section 6.1.2 of the Agreement

                  Section 6.1.2 of the Agreement is amended by adding the clause "and as specifically provided in Section 6.26 below" in the first line after "Schedule 6.1.2."

     Section 1.6 Section 6.26 of the Agreement

                  The following is added as new Section 6.26 of the Agreement:

                  "Section 6.26 Pre-Closing Distribution. Parent, Newco and Acquisition agree that, subject to the representations, warranties and conditions set forth herein, the Company may declare prior to the Effective Time a dividend or a distribution payable in cash to its stockholders, provided that such dividend or distribution shall be in an amount no greater in aggregate than an amount equal to the sum of (i) $3,500,000 and (ii) the product of (X) the number of calendar days between June 1, 1997 and the calendar day immediately preceding the Effective Time (inclusive of both such dates) and (Y) $58,600. Such dividend or distribution shall be paid as soon as practicable after the Effective Time."

     Section 1.7 Section 8.1.2 of the Agreement. Section 8.1.2 of the Agreement is amended by substituting "September 30, 1997" for "July 31, 1997."

     Section 1.8 Section 4.2 of the Agreement. Section 4.2 of the Agreement is amended by (i) deleting the number "15,751,749" in the third line of the first sentence and replacing it with the number "15,850,245" and (ii) deleting the number "1,021,399" in the third sentence and replacing it with the number "934,126."

     Section 1.9 Section 7.3.4 of the Agreement. Section 7.3.4 of the Agreement is amended by deleting the entire text of such Section and inserting the words "Intentionally left blank." in its place.

     Section 1.10 Section 6.25 of the Agreement. Section 6.25 of the Agreement is amended by deleting the words "April 30, 1997" in the second line and inserting the words "June 30, 1997" in its place.

     Section 1.11 Annex D of the Agreement. The agreement included in Appendix I to this Amendment shall replace and be substituted for the corresponding agreement included in Annex D of the Agreement.

     Section 1.12 Section 6.27 of the Agreement. The Agreement is amended to add the following Section immediately following Section 6.26 of the Agreement (as set forth in Section 1.6 of this Amendment):

          "6.27 Capsure Designated Directors. Parent agrees that, if any of Messrs. Esselborn, Dammeyer or Knox, ceases to serve as a director of Newco prior to the 1999 annual meeting of stockholders of Newco, the remaining individuals designated by Capsure or their successors shall appoint the individual to fill such vacancy."

     Section 1.13 Section 6.10.1 of the Agreement. Section 6.10.1 of the Agreement is amended by adding the following sentence immediately after the first sentence in Section 6.10.1:

          "Parent and Company agree that Newco will include in the registration statement on Form S-4 the shares to be reoffered by certain directors and officers of the Company; provided, that such shares shall not exceed 590,622 shares in aggregate; and provided further, that Newco shall be permitted to withdraw the registration of such shares at any time and from time to time after the 90th calendar day following the Effective Time."

                                   ARTICLE II

                                 MISCELLANEOUS

     Section 2.1 Effective Time. This Amendment shall be effective on the date first written above.

     Section 2.2 Ratification. Except as hereby otherwise expressly provided, the Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

     Section 2.3 Conforming Changes. All section, subsection and other similar references in the Agreement shall be changed to conform to the amendments, alterations and modification thereto made hereby.

     Section 2.4 Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

     Section 2.5 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

     Section 2.7 Amendments. This Amendment and the Agreement may not be further amended, altered or modified except by a written instrument executed by the parties to the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                          CAPSURE HOLDINGS CORP.,
                                          a Delaware corporation

                                          By: /s/ BRUCE A. ESSELBORN

                                            ------------------------------------
                                            Name: Bruce A. Esselborn
                                            Title: President

                                          CONTINENTAL CASUALTY COMPANY,
                                          an Illinois corporation

                                          By: /s/ DAVID T. CUMMING

                                            ------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                          CNA SURETY CORPORATION,
                                          a Delaware corporation

                                          By: /s/ MARK C. VONNAHME

                                            ------------------------------------
                                            Name: Mark C. Vonnahme
                                            Title: President

                                          SURETY ACQUISITION COMPANY,
                                          a Delaware corporation

                                          By: /s/ MARK C. VONNAHME

                                            ------------------------------------
                                            Name: Mark C. Vonnahme
                                            Title: President

                                          FIREMEN'S INSURANCE COMPANY OF
                                          NEWARK, NEW JERSEY,
                                          a New Jersey corporation

                                          By: /s/ DAVID T. CUMMING

                                            ------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                          CONTINENTAL INSURANCE COMPANY,
                                          a New Hampshire corporation

                                          By: /s/ DAVID T. CUMMING

                                            ------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                          NATIONAL FIRE INSURANCE COMPANY
                                          OF HARTFORD,
                                          a Connecticut corporation

                                          By: /s/ DAVID T. CUMMING

                                            ------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                          AMERICAN CASUALTY COMPANY OF
                                          READING, PENNSYLVANIA,
                                          a Pennsylvania corporation

                                          By: /s/ DAVID T. CUMMING

                                            ------------------------------------
                                            Name: Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                   EXHIBIT A

           PR66 BUSINESS                 NUMBER OF SHARES
    NET WRITTEN PREMIUMS FOR THE           OF NEW COMMON        PARENT PERCENTAGE
    YEAR ENDED DECEMBER 31, 1997      (SURRENDERED BY PARENT)       OWNERSHIP
            AS ADJUSTED                 OR ISSUED BY NEWCO      AFTER ADJUSTMENT*
    ----------------------------      -----------------------   -----------------
            ($ MILLIONS)
GREATER THAN - EQUAL TO OR LESS THAN
       0  - $120.2                          (7,495,772)               53.87%
     120.2 -  122.7                         (6,959,522)               54.54%
     122.7 -  125.2                         (6,423,955)               55.19%
     125.2 -  127.7                         (5,889,828)               55.82%
     127.7 -  130.2                         (5,357,938)               56.43%
     130.2 -  132.7                         (4,820,035)               57.03%
     132.7 -  135.2                         (4,285,589)               57.61%
     135.2 -  137.7                         (3,745,914)               58.18%
     137.7 -  140.2                         (3,211,042)               58.73%
     140.2 -  142.7                         (2,681,957)               59.26%
     142.7 -  145.2                         (2,138,925)               59.79%
     145.2 -  147.7                         (1,602,695)               60.30%
     147.7 -  150.2                         (1,074,355)               60.79%
     150.2 -  160.2                                  0                61.75%
     160.2 -  162.7                          1,069,402                62.66%
     162.7 -  165.2                          1,605,392                63.10%
     165.2 or greater                        2,141,697                63.53%

-------------------------
* The percentages are based upon the beneficial ownership by Parent of 27,096,337 shares of New Common and total outstanding shares and options of 43,880,708 at the Effective Time.

[LOGO]                                                                APPENDIX B

July 14, 1997

The Board of Directors
Capsure Holdings Corp.
Two North Riverside Plaza
Chicago, IL 60606

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Capsure Holdings Corp. ("Capsure") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Reorganization Agreement, dated as of December 19, 1996, as amended as of July 14, 1997 (as amended, the "Reorganization Agreement"), by and among Capsure, Continental Casualty Company ("CNA"), CNA Surety Corporation, a wholly owned subsidiary of CNA ("Newco"), Surety Acquisition Company ("Acquisition"), a wholly owned subsidiary of Newco, and certain affiliates of CNA. As more fully described in the Reorganization Agreement, (i) Acquisition will be merged with and into Capsure (the "Merger"),
(ii) each outstanding share of the common stock, par value $0.05 per share, of Capsure (the "Capsure Common Stock") will be converted into the right to receive one share (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Newco (the "Newco Common Stock") and (iii) immediately prior to the effective time of the Merger, CNA will, among other things, contribute to Newco cash or cash equivalents and contribute or assign to Newco certain assets, as more fully specified in the Reorganization Agreement.

In arriving at our opinion, we reviewed the Reorganization Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Capsure and certain senior officers and other representatives of CNA concerning the business, operations and prospects of Capsure, the business and operations of CNA to be contributed to Newco and the prospects of Newco. We examined certain publicly available business and financial information relating to Capsure and certain business and financial information relating to the business and operations of CNA to be contributed to Newco as well as certain financial forecasts and other data for Capsure and Newco which were provided to or otherwise discussed with us by the respective managements of Capsure and CNA, including reserve reports and information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Reorganization Agreement in relation to, among other things: current and historical market prices and trading volumes of Capsure Common Stock; the historical and projected earnings and other operating data of Capsure and Newco; and the capitalization and financial condition of Capsure and Newco. We also analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Capsure and Newco. We also evaluated the potential pro forma financial impact of the Merger on Newco. In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Capsure. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts, reserve reports and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Capsure and CNA that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capsure and CNA as to the future financial performance of Capsure and Newco and the strategic implications and operational benefits anticipated to result from the Merger, and assumed, with your consent, that such reserve reports were reasonably prepared reflecting the best currently available estimates and judgments of the

The Board of Directors
Capsure Holdings Corp.
July 14, 1997
Page 2

preparers thereof as to the reserves of Capsure and Newco. We also assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Capsure and Newco. We are not expressing any opinion as to what the value of the Newco Common Stock actually will be when issued to Capsure stockholders pursuant to the Merger or the price at which the Newco Common Stock will trade subsequent to the Merger. We have not made or, except with respect to certain reserve reports, been provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of Capsure or Newco nor have we made any physical inspection of the properties or assets of Capsure or Newco. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to Capsure in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Capsure and CNA for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking and financial advisory services to Capsure unrelated to the proposed Merger, for which services we have received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Capsure and CNA.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Capsure in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Capsure Common Stock.

Very truly yours,

Smith Barney Inc.
SMITH BARNEY INC.

                                                                      APPENDIX C
                        MAYER, BROWN & PLATT LETTERHEAD

                                                                    PHONE NUMBER

                                August 15, 1997

Capsure Holdings Corp.
Two North Riverside Plaza
Chicago, IL 60606

     Re: Tax Opinion for Transaction with Continental
       Casualty Company and its Affiliates

Ladies and Gentlemen:

     We have acted as counsel to Capsure Holdings Corp., a Delaware corporation ("Capsure"), in connection with a proposed transaction pursuant to which Surety Acquisition Company ("Acquisition"), a Delaware corporation which is a wholly-owned subsidiary of CNA Surety Corporation ("Newco"), will be merged with and into Capsure (the "Merger"). Upon consummation of the Merger, each issued and outstanding share of Capsure common stock will be converted into the right to receive shares of Newco common stock, as provided in detail in the Reorganization Agreement dated as of December 19, 1996 among Capsure, Continental Casualty Company, ("Continental"), certain affiliates of Continental (collectively with Continental, the "Continental Group"), Newco and Acquisition (the "Reorganization Agreement") and amended pursuant to the First Amendment to the Reorganization Agreement dated as of July 14, 1997 (the "Amended Reorganization Agreement"). The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis.

     In addition, with respect to the opinions set forth below, we have relied upon the Reorganization Agreement and the Amended Reorganization Agreement and upon representations of Capsure, the Continental Group, Newco, Acquisition, and certain holders of Capsure common stock concerning certain facts underlying and relating to the proposed transactions. We have further assumed that disclosure documents to be issued in connection with the transaction will describe the proposed transactions in a manner consistent with these agreements and the representations.

     Based on the foregoing, we offer the following opinions:

          1. The Merger will be treated as an exchange within the meaning of
     Section 351(a) of the Code or a reorganization within the meaning of section 368(a) of the Code.

                                   LOCATIONS

[MAYER, BROWN & PLATT LETTERHEAD]

Capsure Holdings Corp.
August 15, 1997
Page 2

          2. Except, possibly, to the extent cash is received pursuant to dividends paid or declared at or prior to the Merger (which will be treated in whole or in part as ordinary dividend income to the extent of Capsure's current or accumulated earnings and profits or, possibly, as capital gain if such dividend is treated as consideration in the Merger), no gain or loss will be recognized by Capsure or its shareholders as a result of the exchange of Capsure common stock for Newco common stock pursuant to the Merger.

     Except as provided above, this opinion does not address the tax treatment of any dividends declared or paid at or prior to the Merger. In addition, there is no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code or the interpretation thereof by the courts or the Internal Revenue Service. The opinions rendered herein are solely for your benefit and may not be relied upon by any person or entity or for any purpose without prior written consent.

                                          Very truly yours,

                                          sig
                                          MAYER, BROWN & PLATT

                                                                      APPENDIX D

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
CNA Financial Corporation

     We have audited the accompanying special-purpose statements of certain assets and liabilities of CCC Surety Operations, a business unit of CNA Financial Corporation, as of December 31, 1996 and 1995, and the special-purpose statements of certain revenues and direct operating expenses for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of CNA Financial Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying special-purpose financial statements were prepared to present certain assets and liabilities and certain revenues and direct operating expenses of CCC Surety Operations and are not intended to be a complete presentation of CCC Surety Operations. Note 1 to the financial statements describes the basis of presentation of these special-purpose financial statements.

     In our opinion, such special-purpose financial statements present fairly, in all material respects, certain assets and liabilities of CCC Surety Operations at December 31, 1996 and 1995, and certain revenues and direct operating expenses for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois
March 20, 1997

                             CCC SURETY OPERATIONS

                  STATEMENTS OF CERTAIN ASSETS AND LIABILITIES

                                                                      DECEMBER 31
                                                                -----------------------
                                                                  1996           1995
                                                                  ----           ----
                                                                (DOLLARS IN THOUSANDS)
CERTAIN ASSETS
Insurance Receivables
  Premiums..................................................    $ 30,379       $ 24,714
  Reinsurance...............................................      20,069         29,719
Prepaid reinsurance premiums................................       6,312          6,529
Deferred policy acquisition costs...........................      37,689         42,727
Receivable from affiliates..................................     131,478        147,765
Intangible assets, net of amortization......................       6,897          7,273
                                                                --------       --------
     Total assets...........................................    $232,824       $258,727
                                                                ========       ========
CERTAIN LIABILITIES
Reserves
  Loss and loss adjustment expense..........................    $119,151       $138,657
  Unearned premiums.........................................      95,677        101,059
Policyholders' dividends payable............................       1,839          2,559
Ceded premiums payable......................................       2,407          1,933
Deferred income taxes.......................................       4,540          5,646
Accrued expenses............................................       6,244          4,702
Collateral deposits held....................................       2,966          4,171
                                                                --------       --------
     Total liabilities......................................    $232,824       $258,727
                                                                ========       ========

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                             CCC SURETY OPERATIONS

          STATEMENTS OF CERTAIN REVENUES AND DIRECT OPERATING EXPENSES

                                                                     YEAR ENDED DECEMBER 31
                                                              ------------------------------------
                                                                1996          1995          1994
                                                                ----          ----          ----
                                                                     (DOLLARS IN THOUSANDS)
CERTAIN REVENUES
  Net earned premiums.......................................  $149,069      $130,603      $ 77,981
DIRECT OPERATING EXPENSES
  Net loss and loss adjustment expenses.....................    33,006        32,440         8,580
  Amortization of deferred policy acquisition costs.........    66,382        58,243        34,202
  Other direct expenses.....................................    13,268        11,840         6,716
  Policyholders' dividends..................................     1,965         1,508         1,009
                                                              --------      --------      --------
                                                               114,621       104,031        50,507
EXCESS OF NET EARNED PREMIUMS OVER DIRECT OPERATING EXPENSES
  BEFORE INCOME TAXES.......................................    34,448        26,572        27,474
INCOME TAXES................................................    12,188         9,385         9,616
                                                              --------      --------      --------
EXCESS OF NET EARNED PREMIUMS OVER DIRECT OPERATING
  EXPENSES, NET OF INCOME TAXES.............................  $ 22,260      $ 17,187      $ 17,858
                                                              ========      ========      ========

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                             CCC SURETY OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     Current Organization

     CNA Financial Corporation ("CNAF"), through its operating subsidiaries, writes multiple lines of property/casualty insurance, including surety insurance. Loews Corporation owns approximately 84% of the outstanding common stock of CNAF. The principal operating subsidiaries of CNAF that write the surety line of business are Continental Casualty Company and its property and casualty affiliates (collectively, "CCC") and Continental Insurance Company and its property and casualty affiliates (collectively, "CIC"). As described in Note 2, CIC was acquired by CNAF on May 10, 1995. The combined surety operations of CCC and CIC are referred to as CCC Surety Operations.

     Formation of CNA Surety Corporation and Proposed Merger

     In December 1996, CNAF and Capsure Holdings Corp. ("Capsure") agreed to merge the CCC Surety Operations with Capsure's business under a newly-formed holding company, CNA Surety Corporation ("CNA Surety"). Capsure is a publicly-held company whose operating subsidiaries principally write surety insurance.

     According to a reorganization agreement, CCC Surety Operations and Capsure will merge their respective operations. The merger provides that CNAF, through its property and casualty subsidiaries, CCC and CIC, will contribute $52.25 million of capital to CNA Surety. Through reinsurance agreements, CCC and CIC will cede to CNA Surety, as of the closing date, all of their net unearned premium and loss and loss adjustment expense reserves. Further, CCC and CIC will assume the obligation for any adverse development on recorded reserves for CCC Surety Operations as of the effective date of the merger, limit the loss ratio on certain defined business written by CNA Surety through December 31, 2000 and provide certain additional excess of loss reinsurance. CCC has also agreed to provide certain administrative services at rates, subject to inflationary increases, for three years after the merger if CNA Surety chooses to purchase such services. Immediately after the merger, the common stock of CNA Surety will be publicly-held and owned on a fully diluted basis by CCC and CIC (61.75%) and the stockholders and option holders of Capsure common stock (38.25%).

     The merger closing is subject to the approvals of the Capsure stockholders, state insurance regulators, and certain governmental authorities and the satisfaction of certain other conditions. Until the required approvals are received and the merger is complete, which is expected in the second quarter of 1997, CCC Surety Operations continue to operate as a business unit of CNAF.

     Business

     CCC Surety Operations write contract and commercial surety bonds in all fifty states through independent producers, including multi-line agents and brokers such as surety specialists. Surety bonds guarantee the performance of a principal who has undertaken contractual or statutory obligations and thereby indemnifies third-party obligees for damages caused by the principal's failure to perform.

     Basis of Presentation

     The accompanying Statements of Certain Assets and Liabilities reflect assets and liabilities identified as being attributable to the business of CCC Surety Operations. Because CNAF did not customarily allocate the investment portfolio or capital of its operating subsidiaries to its business units like CCC Surety Operations, the Statements of Certain Assets and Liabilities do not include investments or capital. The receivable from affiliates is calculated at an amount necessary to balance all other identified assets with the total of all identified liabilities.

                             CCC SURETY OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The accompanying Statements of Certain Revenues and Direct Operating Expenses reflect premiums earned, losses incurred, loss adjustment expenses (allocated and unallocated) and other direct operating expenses of CCC Surety Operations. Such operating revenues and costs as investment income, realized gains and losses on investments and certain general and administrative expenses, which are indirect or overhead in nature, are not reflected in operating results since such items were not historically allocated to CCC Surety Operations by CNAF or its subsidiaries.

     Since the accompanying financial statements exclude certain assets, liabilities, revenues, and expenses, as described in the preceding two paragraphs, these financial statements are not intended to be a complete presentation of CCC Surety Operations. Those assets, liabilities, revenues and costs that are reflected in the accompanying financial statements have been determined in accordance with generally accepted accounting principles.

     Premium Revenue

     Premiums on surety bonds are recognized as revenue ratably over the terms of the related bonds. Premium revenues are reported net of amounts ceded to reinsurers. Unearned premiums represent the portion of premiums written, before ceded reinsurance, applicable to the unexpired terms of bonds in-force, calculated on a pro-rata basis.

     Loss and Loss Adjustment Expenses

     Loss and loss adjustment expense reserves are based on undiscounted (a) case basis estimates for claims reported on direct business, adjusted in the aggregate for ultimate loss expectations, (b) estimates of unreported losses based upon past experience, (c) estimates of losses on assumed insurance, (d) estimates of future expenses to be incurred in settlement of claims and (e) estimated claim recoveries, exclusive of reinsurance recoveries which are reported as an asset. In establishing these estimates, consideration is given to current conditions and trends as well as past experience of CCC Surety Operations and past industry experience.

     Loss and loss adjustment expense reserves are estimates and the ultimate liability may vary significantly from such estimates. CCC Surety Operations regularly update the reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the year such changes are determined to be needed.

     Acquisition Costs

     Acquisition costs, consisting principally of commissions, premium taxes and certain underwriting and policy issuance costs, are deferred and amortized as a charge to income as the related premiums are earned.

     Reinsurance

     CCC Surety Operations assume and cede insurance with other insurers and reinsurers. Premiums and loss and loss adjustment expenses that are ceded under reinsurance arrangements reduce the respective revenues and expenses. Amounts recoverable from reinsurers with respect to ceded losses are estimated in a manner consistent with the related loss liability and are reported as reinsurance receivables.

     Income Taxes

     Income taxes are recorded using the liability method. Deferred tax assets and liabilities are established for the future tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, using the statutory tax rates. The principal temporary differences relate to loss and loss adjustment expense reserve discounting, unearned premium reserves and deferred policy acquisition costs.

                             CCC SURETY OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Policyholders' Dividends

     Policyholders' dividends represent credits extended to policyholders with respect to projects in Texas, which credits result in a reduction of the cost of the surety bond to the policyholder. The amount of dividends to be extended to such policyholders is generally 20% of gross premiums on such policies and is recorded as an operating expense. Payment of such dividends is based on satisfactory completion of the project and payment of the policyholders' subcontractors and suppliers. The total amount of credits recorded in 1996, 1995 and 1994 was $1,965 thousand, $1,508 thousand and $1,009 thousand, respectively.

     Intangible Assets

     Intangible assets represent goodwill arising from the acquisition of The Continental Corporation ("Continental") by CNAF (See Note 2) that was allocated to the surety business of CIC. Intangible assets are amortized over 20 years and are reflected in other direct expenses in the Statement of Certain Revenues and Direct Operating Expenses. Intangible assets are reported net of accumulated amortization of $619 thousand and $243 thousand at December 31, 1996 and 1995, respectively. Management assesses the recoverability of intangible assets based upon estimates of undiscounted future operating cash flows whenever significant events or changes in circumstances suggest that the carrying amount of an asset may not be recoverable.

     Related Party Transactions

     CCC Surety Operations share facilities, services and employees with CCC and CIC. The cost of these facilities, services and employees, including related employee benefit costs that is charged to CCC Surety Operations and included in the accompanying financial statements, is determined based on CCC Surety Operations' usage and the costs incurred by CCC and CIC. Certain general and administrative expenses that are indirect or overhead in nature are not reflected in the accompanying financial statements.

     No interest has been accrued or reflected in the accompanying financial statements with respect to the receivable from affiliates.

     Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONTINENTAL ACQUISITION

     On May 10, 1995, CNAF acquired Continental, including the surety business of CIC. This acquisition has been accounted for as a purchase and, accordingly, the surety business of CIC has been included in the financial statements of CCC Surety Operations since May 10, 1995.

                             CCC SURETY OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The following table presents unaudited, pro forma premiums and direct operating expenses, assuming the acquisition of the surety business of CIC had occurred at the beginning of the periods presented:

                                                                 YEAR ENDED DECEMBER 31
                                                                -------------------------
                                                                  1995             1994
                                                                  ----             ----
                                                                 (DOLLARS IN THOUSANDS)
Net earned premiums.........................................    $161,523         $167,952
Net loss and loss adjustment expenses.......................      40,916           86,959
Other direct expenses.......................................      88,971           91,168
                                                                --------         --------
Excess of net earned premiums over direct operating expenses
  before income taxes.......................................      31,636          (10,175)
Income tax expense (benefit)................................      11,204           (3,430)
                                                                --------         --------
Excess of net earned premiums over direct operating
  expenses, net of income taxes.............................    $ 20,432         $ (6,745)
                                                                ========         ========

     The unaudited, pro forma financial data presented above is not necessarily indicative of results that would have occurred had the CIC acquisition been consummated at the beginning of the periods presented nor is it necessarily indicative of future operations of CCC Surety Operations.

3. REINSURANCE

     CCC Surety Operations, in the ordinary course of business, assume and cede insurance with other companies. Reinsurance arrangements are used to limit maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The ceding of insurance does not discharge CCC Surety Operations of obligations as the primary insurer. Accordingly, a contingent liability exists to the extent that any reinsurer is unable to meet the obligations assumed under the reinsurance agreements. CCC Surety Operations place reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. At December 31, 1996 and 1995, CCC Surety Operations' largest reinsurance receivable from a single reinsurer, including prepaid reinsurance premiums, was approximately $3.4 million and $6.9 million, respectively.

     The effect of reinsurance on written and earned premiums was as follows:

                                                           YEAR ENDED DECEMBER 31
                                    --------------------------------------------------------------------
                                            1996                    1995                    1994
                                    --------------------    --------------------    --------------------
                                    WRITTEN      EARNED     WRITTEN      EARNED     WRITTEN      EARNED
                                    -------      ------     -------      ------     -------      ------
                                                           (DOLLARS IN THOUSANDS)
Direct..........................    $152,517    $158,160    $135,803    $145,176    $ 93,872    $ 89,880
Assumed.........................       2,691       2,429         802         885         310         438
Ceded...........................     (11,304)    (11,520)    (14,593)    (15,458)    (12,118)    (12,337)
                                    --------    --------    --------    --------    --------    --------
Net premiums....................    $143,904    $149,069    $122,012    $130,603    $ 82,064    $ 77,981
                                    ========    ========    ========    ========    ========    ========
Assumed/Net.....................         1.9%        1.6%        0.7%        0.7%        0.4%        0.6%

                             CCC SURETY OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The effect of reinsurance on the provision for loss and loss adjustment expenses was as follows:

                                                                   YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                               1996         1995         1994
                                                              -------      -------      -------
                                                                   (DOLLARS IN THOUSANDS)
Gross loss and loss adjustment expenses.....................  $29,952      $34,236      $ 3,707
Ceded amounts...............................................    3,054       (1,796)       4,873
                                                              -------      -------      -------
Net loss and loss adjustment expenses.......................  $33,006      $32,440      $ 8,580
                                                              =======      =======      =======

4. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     The following table presents a reconciliation between the beginning and ending balance of loss and loss adjustment expense reserves for the years ended December 31, 1996, 1995 and 1994.

                                                                    YEAR ENDED DECEMBER 31
                                                              -----------------------------------
                                                                1996          1995         1994
                                                              --------      --------      -------
                                                                    (DOLLARS IN THOUSANDS)
Reserves at beginning of year:
Gross.......................................................  $138,657      $ 48,818      $53,751
Ceded reinsurance...........................................    24,531        13,770       20,815
                                                              --------      --------      -------
     Net reserves at beginning of year......................   114,126        35,048       32,936
CIC Surety reserves at acquisition-net......................        --        64,780           --
                                                              --------      --------      -------
     Total net reserves.....................................   114,126        99,828       32,936
                                                              --------      --------      -------
Net incurred loss and loss adjustment expenses:
  Provision for insured events of current year..............    42,748        43,286       17,034
  Decrease in provision for insured events of prior years...    (9,742)      (10,846)      (8,454)
                                                              --------      --------      -------
     Total net incurred.....................................    33,006        32,440        8,580
                                                              --------      --------      -------
Net payments attributable to:
  Current year events.......................................     7,728         1,648          600
  Prior year events.........................................    35,720        16,494        5,868
                                                              --------      --------      -------
     Total net payments.....................................    43,448        18,142        6,468
                                                              --------      --------      -------
Net reserves at end of year.................................   103,684       114,126       35,048
Ceded reinsurance at end of year............................    15,467        24,531       13,770
                                                              --------      --------      -------
     Gross reserves at end of year..........................  $119,151      $138,657      $48,818
                                                              ========      ========      =======

     CCC Surety Operations have recorded favorable development of prior year loss and loss adjustment expense reserves in each of the last three years. This favorable development is the result of positive claim settlement experience. There is no assurance that this past experience will continue in future years.

     CCC Surety Operations do not bond contractors that specialize in environmental remediation work. CCC Surety Operations do, however, bond several accounts that have incidental environmental exposure with respect to which CCC Surety Operations provide limited bonding programs. In the commercial surety market, CCC Surety Operations provide bonds to large corporations that are in the business of mining various minerals and are obligated to post reclamation bonds that guarantee that property which was disturbed during mining is returned to an acceptable condition when the mining is complete. While no environmental responsibility is overtly provided by commercial or contract bonds, some risk of environmental exposure may exist if the surety were to assume certain rights of ownership of the property in the completion of a defaulted project or through salvage recovery.

     To date, CCC Surety Operations have received no environmental claims notices nor is management aware of any potential environmental claims.

                             CCC SURETY OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. DEFERRED POLICY ACQUISITION COSTS

     Acquisition costs that were deferred and the amortization of deferred policy acquisition costs in each of the past three years are set forth in the following reconciliation:

                                                      YEAR ENDED DECEMBER 31
                                                  ------------------------------
                                                    1996       1995       1994
                                                  --------   --------   --------
                                                      (DOLLARS IN THOUSANDS)
Balance at January 1............................  $ 42,727   $ 24,314   $ 22,599
Deferred policy acquisition costs of CIC at
  acquisition...................................        --     21,503         --
Costs deferred..................................    61,344     55,153     35,917
Amortization of deferred policy acquisition
  costs.........................................   (66,382)   (58,243)   (34,202)
                                                  --------   --------   --------
Balance at December 31..........................  $ 37,689   $ 42,727   $ 24,314
                                                  ========   ========   ========

6. INCOME TAXES

     The revenues and expenses of CCC Surety Operations are included in the tax return of CNAF and its eligible subsidiaries, which, in turn, is included in the consolidated federal income tax return of Loews Corporation and its eligible subsidiaries. Income tax amounts included in the accompanying financial statements have been determined on a separate return basis and are balances with affiliates.

     The components of the deferred income tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                                 DECEMBER 31
                                                           -----------------------
                                                              1996         1995
                                                           ----------   ----------
                                                           (DOLLARS IN THOUSANDS)
Loss and loss adjustment expense reserve discounting.....    $  1,905     $  2,097
Unearned premium reserves................................       6,256        6,617
Policyholders' dividends.................................         490          594
                                                             --------     --------
     Total deferred tax assets...........................       8,651        9,308
Deferred policy acquisition costs........................     (13,191)     (14,954)
                                                             --------     --------
Net deferred income tax liabilities......................    $ (4,540)    $ (5,646)
                                                             ========     ========

     The provision for income taxes is determined by applying the statutory tax rate of 35% to income subject to tax and is comprised of the following components:

                                                        YEAR ENDED DECEMBER 31
                                                       -------------------------
                                                        1996      1995     1994
                                                       -------   ------   ------
                                                        (DOLLARS IN THOUSANDS)
Current taxes........................................  $13,294   $7,448   $9,542
Deferred taxes.......................................   (1,106)   1,937       74
                                                       -------   ------   ------
Total income taxes...................................  $12,188   $9,385   $9,616
                                                       =======   ======   ======

7. COMMITMENTS AND CONTINGENCIES

     CCC Surety Operations are party to litigation arising in the ordinary course of business. The outcome of this litigation will not, in the opinion of management, materially affect the results of operations, liquidity or capital resources.

     The surety business is subject to regulation and supervision by the various state insurance regulatory authorities in which business is conducted. Such regulation is generally designed to protect policyholders.

                             CCC SURETY OPERATIONS
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Regulatory authority also extends to premiums charged and requires that rates not be excessive, inadequate or discriminatory.

8. STATUTORY ACCOUNTING PRACTICES (UNAUDITED)

     Generally accepted accounting principles vary in some respects from statutory accounting practices prescribed or permitted by insurance regulatory authorities. Financial statements prepared in accordance with statutory accounting practices do not reflect deferred acquisition costs, deferred income taxes or goodwill. Based on statutory accounting practices, the excess of net earned premiums over certain direct operating expenses, net of income taxes, was $26,142 thousand, $19,555 thousand and $17,471 thousand for the years ended December 31, 1996, 1995 and 1994, respectively.

                                                                    APPENDIX D-2

                             CCC SURETY OPERATIONS

                  STATEMENTS OF CERTAIN ASSETS AND LIABILITIES
                                  (UNAUDITED)

                                                                JUNE 30        DECEMBER 31
                                                                  1997            1996
                                                                -------        -----------
                                                                  (DOLLARS IN THOUSANDS)
CERTAIN ASSETS
Insurance Receivables
  Premiums..................................................    $ 31,596        $ 30,379
  Reinsurance...............................................      11,734          20,069
Prepaid reinsurance premiums................................       6,235           6,312
Deferred policy acquisition costs...........................      37,198          37,689
Receivable from affiliates..................................      99,071         131,478
Intangible assets, net of amortization......................       6,963           6,897
                                                                --------        --------
     Total assets...........................................    $192,797        $232,824
                                                                ========        ========
CERTAIN LIABILITIES
Reserves
  Loss and loss adjustment expense..........................    $ 80,439        $119,151
  Unearned premiums.........................................      94,381          95,677
Policyholders' dividends payable............................       1,628           1,839
Ceded premiums payable......................................       4,807           2,407
Deferred income taxes.......................................       5,052           4,540
Accrued expenses............................................       3,988           6,244
Collateral deposits held....................................       2,502           2,966
                                                                --------        --------
     Total liabilities......................................    $192,797        $232,824
                                                                ========        ========

          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS (UNAUDITED).

                                      D2-1

                             CCC SURETY OPERATIONS

          STATEMENTS OF CERTAIN REVENUES AND DIRECT OPERATING EXPENSES
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                               JUNE 30              JUNE 30
                                                         -------------------   ------------------
                                                           1997       1996       1997      1996
                                                           ----       ----       ----      ----
                                                                  (DOLLARS IN THOUSANDS)
CERTAIN REVENUES
  Net earned premiums..................................   $36,155    $37,504   $ 69,984   $74,533
DIRECT OPERATING EXPENSES
  Net loss and loss adjustment expenses (Note 3).......     7,874      9,732    (19,738)   19,896
  Amortization of deferred policy acquisition costs....    16,121     16,264     30,874    32,343
  Other direct expenses................................     3,783      2,572      7,779     5,921
  Policyholders' dividends.............................       203        409      1,017     1,150
                                                          -------    -------   --------   -------
                                                           27,981     28,977     19,932    59,310
                                                          =======    =======   ========   =======
EXCESS OF NET EARNED PREMIUMS OVER DIRECT OPERATING
  EXPENSES
  BEFORE INCOME TAXES..................................     8,174      8,527     50,052    15,223
INCOME TAXES...........................................     2,894      3,017     17,584     5,394
                                                          -------    -------   --------   -------
EXCESS OF NET EARNED PREMIUMS OVER DIRECT OPERATING
  EXPENSES,
  NET OF INCOME TAXES..................................   $ 5,280    $ 5,510   $ 32,468   $ 9,829
                                                          =======    =======   ========   =======

          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS (UNAUDITED).

                                      D2-2

                             CCC SURETY OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

     Current Organization

     CNA Financial Corporation ("CNAF"), through its operating subsidiaries, writes multiple lines of property/casualty insurance, including surety insurance. Loews Corporation owns approximately 84% of the outstanding common stock of CNAF. The principal operating subsidiaries of CNAF that write the surety line of business are Continental Casualty Company and its property and casualty affiliates (collectively, "CCC") and Continental Insurance Company and its property and casualty affiliates (collectively, "CIC"). The combined surety operations of CCC and CIC are referred to as CCC Surety Operations.

     Basis of Presentation

     The accompanying Statements of Certain Assets and Liabilities reflect assets and liabilities identified as being attributable to the business of CCC Surety Operations. Because CNAF did not customarily allocate the investment portfolio or capital of its operating subsidiaries to its business units like CCC Surety Operations, the Statements of Certain Assets and Liabilities do not include investments or capital. The receivable from affiliates is calculated at an amount necessary to balance all other identified assets with the total of all identified liabilities.

     The accompanying Statements of Certain Revenues and Direct Operating Expenses reflect premiums earned, losses incurred, loss adjustment expenses (allocated and unallocated) and other direct operating expenses of CCC Surety Operations. Such operating revenues and costs as investment income, realized gains and losses on investments and certain general and administrative expenses, which are indirect or overhead in nature, are not reflected in operating results since such items were not historically allocated to CCC Surety Operations by CNAF or its subsidiaries.

     Since the accompanying financial statements exclude certain assets, liabilities, revenues, and expenses, as described in the preceding two paragraphs, these financial statements are not intended to be a complete presentation of CCC Surety Operations. Those assets, liabilities, revenues and costs that are reflected in the accompanying financial statements have been determined in accordance with generally accepted accounting principles.

     Interim Financial Statements

     These unaudited interim financial statements should be read in conjunction with the audited financial statements of CCC Surety Operations as of and for the year ended December 31, 1996 and notes thereto, included elsewhere in this Proxy Statement/Prospectus. Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles has been condensed herein or omitted as it is not required for interim reporting. The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature. The financial results for interim periods may not be indicative of financial results for a full year.

                                      D2-3

                             CCC SURETY OPERATIONS

                                  (UNAUDITED)

2. REINSURANCE

     The effect of reinsurance on premium written and earned was as follows:

                                   THREE MONTHS ENDED JUNE 30                   SIX MONTHS ENDED JUNE 30
                            ----------------------------------------    ----------------------------------------
                                   1997                  1996                  1997                  1996
                            ------------------    ------------------    ------------------    ------------------
                            WRITTEN    EARNED     WRITTEN    EARNED     WRITTEN    EARNED     WRITTEN    EARNED
                            -------    ------     -------    ------     -------    ------     -------    ------
                                                           (DOLLARS IN THOUSANDS)
Direct..................    $40,454    $37,760    $38,477    $39,791    $73,065    $73,908    $74,828    $79,214
Assumed.................         72        468        387        613        503        957        723        870
Ceded...................     (2,241)    (2,073)    (3,321)    (2,900)    (4,803)    (4,881)    (6,014)    (5,551)
                            -------    -------    -------    -------    -------    -------    -------    -------
Net premiums............     38,285     36,155     35,543     37,504     68,765     69,984     69,537     74,533
                            =======    =======    =======    =======    =======    =======    =======    =======
Assumed/Net.............       0.19%      1.29%      1.09%      1.63%      0.73%      1.37%      1.04%      1.17%

     The effect of reinsurance on the provision for loss and loss adjustment expenses was as follows:

                                                            THREE MONTHS      SIX MONTHS ENDED
                                                            ENDED JUNE 30         JUNE 30
                                                           ---------------   ------------------
                                                            1997     1996      1997      1996
                                                           ------   ------   --------   -------
                                                                  (DOLLARS IN THOUSANDS)
Gross loss and loss adjustment expense...................  $6,523   $9,197   $(19,473)  $18,072
Ceded amounts............................................   1,351      535       (265)    1,824
                                                           ------   ------   --------   -------
Net loss and loss adjustment expense.....................  $7,874   $9,732   $(19,738)  $19,896
                                                           ======   ======   ========   =======

3. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     Loss and loss adjustment expense reserves are estimates and the ultimate liability may vary significantly from such estimates. The CCC Surety Operations regularly update the reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates (reserve development) are reflected in results of operations in the period such changes are determined to be needed.

     Large losses (individual claims which are in excess of $2.5 million) can significantly affect underwriting results and loss reserves. Estimating reserves for such losses in the early stages of development can be difficult. Because of the somewhat volatile nature of the contract surety business and the potential for shock losses, the CCC Surety Operations historically have had a strong bias to estimate reserves conservatively and, as more information became available that would warrant a change, adjust such reserve estimates. These later reserve adjustments have typically, but not always, been releases of reserves.

     The most significant variable in estimating the CCC Surety Operations reserves for years subsequent to 1994 was the addition of the CIC surety business. While the surety business of CIC was similar in many ways to that of CCC, there were certain aspects of the CIC book of business that elevated the inherent level of underwriting risk as compared to the CCC book of business. One of these factors was that CIC had underwritten contractors in certain geographic locations where it was very difficult to attain the underwriting results historically targeted by CCC. CIC had consistently experienced a significantly higher loss and loss adjustment expense ratio than the CCC business, particularly in the early 1990's. The average loss ratio for CIC in this time period was in excess of 50% versus approximately 17% for CCC.

     The unfavorable results of the CIC book of business prompted a number of operating and organizational changes. Prior to the merger with CCC, CIC, on its own initiative, had begun to react to the poor underwriting

                                      D2-4

                             CCC SURETY OPERATIONS

                                  (UNAUDITED)

experience by scaling back operations in specific territories and re-underwriting its book of business. Subsequent to the merger, the CIC customer accounts were included by CCC in an annual re-underwriting process performed under the supervision of CCC management using the historical underwriting standards of the CCC book of business. CCC also consolidated the claims operations of CIC with CCC as there was concern with CIC's claim handling processes, particularly in the handling of large contract surety claims. The majority of this consolidation took place over a period of eighteen months spanning from July 1995 to December 1996, during which time CCC management assimilated knowledge about the CIC claims.

     From a reserving perspective, it was unclear how much and when these re-underwriting efforts and changes in claims responsibilities would be evident in the underwriting results. As a result of this uncertainty, and consistent with its generally conservative estimating philosophy in reserving, the CCC Surety Operations did not anticipate immediate and significant improvement in underwriting results for the CIC book of business.

     Based on the Company's most recent study of reserves that was completed in connection with the preparation of the March 31, 1997 financial statements, the CCC Surety Operations management determined that it had been overly cautious in interpreting claim data and had discounted favorable trends. As shown in the table below, and consistent with the Company's most recent study of reserve levels, the Company released $35.0 million of prior year reserves in the first quarter of 1997. Approximately $33 million of this reserve development related to CIC and principally to accident years prior to 1996.

     The following table presents a reconciliation between the beginning and ending balance of loss and loss adjustment expense reserves for the six month periods ended June 30, 1997 and 1996.

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30
                                                                ----------------------
                                                                  1997         1996
                                                                  ----         ----
                                                                (DOLLARS IN THOUSANDS)
Reserves at beginning of period:
Gross.......................................................     $119,151     $138,657
Ceded reinsurance...........................................       15,467       24,531
                                                                 --------     --------
     Net reserves at beginning of period....................      103,684      114,126
                                                                 --------     --------
Net incurred loss and loss adjustment expenses:
  Provision for insured events of current period............       15,262       21,501
  Decrease in provision for insured events of prior
     periods................................................      (35,000)      (1,605)
                                                                 --------     --------
     Total net incurred.....................................      (19,738)      19,896
                                                                 --------     --------
Net payments attributable to:
  Current period events.....................................        5,803        3,501
  Prior period events.......................................        3,131       25,899
                                                                 --------     --------
     Total net payments.....................................        8,934       29,400
                                                                 --------     --------
Net reserves at end of period...............................       75,012      104,622
Ceded reinsurance at end of period..........................        5,427       22,813
                                                                 --------     --------
     Gross reserves at end of period........................     $ 80,439     $127,435
                                                                 ========     ========

                                      D2-5

                                                                      APPENDIX E

                                                                 *CONFORMED COPY

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made this 19th day of December, 1996 among Equity Capsure Limited Partnership, an Illinois limited partnership (the "Major Stockholder"), Continental Casualty Company, an Illinois corporation ("CCC"), Bruce A. Esselborn, an individual residing in the State of Georgia, Rod
F. Dammeyer, an individual residing in the State of Illinois, and any other signatory set forth on the signature page hereto (collectively, the "Stockholders").

     WHEREAS, the Stockholders each hold shares of the common stock (the "Stock") of Capsure Holdings Corp., a Delaware corporation (the "Company") or options to acquire Stock; and

     WHEREAS, as a condition to CCC's agreement to merge its surety business with and into the Company (the "Merger"), as an inducement for CCC to enter into the Reorganization Agreement, dated as of December 19, 1996 (the "Reorganization Agreement") among the Company, CCC, CNA Surety Corporation, a Delaware corporation ("Newco") and Surety Acquisition Company, a Delaware corporation ("Acquisition"), as an inducement for Acquisition and Newco to enter into the Reorganization Agreement and as an inducement for Newco to agree to enter into the Registration Rights Agreement between Newco and the Major Stockholder in the form attached to the Reorganization Agreement as Annex C, and to effectuate the Merger, the Stockholders have agreed to enter into this Agreement, to be specifically enforceable against each of them, pursuant to which they agree to vote their shares of the Stock in the manner and for the purpose specified herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Stockholders hereby agree as follows:

     1. Voting Agreement. Each of the Stockholders hereby agrees to vote all of the Stock beneficially owned, directly or indirectly, by him or it (and all Stock issued pursuant to the exercise of stock options) in favor of the Merger between the Company and Acquisition, as contemplated by the Reorganization Agreement. Each of the Stockholders hereby agrees that he or it will vote such shares of Stock against any other competing proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock involving a change of control within the meaning of Section 203 of the Delaware General Corporation Law (including, without limitation, by way of tender offer) or similar transactions involving the Company or any of its subsidiaries for the duration of this Agreement; provided, however, that nothing contained herein shall prevent any Stockholder from transferring, selling or otherwise disposing of Stock held by such Stockholder provided any such transferee agrees in a written instrument satisfactory to CCC to be bound by the terms hereof. It is expressly understood and agreed by each of the Stockholders that this Agreement is intended to, and does hereby, create and constitute a voting agreement within the meaning of Section 218(c) of the General Corporation Law of the State of Delaware, as amended, and not a voting trust agreement under
Section 218(a) thereof.

     2. Irrevocable Proxy. In order to secure each Stockholder's obligation to vote his or its Stock and other voting securities of the Company in accordance with the provisions of Section 1, each Stockholder (other than CCC) hereby appoints CCC (the "Proxy") as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his or its Stock and other voting securities of the Company as expressly provided for in Section 1. The Proxy may exercise the irrevocable proxy granted to it hereunder at any time any party fails to comply with the provisions of this Agreement. The proxies and powers granted by each Stockholder pursuant to this Section 2 are coupled with an interest and are given to secure the performance of the Stockholder's obligations under this Agreement. Such proxies and powers will be irrevocable with respect to the matters set forth in Section 1 for the term set forth in
Section 5, and, with respect to any individual, will survive the death, incompetency and disability of such Stockholder.

     3. Representations of Stockholders. Each Stockholder hereby represents and warrants to each of the other Stockholders that (a) he or it owns and has the right to vote the number of shares of the Stock set forth opposite his name on Exhibit A attached hereto, (b) he or it has full power to enter into this Agreement, and (c) he or it is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Stockholder will grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement, regardless of any investigation made by any party.

     4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     5. Term. This Agreement shall remain in effect until the earlier of (i) December 31, 1997; (ii) the date on which the Reorganization Agreement is terminated pursuant to Sections 8.1.1, 8.1.2 (as may be amended from time to time by the parties thereto and provided such termination does not result from a breach by the Company of the Reorganization Agreement), 8.1.3 (other than due to an order, decree, ruling or other action resulting from an action or proceeding instituted by any of the parties hereto or to the Reorganization Agreement or any affiliates of such parties), 8.1.5 or 8.1.7 (provided no Stockholder is in breach of this Agreement) of the Reorganization Agreement.

     6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

     7. General Provisions.

     (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. Nothing contained herein shall prevent any of the parties hereto from assigning their rights hereunder.

     (b) This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument. The parties hereto agree that facsimile transmissions of original signatures shall constitute and be accepted as original signatures.

     (c) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

     (d) No waiver of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

     (e) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.

     (f) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law; however, any action or proceeding relating to this Agreement shall be brought only in and decided by the federal or state courts in Chicago, Illinois, such courts being a proper forum in which to adjudicate such action or proceeding, and each party hereby waives any claim of inconvenient forum.

     (g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party.

     IN WITNESS WHEREOF, each of the Stockholders has executed this Agreement as of the date first written above.

                                          EQUITY CAPSURE LIMITED PARTNERSHIP

                                          By:         /s/ SAMUEL ZELL

                                          --------------------------------------

                                          Name:            Samuel Zell

                                          --------------------------------------

                                          Its:              Trustee

                                          --------------------------------------

                                          CONTINENTAL CASUALTY COMPANY

                                          By:       /s/ DONALD M. LOWRY

                                          --------------------------------------

                                          Name:          Donald M. Lowry

                                          --------------------------------------

                                          Its:            Senior Vice President,
                                               Secretary

                                            ------------------------------------

                                                    and General Counsel

                                            ------------------------------------

                                                /s/ BRUCE A. ESSELBORN

                                          --------------------------------------
                                                    Bruce A. Esselborn

                                                  /s/ ROD F. DAMMEYER

                                          --------------------------------------
                                                     Rod F. Dammeyer

                                   EXHIBIT A

Equity Capsure Limited Partnership..............................4,039,622 shares
Continental Casualty Company...........................................10 shares
Bruce A. Esselborn.................................................74,907 shares
Rod F. Dammeyer.................................Options to acquire 20,000 shares

                                                          CONFIDENTIAL - FOR USE
                                                           OF THE SECURITIES AND
                                                        EXCHANGE COMMISSION ONLY

            PROXY FOR HOLDERS OF CAPSURE HOLDINGS CORP. COMMON STOCK

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                           OF CAPSURE HOLDINGS CORP.
                            FOR THE SPECIAL MEETING
                   OF CAPSURE HOLDINGS CORP. STOCKHOLDERS ON
                              [___________], 1997


         The undersigned hereby appoints [______________] and [____________] and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of CAPSURE HOLDINGS CORP. ("Capsure") that the undersigned would be entitled to vote if personally present at the Special Meeting of stockholders of Capsure on [________], 1997 at [___]a.m., at One North Franklin Street, 3rd floor, Chicago, Illinois, and at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of stockholders of Capsure and Proxy Statement/Prospectus, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said Proxies are directed to vote on the matters described in the Notice of Special Meeting of stockholders of Capsure and Proxy Statement/Prospectus as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

1. To approve the Reorganization Agreement, dated as of December 19, 1996 by and among Capsure, Continental Casualty Company and certain of its affiliates, CNA Surety Corporation and Surety Acquisition Company pursuant to which Surety Acquisition Company will be merged with and into Capsure.

        [ ]   FOR               [ ]   AGAINST            [ ]   ABSTAIN

2. If Proposal Number One is approved, to approve and adopt an amendment to Capsure's certificate of incorporation, deleting Article Twelfth.

        [ ]   FOR               [ ]   AGAINST            [ ]   ABSTAIN

3. To adjourn the Special Meeting, and in the discretion of the proxies, on any other matter that may properly come before the meeting of stockholders or any adjournment thereof.

        [ ]   FOR               [ ]   AGAINST            [ ]   ABSTAIN

                (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)

         PLEASE MARK ALL CHOICES LIKE THIS:[x]

         THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR PROPOSALS NUMBER ONE AND TWO AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.



Signature:________________________         Date:_________________

Signature:________________________         Date:_________________

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in a partnership name by an authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) liability under section 174 of the DGCL; or (iv) any transaction from which the directors derived an improper personal benefit. The CNA Surety certificate of incorporation limits the personal liability of CNA Surety's directors for monetary damages to the fullest extent permissible under applicable law.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of the corporation, against expenses, judgements, fines, and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (i) he or she acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of the corporation, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him or her who successfully defends himself or herself in a proceeding to which they were a party because he or she was a director, officer, employee or agent of the corporation. Expenses incurred by any officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

     The CNA Surety bylaws provide for the indemnification, in a non-derivative suit, of any person who is a party or is threatened to be made a party to any suit or proceeding, because such person, or a person for whom such person was or is a representative, was or is an officer, director, employee or agent of the CNA Surety, or was serving at the request of CNA Surety as an officer, director, employee or agent of the corporation, against expenses in connection with such suit, action or proceeding if such person acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of CNA Surety, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The CNA Surety bylaws provide further for the indemnification in derivative suits if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of CNA Surety; provided, however, that no indemnification will be made for any claim, issue or matter as to which such person has been adjudged liable to CNA Surety, unless the court in which such action was brought determined, despite the adjudication of liability, that such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper. The bylaws of CNA Surety also permit the advancement of expenses incurred by a director, officer, employee or agent of CNA Surety in defending a suit or action, provided that such person executes an undertaking to repay the advanced expenses if it is ultimately determined that such person is not entitled to be indemnified by CNA Surety.

ITEM 21. INDEX TO EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2(1)    Reorganization Agreement dated as of December 19, 1996 among
         Capsure Holdings Corp., Continental Casualty Company, CNA
         Surety Corporation, Surety Acquisition Company and certain affiliates of Continental Casualty Company (filed on
         December 27, 1996 as Exhibit 2 to Capsure Holdings Corp.'s
         Form 8-K, and incorporated herein by reference).
 2(2)    First Amendment to the Reorganization Agreement dated as of
         July 14, 1997 among Capsure Holdings Corp., Continental
         Casualty Company, CNA Surety Corporation, Surety Acquisition
         Company and certain affiliates of Continental Casualty
         Company (filed on July 16, 1997 as Exhibit 2 to Capsure
         Holdings Corp.'s Form 8-K, and incorporated herein by
         reference).
 3(1)    Certificate of Incorporation of CNA Surety Corporation dated
         December 10, 1996.
 3(2)    Amendment to Certificate of Incorporation of CNA Surety
         Corporation dated May 27, 1997.
 3(3)    Bylaws of CNA Surety Corporation.
 4(1)    Specimen certificate of CNA Surety Corporation.
 4(2)    Form of Registration Rights Agreement, between CNA Surety
         Corporation and Equity Capsure Limited Partnership.
 5       Opinion of Sonnenschein Nath & Rosenthal.
 8       Opinion of Mayer, Brown & Platt, with respect to certain tax matters.
 9       Not applicable.
10(1)    Employment Agreement dated as of September 30, 1995 by and between Capsure Holdings Corp., a Delaware corporation, and
         Bruce A. Esselborn, an individual (filed on March 27, 1996 as Exhibit 10.1 to Capsure Holdings Corp.'s Annual Report on
         Form 10-K, and incorporated herein by reference).
10(2)    First Amendment dated as of February 20, 1997 to the
         Employment Agreement dated as of September 30, 1995 between
         Capsure Holdings Corp., a Delaware corporation, and Bruce A.
         Esselborn, an individual (filed on March 21, 1997 as Exhibit
         10.2 to Capsure Holdings Corp.'s Annual Report on Form 10-K,
         and incorporated herein by reference).
10(3)    Employment Agreement dated as of September 30, 1995 by and between Capsure Holdings Corp., a Delaware corporation and
         Mary Jane Robertson, an individual (filed on March 27, 1996 as Exhibit 10.2 to Capsure Holdings Corp.'s Annual Report on
         Form 10-K, and incorporated herein by reference).
10(4)    First Amendment dated as of February 20, 1997 to the
         Employment Agreement dated as of September 30, 1995 by and between Capsure Holdings Corp., a Delaware corporation, and
         Mary Jane Robertson, an individual (filed on March 21, 1997 as Exhibit 10.4 to Capsure Holdings Corp.'s Annual Report on
         Form 10-K, and incorporated herein by reference).
10(5)    Employment Agreement dated as of September 22, 1994 by and among Universal Surety Holdings Corp., Universal Surety of
         America, Capsure Financial Group, Inc., Capsure Holdings
         Corp. and John Knox, Jr.
10(6)    Agreement dated as of June 30, 1997 by and among John Knox,
         Jr., Capsure Holdings Corp. and CNA Surety Corporation.
10(7)    Employment Agreement dated as of April 26, 1996 (effective as of April 15, 1996) by and between Western Surety Company and Steven T. Pate.
10(8)    Stock Purchase Agreement among John Knox, Jr., Universal
         Surety Holding Corp., Capsure Financial Group, Inc. and
         Capsure Holdings Corp. dated July 26, 1994 (filed on October
         6, 1994 as Exhibit 2 to Capsure Holdings Corp.'s Current
         Report on Form 8-K, and incorporated herein by reference).
10(9)    Non-Competition and Non-Solicitation Agreement between
         Capsure Holdings Corp. and Frontier Insurance Company, dated as of May 22, 1996.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10(10)   Contract Surety Bond Reinsurance Agreement dated as of
         September 22, 1994 between Western Surety Company, a South
         Dakota corporation, and Universal Surety of America, a Texas corporation (filed on March 30, 1995 as Exhibit 10.23 to
         Capsure Holdings Corp.'s Annual Report on Form 10-K, and
         incorporated herein by reference).
10(11)   Co-Employee Agreement dated as of September 22, 1994 between
         Western Surety Company and Universal Surety of America
         (filed on March 30, 1995 as Exhibit 10.24 to Capsure
         Holdings Corp.'s Annual Report on Form 10-K, and
         incorporated herein by reference).
10(12)   Form of The CNA Surety Corporation Replacement Stock Option
         Plan.
10(13)   Form of CNA Surety Corporation 1997 Long-Term Equity
         Compensation Plan.
10(14)   Form of Aggregate Stop Loss Reinsurance Contract by and
         between Western Surety Company, Universal Surety of America,
         Surety Bonding Company of America and Continental Casualty
         Company (filed on December 27, 1996 as Exhibit 2 to Capsure
         Holdings Corp.'s Form 8-K, and incorporated herein by
         reference).
10(15)   Form of Surety Excess of Loss Reinsurance Contract by and
         between Western Surety Company, Universal Surety of America,
         Surety Bonding Company of America and Continental Casualty
         Company (filed on December 27, 1996 as Exhibit 2 to Capsure
         Holdings Corp.'s Form 8-K, and incorporated herein by
         reference).
10(16)   Form of Surety Quota Share Treaty by and between Western
         Surety Company and Continental Casualty Company (filed on
         December 27, 1996 as Exhibit 2 to Capsure Holdings Corp.'s
         Form 8-K, and incorporated herein by reference).
11       Not Applicable.
21       Subsidiaries of the Registrant.
23(1)    Consent of Coopers & Lybrand L.L.P. dated August 15, 1997.
23(2)    Consent of Deloitte & Touche LLP dated August 15, 1997.
23(3)    Consent of Sonnenschein Nath & Rosenthal dated August 15,
         1997 included in opinion filed as Exhibit 5 hereto.
23(4)    Consent of Mayer, Brown & Platt dated August 15, 1997.
24       Power of Attorney, dated as of August 11, 1997.
27       Financial Data Schedule.
99(1)    Consent of Smith Barney Inc. dated August 15, 1997.
99(2)    Consent of Adrian M. Tocklin to serve as a Director on the
         CNA Surety Corporation Board of Directors.
99(3)    Consent of Melvin Gray to serve as a Director on the CNA
         Surety Corporation Board of Directors.
99(4)    Consent of Roy E. Posner to serve as a Director on the CNA
         Surety Corporation Board of Directors.
99(5)    Consent of Bruce A. Esselborn to serve as a Director on the
         CNA Surety Corporation Board of Directors.
99(6)    Consent of Rod F. Dammeyer to serve as a Director on the CNA
         Surety Corporation Board of Directors.
99(7)    Consent of John T. Knox, Jr. to serve as a Director on the
         CNA Surety Corporation Board of Directors.
99(8)    Consent of Joe P. Kirby to serve as a Director on the CNA
         Surety Corporation Board of Directors.
99(9)    Consent of Giorgio Balzer to serve as a Director on the CNA
         Surety Corporation Board of Directors.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the "Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or the high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (g) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 15, 1997.

                                          CNA SURETY CORPORATION

                                          By:     /s/ MARK C. VONNAHME

                                            ------------------------------------
                                                 Mark C. Vonnahme
                                                 President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              * /s/ DAVID T. CUMMING                                                           8-15-97
---------------------------------------------------      ----------------------------      ----------------
                 *David T. Cumming                                 Director                     (Date)

               /s/ MARK C. VONNAHME                                                            8-15-97
---------------------------------------------------      ----------------------------      ----------------
                 Mark C. Vonnahme                          Director, President and              (Date)
                                                           Chief Executive Officer
                                                             (Principal Executive
                                                                   Officer)

               * /s/ PETER E. JOKIEL                                                           8-15-97
---------------------------------------------------      ----------------------------      ----------------
                 *Peter E. Jokiel                                 Director,                     (Date)
                                                           Chief Financial Officer
                                                         (Principal Financial Officer
                                                           and Principal Accounting
                                                                   Officer)

                */s/ ENID TANENHAUS                                                            8-15-97
---------------------------------------------------                                        ----------------
                  Enid Tanenhaus                                                                (Date)
                 Attorney-In-Fact